MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

                [THE FOLLOWING IS PRESENTED IN TWO-COLUMN FORMAT]

         The Boards of Directors of Marathon Financial Corporation and Rockingham Heritage Bank have agreed to merge the two companies. After the merger, the combined company will have total assets of approximately $218 million and will serve the area from Waynesboro to Winchester, Virginia, with 11 banking offices. At the time that the merger is effective, Marathon's name will change to Premier Community Bankshares, Inc. Premier will own and operate two banks - Rockingham Heritage Bank and The Marathon Bank.

         Rockingham shareholders will receive 1.58 shares of Marathon common stock for each share of Rockingham common stock they own. Marathon shareholders will continue to hold their existing shares of Marathon common stock after the merger. We estimate that upon completion of the merger, approximately 55% of the outstanding Marathon common stock will be owned by current Rockingham shareholders and approximately 45% will be owned by persons who are Marathon shareholders just before the merger is completed.

         We cannot complete the merger unless the shareholders of Rockingham approve the merger agreement and shareholders of Marathon approve the issuance of Marathon common stock to holders of Rockingham common stock and amendments to Marathon's articles of incorporation that implement important merger terms.

         We have each scheduled meetings for our shareholders to vote on these matters. In Marathon's case, the meeting will be a special meeting at which shareholders will vote to approve issuing Marathon common stock to Rockingham's shareholders. Marathon shareholders also will vote on amendments to Marathon's articles of incorporation that will change Marathon's name to Premier Community Bankshares, Inc. and will elect four Rockingham directors to the Marathon board. The amendments to Marathon's articles of incorporation will take effect only if the merger is completed.

         In Rockingham's case, the meeting will be a special meeting at which shareholders will only be asked to consider the proposed merger.

         Whether or not you plan to attend your shareholders' meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the transaction. If you do not return your card, the effect will be a vote against the merger. If your shares are held in "street name," you must instruct your broker in order to vote.

         The dates, times and places of the meetings are as follows:

     For Marathon shareholders:

         September 13, 2000 at 3:00 p.m.
         The Marathon Bank's Main Office
         4095 Valley Pike
         Winchester, Virginia 22602

     For Rockingham shareholders:

         September 13, 2000 at 5:30 p.m.
         Rockingham's Main Office
         110 University Boulevard
         Harrisonburg, Virginia 22801

         The document accompanying this letter contains additional information regarding the merger agreement, the proposed merger and the two companies. We encourage you to read this entire document carefully.

         We strongly support this merger of Marathon and Rockingham and appreciate your prompt attention to this very important matter.


/s/ Donald L. Unger

Donald L. Unger
President
Marathon Financial Corporation


/s/ John K. Stephens

John K. Stephens
Chairman
Rockingham Heritage Bank

                           [END OF TWO-COLUMN FORMAT]

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered hereby are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
--------------------------------------------------------------------------------

The date of this joint proxy statement/prospectus is August 9, 2000, and it is first being mailed to shareholders on or about August 9, 2000.

                         MARATHON FINANCIAL CORPORATION
                                4095 VALLEY PIKE
                           WINCHESTER, VIRGINIA 22602

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 13, 2000

         A special meeting of shareholders of Marathon Financial Corporation ("Marathon") will be held at 3:00 p.m. on September 13, 2000 at The Marathon Bank's Main Office, 4095 Valley Pike, Winchester, Virginia, to consider the following matters:

         (1) To approve the issuance of Marathon common stock in connection with the Amended and Restated Agreement and Plan of Merger, dated as of June 21, 2000, by and among Rockingham Heritage Bank ("Rockingham"), Marathon, The Marathon Bank and Marathon Merger Bank, which provides for Marathon Merger Bank to be merged with and into Rockingham;

         (2) To amend the Articles of Incorporation of Marathon in order to change its name to Premier Community Bankshares, Inc. and to elect four directors of Rockingham to the Marathon board of directors; and

         (3) Any other business properly brought before the special meeting or any adjournment or postponement thereof.

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ISSUING SHARES OF MARATHON COMMON STOCK TO ROCKINGHAM SHAREHOLDERS IN THE MERGER AND AMENDING MARATHON'S ARTICLES OF INCORPORATION.

         Only Marathon shareholders of record at the close of business on August 2, 2000 are entitled to notice of, and to vote at, this special meeting and any adjournments or postponements thereof.

         Your attention is directed to the joint proxy statement/prospectus delivered with this Notice.

                                      By Order of the Board of Directors

                                      /s/ Donald L. Unger

                                      Donald L. Unger
                                      President

Winchester, Virginia
August 9, 2000

         REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO VOTE PROMPTLY BY DATING, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

                            ROCKINGHAM HERITAGE BANK
                            110 UNIVERSITY BOULEVARD
                          HARRISONBURG, VIRGINIA 22801

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 13, 2000

         A special meeting of shareholders of Rockingham Heritage Bank ("Rockingham") will be held at 5:30 p.m. on September 13, 2000 at Rockingham's Main Office, 110 University Boulevard, Harrisonburg, Virginia to consider the following matters:

         (1) The proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of June 21, 2000, by and among Rockingham and Marathon Financial Corporation ("Marathon"), The Marathon Bank, a wholly owned subsidiary of Marathon, and Marathon Merger Bank, which agreement provides for Marathon Merger Bank to be merged with and into Rockingham; and

         (2) Any other business properly brought before the special meeting or any adjournment or postponement thereof.

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT.

         Only Rockingham shareholders of record at the close of business on August 2, 2000 are entitled to notice of, and to vote at, this special meeting and any adjournments or postponements thereof.

         Your attention is directed to the joint proxy statement/prospectus delivered with this Notice.

                                      By Order of the Board of Directors

                                      /s/ Stephen T. Heitz

                                      Stephen T. Heitz
                                      Corporate Secretary

Harrisonburg, Virginia
August 9, 2000

         REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO VOTE PROMPTLY BY DATING, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

                                TABLE OF CONTENTS

                                                                                    Page

                                    CHAPTER I
QUESTIONS AND ANSWERS ABOUT THE MERGER..........................................     I-1
WHO CAN HELP ANSWER YOUR QUESTIONS..............................................     I-4
SUMMARY.........................................................................     I-5
     The Companies..............................................................     I-5
     Issuance of Shares.........................................................     I-5
     Operations after the Merger................................................     I-5
     Reasons for the Merger.....................................................     I-6
     The Meetings...............................................................     I-6
     Record Date; Voting Power..................................................     I-6
     Opinion of Marathon's Financial Advisor....................................     I-6
     Opinion of Rockingham's Financial Advisor..................................     I-7
     No Right to Appraisal......................................................     I-7
     Marathon to Use Pooling-of-Interest Accounting Treatment...................     I-7
     Comparative Per Share Market Price Information.............................     I-7
     Fee for Termination........................................................     I-7
     Share Ownership of Management..............................................     I-7
     Benefits to Management in the Merger.......................................     I-8
     Transaction Structure......................................................     I-8
     Conditions that Must Be Satisfied for the Merger to Occur..................     I-8
     Termination of the Merger Agreement........................................     I-9
     Selected Historical Financial Data.........................................    I-10
     Selected Pro Forma Financial Data..........................................    I-11
     Comparative Per Share Data.................................................    I-12
THE MERGER......................................................................    I-13
     Background of the Merger...................................................    I-13
     Marathon's Reasons for the Merger..........................................    I-14
     Rockingham's Reasons for the Merger........................................    I-15
     Accounting Treatment.......................................................    I-17
     Material Federal Income Tax Consequences of the Merger.....................    I-17
     Absence of Appraisal Rights................................................    I-18
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION.............................    I-19
OPINION OF MARATHON'S FINANCIAL ADVISOR.........................................    I-26
OPINION OF ROCKINGHAM'S FINANCIAL ADVISOR.......................................    I-30
INTERESTS OF CERTAIN PERSONS IN THE MERGER......................................    I-33
CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS...................................    I-34
TERMS OF THE MERGER AGREEMENT...................................................    I-34
     Representations and Warranties; Conditions to the Merger...................    I-34
     Regulatory Approvals.......................................................    I-35
     Business Pending the Merger................................................    I-35
     No Solicitation; Board Action..............................................    I-36
     Effective Date.............................................................    I-36
     Surrender of Stock Certificates............................................    I-36
     Waiver, Amendment and Termination..........................................    I-37
     Resales of Marathon Common Stock...........................................    I-37
     Expenses of the Merger and Termination Fee.................................    I-38
MARKET PRICES AND DIVIDENDS.....................................................    I-39



                                        i

                                                                                    Page

     Market Prices..............................................................    I-39
     Dividends..................................................................    I-40


                                   CHAPTER II
                    INFORMATION ABOUT THE MEETINGS AND VOTING

General.........................................................................    II-1
Marathon Meeting................................................................    II-1
Rockingham Meeting..............................................................    II-2


                                   CHAPTER III
                             DESCRIPTION OF MARATHON

BUSINESS........................................................................    III-1
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS......................................................    III-3


                                   CHAPTER IV
                            DESCRIPTION OF ROCKINGHAM

BUSINESS........................................................................    IV-1
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS......................................................    IV-7


                                    CHAPTER V
                         MANAGEMENT FOLLOWING THE MERGER

The Board of Directors..........................................................     V-1
Executive Officers..............................................................     V-2
Security Ownership of Management................................................     V-3
Security Ownership of Certain Beneficial Owners.................................     V-4
Director Compensation...........................................................     V-4
Executive Officer Compensation..................................................     V-5
Stock Options...................................................................     V-5
Employment Agreements...........................................................     V-6
Certain Relationships and Related Transactions..................................     V-7


                                   CHAPTER VI
                                  LEGAL MATTERS

DESCRIPTION OF MARATHON CAPITAL STOCK...........................................    VI-1
COMPARATIVE RIGHTS OF SHAREHOLDERS..............................................    VI-1
     General....................................................................    VI-1



                                       ii

                                                                                    Page

     Authorized Capital.........................................................    VI-1
     Amendment of Articles of Incorporation or Bylaws...........................    VI-2
     Mergers, Consolidations and Sales of Assets................................    VI-3
     Size and Classification of Board of Directors..............................    VI-4
     Vacancies and Removal of Directors.........................................    VI-4
     Director Liability and Indemnification.....................................    VI-5
     Special Meetings of Shareholders...........................................    VI-7
     Shareholder Nominations and Proposals......................................    VI-7
     Shareholder Voting Rights in General.......................................    VI-8
     Restrictions on Transfer of Common Stock...................................    VI-8
     State Anti-Takeover Statutes...............................................    VI-9
REGULATION......................................................................    VI-10
     General....................................................................    VI-11
     Bank Holding Company Regulation............................................    VI-11
     Bank Supervision...........................................................    VI-12
     Regulatory Capital Requirements............................................    VI-12
     Limits on Dividends and Other Payments.....................................    VI-13
     FDIC Regulations...........................................................    VI-13
     Deposit Insurance..........................................................    VI-14
     Community Reinvestment Act.................................................    VI-14
     Fiscal and Monetary Policy.................................................    VI-15
     Federal Home Loan Bank System..............................................    VI-15
     Federal Reserve System.....................................................    VI-16
RESALES OF MARATHON COMMON STOCK................................................    VI-16
SHAREHOLDER PROPOSALS...........................................................    VI-16
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS......................    VI-16
EXPERTS.........................................................................    VI-17
LEGAL OPINIONS..................................................................    VI-17
WHERE YOU CAN FIND MORE INFORMATION.............................................    VI-17


APPENDICES
----------

General
-------

A Amended and Restated Agreement and Plan of Merger, dated as of June 21, 2000, by and among Rockingham Heritage Bank, Marathon Financial Corporation, The Marathon Bank and Marathon Merger Bank.

Marathon Financial Corporation
------------------------------

B Marathon Financial Corporation Financial Statements (including the audited December 31, 1999 financial statements and the unaudited March 31, 2000 financial statements)

C    Opinion of McKinnon & Company, Inc.

Rockingham Heritage Bank
------------------------

D Rockingham Heritage Bank Financial Statements (including the audited December 31, 1999 financial statements and the unaudited March 31, 2000 financial statements)

E    Opinion of Scott & Stringfellow, Inc.

                                    CHAPTER I
                     QUESTIONS AND ANSWERS ABOUT THE MERGER

                [THE FOLLOWING IS PRESENTED IN TWO-COLUMN FORMAT]

Q:       Why are Rockingham and Marathon merging?

A:       Both the Rockingham board of directors and the Marathon board of directors believe the merger is in the best interests of their respective companies and will provide significant benefits to their respective shareholders, customers and employees. The boards believe the merger will create a company with enhanced financial performance which will be better positioned to be a strong competitor in the rapidly changing and consolidating financial services industry in Virginia. To review the background and reasons for the merger in greater detail, see pages I-13 through I-17.

Q:       What will I receive in the merger?

A:       MARATHON SHAREHOLDERS:
Each share of Marathon common stock held by a Marathon shareholder will continue to represent one share following the merger. Because Marathon's name will change to Premier Community Bankshares Inc. when the merger becomes effective, each Marathon share will represent one Premier share. Marathon shareholders will not need to exchange share certificates in connection with the merger.

FOR EXAMPLE:

o IF YOU OWN 100 SHARES OF MARATHON COMMON STOCK, AFTER THE MERGER THOSE SHARES WILL CONTINUE TO REPRESENT 100 SHARES OF MARATHON COMMON STOCK.

ROCKINGHAM SHAREHOLDERS:
Rockingham shareholders will receive 1.58 shares of Marathon common stock in exchange for each share of Rockingham common stock they hold. This is the "exchange ratio." Marathon will not issue fractional shares in the merger. Instead, Rockingham shareholders will receive a cash payment, without interest, for the value of any fraction of a share of Marathon common stock that they would otherwise be entitled to receive, based upon the market value (as determined in the merger agreement) of a share of Marathon common stock at the time of the merger.

After the merger, Rockingham's former shareholders will own approximately 55% of Marathon's outstanding shares of common stock and current Marathon shareholders will own approximately 45% of Marathon's outstanding shares of common stock.

FOR EXAMPLE:

o IF YOU OWN 100 SHARES OF ROCKINGHAM COMMON STOCK, AFTER THE MERGER YOU WILL RECEIVE 158 SHARES OF MARATHON COMMON STOCK.

o IF YOU OWN 30 SHARES OF ROCKINGHAM COMMON STOCK, AFTER THE MERGER YOU WILL RECEIVE 47 SHARES OF MARATHON COMMON STOCK AND A CHECK FOR 0.40 TIMES THE MARKET VALUE OF ONE SHARE OF MARATHON COMMON STOCK.

Q:       What will my dividends be after the merger?

A:       For 1999 Marathon's annual dividend was $0.09 per share. The board intends to continue dividends at or above this rate. However, Marathon cannot assure that these payments will continue in the future. The Marathon board will use its discretion to decide whether and when to declare dividends and in what amount, and it will consider all relevant factors in doing so.

Q:       What happens as the market price of Marathon common stock fluctuates?

A:       The exchange ratio is fixed at 1.58 shares of Marathon common stock for each share of Rockingham common stock. Since the market value of Marathon common stock will fluctuate before and after the closing of the merger, the value of the Marathon common stock that Rockingham shareholders will receive in the merger will fluctuate as well and could increase or decrease. Rockingham shareholders should obtain current market prices for shares of Marathon common stock and shares of Rockingham common stock.

Q:       When is the merger expected to be completed?

A: We are working to complete the merger during the fourth quarter of 2000.

Q:       What are the tax consequences of the merger to me?

A:       ROCKINGHAM SHAREHOLDERS:
We expect that the exchange of shares by Rockingham shareholders generally will be tax-free to Rockingham shareholders for U.S. federal income tax purposes. Rockingham shareholders will, however, have to pay taxes on cash received for fractional shares. To review the tax consequences to Rockingham shareholders in greater detail, see page I-17. Your tax consequences may depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

MARATHON SHAREHOLDERS:
The merger will have no tax consequences to Marathon shareholders.

Q:       What am I being asked to vote upon?

A:       ROCKINGHAM SHAREHOLDERS:
You are being asked to approve the merger agreement which provides for the merger of Rockingham and Marathon Merger Bank, a corporation owned by Marathon and the issuance of 1.58 shares of Marathon common stock for each outstanding share of Rockingham common stock. Approval of the proposal requires the affirmative vote of more than two-thirds of the outstanding shares of Rockingham common stock.

The Rockingham board has unanimously approved and adopted the merger agreement. The Rockingham board recommends voting for the approval of the merger agreement.

MARATHON SHAREHOLDERS:
You are being asked to approve the issuance of Marathon common stock to Rockingham shareholders in connection with the merger.

You are also being asked to amend the Marathon articles of incorporation in two ways. None of the proposed amendments will be effective unless the merger is completed. First, Marathon's name would be changed to Premier Community Bankshares, Inc. Secondly, the size of the Marathon board would be reduced from eleven to eight members, and four Rockingham directors would be elected to the Marathon board. As a result, following the merger, the Marathon board would consist of four current Marathon directors and four current Rockingham directors.

Approval of the proposals requires the affirmative vote of the majority of the shares voted and the shares voted must represent over 50% of the shares entitled to vote.

The Marathon Board has unanimously approved and adopted the merger agreement, the stock issuance and the proposed amendments to the articles of incorporation and recommends voting FOR the approval of those matters.

Q:       What should I do now?

A:       Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at your meeting.

If you are a Marathon shareholder, and if you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the stock issuance and the proposed amendments to the articles of incorporation.

If you are a Rockingham shareholder, and if you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the merger, as approval requires the affirmative vote of more than two-thirds of the outstanding shares of Rockingham common stock.

You may attend your shareholders' meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of your shareholders' meeting by following the directions on pages II-1 through II-3 and either change your vote or attend your shareholders' meeting and vote in person.

Q:       If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:       Your broker will vote your shares of Rockingham or Marathon common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and this will have the effect of voting against the merger.

Q:       Should I send in my stock certificates now?

A:       No. After the merger is completed we will send you written instructions for exchanging your Rockingham common stock certificates for Marathon common stock certificates.

                           [END OF TWO-COLUMN FORMAT]

                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                                    Donald L. Unger
                                    Marathon Financial Corporation
                                    4095 Valley Pike
                                    Winchester, Virginia  22602
                                    (540) 869-6600

                                    John K. Stephens
                                    Rockingham Heritage Bank
                                    110 University Boulevard
                                    Harrisonburg, Virginia  22801
                                    (540) 432-9300

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the merger agreement. See "Where You Can Find More Information" (page VI-17).

               [THE FOLLOWING IS PRESENTED IN TWO-COLUMN FORMAT]

The Companies

Marathon Financial Corporation
4095 Valley Pike
Winchester, Virginia  22602

         Marathon is a Virginia bank holding company that began operations in 1989. Marathon owns one bank, The Marathon Bank, headquartered in Winchester, Virginia, which opened in 1988 and now operates five banking offices in Winchester, Front Royal and Woodstock, Virginia. The Marathon Bank is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation. On March 31, 2000, Marathon had total assets of $112.5 million, total deposits of $102.0 million, total loans of $80.2 million and shareholders' equity of $9.8 million.

         Marathon's common stock is listed and traded on The Nasdaq SmallCap Market under the symbol "MFCV."

Rockingham Heritage Bank
110 University Boulevard
Harrisonburg, Virginia  22801

         Rockingham is a Virginia state bank that was incorporated in 1989 and opened in 1990. Its deposits are insured by the Federal Deposit Insurance Corporation. Rockingham's headquarters are in Harrisonburg, Virginia. Rockingham operates six banking offices in Harrisonburg, Elkton, Weyers Cave and Waynesboro, Virginia. On March 31, 2000, Rockingham had total assets of $105.6 million, total deposits of $89.7 million, total loans of $83.2 million, and shareholders' equity of $12.0 million.

         Rockingham's common stock is listed and traded on The Nasdaq SmallCap Market under the symbol "RKNG."

Issuance of Shares

         The exchange ratio is 1.58 shares of Marathon common stock for each share of Rockingham common stock. Accordingly, the 1,589,940 shares of Rockingham common stock will be converted into approximately 2,512,105 shares of Marathon common stock. Fractional shares of Marathon common stock will not be issued, and Rockingham shareholders will receive cash payment, without interest, for the value of any fraction of a share of Marathon common stock that they would otherwise be entitled to receive based upon the market value of a share of Marathon common stock at the time of the merger.

Operations after the Merger

         After the merger, Rockingham Heritage Bank and The Marathon Bank each will continue to operate in its markets with no change in its name, board of directors or officers. No bank branches will close as a result of the merger. Donald L. Unger will remain the Chairman, President and Chief Executive Officer of The Marathon Bank. John K. Stephens will continue to hold those same offices at Rockingham.

         At the bank holding company there will be changes. Marathon's board of directors will be reduced from eleven to eight members, four of whom will be individuals who currently serve on the Rockingham board. The other four directors will be current Marathon directors.

         After the merger John K. Stephens will become Marathon's chairman, while Donald L. Unger will remain President and Chief Executive Officer.

         When the merger becomes effective, Marathon's name will change to Premier Community Bankshares, Inc. However, the names of the two banks, The Marathon Bank and Rockingham Heritage Bank, will not change.

Reasons for the Merger

         Both the Marathon board of directors and the Rockingham board of directors carefully considered the merger decision and unanimously approved and adopted the merger agreement. The boards had several reasons for approving the merger. A few of the reasons are set forth below. For a complete discussion, see pages I-14 through I-17.

o The merger will approximately double the size of Rockingham and Marathon. While neither Marathon nor Rockingham believes that size alone increases shareholder value, each recognizes that there are potential benefits including the ability to spread growth-related expenses over a larger asset base and higher lending limits.

o The merger will result in more management depth, so that neither Marathon nor Rockingham is dependent on one or a few officers. Because the organization will be larger, key employees will have more opportunities to specialize.

o After the merger, The Marathon Bank and Rockingham will have an equal number of directors on the holding company board.

o The Marathon Bank and Rockingham Heritage Bank each will operate with a high degree of autonomy. Neither bank's name will change, nor will there be any changes in either bank's directors of officers.

The Meetings (pages II-1 and II-2)

         The Marathon meeting will be held at The Marathon Bank's Main Office, 4095 Valley Pike, Winchester, Virginia, at 3:00 p.m., local time, on September 13, 2000.

         The Rockingham meeting will be held at Rockingham's Main Office, 110 University Boulevard, Harrisonburg, Virginia, at 5:30 p.m., local time, on September 13, 2000.

Record Date; Voting Power (pages II-1 and II-2)

         You are entitled to vote at the Marathon meeting if you owned shares of Marathon common stock on August 2, 2000, the record date. On that date, there were 2,051,441 issued and outstanding shares of Marathon common stock held by approximately 1,295 holders of record. Marathon shareholders are entitled to one vote per share on any matter that may properly come before the Marathon meeting.

         You are entitled to vote at the Rockingham meeting if you owned shares of Rockingham common stock on August 2, 2000, the record date. On that date, there were 1,589,940 issued and outstanding shares of Rockingham common stock held by approximately 667 holders of record. Rockingham shareholders are entitled to one vote per share on any matter that may properly come before the Rockingham meeting.

Opinion of Marathon's Financial Advisor (page I-26)

         At the April 4, 2000 meeting of the Marathon board, McKinnon & Company, Inc., financial advisor to the Marathon board, gave its opinion to the Marathon board that as of that date, the exchange ratio was fair to the Marathon shareholders from a financial point of view. McKinnon & Company, Inc. subsequently confirmed its April 4, 2000 opinion by delivery to the Marathon board of a written opinion dated as of the date of this document. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered, is attached to this document as Appendix C. Marathon shareholders should read the fairness opinion of McKinnon & Company, Inc.

Opinion of Rockingham's Financial Advisor (page I-30)

          At the April 6, 2000 meeting of the Rockingham board, Scott & Stringfellow, Inc., financial advisor to the Rockingham board, gave its opinion to the Rockingham board that as of that date, the exchange ratio was fair to the Rockingham shareholders from a financial point of view. Scott & Stringfellow, Inc. subsequently confirmed its April 6, 2000 opinion by delivery to the Rockingham board of a written opinion dated as of the date of this document. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered, is attached to this document as Appendix E. Rockingham shareholders should read the fairness opinion of Scott & Stringfellow, Inc.

No Right to Appraisal (page I-18)

         Under Virginia law, neither Marathon nor Rockingham shareholders have the right to an appraisal of the fair value of their shares in connection with the merger.

Marathon to Use Pooling-of-Interest Accounting Treatment (page I-17)

         We expect that the merger will be accounted for as a pooling of interests. This accounting method means that after the merger Marathon will report financial results as if Rockingham had always been combined with Marathon. The availability of pooling-of-interests accounting treatment is a condition that must be satisfied to close the merger.

Comparative Per Share Market Price Information (page I-39)

         Marathon common stock is traded on The Nasdaq SmallCap Market under the symbol "MFCV." Marathon common stock is thinly traded. On April 19, 2000, the last full trading day preceding the public announcement of the proposed merger, Marathon common stock closed at $6.00. On August 2, 2000, Marathon common stock closed at $5.06.

         Rockingham common stock is traded on The Nasdaq SmallCap Market under the symbol "RKNG." Rockingham common stock is thinly traded. On April 10, 2000, the last full day preceding the public announcement of the proposed merger on which Rockingham common stock traded, it closed at $9.50. On July 26, 2000, Rockingham common stock closed at $8.06.

Fee for Termination (page I-38)

         Marathon or Rockingham will be required to pay the other party $400,000 if the merger agreement is terminated because it pursued a merger or acquisition proposal or initiated merger or acquisition discussions with a third party and its board determined that a merger or acquisition by the third party was in the best interests of the company and its shareholders. No fee is payable in that situation, however, if the other party wrongfully terminated the merger agreement. Similarly, no fee is payable by a party if, at the time that the merger agreement was terminated, that party was entitled to terminate on the basis of a breach by the other party or there was a failure to satisfy certain closing conditions (other than approval by either of the companies' shareholders).

         This provision is intended to discourage a third party from interfering with the merger agreement between Marathon and Rockingham.

Share Ownership of Management (page V-3)

         On the Marathon record date, the executive officers and directors of Marathon, including their affiliates, had voting power with respect to an aggregate of 464,551 shares of Marathon common stock, or approximately 22.6% of the shares of Marathon common stock then outstanding.

         On the Rockingham record date, the executive officers and directors of Rockingham, including their affiliates, had voting power with respect to an aggregate of 265,214 shares of Rockingham common stock, or approximately 16.7% of the shares of Rockingham common stock then outstanding.

         We currently expect that the directors and executive officers of Marathon and Rockingham will vote their shares of Marathon common stock and Rockingham common stock, respectively, FOR the approval of the merger.

Benefits to Management in the Merger (page I-33)

         When considering the recommendation of the Rockingham board, you should be aware that some Rockingham directors and officers have interests in the merger that may differ from the interests of other Rockingham shareholders. Four directors of Rockingham -- John K. Stephens, Paul R. Yoder, Stephen T. Heitz and Wayne B. Ruck -- will become directors of Marathon. They each will receive an annual fee of $1,500 for service on the Marathon board, $500 for attendance at each board meeting and $50 for attendance at each board committee meeting.

         The Rockingham board was aware of these and other interests and considered them before approving and adopting the merger agreement.

Transaction Structure

         Marathon Merger Bank, a wholly owned bank subsidiary of Marathon, will merge into Rockingham. Marathon Merger Bank was formed solely to facilitate the merger. It has minimal assets and no liabilities. Marathon Merger Bank will cease to exist when the merger is completed. When the merger is completed, Marathon's name will change to Premier Community Bankshares, Inc. Premier will own and operate two banks, Rockingham and The Marathon Bank.

Conditions that Must Be Satisfied for the Merger to Occur (page I-34)

         The following conditions must be met for us to complete the merger:

    o    approval by Rockingham shareholders of the merger agreement;
    o approval by Marathon shareholders of the proposals to issue Marathon common stock to Rockingham shareholders and to amend the Marathon articles of incorporation;
    o the continuing effectiveness of Marathon's registration statement filed with the Securities and Exchange Commission;
    o receipt of an opinion of Marathon's counsel that the merger will be treated for U.S. federal income tax purposes as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended; and
    o receipt of a letter from Marathon's accountants to the effect that the merger will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles.

         We cannot complete the merger unless Marathon obtains the approval of the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. Marathon has filed applications with the Federal Reserve Board and the Virginia State Corporation Commission. While we cannot predict whether or when Marathon will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner.

         Unless prohibited by law, either Rockingham or Marathon could elect to waive a condition that has not been satisfied and complete the merger anyway.

Termination of the Merger Agreement (page I-37)

         Marathon and Rockingham can agree to terminate the merger agreement at any time without completing the merger. Either company may also terminate the merger agreement without any penalty if:

    o    the merger is not completed on or before February 1, 2001 or

    o the other party fails to meet one or more conditions of the merger by October 30, 2000, unless the terminating party has waived the unsatisfied conditions.

                           [END OF TWO-COLUMN FORMAT]

                       SELECTED HISTORICAL FINANCIAL DATA

         We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from audited financial statements for 1997 through 1999 (Rockingham's 1997 audited financial statements are not included in this joint proxy statement/prospectus) and unaudited financial statements for the three months ended March 31, 2000 and 1999. This information is only a summary, and you should read it in conjunction with the information about Marathon that begins on page III-1, Marathon's historical financial statements in Appendix B, the information about Rockingham that begins on page IV-1, and Rockingham's historical financial statements in Appendix D. You should not rely on the three-month information as being indicative of results expected for the entire year.

                   MARATHON - HISTORICAL FINANCIAL INFORMATION

                                           Three Months Ended                            Year Ended
                                                March 31,                               December 31,
                                     --------------------------------    -------------------------------------------
                                          2000            1999               1999           1998          1997
                                     --------------------------------    -------------------------------------------

                                                        (In thousands, except per share data)
Net interest income                   $  1,252          $ 1,111          $  4,833        $ 3,917       $ 2,939
Net income                                 293              236             1,112          1,180           998
Diluted net income per share              0.14             0.11              0.53           0.56          0.50
Cash dividends per share                    --               --              0.09           0.08          0.07
Book value per share                      4.75             4.35              4.62           4.26          3.75
Total assets                           112,474           95,065           103,685         91,852        64,826
Shareholders' equity                     9,753            8,964             9,445          8,790         7,711


                  ROCKINGHAM - HISTORICAL FINANCIAL INFORMATION

                                           Three Months Ended                            Year Ended
                                                March 31,                               December 31,
                                     --------------------------------    -------------------------------------------
                                          2000            1999               1999           1998          1997
                                     --------------------------------    -------------------------------------------

                                                        (In thousands, except per share data)
Net interest income                   $  1,129          $   921          $  4,053        $ 3,447       $ 2,888
Net income                                 350              275             1,201          1,062           763
Diluted net income per share              0.22             0.17              0.74           0.67          0.58
Cash dividends per share                    --               --                --             --            --
Book value per share                      7.53             6.78              7.31           6.61          5.49
Total assets                           105,590           90,025           101,142         85,791        72,626
Shareholders' equity                    11,967           10,775            11,628         10,515         6,944


                        SELECTED PRO FORMA FINANCIAL DATA

         The following table sets forth certain unaudited pro forma combined financial data for Marathon giving effect to the merger accounted for as a pooling of interests. This information should be read in conjunction with the historical financial statements of Marathon and Rockingham, including respective notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See "Unaudited Pro Forma Condensed Financial Information" on page I-19. The pro forma financial data may not be indicative of the results that actually would have occurred had the merger been consummated on the dates indicated or that may be obtained in the future.

                                               Three Months                              Year Ended
                                             Ended March 31,                            December 31,
                                     ---------------------------------   -------------------------------------------
                                          2000             1999               1999           1998         1997
                                     ---------------------------------   -------------------------------------------

                                                        (in thousands, except per share data)
Net interest income                   $  2,381            $  2,032           $  8,886       $  7,364     $  5,827
Net income                                 643                 511              2,313          2,242        1,761
Diluted net income per share              0.14                0.11               0.50           0.49         0.43
Cash dividends per share                    --                  --               0.09           0.08         0.07
Book value per share                      4.76                4.32               4.62           4.22         3.61
Total assets                           218,064             185,090            204,827        177,643      137,452
Shareholders' equity                    21,720              19,739             21,073         19,305       14,655


                           COMPARATIVE PER SHARE DATA

         The following unaudited financial information reflects comparative per share data relating to (i) net income, cash dividends, and book value per common share for both Marathon and Rockingham on a historical basis, (ii) net income and book value per common share on a pro forma basis for Marathon assuming the Rockingham merger had been effected for the periods presented, and (iii) net income and book value per common share on a pro forma equivalent basis per common share for Rockingham assuming the Rockingham merger had been effected for the periods indicated and accounted for as a pooling of interests. See "The Merger - Accounting Treatment" on page I-17. The pro forma data reflects the conversion of each share of Rockingham common stock into 1.58 shares of Marathon common stock. The information shown below should be read in conjunction with the historical financial statements of Marathon and Rockingham, including the respective notes thereto, and in conjunction with the unaudited pro forma financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See "Unaudited Pro Forma Condensed Financial Information" on page I-19.

                                                   Three Months                              Year Ended
                                                 Ended March 31,                            December 31,
                                         ---------------------------------    -----------------------------------------
                                              2000             1999               1999         1998          1997
                                         ---------------------------------    -----------------------------------------
(Per Common Share)
Net Income Basic
    Marathon - Historical                    $ 0.14           $ 0.11            $ 0.54        $ 0.57         $ 0.51
    Rockingham - Historical                    0.22             0.17              0.76          0.70           0.61
    Pro Forma Combined                         0.14             0.11              0.51          0.50           0.45
    Rockingham Pro Forma Equivalent            0.22             0.17              0.80          0.79           0.71
Net Income Diluted
    Marathon - Historical                      0.14             0.11              0.53          0.56           0.50
    Rockingham - Historical                    0.22             0.17              0.74          0.67           0.58
    Pro Forma Combined                         0.14             0.11              0.50          0.49           0.43
    Rockingham Pro Forma Equivalent            0.22             0.17              0.79          0.77           0.68
Cash Dividends Declared
    Marathon - Historical                        --               --              0.09          0.08           0.07
    Rockingham - Historical                      --               --                --            --             --
    Pro Forma Combined                           --               --              0.09          0.08           0.07
    Rockingham Pro Forma Equivalent              --               --              0.14          0.13           0.11
Book Value
    Marathon - Historical                      4.75             4.35              4.62          4.26           3.75
    Rockingham - Historical                    7.53             6.78              7.31          6.61           5.49
    Pro Forma Combined                         4.76             4.32              4.62          4.22           3.61
    Rockingham Pro Forma Equivalent            7.52             6.82              7.30          6.67           5.71


                                   THE MERGER

Background of the Merger

         Marathon and Rockingham operate community banks in geographically close, but separate markets in northwestern Virginia. Marathon's bank subsidiary, The Marathon Bank, operates a total of five banking offices that serve the City of Winchester, the Towns of Woodstock and Front Royal, and the Counties of Frederick, Shenandoah and Warren, all in Virginia. Rockingham operates six banking offices that serve the Cities of Harrisonburg and Waynesboro, the Town of Weyers Cave, and the Counties of Rockingham and Augusta, all in Virginia. There are no overlapping branch facilities.

         In October 1999, Mr. Unger of Marathon and Mr. Stephens of Rockingham met to discuss the future plans of both financial institutions. The October 1999 discussions were informal and preliminary in nature. Discussions focused on the desire of both to remain independent and the continued ability to compete with large statewide and regional financial institutions, including the challenges presented by increasing technology cost and the development of non-deposit products and services. During subsequent meetings between October 1999 and April 2000, discussions between Messrs. Unger and Stephens continued. Due diligence reviews of legal and financial materials were conducted by each and suggested terms for a merger of equals were exchanged. The discussions concerned, among other things, the exchange ratio; the corporate structure of the holding company; terms regarding independent operation of Marathon and Rockingham in their separate markets; regulatory and cost issues relating to a merger of equals; composition of the board of directors of the holding company, The Marathon Bank and Rockingham; management of each entity; employment contracts; employees; growth plans for the future; the holding company name and potential income enhancement and economies of scale.

         On February 3, 2000, Mr. Unger and Directors Hollis and Good from Marathon and Mr. Stephens and Directors Yoder and Heitz from Rockingham met informally to discuss the possible plans for a merger of equals between the two financial institutions. No negotiations took place at this meeting, and the parties involved did not make any decision as to the structure or terms of a possible transaction. The purpose of the meeting was to see if the two boards had reasons to pursue a merger and to gauge the compatibility of the two entities. The informal conclusion was that the parties should pursue an affiliation.

         On February 22, 2000, the board of directors of Marathon met to discuss the possibility of the affiliation with Rockingham. The board reviewed a five-year history of Rockingham with balance sheets and income statements and discussed branch structure, structure of a merger of equals, income enhancement, potential benefits and savings, equal representation from both entities, a restructuring of the holding company to accommodate the affiliation and the exchange ratio. The board voted unanimously to proceed with the due diligence.

         On March 7, 2000, the board of directors of Marathon further discussed the affiliation and voted unanimously to authorize Mr. Unger to proceed with a definitive agreement for a merger of equals.

         On March 14, 2000, Rockingham's board of directors met and discussed proposed general terms of a merger agreement with Marathon and agreed to proceed further. On March 21, 2000, the board met again and discussed the proposed transaction. At this meeting, the board engaged Scott & Stringfellow to provide a fairness opinion to Rockingham. The board held a meeting on April 6, 2000 and invited representatives from Scott & Stringfellow and the law firm of Wharton, Aldhizer & Weaver to advise Rockingham on the proposed transaction. Scott & Stringfellow presented a comparative analysis of the two companies and gave an oral opinion that the proposed transaction was fair from a financial point of view. Representatives from Wharton, Aldhizer & Weaver discussed director's duties and responsibilities and then presented a draft version of the merger agreement.

         On March 21, 2000, the board of directors of Marathon authorized Mr. Unger to employ William McKinnon of McKinnon & Company, Inc. to provide a fairness opinion and to engage counsel to draft a definitive agreement. The board of directors of Marathon and Rockingham had an informal dinner meeting on March 21, 2000 to further pursue the compatibility of the two entities. There was no set agenda, and no terms were negotiated at this particular meeting.

         On April 4, 2000, the board of directors of Marathon received materials from Mr. McKinnon and discussed the exchange ratio of 1.58 and other information provided by Mr. McKinnon as well as by Yount, Hyde & Barbour, P.C., Marathon's independent auditors.

         On April 18, 2000, the Board of Directors of Marathon approved the agreement and plan of merger and authorized Mr. Unger to execute the agreement and issue a joint press release with Rockingham. On the same day, the Board of Directors of Rockingham approved the agreement and plan of merger and authorized Mr. Stephens to execute the agreement and issue a joint press release with Marathon.

         On April 20, 2000, Mr. Unger and Mr. Stephens executed the merger agreement. Marathon and Rockingham subsequently amended and restated the merger agreement to delete Marathon as a party to the plan of merger, which is Exhibit A to the merger agreement, and to name the individuals that would serve as directors of Marathon after the closing of the merger. The amended and restated merger agreement was signed on June 21, 2000.

Marathon's Reasons for the Merger

         Between 1996 and 1999, the Marathon board considered various growth strategies during its long range planning retreats, including branch expansion and possible acquisitions of branches from out of state bank holding companies. During this period, Marathon had formal and informal discussions about acquiring two other financial institutions, but neither materialized. Marathon's rapid growth in the past and its projections reflected that additional capital was necessary. McKinnon & Company, Inc., Marathon's investment bankers, successfully completed a common stock issue that raised approximately $2.5 million. The new capital allowed Marathon to implement the aggressive growth plan that the board had adopted.

         In deciding to enter into the merger agreement with Rockingham, the Marathon board of directors considered a number of factors. The board did not assign any relative or specific weights to the factors considered. The principal factors that led the Marathon board of directors to approve the merger with Rockingham were:

         o Expansion of Market Presence. The Marathon board of directors, as part of its strategic plan to increase shareholder value by expanding its markets and increasing existing markets, believes that the affiliation with a profitable well-managed financial institution is an effective means of expanding market presence. Marathon has concluded that a merger with Rockingham would add complementary geographic markets. Combining strong economic markets provides a solid franchise in the northern Shenandoah Valley with 11 offices from Winchester to Waynesboro and surrounding markets.

         o Autonomy. The Marathon Bank will continue to operate as a local bank with its existing employees, management and board of directors. Marathon's most important asset, its customers, should not see any change in service except future enhancement of products and services.

         o Efficiencies. As technology and the demand for new products and non-deposit services increases, the ability to absorb costs will be more effective with the larger organization.

         o Quality of Rockingham. The information presented to management and the board of directors about Rockingham concerning the earnings, asset quality, management, book value, liquidity and composition of earning assets demonstrated the attractiveness of Rockingham in the affiliation decision.

         o Depth of Management. While each organization has experienced management, the merger provides immediate backup and depth for the holding company. This will allow the Chief Executive Officers of each bank to explore other expansion opportunities.

         o Larger Size. Although Marathon does not believe that increased size, by itself, increases shareholder value, it does believe that the larger size provides greater benefits, including operating efficiencies and the ability to serve larger business relationships.

         Other material factors considered were the well-capitalized position and earnings of Rockingham; the compatibility of the management of the two organizations and the fact that each institution would contribute complementary business strengths resulting in a well-diversified and well-managed institution; the resulting complimentary branch network; the additional resources that will enable Marathon to increase financial services to consumers and businesses; and higher lending limits due to the institutions' combined capital base, allowing Marathon to better serve its customer base.

         Based upon the factors discussed above, the Marathon board of directors concluded that a merger with Rockingham would be in the best interest of Marathon and its shareholders and would further its goal of enhancing shareholder value. The Marathon board of directors has committed unanimously to vote shares under their control in favor of the merger agreement.

         The Marathon board believes that the merger is in the best interest of Marathon and the Marathon shareholders. The Marathon board recommends that Marathon shareholders vote FOR the issuance of Marathon common stock to Rockingham shareholders and FOR the proposed amendments to the Marathon articles of incorporation.

Rockingham's Reasons for the Merger

         The Rockingham board of directors began updating the company's long-range plan in early 1997. The planning process included a series of discussions at executive committee and board meetings during 1997, 1998 and 1999. The board considered various growth options that included, among other things, raising additional capital and expanding through new branches or branch acquisitions, affiliating with other community banks or selling to a larger organization. During this time, Rockingham had numerous informal discussions with other community banks and investment bankers to explore the various options available. The board concluded that to continue to remain competitive with larger, statewide banks, Rockingham would need to become larger so that it could employ resources more efficiently. After evaluating a number of options, the board determined that pursuing a merger of equals with one or more similarly sized banks offered the best potential for maximizing shareholder value over the long term.

         During this period, Rockingham grew at a rapid pace and projections showed that additional capital would be necessary to continue this growth. As a result, in February of 1998, 115,000 shares of common stock were sold in a public offering managed by McKinnon & Company, Inc., investment bankers, which raised approximately $2.1 million of new capital. The added capital was to be used to support growth in existing branches, as well as to allow Rockingham to open branches in new market areas.

         In deciding to enter into the merger agreement with Marathon, the Rockingham board of directors considered a number of factors. The board did not assign any relative or specific weights to the factors considered. The principal factors that led to the Rockingham board of directors to approve the merger with Marathon were:

         o Larger Size. Based on December 31, 1999 data, the combination would create a company with approximately twice the size, earnings and resources of Rockingham. Although Rockingham does not believe that size, in and of itself, necessarily increases shareholder value, it does believe that size offers opportunities to improve overall performance. Increased lending limits, opportunities to achieve greater operating efficiencies and greater management depth are three examples of areas where size can benefit a banking organization.

         o Local Autonomy. Rockingham will continue to operate as a separate bank under the direction of its current board of directors and management.

         o Operating Efficiencies. By eliminating duplication, utilizing joint purchasing power and sharing resources and responsibilities, the merger will offer significant opportunities for cost savings.

         o Quality of Marathon. The information presented to management and the board of directors about Marathon concerning the earnings, asset quality, management, book value, liquidity and composition of earning assets demonstrated the attractiveness of Marathon in the affiliation decision.

         o Management Depth. Each organization has experienced personnel covering all facets of the banking operation. Together, Rockingham and Marathon will immediately have back-up personnel for each function and will be able to take advantage of the many years of experience and different perspectives offered by the other's staff. Employees will have more career opportunities available, as a larger organization permits more specialization, which should strengthen Rockingham's ability to attract and develop talented employees.

         o Larger Geographic Coverage. The markets served by both banks are adjacent and do not overlap. Each bank will be able to offer financial services to customers operating in both market areas.

         o Operating Compatibility. Both banks are relatively young, aggressive, customer focused and share similar operating styles and philosophies. At the same time, the organizations have developed their own areas of specialization that are expected to benefit the other.

         Other material factors considered were the well-capitalized position and earnings of Marathon; the compatibility of the management of the two organizations and the fact that each institution would contribute complementary business strengths resulting in a well-diversified and well-managed institution; the additional resources that will enable Rockingham to increase financial services to consumers and businesses; and the larger capital base of the combined institution, resulting in larger lending limits that will permit Rockingham to better serve its customer base.

         Based upon the above, the Rockingham board of directors concluded that a merger with Marathon would be in the best interest of Rockingham and its shareholders and would further its goal of enhancing shareholder value.

         The Rockingham board believes that the merger is in the best interest of Rockingham and the Rockingham shareholders. The Rockingham board recommends that Rockingham shareholders vote to APPROVE the merger.

Accounting Treatment

         We anticipate that the merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, recorded assets and liabilities of Marathon and Rockingham are carried forward at their previously recorded amounts, income of the combined corporations will include income of Marathon and Rockingham for the entire fiscal year in which the merger occurs, and the reported income of the separate companies for prior periods will be combined. No recognition of goodwill in the combination is required of any party to the merger.

         For the merger to qualify as a pooling of interests, it must satisfy a number of conditions. If all of the conditions to pooling-of-interests accounting are not satisfied, then the merger would not qualify for pooling-of-interests accounting treatment. The availability of pooling-of-interests accounting is a condition to the parties' obligation to consummate the merger. Marathon and Rockingham have agreed that they will use their respective best efforts to ensure that the merger will qualify for pooling-of-interests accounting treatment. In addition, certain affiliates of Marathon and Rockingham have agreed that they will not sell any Marathon common stock or Rockingham common stock within 30 days before the effective date of the merger, nor sell any Marathon common stock until such time as Marathon has published financial results covering at least 30 days of the combined operations of Marathon and Rockingham after the merger.

Material Federal Income Tax Consequences of the Merger

         The following is a discussion of the material federal income tax consequences of the merger to Rockingham shareholders who receive Marathon common stock in exchange for Rockingham common stock and cash instead of fractional shares. The discussion does not deal with all aspects of federal taxation that may be relevant to particular Rockingham shareholders. Certain tax consequences of the merger may vary depending upon the particular circumstances of each Rockingham shareholder and other factors.

         You are urged to consult with your tax advisor to determine the particular tax consequences of the merger to you.

         This summary is based on current law and the advice of Williams, Mullen, Clark & Dobbins, legal counsel to Marathon. The advice in this summary is based on, among other things, certain customary assumptions and representations relating to certain facts and circumstances of, and the intentions of the parties to the merger. Neither Marathon nor Rockingham has requested a ruling from the Internal Revenue Service in connection with the merger. As a condition to consummation of the merger, Marathon and Rockingham will receive from Williams, Mullen, Clark & Dobbins an opinion as to certain federal income tax consequences of the merger. The opinion is not binding on the Internal Revenue Service.

         In the opinion of counsel, the merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code, if consummated in the manner set forth in the merger agreement. Accordingly, among other things, in the opinion of such counsel:

         o No gain or loss will be recognized by Marathon or Rockingham as a result of the merger;

         o No gain or loss will be recognized by a Rockingham shareholder to the extent he receives Marathon common stock solely in exchange for his Rockingham common stock pursuant to the merger;

         o The tax basis of the Marathon common stock received by each Rockingham shareholder will be the same as the tax basis of the Rockingham common stock surrendered in exchange therefor; and

         o The holding period for each share of Marathon common stock received by each Rockingham shareholder in exchange for Rockingham common stock will include the period for which the shareholder held the Rockingham common stock exchanged therefor, provided the Rockingham common stock is a capital asset in the hands of the holder at the effective date of the merger.

         Any cash a Rockingham shareholder receives instead of fractional shares could result in taxable income. The receipt of that cash will generally be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of the cash may be treated as a dividend and taxed as ordinary income in certain limited situations.

Absence of Appraisal Rights

         Under Section 6.1-43 of the Virginia Banking Act, shareholders of Rockingham will not be entitled to dissent from the merger and obtain the judicially determined fair value of their shares of Rockingham.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

         The following unaudited pro forma condensed financial statements have been prepared on a consolidated basis based upon the historical financial statements of Marathon and Rockingham. The pro forma combined information gives effect to the merger accounted for as a pooling of interests, and is based on the issuance of 2,512,105 shares of Marathon common stock in connection with the merger, which in turn is based on the number of shares of Rockingham common stock outstanding at March 31, 2000. The number of shares of Marathon common stock to be issued in connection with the merger is subject to certain adjustments described elsewhere in this joint proxy statement/prospectus. Any difference in the number of shares of Marathon common stock issued in connection with the merger would affect the pro forma financial information set forth below.

         The pro forma financial statements should be read in conjunction with the separate historical financial statements and the related notes thereto of Marathon in Appendix B and Rockingham's historical financial statements included in Appendix D (Rockingham's 1997 audited financial statements are not included in this joint proxy statement/prospectus). It has been assumed that the merger, if consummated, will be accounted for as a pooling of interests, and therefore no adjustments have been made to the historical results of operations as a result of these transactions. The pro forma combined financial position and results of operations are not necessarily indicative of the results which would actually have been attained if the Rockingham merger had occurred in the past or which may be attained in the future.

                             MARATHON AND ROCKINGHAM
                        PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 2000

                                                           Marathon        Rockingham      Adjustments      Consolidated
                                                           --------        ----------      -----------      ------------
                                                                                 (Dollars in thousands)
Assets
Cash and due from banks                                   $   5,339        $   6,598        $      --        $  11,937
Federal funds sold                                           12,000            4,942               --           16,942
Securities                                                   11,604            8,735               --           20,339
Loans held for resale                                           176               --               --              176
Loans, net                                                   79,231           82,082               --          161,313
Bank premises and equipment, net                              2,766            2,175               --            4,941
Accrued interest receivable                                     567              532               --            1,099
Other real estate                                               165               --               --              165
Other assets                                                    626              526               --            1,152
                                                          ---------        ---------        ---------        ---------

Total assets                                              $ 112,474        $ 105,590        $      --        $ 218,064
                                                          =========        =========        =========        =========

Liabilities and Stockholders' Equity
Liabilities:
Deposits
Interest-bearing                                          $  85,935        $  75,762        $      --        $ 161,697
Non-interest bearing                                         16,056           13,904               --           29,960
Other borrowed money                                             --            3,383               --            3,383
Accrued interest payable and other liabilities                  514              574               --            1,088
Capital lease payable                                           216               --               --              216
Dividends payable                                                --               --               --               --
                                                          ---------        ---------        ---------        ---------

Total liabilities                                           102,721           93,623               --          196,344
                                                          ---------        ---------        ---------        ---------

Stockholders' Equity:
Preferred stock                                                  --               --               --               --
Common stock                                                  2,051            7,950           (5,438)           4,563
Capital surplus                                               7,771            1,976            5,438           15,185
Retained earnings                                                71            2,113               --            2,184
Accumulated other comprehensive income (loss)                  (140)             (72)              --             (212)
                                                          ---------        ---------        ---------        ---------

Total stockholders' equity                                    9,753           11,967               --           21,720
                                                          ---------        ---------        ---------        ---------

Total liabilities and stockholders' equity                $ 112,474        $ 105,590        $      --        $ 218,064
                                                          =========        =========        =========        =========

                             MARATHON AND ROCKINGHAM
                     PRO FORMA COMBINED STATEMENTS OF INCOME
                      FOR THREE MONTHS ENDED MARCH 31, 2000

                                                                       Marathon    Rockingham    Combined
                                                                      ----------   ----------   ----------
                                                                 (Dollars in thousands, except per share data)
Interest and dividend income:
Interest and fees on loans                                           $    1,876   $    1,774   $    3,650
Interest and dividends on securities:
  Taxable                                                                   138          140          278
  Nontaxable                                                                 15           --           15
  Dividends                                                                   6           --            6
Interest on deposits in other banks                                          --           15           15
Interest on Federal funds sold                                              130           90          220
                                                                     ----------   ----------   ----------
        Total interest and dividend income                                2,165        2,019        4,184
                                                                     ----------   ----------   ----------

Interest expense:
        Interest on deposits                                                909          857        1,766
        Interest on short-term borrowings                                    --           33           33
        Interest on capital lease obligations                                 4           --            4
                                                                     ----------   ----------   ----------
        Total interest expense                                              913          890        1,803
                                                                     ----------   ----------   ----------

Net interest income                                                       1,252        1,129        2,381
Provision for loan losses                                                    73           30          103
                                                                     ----------   ----------   ----------
Net interest income after provision for loan losses                       1,179        1,099        2,278
                                                                     ----------   ----------   ----------

Noninterest income:
        Service charges on deposit accounts                                 181           92          273
        Commissions and fees                                                 12            3           15
        Other                                                                11           --           11
                                                                     ----------   ----------   ----------
        Total noninterest income                                            204           95          299
                                                                     ----------   ----------   ----------

Noninterest expense:
        Salaries and employee benefits                                      469          394          863
        Net occupancy expense of premises                                    57           44          101
        Furniture and equipment expense                                      74           58          132
        Other operating expense                                             348          168          516
                                                                     ----------   ----------   ----------
        Total noninterest expense                                           948          664        1,612
                                                                     ----------   ----------   ----------

Income before income taxes                                                  435          530          965
        Income taxes                                                        142          180          322
                                                                     ----------   ----------   ----------

Net income                                                           $      293   $      350   $      643
                                                                     ==========   ==========   ==========

Earnings per common share:
Basic                                                                $     0.14   $     0.22   $     0.14
                                                                     ==========   ==========   ==========
Diluted                                                              $     0.14   $     0.22   $     0.14
                                                                     ==========   ==========   ==========
Weighted average shares outstanding:
Basic                                                                 2,050,764    1,589,940    4,562,869
Diluted                                                               2,071,143    1,616,354    4,628,775


                             MARATHON AND ROCKINGHAM
                     PRO FORMA COMBINED STATEMENTS OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1999

                                                                                Marathon            Rockingham           Combined
                                                                               -----------          -----------         -----------
                                                                                    (Dollars in thousands, except per share data)
Interest and dividend income:
Interest and fees on loans                                                     $     7,252          $     6,371         $    13,623
Interest and dividends on securities:
  Taxable                                                                              506                  482                 988
  Nontaxable                                                                            30                   --                  30
  Dividends                                                                             35                   --                  35
Interest on federal funds sold                                                         492                  335                 827
                                                                               -----------          -----------         -----------
          Total interest and dividend income                                         8,315                7,188              15,503
                                                                               -----------          -----------         -----------

Interest expense:
          Interest on deposits                                                       3,464                3,065               6,529
          Interest on short-term borrowings                                             --                   70                  70
          Interest on capital lease obligations                                         18                   --                  18
                                                                               -----------          -----------         -----------
          Total interest expense                                                     3,482                3,135               6,617
                                                                               -----------          -----------         -----------

Net interest income                                                                  4,833                4,053               8,886
Provision for loan losses                                                              260                  120                 380
                                                                               -----------          -----------         -----------
Net interest income after provision for loan losses                                  4,573                3,933               8,506
                                                                               -----------          -----------         -----------

Noninterest income:
          Service charges on deposit accounts                                          779                  338               1,117
          Commissions and fees                                                          23                   --                  23
          Loss on sale of other real estate                                             (2)                  --                  (2)
          Other                                                                         59                   33                  92
                                                                               -----------          -----------         -----------
          Total noninterest income                                                     859                  371               1,230
                                                                               -----------          -----------         -----------

Noninterest expense:
          Salaries and employee benefits                                             1,888                1,410               3,298
          Net occupancy expense of premises                                            225                  381                 606
          Furniture and equipment expense                                              360                   --                 360
          Outside services                                                              --                  190                 190
          Other operating expense                                                    1,284                  504               1,788
                                                                               -----------          -----------         -----------
          Total noninterest expense                                                  3,757                2,485               6,242
                                                                               -----------          -----------         -----------

Income before income taxes                                                           1,675                1,819               3,494
          Income taxes                                                                 563                  618               1,181
                                                                               -----------          -----------         -----------

Net income                                                                     $     1,112          $     1,201         $     2,313
                                                                               ===========          ===========         ===========

Earnings per common share:
Basic                                                                          $      0.54          $      0.76         $      0.51
                                                                               ===========          ===========         ===========
Diluted                                                                        $      0.53          $      0.74         $      0.50
                                                                               ===========          ===========         ===========
Weighted average shares outstanding:
Basic                                                                            2,054,748            1,589,843           4,566,701
Diluted                                                                          2,089,403            1,624,349           4,651,106


                             MARATHON AND ROCKINGHAM
                     PRO FORMA COMBINED STATEMENTS OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1998

                                                                                Marathon            Rockingham           Combined
                                                                               -----------          -----------         -----------
                                                                                 (Dollars in thousands, except per share data)
Interest and dividend income:
Interest and fees on loans                                                     $     6,064          $     5,548         $    11,612
Interest and dividends on securities:
  Taxable                                                                              354                  361                 715
  Dividends                                                                             27                   --                  27
Interest on federal funds sold                                                         431                  360                 791
                                                                               -----------          -----------         -----------
          Total interest and dividend income                                         6,876                6,269              13,145
                                                                               -----------          -----------         -----------

Interest expense:
          Interest on deposits                                                       2,938                2,765               5,703
          Interest on short-term borrowings                                             --                   57                  57
          Interest on capital lease obligations                                         21                   --                  21
                                                                               -----------          -----------         -----------
          Total interest expense                                                     2,959                2,822               5,781
                                                                               -----------          -----------         -----------

Net interest income                                                                  3,917                3,447               7,364
Provision for loan losses                                                              285                  144                 429
                                                                               -----------          -----------         -----------
Net interest income after provision for loan losses                                  3,632                3,303               6,935
                                                                               -----------          -----------         -----------

Noninterest income:
          Service charges on deposit accounts                                          734                  287               1,021
          Commissions and fees                                                         111                   --                 111
          Loss on sale of other real estate                                            (54)                  --                 (54)
          Other                                                                         28                   41                  69
                                                                               -----------          -----------         -----------
          Total noninterest income                                                     819                  328               1,147
                                                                               -----------          -----------         -----------

Noninterest expense:
          Salaries and employee benefits                                             1,532                1,162               2,694
          Net occupancy expense of premises                                            263                  323                 586
          Furniture and equipment expense                                              382                   --                 382
          Outside services                                                              --                  156                 156
          Other operating expense                                                    1,016                  384               1,400
                                                                               -----------          -----------         -----------
          Total noninterest expense                                                  3,193                2,025               5,218
                                                                               -----------          -----------         -----------

Income before income taxes                                                           1,258                1,606               2,864
          Income taxes                                                                  78                  544                 622
                                                                               -----------          -----------         -----------

Net income                                                                     $     1,180          $     1,062         $     2,242
                                                                               ===========          ===========         ===========

Earnings per common share:
Basic                                                                          $      0.57          $      0.70         $      0.50
                                                                               ===========          ===========         ===========
Diluted                                                                        $      0.56          $      0.67         $      0.49
                                                                               ===========          ===========         ===========
Weighted average shares outstanding:
Basic                                                                            2,058,932            1,522,948           4,465,190
Diluted                                                                          2,112,009            1,580,660           4,575,861


                             MARATHON AND ROCKINGHAM
                     PRO FORMA COMBINED STATEMENTS OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1997

                                                                                 Marathon            Rockingham            Combined
                                                                                -----------          -----------         -----------
                                                                                   (Dollars in thousands, except per share data)
Interest and dividend income:
Interest and fees on loans                                                      $     4,559          $     4,655         $     9,214
Interest and dividends on securities:
  Taxable                                                                               172                  366                 538
  Dividends                                                                              21                   --                  21
Interest on federal funds sold                                                          130                  194                 324
                                                                                -----------          -----------         -----------
          Total interest and dividend income                                          4,882                5,215              10,097
                                                                                -----------          -----------         -----------

Interest expense:
          Interest on deposits                                                        1,918                2,310               4,228
          Interest on federal funds purchased                                             1                   --                   1
          Interest on short-term borrowings                                              --                   17                  17
          Interest on capital lease obligations                                          24                   --                  24
                                                                                -----------          -----------         -----------
          Total interest expense                                                      1,943                2,327               4,270
                                                                                -----------          -----------         -----------

Net interest income                                                                   2,939                2,888               5,827
Provision for loan losses                                                               133                  144                 277
                                                                                -----------          -----------         -----------
Net interest income after provision for loan losses                                   2,806                2,744               5,550
                                                                                -----------          -----------         -----------

Noninterest income:
          Service charges on deposit accounts                                           460                  230                 690
          Commissions and fees                                                          102                   --                 102
          Loss on sale of other real estate                                              --                   --                  --
          Other                                                                          25                   32                  57
                                                                                -----------          -----------         -----------
          Total noninterest income                                                      587                  262                 849
                                                                                -----------          -----------         -----------

Noninterest expense:
          Salaries and employee benefits                                              1,214                1,052               2,266
          Net occupancy expense of premises                                             211                  297                 508
          Furniture and equipment expense                                               263                   --                 263
          Outside services                                                               --                  137                 137
          Other operating expense                                                       895                  365               1,260
                                                                                -----------          -----------         -----------
          Total noninterest expense                                                   2,583                1,851               4,434
                                                                                -----------          -----------         -----------

Income before income taxes                                                      $       810          $     1,155         $     1,965
          Income taxes (benefit)                                                       (188)                 392                 204
                                                                                -----------          -----------         -----------

Net income                                                                      $       998          $       763         $     1,761
                                                                                ===========          ===========         ===========

Earnings per common share:
Basic                                                                           $      0.51          $      0.61         $      0.45
                                                                                ===========          ===========         ===========
Diluted                                                                         $      0.50          $      0.58         $      0.43
                                                                                ===========          ===========         ===========
Weighted average shares outstanding:
Basic                                                                             1,951,172            1,254,713           3,933,619
Diluted                                                                           2,016,153            1,319,502           4,082,477


                Notes to Pro Forma Combined Financial Information

(1) The pro forma combined information presented is not necessarily indicative of the results of operations or the financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) It is assumed that the merger will be accounted for on a pooling-of-interests accounting basis and, accordingly, the related pro forma combined balance sheet adjustments have been calculated using the exchange ratio, whereby Marathon will issue 1.58 shares of Marathon common stock for each share of Rockingham common stock.

(3) Per share data for all periods presented has been computed based on the combined historical income applicable to common shareholders of Marathon and Rockingham using the historical weighted average shares outstanding, adjusted to equivalent shares of Marathon common stock.

(4) Pro forma combined balance sheet adjustments reflect (i) the issuance of 2,512,105 shares of Marathon common stock at a par value of $1.00 per share and (ii) the elimination of Rockingham common stock.

                     OPINION OF MARATHON'S FINANCIAL ADVISOR

General

         Marathon's board of directors retained McKinnon & Company, Inc. in an engagement letter dated March 22, 2000 to serve as its financial advisor and to evaluate the terms of the merger agreement. McKinnon & Company has rendered its opinion to the board of directors of Marathon that the terms of the merger agreement are fair from a financial point of view to the Marathon shareholders. In developing its opinion, McKinnon & Company reviewed and analyzed material bearing upon the financial and operating conditions of Marathon, Rockingham, and on a pro forma basis, Marathon and Rockingham combined, and material prepared in connection with the merger agreement including, among other things, the following:

         o   the merger agreement;

         o   the registration statement;

         o Marathon's and Rockingham's financial results for fiscal years 1992 through 1999, and the first quarter ended March 31, 2000, and certain documents and information deemed relevant to McKinnon & Company's analysis;

         o discussions with senior management of Marathon and Rockingham regarding past and current business operations of, and outlook for, Marathon and Rockingham, including trends, the terms of the proposed merger, and related matters;

         o the reported price and trading activity of Marathon and Rockingham stock and financial and stock market information (when available) for Marathon and Rockingham with similar information for certain other companies and securities that are publicly traded;

         o the financial terms of certain recent business combinations particularly merger of equal combinations which McKinnon & Company deemed comparable in whole or in part;

         o the relationship of prices paid and relative contributions to relevant financial data such as net worth, assets and earnings in certain bank and bank holding company affiliations and acquisitions in Maryland, North Carolina and Virginia and nationally in recent years and the deal price relative to the seller's price one day prior to the announcement of the deal; and

         o other published information and other factors and information which McKinnon & Company deemed relevant.

         No instruction or limitations were given or imposed in connection with the scope of the examination or investigations made by McKinnon & Company in arriving at its findings. McKinnon & Company has performed such other studies and analyses it deemed appropriate, including an analysis of the pro forma financial impact of the merger on Marathon and Rockingham. A copy of McKinnon & Company's opinion, which sets forth the assumptions made, matters considered and qualifications made on the review undertaken, is attached as Appendix C hereto and should be read in its entirety.

         McKinnon & Company used the information gathered to evaluate the financial terms of the merger using standard valuation methods, including discounted cash flow analysis, analysis of historical exchange ratios, comparable selected public trade companies, comparable historical performance, dilution analysis, comparable merger of equal analysis, and relative contribution analysis.

Present Value Analysis

         McKinnon & Company performed an analysis to determine a range of present values per share of Marathon common stock assuming Marathon continued to operate as an independent bank holding company. This range was determined by present valuing the estimated value of Marathon common stock at the end of year 2004. McKinnon & Company used earnings reported by Marathon for 1999 and management estimates of $1.350 million in net income for 2000. The net income projections were grown using earnings growth rates of 8-10% annually in years 2000 through 2004. The future value of the Marathon common stock at the end of 2004 was determined by applying multiples of 8.0 to 12.0 to year 2004 projected earnings. These values were discounted to present values using discount rates of 10% to 14%, which McKinnon & Company viewed as the appropriate discount rate range for a commercial bank with Marathon's characteristics. Based upon the above assumption the value of Marathon common stock ranged from approximately $5.87 to $9.61 per share on a stand-alone basis.

         McKinnon & Company performed a similar analysis to determine a range of present values per share of Rockingham common stock assuming Rockingham continued to operate as an independent bank. McKinnon & Company used earnings reported by Rockingham for 1999 and management estimates of $1.420 million for 2000. Using the same net income growth rate as used for Marathon and the same multiples of 2004 projected earnings and same discount rates of 10% to 14% the value of Rockingham common stock ranged from approximately $7.69 to $12.58 per share as a stand-alone company.

         McKinnon & Company also performed an analysis to determine a range of present values per share of Marathon and Rockingham common stock on a combined basis. This range was determined by present valuing the estimated value of Marathon's common stock on a pro forma basis at the end of year 2004. McKinnon & Company used earnings reported by Marathon and Rockingham for 1999, management estimates for 2000 net of estimated one time merger expenses of approximately $245,000 and estimated annual cost savings and revenue enhancements of $310,000 expected to result from the merger. The net income projections were grown using earnings growth rates of 8-10% annually in years 2001 through 2004. The future value of the pro forma common stock at the end of year 2004 was determined by applying multiples of 8.0 to 12.0 to year 2004 projected earnings. These values were discounted to present value using discount rates of 10% to 14%, which McKinnon & Company viewed as the appropriate discount rate range for a commercial bank with Marathon's and Rockingham's pro forma characteristics. Based upon the above assumptions the value of the pro forma Marathon common stock ranged from approximately $5.85 to $9.63 per share.

Analysis of Historical Exchange Ratios

         McKinnon & Company reviewed the trading behavior of Marathon's and Rockingham's common stocks and analyzed the ratio of the closing prices of Rockingham common stock to Marathon common stock from December 31, 1998 through March 31, 2000. This analysis showed that such ratios ranged from a high of 1.77 to a low of 1.26, with a most recent 12 month average of 1.53x, most recent 6 month average of 1.59x, most recent 3 month average of 1.55x and most recent day average of 1.61x.

Market Comparable Analysis

         McKinnon & Company analyzed the performance and financial condition of Marathon and Rockingham relative to two groups including the following 18 large and 51 small financial institutions: Bank of America; First Union Corporation; Wachovia Corporation; BB&T Corp.; First Virginia Bank,

Inc.; Centura Banks, Inc.; Mercantile Bankshares, Inc.; Keystone Financial; Riggs National Corp.; Provident Bankshares; United Bankshares, Inc.; Susquehanna Bancshares; F&M National Corporation; First Charter Corporation; F&M Bancorp; FCNB Corp.; First Community Bankshares; and Union Bankshares Corp. (collectively, the Large Bank Group); and a group of 51 community banks, primarily in Virginia, with some in North Carolina, Maryland and the District of Columbia (collectively, the Small Bank Group). Among the financial information compared was information relating to equity to assets, loans to deposits, net interest margin, non-performing assets, total assets, non-accrual loans, loan loss reserve and asset growth rates. Additional information compared for the trailing twelve month period ended December 31, 1999 was:

                                               Average of     Average of     Average Overall
                                               Large Bank     Small Bank       Comparable
                  Marathon     Rockingham         Group          Group         Bank Groups
                  --------     ----------         -----          -----         -----------
Price/
 Book Value        124.5%         117.0%          178.0%          124.0%         137.6%

Price/ LTM
 Earnings           10.8x          11.8x           11.8x           11.0x          11.1x

Return on
 Avg. Assets         1.09%          1.27%           1.29%           1.14%          1.18%

Return on
 Avg. Equity        12.20%         10.81%          14.60%          11.16%         11.98%

Dividend
 Yield               1.39%          N/A             4.10%           2.83%          3.38%

Payout              12%             N/A            43%             32%            35%


         Overall, in the opinion of McKinnon & Company, Rockingham's operating and financial ratios were generally in line with the Small Bank Group and in line with the Large Bank Group while its common stock was priced by the market at similar levels to the average Large and Small Bank Group. Rockingham's equity to asset ratio was slightly higher than the Small Bank Group and Large Bank Group (11.5% for Rockingham, 8.6% for the Large Bank Group and 10.0% for the Small Bank Group); its net interest margin (4.59%) was 137.6% of the Large Bank Group (4.21%) and Small Bank Group (4.33%); its level of non-performing assets to total assets (0.04%) was better than the Large Bank Group (0.52%) and the Small Bank Group (0.51%); and its reserves to non-performing assets ( N/M ) was higher than the Small Bank Group (255.0%) and the Large Bank Group (209.9%). With a price to earnings ratio of 11.8x trailing twelve months earnings Rockingham's common stock was priced slightly above the Large Bank Group (11.8 times) and the Small Bank Group (11.0 times). Rockingham's price to book ratio of 117.0% was at a discount to the Large Bank Group (178.0%) and the Small Bank Group (137.6%). Accordingly, Rockingham's common stock is reasonably valued when compared to the Large Bank Group and to the Small Bank Group.

Pro Forma Merger Analysis - Dilution

         McKinnon & Company analyzed certain pro forma effects of the merger based upon earnings forecasts of Marathon and Rockingham, as well as estimated cost savings and revenue enhancements totaling $300,000 expected to result from the merger. This analysis indicated that the transaction, excluding one time merger costs, would be dilutive to earnings per share of Marathon in 2000 and accretive in each year thereafter, once the projected cost savings and projected revenue enhancements are realized, and that the merger would not be dilutive to Marathon's book value per share. The actual results achieved by Marathon may vary from projected results. Specifically, estimated earnings per share are expected to be diluted 7.69% in 2000 and book value per share is expected to be unaffected. The pro forma effect on Rockingham's earnings per share, dividends and market value is an increase in earnings per share of 8.97%, in the cash dividend of approximately $.08 per share, and from the recent closing price of $5.75 per share for Marathon and $8.50 per share for Rockingham, an increase of 6.88% in the pro forma market value of Rockingham. Marathon's cash dividend payout ratio is 12% compared with an average of 35% and 32%, respectively, among the comparable Large and Small Bank groups. McKinnon & Company concluded from this that the transaction would not have a significant positive or negative impact on Marathon and the Marathon shareholders in that the market value of Marathon's common stock, after giving effect to the exchange ratio, although there can be no assurance that pro forma amounts are indicative of the future and there is no assurance that anticipated cost savings will occur.

Comparable Merger of Equals Transactions Analysis

         McKinnon & Company analyzed eleven other bank merger transactions characterized as mergers of equals in the United States in 1998, 1999 and 2000. This analysis showed that, among other things, the median relative contributions of the companies was: 55.8% and 44.2% in terms of total assets; 55.0% and 45.0% in terms of stockholders' equity; 54.8% and 45.2% in terms of trailing twelve months earnings; and 57.0% and 43.0% in terms of common shares. Marathon's and Rockingham's relative contributions would be: 50.6% and 49.4% in terms of assets; 44.8% and 55.2% in terms of stockholders' equity; 48.1% and 51.9% in terms of trailing earnings; and 44.9% and 55.1% in terms of common shares.

         McKinnon & Company also analyzed the same group of eleven comparable merger of equals transactions in 1998, 1999 and 2000 which showed the market premium of the consideration received by shareholders of the non-surviving entity in the transactions to the market values of the common stock of such entity on the trading date prior to the announcement. Such premiums ranged from 0% to 34.15% and had a mean value of 17.13%. Marathon and Rockingham announced their proposed merger Thursday, April 20. Based on closing prices of $9.50 for Rockingham and $6 for Marathon, on Wednesday, April 19, the premium, based on the closing prices of each and an exchange ratio of 1.58 shares of Marathon to be issued for each share of Rockingham, such premium was zero.

Relative Contribution Analysis

         McKinnon & Company analyzed certain historical balance sheet, income statement and ratio data for Marathon and Rockingham for 1997 through 1999, as well as certain projected net income data performed by management of Rockingham and Marathon for 2000. McKinnon & Company also analyzed the ratio of the closing monthly prices of Marathon common stock and Rockingham common stock over the period from December 31, 1998, through March 31, 2000. The analysis showed, among other things, that from the fiscal years ended 1999, Marathon would have contributed approximately 48.1% of pro forma combined net income to common shareholders; for 2000, Marathon was projected to contribute, based on management projections, 48.7% of pro forma combined projected net income; at March 31, 2000 Marathon would have contributed 44.9% of pro forma market capitalization; at December 31, 1999, Marathon would have contributed 44.8% of pro forma stockholders' equity and

50.6% of pro forma total assets. At the exchange ratio of 1.58 shares of Marathon common stock for each share of Rockingham common stock, the holders of Marathon common stock will own 44.9% of the continuing corporation.

                    OPINION OF ROCKINGHAM'S FINANCIAL ADVISOR

         Pursuant to an engagement letter dated as of March 27, 2000, Rockingham retained Scott & Stringfellow, Inc. as a financial advisor in connection with Rockingham's consideration of a possible business combination with Marathon. In connection therewith, the Rockingham board requested Scott & Stringfellow to render its opinion as to the fairness, from a financial point of view, of the exchange ratio to the holders of Rockingham common stock. Scott & Stringfellow delivered to Rockingham's board its oral opinion on April 6, 2000 that as of such date, the exchange ratio was fair, from a financial point of view, to the holders of shares of Rockingham common stock. Scott & Stringfellow has reconfirmed its opinion by delivering a written opinion to the Rockingham board, dated the date of this proxy statement/prospectus, to the effect that, as of the date thereof, the exchange ratio was fair to the holders of shares of Rockingham common stock from a financial point of view. Scott & Stringfellow is a regional investment banking firm and was selected by Rockingham based on the firm's reputation and experience in investment banking, its extensive experience and knowledge of the Virginia banking market, its recognized expertise in the valuation of commercial banking businesses and because of its familiarity with, and prior work for Rockingham. Scott & Stringfellow, through its investment banking business and specifically through its Financial Institutions Group, specializes in commercial banking institutions and is continually engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings and other corporate transactions.

         The full text of Scott & Stringfellow's opinion, dated the date of this proxy statement/prospectus, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Appendix E to this proxy statement/prospectus. The description of the Scott & Stringfellow opinion set forth herein is qualified in its entirety by reference to Appendix E. The Scott & Stringfellow opinion is provided for the information of Rockingham shareholders because it was provided to the Rockingham board in connection with its consideration of the merger.

         In developing its opinion, Scott & Stringfellow reviewed and analyzed:

         o   the merger agreement;

         o   this joint proxy statement/prospectus;

         o Rockingham's audited financial statements for the three years ended December 31, 1999;

         o Rockingham's unaudited financial statements for the three months ended March 31, 2000 and 1999, and other internal information relating to Rockingham prepared by Rockingham's management;

         o information regarding the trading market for Rockingham common stock and Marathon common stock and the price ranges within which the respective stocks have traded;

         o the relationship of prices paid to relevant financial data such as net worth, earnings, deposits and assets in certain bank and bank holding company mergers and acquisitions in recent years;

         o Marathon's annual reports to shareholders and its audited financial statements for the three years ended December 31, 1999;

         o Marathon's unaudited financial statements for the three months ended March 31, 2000 and 1999, and other internal information relating to Marathon prepared by Marathon's management; and

         o conducted such other studies, analysis and investigations particularly of the banking industry, and considered such other information as it deemed appropriate, the material portion of which is described below.

         o Scott & Stringfellow also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking industry generally.

         o Scott & Stringfellow also has discussed with members of Rockingham's and Marathon's management past and current business operations, the background of the merger, the reasons and basis for the merger, results of regulatory examinations, and the business and future prospects of Rockingham and Marathon individually and as a combined entity, as well as other matters relevant to its inquiry.

         Scott & Stringfellow relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it and discussed with it for purposes of its opinion. With respect to financial forecasts reviewed by Scott & Stringfellow in rendering its opinion, Scott & Stringfellow assumed that such financial forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgment of the managements of Rockingham and Marathon as to the future financial performance of Rockingham and Marathon, respectively. Scott & Stringfellow did not make an independent evaluation or appraisal of the assets or liabilities of Rockingham and Marathon nor was it furnished with any such appraisal.

         In connection with rendering its opinion, Scott & Stringfellow performed a variety of financial analyses. Scott & Stringfellow evaluated the financial terms of the transaction using standard valuation methods, including contribution analysis, dilution analysis, discounted cash flow analysis, among others. The following is a summary of the material analyses presented by Scott & Stringfellow to the Rockingham board of directors in connection with its fairness opinion.

         Summary of Proposal. Scott & Stringfellow reviewed the financial terms of a proposed transaction whereby Rockingham will be merged into Marathon. Rockingham shareholders will receive 1.58 shares of Marathon common stock in exchange for each share of Rockingham common stock they hold. Based upon this exchange ratio, Scott & Stringfellow estimates that upon completion of the merger, approximately 55% of the outstanding Marathon common stock will be owned by current Rockingham shareholders.

         Contribution Analysis. Scott & Stringfellow reviewed the relative contributions of, among other things, last twelve months net interest income, last twelve months net income, estimated 2000 net income, total assets, total loans, total deposits, total equity and market capitalization to be made by Rockingham and Marathon to the combined institution based on data at and for the twelve months ended March 31, 2000. Scott & Stringfellow compared such contributions to the consideration to be received by

Rockingham shareholders. Based upon the exchange ratio, the shareholders of Rockingham common stock will own approximately 55.0% of Marathon's common stock after the transaction closes.

                                                                                              Rockingham
                                                    Marathon              Rockingham           Pro Forma
                                                Contribution            Contribution           Ownership
                                                -------------           ------------           ---------
Last 12 Months Net Interest Income                     53.9%                  46.1%               55.0%

Last 12 Months Net Income                              47.8%                  52.2%               55.0%

Estimated 2000 Net Income                              48.7%                  51.3%               55.0%

Total Assets                                           51.6%                  48.4%               55.0%

Total Loans                                            49.1%                  50.9%               55.0%

Total Deposits                                         53.2%                  46.8%               55.0%

Total Equity                                           44.9%                  55.1%               55.0%

Market Capitalization                                  47.1%                  52.9%               55.0%


         Dilution Analysis. Based upon publicly available financial information on Rockingham and Marathon, Scott & Stringfellow considered the effect of the transaction on the last twelve months earnings, estimated 2000 earnings, and book value of Rockingham and Marathon. The immediate effect on Rockingham was to increase last twelve months earnings by $0.05 per share or 5.86%, increase estimated 2000 earnings by $0.08 per share or 7.64%, and decrease book value by $0.01 per share or 0.09%. The effect on Marathon under the same assumption is to decrease last twelve months earnings by $0.03 per share or 6.36%, decrease estimated 2000 earnings by $0.05 per share or 8.02%, and increase book value by $0.01 per share or 0.11%. This dilution analysis does not take into account the longer-term benefits for the combined companies resulting from the combination.

         Discounted Cash Flow Analysis. Scott & Stringfellow performed a discounted cash flow analysis under various projections to estimate the fair market value of Rockingham's common stock. Among other things, Scott & Stringfellow considered asset and earnings growth of 12.0% and a required equity capital level of 8.0% of assets. A range of discount rates from 12.0% to 14.0% was applied to cash flows resulting from the projections during the first five years and the residual values. The residual values were estimated by capitalizing the projected final year earnings by the discount rates, less the projected long-term growth rate of Rockingham's earnings. The discount rates, growth rates and capital levels were chosen based on what Scott & Stringfellow, in its judgment, considered to be appropriate taking into account, among other things, Rockingham's past and current financial performance and conditions, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and particularly in the banking industry. Based upon these analyses, Scott & Stringfellow developed, for purposes of its opinion, a reference range for the value of Rockingham common stock of

$9.88 to $12.14 per share. Using similar assumptions, with $300,000 of cost savings or revenue enhancements included, Scott & Stringfellow performed a discounted cash flow analysis of Rockingham and Marathon as a combined entity. The discounted cash flow analysis showed a range of present values that would imply (based on the exchange ratio) a range of present values for holders of Rockingham common stock of $10.71 to $13.43 per share.

         Other Analyses. Scott & Stringfellow also reviewed, among other things, selective investment research reports on, and earnings estimates for, Rockingham and Marathon and analyzed available information regarding the ownership of Marathon common stock. In addition, Scott & Stringfellow prepared an overview of Marathon's business, prepared a summary of the historical financial performance of Marathon, summarized Marathon's financial goals and objectives, and, based on publicly available information, analyzed Marathon's deposit market share and branch presence.

        In connection with its opinion dated as of the date of this proxy statement, Scott & Stringfellow performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith.

         The summary set forth above includes all the material factors considered by Scott & Stringfellow in developing its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefor, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed above, Scott & Stringfellow believes that its analyses must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. As a whole, these various analyses contributed to Scott & Stringfellow's opinion that the exchange ratio is fair from a financial point of view to Rockingham's shareholders.

         Pursuant to an engagement letter dated March 27, 2000 between Rockingham and Scott & Stringfellow, in exchange for its services, Rockingham has agreed to pay Scott & Stringfellow $10,000, upon the delivery of its opinion, plus $25,000 payable at the closing of the merger. In addition, Scott & Stringfellow shall be reimbursed for all reasonable expenses. In the ordinary course of its business, Scott & Stringfellow may actively trade the equity securities of Rockingham for its own account or the account of its customers, and, accordingly, may at any time hold a long or short position in such securities.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Rockingham's management, as well as certain members of the Rockingham board of directors, have interests in the merger in addition to their interests as shareholders of Rockingham. These interests are described below. In each case, the Rockingham board was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

         Indemnification. Marathon has generally agreed to indemnify the officers and directors of Rockingham to the same extent and on the same conditions as they are entitled to from Rockingham before the merger. Marathon also has agreed to provide directors' and officers' liability insurance for the present officers and directors of Rockingham comparable to the coverage currently provided by Rockingham before the merger.

         Directors of Rockingham. John K. Stephens, Paul R. Yoder, Stephen T. Heitz and Wayne B. Ruck, who will serve on the Marathon board, initially will receive annual retainers and monthly fees for service on Marathon's board. Based on the existing schedule utilized by Marathon, these individuals will receive an annual fee of $1,500, $500 for attendance at each board meeting and $50 for attendance at each board committee meeting.

         Employees and Benefit Plans. Marathon will coordinate the participation of Rockingham's employees in its employee benefit plans and programs. Subject to restrictions and limitations that applicable law may impose, Marathon will treat the service of a Rockingham employee with Rockingham as service with Marathon for purposes of all employee benefit plans and programs. Marathon will also honor Rockingham's obligations for all accrued and unused vacation, sick leave and personal leave and all employment, severance, consulting and other compensation contracts and agreements that Rockingham has previously disclosed to Marathon.


                  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

         Both Marathon and Rockingham are corporations subject to the provisions of the Virginia Stock Corporation Act. Rockingham's shareholders' rights are presently governed by Rockingham's articles of incorporation and bylaws. Upon consummation of the merger and Rockingham's shareholders becoming shareholders of Marathon, shareholders' rights will be governed by the articles of incorporation and bylaws of Marathon.

         There are a few material differences between the rights of a Rockingham shareholder under Rockingham's articles of incorporation and bylaws, on the one hand, and the rights of a Marathon shareholder under the articles of incorporation and bylaws of Marathon, on the other hand, which are disclosed in the section "Comparative Rights of Shareholders" on page VI-1.


                          TERMS OF THE MERGER AGREEMENT

         The following is a summary description in the material aspects of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to Appendix A that contains the full merger agreement. We urge you to read Appendix A in its entirety.

Representations and Warranties; Conditions to the Merger

         The merger agreement contains representations and warranties by Marathon and Rockingham, including representations and warranties with respect to their individual organizations, authorizations to enter into the merger agreement, capitalization, financial statements and pending and threatened litigation. These representations and warranties, except as otherwise provided in the merger agreement, will not survive the effective date of the merger.

         The obligations of Marathon and Rockingham to consummate the merger are subject to the following conditions, among others:

         o   approval of the merger agreement by the Rockingham shareholders;

         o approval of the stock issuance and amendments to the articles of incorporation by the Marathon shareholders;

         o receipt of all necessary regulatory approvals not conditioned or restricted in a manner that, in the judgment of the boards of directors of Marathon or Rockingham, materially adversely affects the economic or business benefits of the merger so as to render inadvisable or unduly burdensome consummation of the merger;

         o the absence of certain actual or threatened proceedings before a court or other governmental body relating to the merger;

         o the receipt of an opinion of counsel as to certain federal income tax consequences of the merger;

         o the receipt of a letter from Marathon's accountants to the effect that the merger will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles;

         o performance by the other company of its obligations under the merger agreement;

         o the accuracy, in all material respects, of the representations and warranties of the other company contained in the merger agreement;

         o the receipt of certain opinions and certificates from the other company;

         o the receipt by Marathon of a final fairness opinion from McKinnon & Company, Inc.; and

         o the receipt by Rockingham of a final fairness opinion from Scott & Stringfellow, Inc.


Regulatory Approvals

         As indicated above, the merger is conditioned on the prior approval of the merger by the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. Marathon has filed applications with the Federal Reserve and the Virginia State Corporation Commission. While we cannot predict whether or when Marathon will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner. However, there can be no assurance that the necessary approvals will be obtained, or that any approval will not be conditioned in a manner which makes consummation of the merger, in the judgment of the board of directors of Marathon or Rockingham, inadvisable or unduly burdensome.

Business Pending the Merger

         Until the effective date of the merger, Marathon and Rockingham each has agreed that it will operate its business substantially as presently operated, in the ordinary course of business, and will use its best efforts to preserve intact its relationships with persons having business dealings with it. Until the effective date, Marathon and Rockingham each has agreed not to take, without the other's consent, certain specific actions in connection with the ongoing operation of its business. Specifically, neither Marathon nor Rockingham may:

         o enter into any merger, consolidation or business combination (other than the merger) or any acquisition or disposition of a material amount of assets or securities or solicit proposals in respect thereof;

         o amend its charter or bylaws (except as may be required by the merger agreement);

         o issue any capital stock, except upon exercise of rights, warrants or options issued pursuant to existing employee benefits plans, programs or arrangements or effect any stock split or otherwise change its capitalization; or

         o   purchase or redeem any of its capital stock.


No Solicitation; Board Action

         Marathon and Rockingham each has agreed not to (i) encourage, solicit or initiate discussions or negotiations with any other person concerning any merger, share exchange, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction, (ii) enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets, or (iii) furnish any information to any other person relating to or in support of such transaction.

Effective Date

         If the merger is approved by the shareholders of Rockingham, all required governmental and other consents are obtained and the other conditions to the merger are satisfied or waived, the merger will be consummated and made effective on the date and at the time indicated on the certificate of merger issued by the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act. See "Terms of the Merger Agreement - Representations and Warranties; Conditions to the Merger" on page I-34.

         It is anticipated that the effective date of the merger will occur in the fourth quarter of 2000.

Surrender of Stock Certificates

         As soon as practicable after the merger, Marathon will cause Registrar and Transfer Company, its exchange agent, to mail a letter of transmittal and instructions for use to surrender the certificates representing shares of Rockingham common stock in exchange for certificates representing shares of common stock of Marathon, which by that time will have changed its name to Premier Community Bankshares, Inc.

         Rockingham shareholders should not send in their certificates until they receive such instructions.

         Promptly after surrender of one or more certificates for Rockingham common stock, together with a properly completed letter of transmittal, you will receive a certificate or certificates representing the number of shares of Marathon common stock to which you are entitled and, where applicable, a check for the amount payable in cash instead of issuing a fractional share. Lost, stolen, mutilated or destroyed certificates will be treated in accordance with the existing procedures of Marathon.

         After the merger, you will be entitled to vote the number of shares of Marathon common stock into which your Rockingham common stock has been converted, regardless of whether you have surrendered your Rockingham certificates. The merger agreement provides, however, that no dividend or distribution payable to the holders of record of Marathon common stock at or as of any time after the effective date of the merger will be paid to the holder of any Rockingham certificate until such holder physically surrenders such certificate, promptly after which time all such dividends or distributions will be paid, without interest.

Waiver, Amendment and Termination

         At any time on or before the effective date of the merger, any term or condition of the merger may be waived by the party that is entitled to its benefits. The merger agreement may be amended at any time before the merger by agreement of the parties whether before or after the shareholder meetings. Any material change in a material term of the merger agreement will require a resolicitation of Marathon's and Rockingham's shareholders. Such a material change might include, but is not limited to, a decrease in the exchange ratio or a change in the tax consequences to Rockingham's shareholders.

         The merger agreement may be terminated by Marathon or Rockingham, whether before or after the approval of the merger by the shareholders of both companies, in the following manner:

         o   by mutual consent of Rockingham and Marathon;

         o unilaterally by Rockingham or Marathon, if the merger has not occurred on or before February 1, 2001;

         o unilaterally by either Rockingham or Marathon if the satisfaction of one or more conditions of the merger has not been met by the non-terminating party (unless waived by the terminating party) by October 30, 2000, provided that the terminating party is not then in breach of any of its obligations, covenants, representations, warranty or other agreement contained in the merger agreement;

         o unilaterally by either Rockingham or Marathon if, before the merger occurs, the non-terminating party has agreed to sell substantially all of its assets and liabilities or voting stock; or

         o unilaterally by either Rockingham or Marathon if either party has received a superior proposal that Rockingham or Marathon believes in good faith must be accepted for the benefit of either party's shareholders.

         In the event of termination, the merger agreement shall become null and void, except that certain revisions thereof relating to expenses, confidentiality of information and any liability due to any intentional breach of any provision of the merger agreement shall survive any such termination.

Resales of Marathon Common Stock

         All shares of Marathon common stock received by Rockingham shareholders in connection with the merger will be freely transferable, except the Marathon common stock received by persons who are deemed to be "affiliates" of Rockingham for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"). To the best knowledge of Rockingham and Marathon, the only persons who may be deemed to be affiliates of Rockingham subject to these limitations are the directors and executive officers of Rockingham.

Expenses of the Merger and Termination Fee

         In general, whether or not the merger is consummated, each of Rockingham and Marathon will pay its own expenses related to preparing, entering into and carrying out the merger agreement and preparing and filing the registration statement of which this joint proxy statement/prospectus is a part.

         If the merger agreement terminates because, prior to the date of termination, either Rockingham or Marathon solicited or pursued a business combination inquiry or proposal from a third party and either Rockingham's or Marathon's board determined that a business combination with the third party was in the best interests of either company and its shareholders, the company involved in such proposal shall pay the other party $400,000. No payment will be due, however, if the merger agreement was terminated by the company involved in such proposal because the other company entered into an agreement to be acquired. Additionally, no payment will be due if the other company wrongfully terminated the merger agreement or, if at the time the merger agreement was terminated, the company involved in the proposal was entitled to terminate or refuse to close on the grounds that the other company breached any representation or warranty in the merger agreement. Finally, no payment will be due if there was a failure to satisfy certain closing conditions; a failure to obtain regulatory approval; if the Securities and Exchange Commission issued a stop order or threatened to issue a stop order concerning this joint proxy statement/prospectus; or, in the case that Rockingham has received a third-party proposal, if counsel to Marathon did not issue an opinion that the merger is tax free to the shareholders of Rockingham. This provision is intended to discourage another party from interfering with the merger agreement between Marathon and Rockingham.

         If either party willfully and materially breaches the merger agreement, that party must pay the costs associated with this transaction incurred by the non-breaching party. If the merger agreement is terminated because either the Rockingham or the Marathon shareholders did not approve the merger agreement, then the non-approving party will pay 50% of the costs and expenses of the other party. In either of the above scenarios, such reimbursement will not exceed a total of $50,000.

                           MARKET PRICES AND DIVIDENDS

Market Prices

         Marathon. Marathon common stock is listed and traded on The Nasdaq SmallCap Market under the symbol "MFCV."

         The following table sets forth the high and low closing sales prices of the common stock as reported by The Nasdaq SmallCap Market for the periods listed.

                             Marathon Market Prices

                                                       Sales Price ($)
                                                       ---------------

                                                  High                   Low
                                                  ----                   ---
         1998:
                  1st quarter                     9.75                   8.50
                  2nd quarter                     9.00                   8.00
                  3rd quarter                     9.38                   7.25
                  4th quarter                     8.00                   6.50
         1999:
                  1st quarter                     7.88                   6.94
                  2nd quarter                     7.63                   6.50
                  3rd quarter                     7.25                   6.00
                  4th quarter                     6.75                   6.19
         2000:
                  1st quarter                     6.75                   5.25
                  2nd quarter                     6.25                   5.00
                  3rd quarter                     5.75                   5.00
                    (through August 2, 2000)

         The closing price of Marathon common stock on The Nasdaq SmallCap Market on April 19, 2000, the last full trading day preceding the public announcement of the proposed merger, was $6.00 per share. The closing price of Marathon common stock on The Nasdaq SmallCap Market on August 2, 2000, the latest practicable date before the date of this joint proxy statement/prospectus was $5.06 per share.

         As of August 2, 2000, Marathon had approximately 1,295 shareholders of record.

         Rockingham. Rockingham common stock has been listed and traded on The Nasdaq SmallCap Market under the symbol "RKNG" since October 1998.

         The following table sets forth the high and low closing sales prices of the common stock as reported by The Nasdaq SmallCap Market since October 1998. Information presented for periods prior to October 1998 reflects those trades known to Rockingham during that time.

                            Rockingham Market Prices

                                                         Sales Price ($)
                                                         ---------------

                                                   High                    Low
                                                   ----                    ---
         1998:
                  1st quarter                      10.89                  10.09
                  2nd quarter                      13.16                  10.20
                  3rd quarter                      13.16                   9.98
                  4th quarter                      10.89                   9.30
         1999:
                  1st quarter                      10.89                   9.53
                  2nd quarter                      10.00                   8.63
                  3rd quarter                      11.42                   8.58
                  4th quarter                      12.38                   9.05
         2000:
                  1st quarter                      10.47                   8.00
                  2nd quarter                       9.50                   7.25
                  3rd quarter                       8.25                   7.63
                     (through August 2, 2000)

         The closing price of Rockingham common stock on The Nasdaq SmallCap Market on April 10, 2000, the last trading day preceding the public announcement of the proposed merger on which Rockingham common stock traded, was $9.50 per share. The closing price of Rockingham common stock on The Nasdaq SmallCap Market on July 26, 2000, the latest practicable date before the date of this joint proxy statement/prospectus was $8.06 per share.

         As of August 2, 2000, Rockingham had approximately 667 shareholders of record.

Dividends

         Marathon. Marathon declared a $.09 per share cash dividend to shareholders of record as of December 31, 1999, which was paid in January of 2000. A cash dividend of $.08 per share, declared in 1998, was paid in January 1999. A cash dividend of $.07 per share, declared in 1997, was paid in 1998.

         Rockingham. Rockingham declared stock dividends on its common stock in February 2000, February 1999, March 1998, January 1997 and January 1996. Rockingham has not paid cash dividends.

         Regulation on Payment of Dividends. Certain state law restrictions are imposed on distributions of dividends to the shareholders of Marathon and Rockingham. Shareholders are entitled to receive dividends as declared by the respective board of directors. However, no such distribution may be made if, after giving effect to the distribution, it would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities. There are similar restrictions with respect to stock repurchases and redemptions.

         Banks have limitations imposed upon all "capital distributions," including cash dividends, payments to repurchase or otherwise acquire their shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. As of March 31, 2000, The Marathon Bank had the capacity to pay no more than $2.6 million in total dividends to its sole shareholder, Marathon without regulatory approval, and Rockingham had the capacity to pay $2.1 million in total dividends to its shareholders.

         Similarly, The Marathon Bank and Rockingham each are subject to legal limitations on capital distributions including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). For all state member banks of the Federal Reserve seeking to pay dividends, the prior approval of the applicable Federal Reserve Bank is required if the total of all dividends declared in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years. Federal law also generally prohibits a depository institution from making any capital distribution (including payment of a dividend or payment of a management fee to its holding company) if the depository institution would thereafter fail to maintain capital above regulatory minimums. Federal Reserve Banks are also authorized to limit the payment of dividends by any state member bank if such payment may be deemed to constitute an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The Virginia State Corporation Commission has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

         Following the consummation of the merger, most of the revenues of Marathon and Marathon's ability to pay dividends to its shareholders will depend on dividends paid to it by The Marathon Bank and Rockingham. Based on the current financial condition of The Marathon Bank and Rockingham, Marathon expects that the above-described provisions will have no impact on Marathon's ability to obtain dividends from The Marathon Bank and Rockingham or on Marathon's ability to pay dividends to its shareholders.

                                   CHAPTER II
                    INFORMATION ABOUT THE MEETINGS AND VOTING

General

         We are furnishing this document in connection with the solicitation of proxies by the board of directors of Marathon for use at the special meeting of Marathon shareholders including any adjournments or postponements of the meeting, to be held on September 13, 2000 , and by the board of directors of Rockingham for use at the special meeting of Rockingham shareholders including any adjournments or postponements of the meeting, to be held on September 13, 2000, at the times and places set forth in the accompanying notices.

Marathon Meeting

         General. The Marathon meeting will be held on September 13, 2000 at 3:00 p.m., local time, at The Marathon Bank's Main Office, 4095 Valley Pike, Winchester, Virginia. At the Marathon meeting, holders of Marathon common stock will be asked to consider and approve the issuance of Marathon common stock to Rockingham shareholders and amendments to the Marathon articles of incorporation. The amendments to the articles of incorporation would make two changes. Neither of the proposed changes would take effect unless the merger is completed. The first change would be to change Marathon's name to Premier Community Bankshares, Inc. Secondly, the board of directors would be changed to include four current Marathon directors and four current Rockingham directors. Please refer to Chapter V for information on who will manage Marathon after the merger.

         Marathon shareholders may also be asked to vote upon a proposal to adjourn or postpone the Marathon meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies from Marathon shareholders to approve the merger agreement.

         Record Date; Voting Power. Only holders of record of shares of Marathon common stock at the close of business on August 2, 2000 are entitled to notice of and to vote at the Marathon meeting. As of such date, there were 2,051,441 issued and outstanding shares of Marathon common stock held by approximately 1,295 holders of record. Holders of record of Marathon common stock on the Marathon record date are entitled to one vote per share on any matter that may properly come before the Marathon meeting. Brokers who hold shares of Marathon common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any such shares of Marathon common stock for which a broker has submitted an executed proxy but for which the beneficial owner thereof has not given instructions on voting to such broker are referred to as "broker non-votes."

         Vote Required. The presence in person or by proxy of the holders of a majority of the shares of Marathon common stock outstanding on the Marathon record date will constitute a quorum for the transaction of business at the Marathon meeting. Abstentions and broker non-votes will be counted for purposes of establishing the presence of a quorum at the Marathon meeting. The approval of the proposals to issue Marathon common stock to Rockingham shareholders and to amend the Marathon articles of incorporation each requires a greater number of votes cast in favor of each matter than the number of votes opposing the matter.

         On the record date, the executive officers and directors of Marathon, including their affiliates, had voting power with respect to an aggregate of 464,551 shares of Marathon common stock or approximately 22.6% of the shares of Marathon common stock then outstanding. We expect that such directors and officers will vote all of such shares in favor of the proposal to approve the merger agreement.

         Recommendation of the Marathon Board. The Marathon board has unanimously approved and adopted the merger agreement, the stock issuance and the proposed amendments to the articles of incorporation. The Marathon board believes that the merger and related actions are fair to and in the best interests of Marathon and the Marathon shareholders and recommends that the Marathon shareholders vote "FOR" approval of the stock issuance and amendments to the articles of incorporation. See "The Merger - Marathon's Reasons for the Merger" on page I-14.

         Solicitation and Revocation of Proxies. A form of proxy is enclosed with this document. All shares of Marathon common stock represented by properly executed proxies (whether through the return of the enclosed proxy card or by telephone) will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the issuance of Marathon common stock to Rockingham shareholders, FOR the proposed amendments to Marathon's articles of incorporation and in the discretion of the proxy holder as to any other matter which may properly come before the Marathon meeting.

         Each holder of Marathon common stock is requested to vote by completing, dating and signing the accompanying proxy card and returning it promptly to marathon in the enclosed, postage-paid envelope. Marathon shareholders should not send stock certificates with their proxy cards.

         Any Marathon shareholder who has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the secretary of Marathon prior to the Marathon meeting, at Marathon's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Marathon meeting and voting in person. Presence at the Marathon meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

         The cost of soliciting proxies will be borne by Marathon. Proxies may be solicited by personal interview, mail or telephone. In addition, Marathon may reimburse brokerage firms and other persons representing beneficial owners of shares of Marathon common stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of Marathon's executive officers, directors and regular employees, without additional compensation, personally or by telephone or facsimile transmission.

         Other Matters. Marathon is unaware of any matter to be presented at the Marathon meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the Marathon meeting, the persons named in the enclosed form of proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the Marathon meeting, provided that no proxy that has been designated to vote against approval of the merger agreement will be voted in favor of any proposal to adjourn or postpone the Marathon meeting for the purpose of soliciting additional proxies to approve the merger agreement.

Rockingham Meeting

         General. The Rockingham meeting will be held on September 13, 2000 at 5:30 p.m., local time, at Rockingham's Main Office, 110 University Boulevard, Harrisonburg, Virginia. At the Rockingham meeting, holders of Rockingham common stock will be asked to consider and vote upon a proposal to approve the merger agreement. Rockingham shareholders may also be asked to vote upon a proposal to adjourn or postpone the Rockingham meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies from Rockingham shareholders to approve the merger agreement.

         Record Date; Voting Power. Only holders of record of shares of Rockingham common stock at the close of business on August 2, 2000 are entitled to notice of and to vote at the Rockingham meeting. As of such date, there were 1,589,940 issued and outstanding shares of Rockingham common stock held by approximately 667 holders of record. Holders of record of Rockingham common stock on the Rockingham record date are entitled to one vote per share on any matter that may properly come before the Rockingham meeting. Brokers who hold shares of Rockingham common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any such shares of Rockingham common stock for which a broker has submitted an executed proxy but for which the beneficial owner thereof has not given instructions on voting to such broker are referred to as "broker non-votes."

         Vote Required. The presence in person or by proxy of the holders of a majority of the shares of Rockingham common stock outstanding on the Rockingham record date will constitute a quorum for the transaction of business at the Rockingham meeting. Abstentions and broker non-votes will be counted for purposes of establishing the presence of a quorum at the Rockingham meeting. The approval of the proposal to approve the merger agreement requires the affirmative vote of holders of more than two-thirds of the shares of Rockingham common stock outstanding on the record date. Broker non-votes and abstentions will be counted and will have the effect of a vote against the proposal to approve the merger agreement.

         On the record date, the executive officers and directors of Rockingham, including their affiliates, had voting power with respect to an aggregate of 265,214 shares of Rockingham common stock or approximately 16.7% of the shares of Rockingham common stock then outstanding. We expect that such directors and officers will vote all of such shares in favor of the proposal to approve the merger agreement. In addition, on the Rockingham record date, the directors and executive officers of Rockingham beneficially owned 400 shares of Marathon common stock.

         Recommendation of the Rockingham Board. The Rockingham board has unanimously approved and adopted the merger agreement. The Rockingham board believes that the merger is fair to and in the best interests of Rockingham and the Rockingham shareholders and recommends that the Rockingham shareholders vote "FOR" approval of the merger agreement and the transactions contemplated thereby. See "The Merger - Rockingham's Reasons for the Merger" on page I-15.

         Solicitation and Revocation of Proxies. A form of proxy is enclosed with this document. All shares of Rockingham common stock represented by properly executed proxies (whether through the return of the enclosed proxy card or by telephone) will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the merger agreement and in the discretion of the proxy holder as to any other matter which may properly come before the Rockingham meeting.

         Each holder of Rockingham common stock is requested to vote by completing, dating and signing the accompanying proxy card and returning it promptly to Rockingham in the enclosed, postage-paid envelope. Rockingham shareholders should not send stock certificates with their proxy cards.

         Any Rockingham shareholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the secretary of Rockingham prior to the Rockingham meeting, at Rockingham's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Rockingham meeting and voting in person. Presence at the Rockingham meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

         The cost of soliciting proxies will be borne by Rockingham. Proxies may be solicited by personal interview, mail or telephone. In addition, Rockingham may reimburse brokerage firms and other persons representing beneficial owners of shares of Rockingham common stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of Rockingham's executive officers, directors and regular employees, without additional compensation, personally or by telephone or facsimile transmission.

         Other Matters. Rockingham is unaware of any matter to be presented at the Rockingham meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the Rockingham meeting, the persons named in the enclosed form of proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the Rockingham meeting, provided that no proxy that has been designated to vote against approval of the merger agreement will be voted in favor of any proposal to adjourn or postpone the Rockingham meeting for the purpose of soliciting additional proxies to approve the merger agreement.

                                   CHAPTER III
                             DESCRIPTION OF MARATHON

                                    BUSINESS

General

         Marathon is a bank holding company that was incorporated under the laws of the Commonwealth of Virginia in June 1989. Marathon owns all of the outstanding stock of its sole subsidiary, The Marathon Bank ("The Marathon Bank"), which was incorporated in August 1987 and acquired by Marathon in October 1990. Marathon is headquartered in Frederick County, Virginia. The Marathon Bank's offices are located in the Marathon Financial Center, 4095 Valley Pike, Winchester, Virginia. Marathon is a holding company for The Marathon Bank and is not directly engaged in the operation of any other business.

         The Marathon Bank, which is chartered under the laws of the Commonwealth of Virginia, conducts a general banking business through its offices. The Marathon Bank's deposits are insured under the Federal Deposit Insurance Act and The Marathon Bank is a member of the Federal Reserve System. As of December 31, 1999, The Marathon Bank employed 64 persons on a full-time basis.

         The banking business in the area served by The Marathon Bank (the counties of Frederick, Clarke, Shenandoah, and Warren, Virginia) is highly competitive with respect to both loans and deposits. In The Marathon Bank's primary service area, there are approximately six commercial banks (including four large, Virginia-wide banks with multiple offices) offering services ranging from deposits and real estate loans to full service banking. Certain of the commercial banks in this service area have higher lending limits than The Marathon Bank and may provide various services for their customers that are not offered by The Marathon Bank. In addition, there can be no assurance that other financial institutions, with substantially greater resources than Marathon and The Marathon Bank, will not establish operations in The Marathon Bank's service area.

Recent Developments

         During 1998, the Board of Directors authorized management to repurchase shares of Marathon's common stock with the following stipulations: the market price to book value must be 1.70% or below, and the maximum number of shares purchased during a calendar year does not exceed 1.50% of outstanding shares. Based on this criteria, Marathon purchased 17,245 shares of its common stock during 1999.

Supervision and Regulation

         Marathon is a registered bank holding company subject to regulation and examination by the Federal Reserve under the Bank Holding Company Act of 1956. It is required to file with the Federal Reserve periodic reports and any additional information that it may require under the Bank Holding Company Act. The Bank Holding Company Act also requires every bank holding company to obtain the prior approval of the Federal Reserve before acquiring substantially all of the assets or direct or indirect ownership or control of more than 5% of the voting shares of any bank which is not already majority owned. The Bank Holding Company Act also prohibits a bank holding company, with certain exceptions, from engaging in or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in non-banking activities. One of the principal exceptions to these provisions is for



                                      III-1
acquiring shares of a company engaged in activities found by the Federal Reserve to be so closely related to banking or managing banks as to be a proper incident thereto.

         The Marathon Bank, a state member bank of the Federal Reserve, is subject to supervision, regulation, and examination by the Federal Reserve, the Virginia State Corporation Commission and the Federal Deposit Insurance Corporation (the "FDIC"). Deposits, reserves, investments, loans, consumer law compliance, issuance of securities, payment of dividends, establishment of branches, mergers and consolidations, changes in control, electronic funds transfer, management practices, and other aspects of operations are subject to regulation by the appropriate federal and state supervisory authorities.

Properties

         The Marathon Bank office is located at 4095 Valley Pike, Winchester, Virginia. On December 31, 1993, the Marathon Land Trust executed a deed and transferred the office to The Marathon Bank. This property is owned free of encumbrances.

         On August 12, 1993, The Marathon Bank opened its Warren County Branch at 300 Warren Avenue in Post Office Plaza, Front Royal, Warren County, Virginia.

         On July 1,1996, The Marathon Bank entered into a new lease with Post Office Plaza, L.C. for the new branch facility in Front Royal. The terms of the lease include a monthly rent of $3,846 for the first five years, to be adjusted annually afterward. The lease term is twenty years with the option to renew for two additional five-year terms.

         On February 13, 1995, The Marathon Bank opened its Winchester Branch at 1041 Berryville Avenue in the City of Winchester, Virginia. The Marathon Bank executed a lease on October 1, 1994, for five years with a monthly lease payment of $1,000. The Marathon Bank has two five-year options to extend this lease.

         On June 18, 1997, The Marathon Bank opened a second Winchester Branch at 1447 North Frederick Pike, Winchester, Virginia. The Marathon Bank entered into a lease on January 13, 1997, with a termination date of December 31, 2006. The Marathon Bank has two five-year options to extend the lease. The monthly lease payment is $2,500.

         On September 22, 1997, The Marathon Bank opened its Shenandoah County Branch at 1014 South Main Street, Woodstock, Virginia. A new lease was executed by The Marathon Bank on September 1, 1997, for five years with a monthly lease payment of $800 per month through the third year, $900 per month for the fourth year and $1,000 per month for the fifth year. The Marathon Bank has two five-year options to extend that lease.

         On December 16, 1998, The Marathon Bank purchased a lot consisting of
1.033 acres adjacent to the main office property located at 4095 Valley Pike, Winchester. The Marathon Bank acquired the property to be used for additional parking and future expansion.

Legal Proceedings

         In the course of normal operations, Marathon and The Marathon Bank are parties to various legal proceedings. Based upon information currently available, and after consultations with legal counsel, management believes that such legal proceedings will not have a material adverse effect on Marathon's business, financial position, or results of operations.




                                     III-2

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Marathon is the holding company for The Marathon Bank. The following discussion is intended to assist readers in understanding and evaluating the financial condition and results of operations of Marathon and The Marathon Bank. This review should be read in conjunction with the consolidated financial statements and related notes included in Appendix B to this joint proxy statement/prospectus. This analysis provides an overview of the significant changes that occurred during the periods presented.

         In addition to the historical information, the following discussion, as well as other information appearing throughout this joint proxy statement/prospectus, may contain forward looking statements that are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Although Marathon believes that any forward looking statements are based upon sound assumptions within the limits of the knowledge of its operations and the existing economic conditions, there is no certainty that future results will not differ materially from historical results or those anticipated by forward looking statements.












                                     III-3

                             Selected Financial Data

         The income statement data, per share data, and balance sheet data contained in the following summary financial data for the five years ended December 31, 1999 are derived from the audited financial statements of Marathon. The financial data for the three month periods ended March 31, 2000 and 1999 are taken from unaudited financial statements. The summary should be reviewed in conjunction with the historical financial statements included in Appendix B of this document.

                               For the Three Months Ended
                                         March 31,                              For the Years Ended December 31,
                               ----------------------------------------------------------------------------------------------------
                                      2000         1999          1999          1998           1997           1996           1995
                                      ----         ----          ----          ----           ----           ----           ----
                                                        (In thousands, except per share data)
Income Statement Data:
Interest income                   $     2,165   $     1,939   $     8,315   $     6,876   $     4,882    $     3,789    $     2,940
Interest expense                          913           828         3,482         2,959         1,943          1,614          1,252
                                  -----------   -----------   -----------   -----------   -----------    -----------    -----------
Net interest income                     1,252         1,111         4,833         3,917         2,939          2,175          1,688
Provision for loan losses                  73            60           260           285           133            165            113
                                  -----------   -----------   -----------   -----------   -----------    -----------    -----------


Net interest income after
   provision for
   loan losses                          1,179         1,051         4,573         3,632         2,806          2,010          1,575
Other income                              204           199           859           819           587            430            281
Other expenses                            948           882         3,757         3,193         2,583          1,746          1,435
                                  -----------   -----------   -----------   -----------   -----------    -----------    -----------
Income before income taxes        $       435   $       368   $     1,675   $     1,258   $       810    $       694    $       421
Income taxes (benefits)                   142           132           563            78          (188)          (145)            --
                                  -----------   -----------   -----------   -----------   -----------    -----------    -----------

   Net income                     $       293   $       236   $     1,112   $     1,180   $       998    $       839    $       421
                                  ===========   ===========   ===========   ===========   ===========    ===========    ===========

Per Share Data: (1)

Book value at period ended        $      4.75   $      4.35   $      4.62   $      4.26   $      3.75    $      3.16    $      2.05
Net income, basic                        0.14          0.11          0.54          0.57          0.51           0.58           0.35
Net income, assuming dilution            0.14          0.11          0.53          0.56          0.50           0.58           0.35
Cash dividends declared           $        --   $        --   $      0.09   $      0.08   $      0.07    $      0.08    $        --
Average common shares outstanding   2,050,764     2,062,524     2,050,748     2,058,932     1,951,172      1,445,601      1,205,443

Balance Sheet Data:
Loans, net                        $    79,231   $    71,467   $    74,527   $    65,065   $    49,015    $    37,006    $    28,405
Loans held for resale                     176           230            --           402         1,502            403            369
Allowance for loan loss                   802           816           769           755           576            503            393
Total assets                          112,474        95,065       103,685        91,852        64,826         47,287         36,070
Deposits                              101,991        85,458        93,343        82,295        56,435         40,725         32,622
Shareholders' equity                    9,753         8,964         9,445         8,790         7,711          5,890          2,678

Performance Ratios:
Return on average assets (2)             1.10%         1.01%         1.09%         1.47%         1.86%          2.02%          1.32%
Return on average equity (2)            12.17%        10.59%        12.20%        14.03%        14.99%         23.19%         16.96%
Net interest margin (3)                  5.14%         5.14%         5.21%         5.40%         6.09%          5.83%          5.81%
Average loans to deposits               80.43%        81.98%        79.98%        81.94%        92.36%         89.37%         92.94%
Average equity to average assets         9.03%         9.48%         8.97%        10.51%        12.42%          8.72%          7.78%

Asset Quality Ratios:
Allowance for loan losses to
   period end loans                      1.00%         1.13%         1.02%         1.14%         1.13%          1.32%          1.34%
Allowance for loan losses to
   non-accrual loans                    11.28x        17.79x        18.98x        30.86x        15.12x         70.30x         86.50x
Non-performing assets to period
   end loans and other real estate       0.30%         0.66%         0.30%         0.38%         0.07%          0.19%          0.15%
Net charge-offs to average loans         0.05%         0.00%         0.34%         0.18%         0.14%          1.00%          1.05%

____________________
(1) Shares outstanding and per share data for years prior to 1997 adjusted to reflect the impact of the February 8, 1996, 15% of net income stock dividend.
(2)  Annualized for the three months ended March 31, 2000 and 1999.
(3) Net interest margin is calculated as tax equivalent net interest income divided by average earning assets.


                                     III-4

   Average Balances, Interest Income and Expenses and Average Yields and Rates

         The following table sets forth information relating to The Marathon Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balances of assets and liabilities, respectively, for the periods presented.

                                                      March 31, 2000              December 31, 1999           December 31, 1998
                                          -----------------------------------------------------------------------------------------
                                            Average     Earnings/  Yield/  Average    Earnings/  Yield/ Average    Earnings/  Yield/
  Assets:                                   Balances    Expense(2)  Rate   Balances   Expense(2)  Rate  Balances   Expense(2)  Rate
  -------                                   --------    ----------  ----   --------   ----------  ----  --------   ----------  ----
Interest Earning Assets
Loans, net of unearned discounts (1)       $ 77,506,235 $ 1,876,065 9.7% $ 73,406,447 $7,252,043  9.9% $58,269,578 $6,063,709  10.4%
Securities:
   Taxable                                 $  9,750,971 $   143,853 5.9% $  9,356,267   $553,766  5.9% $ 6,257,989 $  381,331   6.1%
   Non-Taxable                                1,425,431      22,740 6.4%      618,581     33,492  5.4%          --         --    --
                                           ------------ -----------      ------------ ----------       ----------- ----------
   Total Securities                        $ 11,176,402 $   166,593      $  9,974,848 $  587,258       $ 6,257,989 $  381,331

Federal funds sold                            9,310,181     130,231 5.6%    9,779,041    491,769  5.0%   7,991,882    430,995   5.4%
                                           ------------ -----------      ------------ ----------       ----------- ----------

Total interest earning assets              $ 97,992,818 $ 2,172,889 8.9% $ 93,160,336 $8,331,070  8.9% $72,519,449 $6,876,035   9.5%
                                                        -----------                   ----------


Non-Interest Earning Assets
   Cash and due from banks                    5,451,908                     5,530,765                   4,364,755
   Bank premises and equipment                2,661,946                     2,562,174                   2,591,083
   Other assets                               1,268,362                     1,148,345                   1,263,018
   Allowance for loan losses                   (790,455)                     (788,777)                   (656,014)
                                           ------------                  ------------                  -----------

Total assets                               $106,584,579                  $101,612,843                  $80,082,291
                                           ============                  ============                  ===========


Liabilities and Shareholders' Equity

Interest-bearing Liabilities:
   Interest-bearing deposits               $ 82,960,445 $   908,889 4.4% $ 78,800,817 $3,464,415  4.4% $61,155,144 $2,938,214   4.8%
   Capital lease payable                        216,943       4,350 8.1%      220,925     17,808  8.1%     259,020     20,341   7.9%
                                           ------------ -----------      ------------ ----------       ----------- ----------

Total interest-bearing liabilities         $ 83,177,388 $   913,239 4.4% $ 79,021,742 $3,482,223  4.4% $61,414,164 $2,958,555   4.8%
                                                        -----------                   ----------

   Non-Interest Bearing Liabilities:
    Liabilities:
      Demand deposits                        13,401,590                    12,984,167                    9,958,661
      Other liabilities                         377,098                       493,303                      296,639
                                           ------------                  ------------                      -------
   Total liabilities                       $ 96,956,076                  $ 92,499,212                  $71,669,464
   Shareholders' equity                       9,628,503                     9,113,631                    8,412,827
                                           ------------                  ------------                  -----------

Total liabilities and shareholders' equity $106,584,579                  $101,612,843                  $80,082,291
                                           ============                  ============                  ===========

Net Interest Income                                     $ 1,259,650                   $4,848,847                   $3,917,480
                                                        ===========                   ==========                   ==========
Interest Rate Spread                                                4.5%                          4.5%                          4.7%
Net Interest Margin                                                 5.1%                          5.2%                          5.4%
                                                                    ====                          ====                          ====

______________________
(1)  Non-accrual loans are included in the average balance of this category
(2)  Amounts are shown on a tax equivalent basis.

                                     III-5

                            Volume and Rate Analysis

                                                  Three Months Ended March 31,
                                                      2000 compared to 1999
                                             ----------------------------------------
                                                Increase (Decrease)
                                                 Due to Changes in
                                                Volume         Rate         Total
                                             ------------ ------------- -------------
       Interest Earned On:
       Loans receivable, net                  $     4,483  $      5,061   $     9,544
       Securities, taxable                         21,436          (200)       21,236
       Securities, non-taxable                    217,906       (56,136)      161,770
       Federal funds sold                          23,423        17,224        40,647
                                             ------------ ------------- -------------
             Total interest income                267,248       (34,051)      233,197
                                             ------------ ------------- -------------

       Interest Paid On:
           Interest-bearing deposits               91,916        (6,567)       85,349
           Federal funds purchased                     --            --            --
           Capital lease payable                     (125)           --          (125)
                                             ------------ ------------- -------------
             Total interest expense                91,791        (6,567)       85,224
                                             ------------ ------------- -------------
              Net interest income             $   175,457  $    (27,484) $    147,973
                                             ============ ============= =============

                                                         December 31,                                 December 31,
                                                     1999 compared to 1998                       1998 compared to 1997
                                            ------------------------------------------  -------------------------------------------
                                               Increase (Decrease)                          Increase (Decrease)
                                                Due to Changes in                            Due to Changes in
                                               Volume          Rate          Total          Volume          Rate           Total
Interest Earned On:                         ------------   ------------   ------------   ------------   ------------    -----------
Loans receivable, net                        $ 1,458,209    $  (269,875)   $ 1,188,334    $ 1,587,785    $   (83,441)   $ 1,504,344
Securities, taxable                              184,664        (12,229)       172,435        199,145        (11,259)       187,886
Securities, nontaxable                            16,746         16,746         33,492             --             --             --
Federal Funds Sold                                90,877        (30,103)        60,774        298,691          2,460        301,151
                                             -----------    -----------    -----------    -----------    -----------    -----------
Total interest income                        $ 1,750,496    $  (295,461)   $ 1,455,035    $ 2,085,621    $   (92,240)   $ 1,993,381
                                             -----------    -----------    -----------    -----------    -----------    -----------
Interest Paid On:
     Interest-bearing deposits               $   739,889    $  (213,688)   $   526,201    $ 1,059,500    $   (39,385)   $ 1,020,115
     Federal funds purchased                          --             --             --           (673)            --           (673)
     Capital lease payable                        (3,060)           527         (2,533)        (3,369)          (927)        (4,296)
                                             -----------    -----------    -----------    -----------    -----------    -----------

Total interest expense                       $   736,829    $  (213,161)   $   523,668    $ 1,055,458    $   (40,312)   $ 1,015,146
                                             -----------    -----------    -----------    -----------    -----------    -----------

Net interest income                          $ 1,013,667    $   (82,300)   $   931,367    $ 1,030,163    $   (51,928)   $   978,235
                                             ===========    ===========    ===========    ===========    ===========    ===========








                                     III-6

                                   Securities

         The following table summarizes the book value of securities for the periods indicated:

                   Book Value of Securities Available for Sale
                   -------------------------------------------

                                              For the Three Months Ended              For the Years Ended
                                                       March 31,                            December 31,
                                              ---------------------------     -------------------------------------
                                                         2000                        1999                 1998
                                                         ----                        ----                 ----
U.S. Treasury securities and
    obligations of U.S. government
    agencies and corporations                         $4,226,546                  $3,944,510           $4,460,218
Obligations of state and political
    subdivisions                                         539,792                     540,132                   --
Mortgage-backed securities                                15,316                      15,765               21,555
Other securities                                         580,350                     580,350              479,800
                                                      ----------                  ----------           ----------
                                                      $5,362,004                  $5,080,757           $4,961,573
                                                      ==========                  ==========           ==========

                    Book Value of Securities Held to Maturity
                    -----------------------------------------

                                              For the Three Months Ended              For the Years Ended
                                                       March 31,                          December 31,
                                              --------------------------      -------------------------------------
                                                       2000                        1999                 1998
                                                       ----                        ----                 ----
U.S. Treasury securities and
    obligations of U.S. government
    agencies and corporations                       $5,283,421                  $4,687,181           $4,899,237
Obligations of state and political
    subdivisions                                       958,794                     959,610              100,840
                                                    ----------                  ----------           ----------
                                                    $6,242,215                  $5,646,791           $5,000,077
                                                    ==========                  ==========           ==========

         At March 31, 2000, the securities book value was $11,604,219 compared to $10,727,548 and $9,961,650 as of December 31, 1999 and 1998, respectively.
The market value of securities at March 31, 2000 was $11,414,315 compared to $10,564,216 and $10,002,374 at December 31, 1999 and 1998, respectively. As of
March 31, 2000, there were no obligations by any one issuer in the investment portfolio, exclusive of obligations of the U.S. Government or U.S. Agencies and Corporations, which in the aggregate exceeded 10% of stockholders' equity.





                                     III-7

                   Investment Portfolio - Maturity and Yields

         The following table sets forth the maturity distribution and weighted average yields of the securities portfolio at March 31, 2000. The weighted average yields are calculated on the book value of the portfolio and on securities interest income adjusted for amortization of premium and accretion of discount.

                                                                              March 31, 2000
                                                  -----------------------------------------------------------------------
                                                                                                After One But
                                                          Within One Year                      Within Five Years
                                                  ---------------------------------    ----------------------------------
                                                      Amount             Yield             Amount             Yield
                                                  ---------------------------------    ----------------------------------
U.S. Treasury securities and obligations
    of U.S. government agencies and
    corporations                                       $ 697,754             5.29%         $6,690,270              6.00%
Obligations of state and political subdivisions               --             0.00%            794,884              6.37%
Mortgage-backed securities                                    --             0.00%                 --              0.00%
Other securities                                              --             0.00%                 --              0.00%
                                                  ---------------    --------------    ---------------    ---------------
    Total                                              $ 697,754             5.29%         $7,485,154              6.04%
                                                  ===============    ==============    ===============    ===============

                                                                              March 31, 2000
                                                  -----------------------------------------------------------------------
                                                           After Five But
                                                          Within Ten Years                      After Ten Years
                                                  ---------------------------------    ----------------------------------
                                                      Amount             Yield             Amount             Yield
                                                  ---------------------------------    ----------------------------------
U.S. Treasury securities and obligations
    of U.S. government agencies and
    corporations                                     $ 2,121,943             5.96%           $     --              0.00%
Obligations of state and political subdivisions          656,066             6.04%             47,636              4.62%
Mortgage-backed securities                                11,812             8.72%              3,504              8.78%
Other securities                                              --             0.00%            580,350              6.42%
                                                  ---------------    --------------    ---------------    ---------------
Total                                                $ 2,789,821             5.99%         $  631,490              6.30%
                                                  ===============    ==============    ===============    ===============

                                 Loan Portfolio

         The following table summarizes the composition of the loan portfolio at the dates indicated.

                                                                           March 31,                 December 31,
                                                                         ---------------    --------------------------------
                                                                              2000               1999             1998
                                                                              ----               ----             ----
Loans secured by real estate:                                                           (Dollars in thousands)
     Construction                                                           $12,412             $10,649         $ 8,900
     Secured by farmland                                                        738                 744             733
     Secured by 1-4 family residential                                       17,100              16,717          13,773
     Multi-family residential                                                 2,072               2,349           1,379
     Nonfarm, nonresidential loans                                           12,063              12,038           5,168
Loans to farmers (except those secured by real estate)                          232                 220             218
Commercial and industrial loans (except those secured by real estate)        21,604              19,041          21,126
Loans to individuals (except those secured by real estate)                   13,495              13,311          15,468
All other loans                                                                 550                 557             100
                                                                            -------             -------         -------
                                                                            $80,266             $75,626         $66,865
Less:
   Unearned income                                                              233                 330           1,045
   Allowance for loan losses                                                    802                 769             755
                                                                            -------             -------         -------
                                                                            $79,231             $74,527         $65,065
                                                                            =======             =======         =======


                                     III-8

         Marathon had no loans outstanding to foreign countries or for highly leveraged transactions as of March 31, 2000, December 31, 1999 or December 31, 1998.

         There were no categories of loans that exceeded 10% of outstanding loans as of March 31, 2000, which were not disclosed in the above table.

         In the normal course of business, the corporation makes various commitments and incurs certain contingent liabilities, which are disclosed but not reflected in the accompanying financial statements. At March 31, 2000, commitments for standby letters of credit totaled $1,470,735 and commitments to extend credit totaled $13,879,018. At December 31, 1999, commitments for standby letters of credit totaled $1,432,380 and commitments to extend credit totaled $13,467,000. At December 31 1998, commitments for standby letter of credit totaled $851,449 and commitments to extend credit totaled $8,909,000.

                       Maturity Schedule of Selected Loans

         The table below presents the maturities of selected loans outstanding at March 31, 2000.

                                                              After One
                                              Within          But Within         After
                                             One Year         Five Years       Five Years          Total
                                             --------         ----------       ----------          -----
                                                                (Dollars in thousands)
Commercial:                                   $ 6,416           $11,623          $3,565           $21,604
Real estate-construction                        7,720             2,458           2,234            12,412
                                              -------           -------          ------           -------
                                              $14,136           $14,081          $5,799           $34,016
                                              =======           =======          ======           =======

Interest sensitivity on such loans
   maturing after one year:
      Fixed                                                                                       $17,376
      Variable                                                                                      2,504
                                                                                                  -------
        Total                                                                                     $19,880
                                                                                                  =======

                              Non-Performing Assets

         The following table details information concerning non-accrual, past due and restructured loans as well as other real estate owned, for the periods indicated:

                                                                            March 31,              December 31,
                                                                           -------------    ---------------------------
                                                                               2000             1999          1998
                                                                               ----             ----          ----
Non-accrual loans                                                            $ 71,087         $ 40,541      $233,200
Other Real Estate                                                             165,095          183,218        18,123
Restructured loans                                                                 --               --            --
                                                                             --------         --------      --------
   Total Non-performing assets                                               $236,182         $223,759      $251,323

Non-performing assets to period end loans and other real estate owned            .30%             .30%          .38%
                                                                                 ====             ====          ====
Loans past due 90 days or more and still accruing interest                   $113,206         $ 19,862      $191,977
                                                                             ========         ========      ========


                                     III-9

         The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Loans are placed on nonaccrual at an earlier date or charged off if collection of principal or interest is considered doubtful.

         All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

         As of March 31, 2000, Marathon had a total of $236,182 in nonperforming assets compared to $223,759 at December 31, 1999, representing an increase of 5.55%.

         On March 31 2000, Marathon had $71,087 in non-accrual loans, which consist of $24,201 in installment loans, $10,968 in commercial loans, and $35,918 in mortgage loans. Approximately $6,450 of interest income would have been recorded if interest had been accrued during the first quarter of 2000. The $113,206 in 90 days past due and still accruing interest consists of $2,363 in installment loans, and $110,843 in commercial loans.

         As of March 31, 2000, Marathon had no loans in addition to the past due and non-accrual loans mentioned above that are considered to be potential problem loans.

         Marathon's management and Board of Directors have reviewed the asset quality of The Marathon Bank's loan portfolio and The Marathon Bank's loan loss reserve and have found it to be adequate.

                                Loan Loss Summary

                                                           March 31,            December 31,
                                                           --------             ------------
                                                         2000      1999        1999       1998
                                                         ----      ----        ----       ----
Balance, beginning of period                           $769,410   $754,597   $754,597   $576,497
Less Charge-off's:
         Commercial                                    $     --   $     --   $153,699   $ 28,735
         Real estate-mortgage                                --         --     29,091         --
         Real estate-construction                        13,319        642     18,960         --
         Installment loans to individuals                35,841         --     70,942    122,376
                                                       --------   --------   --------   --------
                          Total Charge-offs            $ 49,160   $    642   $272,692   $151,111
                                                       --------   --------   --------   --------

Plus Recoveries:
         Commercial                                    $     50   $     82   $  1,816   $ 11,925
         Real estate-mortgage                                --         --         --     20,368
         Real estate-construction                         1,008        996      2,334         --
         Installment loans to individuals                 7,430        777     23,355     11,918
                                                       --------   --------   --------   --------
                           Total Recoveries            $  8,488   $  1,855   $ 27,505   $ 44,211
                                                       --------   --------   --------   --------

Provision for loan losses                              $ 73,400   $ 60,000   $260,000   $285,000
                                                       --------   --------   --------   --------

Balance, end of period                                 $802,138   $815,810   $769,410   $754,597
                                                       ========   ========   ========   ========

Ratio of net charge-offs during the period to
average loans outstanding during the period               0.05%      0.00%      0.34%      0.18%


         Marathon maintains the allowance for loan losses at a sufficient level to provide for potential losses in the loan portfolio. Loan losses are charged directly to the allowance when they occur, while



                                     III-10
recoveries are credited to the allowance. The adequacy of the provision for loan losses is reviewed periodically by management through consideration of several factors including changes in the character and size of the loan portfolio and related loan loss experience, a review and examination of overall loan quality which includes the assessment of problem loans and an analysis of anticipated economic condition in the market area. An analysis of the allowance for loan losses, including charge-off activity, is presented above for the periods indicated.

                    Allocation of the Reserve for Loan Losses

         The following table reflects management's allocation of the reserve for loan losses for the periods indicated.

                                                                    March 31, 2000        December 31, 1999      December 31, 1998
                                                                    --------------        -----------------      -----------------
                                                                         % of Loans to           % of Loans to         % of Loans to
                                                                  Amount  Total Loans    Amount   Total Loans   Amount  Total Loans
                                                                  ------  -----------    ------   -----------   ------  -----------
Loans secured by real estate:
     Construction                                                $ 32,086     15.5%     $ 30,776     14.1%     $ 30,561     13.3%
     Secured by farmland                                            7,299     00.9%        7,219     00.9%        7,169     01.1%
     Secured by 1-4 family residential                             20,053     21.3%       18,388     22.2%       15,092     20.6%
     Multi-family residential                                      24,064     02.6%       24,062     03.1%       24,373     02.1%
     Nonfarm, nonresidential loans                                296,791     15.0%      280,314     15.9%      285,426     07.7%
Loans to farmers (except those secured by real estate)              2,026     00.3%        2,647     00.3%        2,566     00.3%
Commercial and industrial loans (except those
  secured by real estate)                                         324,365     26.9%      323,418     25.2%      329,042     31.6%
Loans to individuals (except those secured by
  real estate)                                                     88,235     16.8%       76,410     17.6%       55,840     23.1%
All other loans                                                     7,219     00.7%        6,176     00.7%        4,528     00.2%
                                                                 --------    -----      --------    -----      --------    -----
                                                                 $802,138    100.0%     $769,410    100.0%     $754,597    100.0%
                                                                 ========    =====      ========    =====      ========    =====











                                     III-11

                     Average Deposits and Average Rates Paid

         The following table details the average amount of, and the average rate paid on the following primary deposit categories for the years ended December 31, 1999 and 1998, and first quarter of 2000.

                                           March 31, 2000           December 31, 1999         December 31, 1998
                                           --------------           -----------------         -----------------
                                         Average      Average       Average       Average      Average      Average
                                         Balance       Rate         Balance        Rate        Balance       Rate
                                         -------       ----         -------        ----        -------       ----
Non-interest bearing:
    Demand deposits                   $13,401,590                $12,984,167                $9,958,661
                                      -----------                -----------                ----------
Interest-bearing:
    Demand deposits                   $20,825,615      2.8%      $19,276,178       2.9%     $13,868,025      3.3%
    Savings deposits                    9,777,847      3.0%        9,457,893       3.0%       7,326,658      3.0%
    Time deposits                      52,356,983      5.3%       50,066,746       5.2%      39,960,461      5.7%
                                      -----------                -----------                -----------

                                      $82,960,445      4.4%      $78,800,817       4.4%     $61,155,144      4.8%
                                      -----------                -----------                -----------

                                      $96,362,035                $91,784,984                $71,113,805
                                      ===========                ===========                ===========

         Marathon primarily uses deposits to fund its loans and investment securities. Marathon offers individuals and small-to-medium-size businesses a variety of deposit accounts. Deposit accounts, including checking, savings, money markets and certificates of deposit, are obtained primarily from the communities which Marathon services.

         Maturities of CDs and Other Time Deposits in Excess of $100,000

         The following is a summary of the maturity distribution of certificates of deposit and other time deposits in amounts of $100,000 or more as of March 31, 2000.

                                                    March 31, 2000
                                                    --------------
                                                Amount            Percent
                                                ------            -------

         Three months or less                $ 1,577,888            14.3%
         Over three-six months                 1,175,689            10.6%
         Over six-twelve months                4,070,375            36.8%
         Over twelve months                    4,237,364            38.3%
                                             -----------           ------
              Total                          $11,061,316           100.0%
                                             ===========           ======


         Certificates of deposit in the amounts of $100,000 or more were $11,061,316 at March 31, 2000. This represents 20.7% of the total certificates of deposit balance of $53,471,305 at March 31, 2000. Marathon does not solicit such deposits. Further, Marathon does not aggressively bid for public funds deposits in large denominations, as such deposits may require a pledging of investment securities.

         Marathon competes with the major regional financial institutions for money market accounts and certificates of deposits less than $100,000. While Marathon is competitive with its interest rates, using a tiered rate system to increase individual account balances, Marathon has found that it can continue to


                                     III-12
maintain a higher interest margin than its peers by matching loan maturities with certificate maturities and setting loan rates based on Marathon's cost of funds.

                            Summary of Liquid Assets

         Liquidity is a measure of Marathon's ability to generate sufficient cash to meet present and future obligations in a timely manner. These obligations include the credit needs of customers, funding deposit withdrawals, and the day-to-day operations of Marathon. Marathon's ability to fund these daily commitments is illustrated in the following table for the periods indicated:

                                                         March 31,                   December 31,
                                                         ---------                   ------------
                                                            2000               1999                1998
                                                            ----               ----                ----
Liquid Assets:
   Cash and due from banks                              $  5,338,800        $ 8,011,673         $ 4,533,428
   Federal funds sold                                     12,000,000          6,616,000           8,281,000
   Liquid securities                                       5,612,602          5,329,742           5,211,808
   Loans maturing in one year or less                     22,152,094         22,238,644          20,733,615
                                                        ------------        -----------         -----------
        Total liquid assets                             $ 45,103,496        $42,196,059         $38,759,851
                                                        ============        ===========         ===========

Total deposits and other liabilities                    $102,720,807        $94,239,997         $83,061,556
                                                        ============        ===========         ===========

Ratio of liquid assets to deposits
   and other liabilities                                       43.9%              44.8%               46.7%
                                                        ============        ===========         ===========

         The high loan to deposit ratio (80.6%) as of December 31, 1999 has provided the opportunity for Marathon to achieve a high return on its deposits. For the year ended December 31, 1999, Marathon experienced a return on assets of 1.09% and a net interest margin of 5.2%.

         The source of new funds is strong for both long-term and short-term duration. The growth in deposits was $11.0 million or 13.4% during 1999. Marathon also has access to overnight federal funds from correspondent banks totaling up to $5.7 million. In addition, Marathon has established borrowing limits through the Federal Reserve Bank's discount window for $2.2 million. Management believes that the opportunity for the sale of loans on the market is good. Marathon's loan portfolio contains loans of high yields and it enjoys a recent history of low loan charge-offs.






                                     III-13

                                 Capital Ratios

         The following table indicates the Federal Reserve's minimum capital requirements and Marathon's capital ratios at the dates indicated.

                                                March 31,              December 31,
                                                ----------             ------------            Regulatory
                                                   2000           1999             1998          Minimum
                                                   ----           ----             ----          -------
         Leverage Ratio                            9.26%          8.90%            9.63%          4.00%
         Tier 1 risk-based capital ratio          11.82%         12.31%           12.79%          4.00%
         Total risk-based capital ratio           12.78%         13.30%           13.89%          8.00%

         On August 1, 1990, the Federal Reserve issued transitional capital adequacy guidelines. These guidelines took effect September 7, 1990. The new capital standards require an institution to meet two separate minimum capital requirements: (1) a core capital (consisting of stated capital, capital surplus and retained earnings) requirement equal to 4% of risk-weighted assets and (2) a total risk-based capital requirement applied to risk weighted assets equal to 8%. The risk based capital requirement includes off-balance sheet items. Under the risk-based capital requirement, assets are assigned a credit risk weighting based upon their relative risk ranging from 0% for assets that are backed by the full faith and credit of United States or that pose no credit risk to The Marathon Bank to 100% for assets such as delinquent or repossessed assets.

         As indicated in table above, Marathon met the Federal Reserve's minimum capital requirements as of March 31, 2000 and December 31, 1999 and 1998.

                                Financial Ratios

         The following table summarizes ratios considered to be significant indicators of Marathon's profitability and financial condition for the periods indicated.

                                                                       For the Three
                                                                       Months Ended                   For the Years Ended
                                                                         March 31,                       December 31,
                                                                     ------------------     ----------------------------------------
                                                                           2000                   1999                  1998
                                                                     ------------------     ------------------    ------------------
Return on average assets (Net income/average total assets) (1)              1.10%                  1.09%                 1.47%
                                                                     ==================     ==================    ==================

Return on average equity (Net income/average equity) (1)                   12.17%                 12.20%                14.03%
                                                                     ==================     ==================    ==================

Dividends payment ratio (Dividends declared/ Net income)                       --                 16.57%                13.98%
                                                                     ==================     ==================    ==================

Average equity to average asset ratio                                       9.03%                  8.97%                10.51%
                                                                     ==================     ==================    ==================
_______________

(1)  Annualized for the three months ended March 31, 2000.



                                     III-14

                              Short-Term Borrowings

         Marathon had no short-term borrowings with an average balance outstanding of more than 30% of stockholders' equity for the three months ended March 31, 2000 and the years ended December 31, 1999 and 1998.


                          Interest Sensitivity Analysis

         The following table illustrates the interest sensitivity gap position of The Marathon Bank at March 31, 2000. This table presents a position that existed at that one particular day, and since it changes continually, it is not necessarily indicative of The Marathon Bank's position at any other time.

                                                                                        March 31, 2000
                                                                                        --------------
                                                                                    (Dollars in thousands)
                                                                            90 Days                          Over
                                                           1-90 Days       To 1 Year       1-5 Years        5 Years          Total
                                                           ---------       ---------       ---------        -------          -----
Earning Assets:
    Loans (1)                                               $ 16,742        $ 11,525        $ 43,350        $  8,416        $ 80,033
    Securities                                                    --             698           7,486           3,420          11,604
    Federal funds sold                                        12,000              --              --              --          12,000
                                                            --------        --------        --------        --------        --------

       Total interest-sensitive assets                      $ 28,742        $ 12,223        $ 50,836        $ 11,836        $103,637
                                                            --------        --------        --------        --------        --------

Interest-Bearing Liabilities:
    Interest-bearing demand deposits                        $     --        $     --        $ 12,506        $     --        $ 12,506
    Savings                                                       --              --          10,043              --          10,043
    Money Market Savings                                       9,915              --              --              --           9,915
    Certificate of Deposit:                                       --              --              --              --              --
      $100,000 and Over                                        1,578           5,246           4,237              --          11,061
      $100,000 and Under                                       7,987          20,910          13,513              --          42,410
                                                            --------        --------        --------        --------        --------

        Total interest-sensitive
           liabilities                                      $ 19,480        $ 26,156        $ 40,299        $     --        $ 85,935
                                                            --------        --------        --------        --------        ========

Period GAP                                                  $  9,262        $(13,933)       $ 10,537        $11,836
                                                            ========        ========        ========        =======

Cumulative Gap                                              $  9,262        $ (4,671)       $  5,866        $17,702
                                                            ========        ========        ========        =======

Cumulative GAP/Earning Assets                                  8.94%          (4.51%)          5.66%         17.08%
                                                            ========        ========        ========        =======

_________________
(1)   Nonaccrual loans are included in the totals reflected.


         The present interest sensitivity position of Marathon reflects a favorable impact upon earnings in the event of rising interest rates. A rate increase of as much as 200 basis points could have no impact on net interest income in the first year. Conversely, a decrease in the rate structure of 200 basis points could have a negative impact on net interest income of approximately 0.9%. The current earning assets and deposit structure of Marathon suggest that these trends in changes in net interest income would continue beyond 2000 given a rate change of this magnitude.



                                     III-15

    Results of Operations for the Three Months Ended March 31, 2000 and 1999
    ------------------------------------------------------------------------

General

         Net income for the three months ending March 31, 2000 was $292,733 compared to $236,488 in the same period in 1999. This is an increase of $56,245 or 23.8%. The provision for income tax expense increased $10,176 from $132,140 in 1999 to $142,316 in 2000. The return on assets on an annualized basis was 1.10% for the first three months of 2000 as compared to 1.09% for the year of 1999. For the first quarter of 2000 the return on equity on an annualized basis was 12.17%, down slightly from 12.20% for all of 1999.

         Interest income totaled $2,165,157 for the three months ended March 31, 2000, which was $225,977 or 11.7% higher than for the three months ended March 31, 1999. This is a direct result of the increase in earning assets, which increased the interest and fee income.

         Total interest expense for the three months ended March 31, 2000 was $913,239, which was $85,225 or 10.3% higher than the three months ended March 31, 1999. Interest on deposits increased by $85,349 or 10.4% over the same period in 1999 due to an overall increase in deposits.

         Net interest income for the three months ended March 31, 2000 was $1,251,918, which was $140,752 or 12.7% higher than the three months ended March 31, 1999. This was the result of an increase in our earning assets. The net interest margin declined slightly in the first quarter of 2000 to 5.14% from the average for 1999 of 5.21%.

Non-interest Income

         Total other income for the three months ending March 31, 2000 of $203,159 was $4,065 or 2.0% higher than for the same period in 1999. This is a result of an increase in the demand deposit accounts, which has increased our service charge income.

Non-interest Expenses

         Total other expenses for the three months ending March 31, 2000 of $946,628 were $64,996 or 7.4% higher than for the three months ending March 31, 1999. Salary expense increased $9,366 or 2.0%. Postage expense increased $4,084 or 14.8%. Furniture and equipment expense decreased by $12,469 or 14.5%. ATM expense increased $19,673 or 63.4% and stationery and supplies increased $9,270 or 27.8% over the same period in 1999. Telephone costs were $28,144, an increase of 91.2%. Marathon experienced a net recovery of $13,623 from overdrafts for the first quarter. This compares to a $19,642 net chargeoff for the same period of 1999. The net increase in other expenses is in part a result of additional staffing to handle the growth and the costs involved in processing an increased number of accounts and transactions. In spite of rising costs in certain categories, The Marathon Bank's efficiency ratio improved from 67.25% for the first quarter of 1999 to 64.71% for the same period of 2000.

   Results of Operations for the Years Ended December 31, 1999, 1998 and 1997
   --------------------------------------------------------------------------

         Marathon's assets increased 12.9% from December 31, 1998 to December 31, 1999, ending 1999 at $103.7 million. This growth was primarily due to a 14.5% increase in net loans with a balance of $74.5 million at year-end. The loan growth was funded by a 13.4% increase in deposits. The deposit balance of $93.3 million at year-end consisted of a mix of 13.9% non-interest bearing and 86.1% interest bearing funds. The net income for the year was $1,111,592, a decline of 5.8% from the $1,180,311 in 1998. The net income in 1997 was $998,362. The decrease in 1999 was a direct result of the significant increase in



                                     III-16
income taxes resulting from the elimination of a net operating loss carry-forward from prior years. Marathon Financial Corporation had an income tax expense of $563,676 for 1999 as compared to $77,596 during 1998 and a $187,734 tax benefit in 1997. Income before taxes totaled $1,675,268 for 1999, an increase of 33.2% over 1998. In 1998, income before taxes amounted to $1,257,907 and $810,628 in 1997. Basic earnings per share for 1999 were $.54 on average shares outstanding as compared to $.57 and $.51 in 1998 and 1997 respectively.

         The return on average assets was 1.09%, compared to 1.47% and 1.86% for 1998 and 1997, respectively. Return on average equity was 12.20% as compared to 14.03% in 1998 and 14.99% in 1997. A narrowing of the net interest margin, which is calculated by dividing the average earning assets into the net interest income, and the increase in income tax expense are the underlying reasons for the decreases in return of assets and return in equity. The net interest margin for 1999 was 5.2%, a decline from 5.4% in 1998 and 6.1% in 1997. The decrease in market rates is the primary factor for this decline.

         Earning assets, which consists mainly of loans, securities and federal funds sold totaled $92.6 million at the end of 1999. This represents a 9.7% increase from 1998 and is the primary reason that net interest income for the previous year increased by 23.4% to $4.833 million for 1999. The largest increase in earning assets occurred in loans with an annual growth rate of 14.4% to $75.3 million. The total increase in the loan portfolio was $9.5 million for 1999. Commercial loans decreased 9.9%, real estate construction loans grew 19.7%, real estate mortgage loans had a 51.3% rate of growth, while consumer loans experienced a decline of 13.9%. This overall growth in loans is indicative of the continued strength of the economy within The Marathon Bank's service area. This economy is expected to remain strong in 2000.

         The reserve for loan losses provides for potential losses inherent in the loan portfolio. Management considers The Marathon Bank's loss experience, size of the loan portfolio, value of collateral and guarantors, non-performing loans and economic conditions both current and anticipated when performing an analysis on the entire portfolio to estimate the provision. Using these criteria, management expensed $260,000 to the reserve for loan losses during 1999, bringing the year-end balance to $769,410 or 1.02% of total loans. The net charge offs for loan losses in 1999 was $245,187 for a ratio to average loans of 0.34%. In 1998, The Marathon Bank added $285,000 to the reserve, ending the year with a balance of $754,597 or 1.14% of total loans. The Marathon Bank experienced a $106,900 net charge off for loan losses, for a ratio to average loans of .18% for 1998. Management believes that the present level of reserve for loan losses is adequate to cover any potential losses in the loan portfolio.

         The major component of Marathon's net earnings is net interest income, which is the excess of interest income earned on earning assets over the interest expense paid for sources of funds. Net interest income is affected by changes in volume, resulting from growth and variations in balance sheet composition, as well as fluctuations in interest rates and maturities of source and uses of funds. Management seeks to maximize net interest income by managing the balance sheet and determining the optimal product mix with respect to yields on assets and costs of funds in light of projected economic conditions while maintaining an acceptable level of risk.

         Interest income totaled $8,315,492, $6,876,035, and $4,882,654 for the years ending December 31, 1999, 1998, and 1997, respectively. This represents an increase of $1,439,457 or 20.9% in 1999 and $1,993,381 or 40.8% in 1998.
Interest expense totaled $3,482,223, $2,958,555, and $1,943,409,for the years ending December 31, 1999, 1998, and 1997, respectively. This is an increase of $523,668 or 17.7% in 1999 and $1,015,146 or 52.2% in 1998.

         Net interest income, before provision for loan losses, was $4,833,269 for the year ending December 31, 1999, up $915,789 or 23.4% over the $3,917,480 reported for the same period in 1998. In



                                     III-17

1998, net interest income before provisions for loan losses, increased $978,235 or 33.3% from $2,939,245 in 1997. The growth in net interest income is due mainly to the strong economy within Marathon's trade area. The demand for all types of loans is strong, with an increase in the loan portfolio of $9.5 million for 1999. The demand for loans continues to be fueled by new businesses locating within the trade area. This growth has resulted in the unemployment level falling to record lows and an increase in the area's population, creating a growing source of deposits. As of 1999 year-end, non-interest bearing-demand deposits had grown by 21.2% to $12.9 million, savings and interest bearing demand deposits had increased by 24.3% to $30.0 million and time deposits had shown a 6.1% growth to $50.4 million. The deposit mix of $93.3 million was virtually unchanged from the previous year with interest bearing deposits decreasing by 0.9% to 86.1% of total deposits.

Non-interest Income

         The Marathon Bank's non-interest income is derived chiefly from service charges on deposit accounts and commissions and fees from bank services. During 1999 the non-interest income totaled $859,549 or a 5.00% increase over the $818,642 earned in 1998. The rate of growth in 1998 was 39.4% based on non-interest income of $587,179 received in 1997. This growth is a result of the increase in the amount of service charges assessed on deposit accounts. The bank has experienced a large increase in the number of deposit accounts and volume of activity during the last two years.

Non-interest Expenses

         Non-interest expense consists of salaries and employee benefits, occupancy expenses, furniture and equipment and other operating expenses. The Marathon Bank's non-interest expense for 1999 totaled $3,757,550 or an increase of 17.7% over the total for 1998 of $3,193,215. The amount for 1998 was 23.6% greater than the $2,582,796 non-interest expense for 1997. The reduction in the growth rate of these expenses is a result of The Marathon Bank's increased efficiency in the use of its personnel and facilities. The efficiency ratio for The Marathon Bank during 1999 was 65.8%, a decrease from 67.4% in 1998 and 73.2% in 1997. A large portion of the expenses relating to the Y2K issue was charged to this category.

Income Tax

         Under the provisions of the Internal Revenue Code, Marathon had available in prior years an operating loss carryforward which was sufficient to offset any taxable income. However, the carryforwards were completely eliminated against taxable income during 1999. With the elimination of the carryforwards, The Marathon Bank expensed $563,676 in income taxes for 1999. This is a 626.4% increase over the $77,596 income tax expense in 1998. A detailed discussion of Marathon's tax calculation is contained in Note 7 to the Consolidated Financial Statement.

    Comparison of Financial Condition at March 31, 2000 and December 31, 1999
    -------------------------------------------------------------------------

         Total assets at March 31, 2000 increased $8,788,623 or 8.5% from December 31, 1999. This increase in total assets resulted from a $4,703,752 or 6.3% increase in loans, an increase in federal funds sold of $5,384,000 or 81.4% and an increase of $876,671 or 8.2% in securities. The increase in earning assets was $11,140,740 or 12.1% in the three months ending March 31, 2000.



                                     III-18

Allowance for loan losses

         The allowance for loan losses, at March 31, 2000, was $802,138, an increase of $32,728 or 4.3% from December 31, 1999. This gives Marathon a 1.00% allowance for loan losses to total loans. Management has completed an analysis on the reserve and feels the reserve is adequate.

Liabilities

         Total deposits for the three months ending March 31, 2000 increased $8,647,970 or 9.3% from December 31, 1999. Non-interest bearing deposits increased by $3,114,964 or 24.1% and interest bearing deposits increased by $5,533,006 or 6.9%. Non-interest bearing deposits represented 15.7% of total deposits as of March 31, 2000, compared to 13.9% at 1999 year end. Savings and money market deposits were 31.8% of total deposits at March 31, 2000, which was a slight decrease from 32.1% on December 31, 1999.

Stockholders' Equity

         Total equity has increased by $307,813 or 3.3% from December 31, 1999 to March 31, 2000. The increase was due to the net of a first quarter profit of $292,733 and an increase in unrealized losses on securities available for sale of $9,920 net of tax. An additional $25,000 of capital was raised through the exercise of stock options equating to 5,000 additional shares of common stock. The primary capital to assets ratio is 8.8%.

                    Financial Condition at December 31, 1999
                    ----------------------------------------

Asset Quality

         Based upon its review and analysis which considers economic conditions, changes in the nature and value of the portfolio, industry standards and other relevant factors, management believes that The Marathon Bank has sufficient reserves to cover projected losses that may occur in the total loan portfolio.

Non-performing Assets

         Non-performing assets include other real estate owned and loans on which payment has been delinquent 90 days or more and for which there is a risk of loss to either principal or interest. Other real estate owned represents real property taken by The Marathon Bank either through foreclosure or through a deed in lieu thereof from the borrower. Non-accrual loans amounted to $40,541 at December 31, 1999, representing 0.05% of net loans. This is a decrease from 1998 year end non-accrual loans which were $233,200, or 0.36% of the net loans. At the end of 1999 Marathon had two parcels of real estate considered to be non-performing assets with a total balance of $183,218 as compared to $18,123 for one parcel at 1998 year-end. Of the two remaining parcels, one has been leased with an option to buy. The value of that property is $165,095.

Loan Portfolio

         The Marathon Bank's lending activities are its principal source of income. The loan portfolio is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The primary markets in which The Marathon Bank makes loans are Frederick County, the City of Winchester, Warren County, the Town of Front Royal, Shenandoah County and the Town of Woodstock, all located in Virginia. The major portion of the loan portfolio is secured by real estate.



                                     III-19

Securities

         Securities are classified as either securities available for sale or securities held to maturity in accordance to FAS No. 115, "Accounting for Certain Investment in Debt and Equity Securities". The book value of the securities included in securities available for sale was $5.278 million at December 31, 1999 and $4.921 million at December 31, 1998. The book value for the securities included in held to maturity was $5.647 million at December 31, 1999 and $5.000 million at December 31, 1998. The increase in both categories of securities was a result of the growth in funds received from deposits. The bank does not trade in derivatives and has no plan to do so in the future.

         For financial statement reporting purposes, securities available for sale are reported at fair market value as of the statement date. The fair value for these securities at 1999 year-end was $197,110 less than the book value. However this unrealized loss is excluded from earnings and is reported net of tax as a separate item of shareholders' equity.

Deposits

         The Marathon Bank experienced growth in the three major components of deposits. As of 1999 year-end, non-interest bearing demand deposits had grown by 21.2% to $12.9 million, savings and interest-bearing demand deposits had increased by 24.3% to $30.0 million and time deposits had experienced a 6.1% growth to $50.4 million. The deposit mix of $93.3 million changed slightly with non-interest bearing demand deposits increasing by 0.9% to 13.9% of total deposits. Savings and interest-bearing demand deposits grew from 29.3% of total deposits in 1998 to 32.1% of total deposits in 1999. Time deposits dropped by 3.7% to 54.0% of total deposits at the end of 1999.

Liquidity

         Liquidity is identified as the ability to generate or acquire sufficient amounts of cash when needed at reasonable cost, to accommodate withdrawals in deposits, payments of debt and increases in loan demand. These events may occur daily or at other short-term intervals in the normal operation of business. Past experience helps management predict time cycles and the amounts of cash required.

         In assessing liquidity, management gives consideration to many relevant factors including stability of deposits, quality of assets, economy of markets served, concentration of business and industry, competition and Marathon's overall financial condition.

         Management believes that the Marathon Bank's level of liquidity maintained is sufficient to satisfy its depositors' requirements and to meet its customers' credit needs. Sources of liquidity include cash and due from banks, Federal funds sold, available for sale securities, held for maturity securities maturing within one year or less and loans maturing within one year. At December 31, 1999, The Marathon Bank maintained $42.2 million in liquidity reserves or 77.6% of current liabilities due within one year or less. For the year 1998, liquidity reserves were $38.8 million or 77.6% of current liabilities.

         Marathon's primary sources of liquidity are cash and due from banks, US Treasury securities, US Agency securities and other short-term investments including Federal Funds sold and the sale of loans.

Capital Adequacy

         Total stockholders equity on December 31, 1999 was $9,445,181 an increase of $655,068 or 7.5% from $8,790,113 in 1998. Marathon's primary capital-to-asset ratio was 9.1% in 1999 versus 9.6% in 1998. Marathon depends primarily upon earnings to maintain a strong capital base. During 1999,



                                     III-20
earnings less dividends increased retained earnings by $927,412. These transactions reduced the retained earnings deficit of $1,149,567 as of December 31, 1998 to a deficit of $222,155 at December 31, 1999.

Impact of Inflation and Changing Prices

         The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

Year 2000 Issue

         The Year 2000 issue involved the risk that computer programs and computer systems might not be able to perform without interruption into the Year 2000. If computer systems failed to correctly recognize the date change from December 31, 1999, to January 1, 2000, computer applications that rely on the date field could have failed or created erroneous results. Such erroneous results would have affected interest payments or due dates and would have caused the temporary inability to process transactions and to engage in ordinary business activities. The Marathon Bank's computer programs and computer systems did not fail and all systems performed in a normal manner. Marathon will continue to monitor the systems for potential Y2K related problems. However, management does not anticipate any future disruptions regarding Y2K. Including the cost of equipment purchased for becoming Y2K compliant, The Marathon Bank spent approximately $230,000 related to the assessment of and efforts in connection with the Year 2000 issue.

Recent Accounting Pronouncements

         In June 1998, the FASB issue Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was originally required to be adopted in years beginning after June 15, 1999. Statement No. 137, issued in June 1999, subsequently amended the effective date of Statement No. 133 to years beginning after June 15, 2000. Statement No. 133 permits early adoption as of the beginning of any fiscal quarter after its issuance. The Marathon Bank has not determined whether to adopt the new statement early. This Statement will require The Marathon Bank to recognize all derivatives on the balance sheet at fair value. Because The Marathon Bank does not currently employ such derivative instruments and does not intend to do so in the future, management does not anticipate that the adoption of the new Statement will have any effect on The Marathon Bank's earnings or financial position.








                                     III-21

                                   CHAPTER IV
                            DESCRIPTION OF ROCKINGHAM

                                    BUSINESS

General

         Rockingham is a bank chartered under the laws of the Commonwealth of Virginia and a member of the Federal Reserve System. Rockingham was incorporated on June 7, 1989 under the laws of Virginia and opened for business on November 15, 1990 in a temporary office at 181 C Neff Avenue, Harrisonburg, Virginia. On December 7, 1991, Rockingham moved into its present facility at 110 University Boulevard, Harrisonburg, Virginia. On January 3, 1994, Rockingham opened its first branch office in the Red Front Supermarket on Chicago Avenue, Harrisonburg, Virginia, and Rockingham opened its second branch office at 1980 South Main Street, Harrisonburg, Virginia on June 21, 1995. On November 13, 1996 Rockingham opened a third branch office at 410 W. Spotswood Trail, in the town of Elkton, Virginia. On April 15, 1999, Rockingham opened a branch at 51 Franklin Street in Weyers Cave, Virginia and on June 1, 1999 it opened another at 2556 Jefferson Highway, Suite 110, just outside of Waynesboro, Virginia. Rockingham has one wholly owned subsidiary, RHB Services, Inc. At December 31, 1999 Rockingham had total assets of $101.1 million, total loans (net) of $77.9 million, total deposits of $87.8 million, and total stockholders' equity of $11.6 million.

Principal Market Area

         Rockingham's principal market area is the City of Harrisonburg, the County of Rockingham, and the County of Augusta, all in Virginia, which together have a population over 200,000 according to the 1990 census. Harrisonburg is located in the heart of the historic Shenandoah Valley in western Virginia. The area is served by two universities and three colleges and has a diverse economic base. It is a retail-trading center for a number of surrounding counties in both Virginia and West Virginia. Augusta County adjoins Rockingham County and also enjoys a diverse economic base.

Banking Services

         Rockingham has two lines of business. The first is providing deposit services to the local market. This includes checking, savings and money market accounts, as well as certificates of deposit. The second line of business is making loans. Rockingham makes loans to businesses and consumers for a variety of purposes including construction, permanent mortgages, automobile and other major consumer goods, lines-of-credit and equipment purchases. Rockingham also provides other related services such as traveler's checks, cashiers checks, safe deposit boxes, equipment leasing and investment and insurance through a third party affiliation. Rockingham structures its lending and deposit policies and products to meet the needs of its local market.

         Rockingham intends to continue to compete aggressively for customers in its principal market area by offering a more personalized and responsive level of customer service. By processing all information and documents in Rockingham's offices, Rockingham believes it has a competitive advantage in serving customers by providing immediate attention and solutions to customer account questions and problems. Rockingham's policies, procedures and services are all designed for the local community by directors and employees who are familiar with local needs and market conditions. Rockingham intends to expand its principal market area in the future as opportunities and resources become available and will consider branching or making acquisitions in adjoining counties.

Lending Activities

         Loan Portfolio. Rockingham is an active lender to small businesses, professionals and individuals. A majority of Rockingham's loans are secured by commercial and/or residential real estate. Loan terms vary from ninety days to five years as Rockingham attempts to spread maturities to better manage cash flow and interest rate exposure. At December 31, 1999, approximately 41% of total loans were variable rate and/or mature in one year or less while the remaining loans were fixed rate. Rockingham's loan committee approves all loans over $500,000. Rockingham maintains an internal lending limit of $1,500,000.

         The risk associated with residential mortgage loans and installment loans to individuals varies based upon factors such as job stability, income levels and general economic conditions. Loans to small businesses contain a higher level of risk, as they are more directly affected by economic conditions. Real estate construction loans, most of which qualify for or have permanent mortgage commitments, are affected by supply and demand and economic conditions.

         Commercial Business Loans. Rockingham's primary lending efforts are directed toward small business. This is a market segment that requires more flexibility and personal attention. Consequently, Rockingham believes that as a local institution, it is better able to serve those customers. At December 31, 1999, commercial loans, including commercial mortgages, made up approximately 78% of the principal amount of Rockingham's loan portfolio. Commercial loans are made on a secured and unsecured basis. Security is usually real estate coupled with equipment, receivables and/or inventories. The borrower's ability to repay the loan is largely dependent upon the success of the business and as a result these loans often carry a higher degree of risk than other types of loans made by Rockingham. Additionally some collateral values are more difficult to assess due to the specialized use of the asset and/or the limited resale market for the collateral. In cases such as these, Rockingham often seeks secondary sources of collateral or repayment in the form of other assets and/or guarantees.

         Residential Real Estate Loans. Rockingham is an active real estate lender both for its own portfolio and as an originator of residential mortgage loans for the secondary market. Residential real estate loans made up approximately 15% of the principal amount of Rockingham's loan portfolio at December 31, 1999. Primarily single family residences secure these loans and the majority are three to five year balloon notes with amortization periods ranging from ten to thirty years. Construction loans are included in this category and are made primarily to individuals for the purpose of building single family residences. To limit risk, Rockingham generally loans no more than 80% of the lower of cost or appraised value of the collateral and requires the borrower to qualify for, or have a commitment for, permanent financing.

         Installment Loans. Rockingham offers various types of personal loans to purchase automobiles and other large consumer items. At December 31, 1999, installment loans made up approximately 7% of the principal amount of Rockingham's loan portfolio.

Subsidiary - RHB Services, Inc.

         RHB Services, Inc., a wholly owned subsidiary of Rockingham Heritage Bank, was incorporated on February 27, 1997. Since 1997, RHB Services, Inc. has owned stock in a title insurance company. In July 1999, RHB Services, Inc. purchased stock of a new insurance company just being formed.

Competition

         Rockingham is the only independent bank headquartered in the City of Harrisonburg, Virginia. Rockingham competes with a number of branches of, and banks owned by, both small and large out-of-market banking organizations, most of which have substantially greater resources than Rockingham. Rockingham also competes with mortgage companies, credit unions, savings and loans, finance companies and money market funds.

Employees

         Rockingham currently has thirty-six full-time employees and twelve part-time employees. Employee relations are considered to be good.

Supervision and Regulation

General

         Rockingham is extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules and regulations affecting Rockingham. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to Rockingham's business. Supervision, regulation and examination of banks by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders. The various laws and regulations administered by the regulatory agencies affect corporate practices, such as payment of dividends, incurring debt and acquisition of financial institutions and other companies, and affect business practices, such as payment of interest on deposits, the charging of interest on loans, types of business conducted and location of offices. Any change in applicable law or regulation may have a material effect on the business and prospects of Rockingham.

         Rockingham is organized as a Virginia-chartered banking corporation and is regulated and supervised by the Bureau of Financial Institutions of the Virginia State Corporation Commission. In addition, Rockingham is regulated and supervised by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), which serves as its primary federal regulator, and is subject to certain regulations promulgated by the Federal Deposit Insurance Corporation ("FDIC"). The Virginia State Corporation Commission and the Federal Reserve Board conduct regular examinations of Rockingham, reviewing the adequacy of the loan loss reserves, quality of the loans and investments, propriety of management practices, compliance with laws and regulations, and other aspects of Rockingham's operations. In addition to these regular examinations, Rockingham must furnish to the Federal Reserve Board quarterly reports containing detailed financial statements and schedules.

         Federal and Virginia banking laws and regulations govern all areas of the operations of Rockingham, including reserves, loans, mortgages, capital, issuance of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks. As its primary federal regulator, the Federal Reserve Board has authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent Rockingham from engaging in unsafe or unsound practices. In this regard, the Federal Reserve Board has adopted capital adequacy requirements applicable to state member banks, such as Rockingham. See "-- Capital Requirements."

         Under the provisions of federal law, federally insured banks are subject, with certain exceptions, to certain restrictions on extensions of credit to their affiliates, on investments in the stock or other securities of affiliates and on the taking of such stock or securities as collateral from any borrower. In addition, such banks are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

         Banks are also subject to the provisions of the Community Reinvestment Act of 1977, which requires the appropriate federal bank regulatory agency, in connection with its regular examination of a bank, to assess the bank's record in meeting the credit needs of the community serviced by the bank, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the bank's record is made available to the public. Further, such assessment is required by any bank which has applied to, among other things, establish a new branch office that will accept deposits, relocate an existing office, or merge, consolidate with or acquire the assets or assume the liabilities of a federally regulated financial institution.

         Current Federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Effective June 1, 1997, a bank headquartered in one state is able to merge with a bank headquartered in another state, as long as neither of the states has opted out of such interstate merger authority prior to such date. States are authorized to enact laws permitting such interstate bank merger transactions prior to June 1, 1997, as well as authorizing a bank to establish "de novo" interstate branches. Virginia enacted early "opt in" laws, permitting interstate bank merger transactions. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable Federal or state law.

Deposit Insurance

         Rockingham is subject to FDIC deposit insurance assessments. See "Supervision and Regulation--Recent Legislative Developments" as filed in the original Registration Form 10-SB.

Governmental Policies

         The operations of Rockingham are affected not only by general economic conditions, but also by the policies of various regulatory authorities. In particular, the Federal Reserve Board regulates money, credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of loans, investments, and deposits and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve Board monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

Limits on Dividends and Other Payments

         As a state member bank subject to the regulations of the Federal Reserve Board, Rockingham must obtain the approval of the Federal Reserve Board for any dividend if the total of all dividends declared in any calendar year would exceed the total of its net profits, as defined by the Federal Reserve Board for that year, combined with its retained net profits for the preceding two years. In addition, Rockingham may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans which are in arrears with respect to interest by six months or more unless such loans are fully secured and in the process of collection. Moreover, for purposes of this limitation, Rockingham is not permitted to add the balance in its allowance for loan losses account to its undivided profits then on hand; however, it may net the sum of its bad debts as so defined against the balance in its allowance for loan losses account and deduct from undivided profits only bad debts that are so defined in excess of that account.

         In addition, the Federal Reserve Board is authorized to determine under certain circumstances relating to the financial condition of a state member bank that the payment of dividends would be an unsafe and unsound practice and to prohibit payment thereof. The payment of dividends that depletes a bank's capital base could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve Board has indicated that banking organizations should generally pay dividends only out of current operating earnings.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements.

Capital Requirements

         In January 1989, the Federal Reserve Board published risk-based capital guidelines in final form, which are applicable to Rockingham. The Federal Reserve Board guidelines redefine the components of capital, categorize assets into different risk classes and include certain off-balance sheet items in the calculation of risk-weighted assets. These guidelines became effective on March 15, 1989. The minimum ratio of qualified total capital to risk-weighted assets (including certain off-balance sheet items, such as standby letters of credit) is 8.00%. At least half of the total capital must be comprised of common equity, retained earnings and a limited amount of permanent preferred stock, less goodwill ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments and a limited amount of loan and lease loss reserves. Rockingham's Tier 1 and Total Risk Based Capital ratios as of December 31, 1999, were 15.49% and 14.36%.

         In addition, the Federal Reserve Board has established minimum Leverage ratio (Tier 1 capital to total average assets less intangibles) guidelines that are applicable to Rockingham. These guidelines provide for a minimum ratio of 4.00% for banks that meet certain specified criteria, including that they have the highest regulatory rating. All other banks will be required to maintain a Leverage ratio of 3.0% plus an additional cushion of at least 100 to 200 basis points. Rockingham's Leverage ratio as of December 31, 1999, was 12.40%. The guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital internal growth or strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

Properties

         Rockingham presently owns three facilities: its main office at 110 University Boulevard in Harrisonburg, a second branch located at 1980 South Main Street, and a building located at 410 W. Spotswood Trail in Elkton, Virginia which serves as a third branch location. The main office is a one story brick building with approximately 5,800 square feet and was constructed in 1991. The site is 1.9 acres and will accommodate up to 5,000 square feet of additional building space. It is located in a relatively new and rapidly growing retail and professional area of the city. The South Main Branch is located on a .75 acre site on the south end of the city and provides 3,000 square feet of office space. The Elkton Branch resides on a .33 acre site providing 2,500 square feet of office space. Rockingham also owns an undeveloped commercial lot on Evelyn Byrd Avenue, approximately 100 yards from the main office. This .4 acre lot is for possible future expansion purposes.

         Additionally, Rockingham has a branch located in the Red Front Supermarket on Chicago Avenue in the City of Harrisonburg. This is a leased facility with approximately 260 square feet of space. The lease expires December 31, 2001. The minimum rent commitment at December 31, 1999 totals $28,800. Rockingham has entered into a lease agreement for its new Weyers Cave branch. The lease was for one year and the space is approximately 900 square feet. Rockingham is currently on a month to month lease until a new building is complete later in 2000. The minimum rent commitment at December 31, 1999 totals $700. The new Waynesboro lease agreement is for space of approximately 2,040 square feet. The lease runs for five years with options for four more terms of five years each. The minimum rental commitment for Waynesboro at December 31, 1999 totals $120,720. All properties are in sound physical condition and are deemed to be adequately insured. There are no mortgages, liens or other limitations on Rockingham's ownership of its properties.

Legal Proceedings

         Rockingham is a party to various routine legal proceedings incidental to the ordinary course of its business. Management believes that there are no legal proceedings outside the normal course of business and thus no material effect from any legal proceedings.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

         Management's discussion and analysis is intended to aid the reader in understanding and evaluating the results of operations and the financial condition of Rockingham. The analysis attempts to identify trends and material changes that occurred during the reporting periods. The discussion should be read in conjunction with the consolidated financial statements and their related notes included in Appendix D to this joint proxy statement/prospectus.

         In addition to the historical information, the following discussion, as well as other information appearing throughout this joint proxy statement/prospectus, may contain forward looking statements that are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Although Rockingham believes that any forward looking statements are based upon sound assumptions within the limits of the knowledge of its operations and the existing economic conditions, there is no certainty that future results will not differ materially from historical results or those anticipated by forward looking statements.

Results of Operations

         The following table provides a summary of the results of operations for the three months ended March 31, 2000 and 1999 and the years ended December 31, 1999 and 1998, as well as certain information regarding Rockingham's financial condition during those periods.

Selected Financial Data
-------------------------------------------------------------------------------------------------------------------
(Dollars in thousands except per share data)

At and for the Three Months ended March 31,                                          2000                  1999
-------------------------------------------------------------------------------------------------------------------
Results of Operations
     Interest Income                                                              $    2,019            $    1,642
     Interest Expense                                                                    890                   721
                                                                                  ---------------------------------
     Net Interest Income                                                               1,129                   921
     Provision for Loan Losses                                                            30                    30
                                                                                  ---------------------------------
     Net Interest Income After Provision for Loan Losses                               1,099                   891
     Non-Interest Income                                                                  95                    89
     Non-Interest Expense                                                                664                   563
                                                                                  ---------------------------------
     Income Before Income Taxes                                                          530                   417
     Provision for Income Tax Expense                                                    180                   142
                                                                                  ---------------------------------
         Net Income                                                               $      350            $      275
                                                                                  =================================
Share Data
     Basic Earnings Per Share                                                     $     0.22            $     0.17
     Diluted Earnings Per Share                                                   $     0.22            $     0.17
     Book Value                                                                   $     7.53            $     6.78
     Shares Outstanding                                                            1,589,940             1,589,940
Financial Condition
     Total Investments                                                            $    8,735            $    8,545
     Total Loans                                                                      82,082                69,058
     Total Assets                                                                    105,590                90,025
     Total Deposits                                                                   89,666                77,723
     Total Equity                                                                     11,967                10,775

-------------------------------------------------------------------------------------------------------------------
At and for the Years ended December 31,                                              1999                  1998
-------------------------------------------------------------------------------------------------------------------
Results of Operations
     Interest Income                                                              $    7,188            $    6,269
     Interest Expense                                                                  3,135                 2,822
                                                                                  ---------------------------------
     Net Interest Income                                                               4,053                 3,447
     Provision for Loan Losses                                                           120                   144
                                                                                  ---------------------------------
     Net Interest Income After Provision for Loan Losses                               3,933                 3,303
     Non-Interest Income                                                                 371                   328
     Non-Interest Expense                                                             (2,485)               (2,025)
                                                                                  ---------------------------------
     Income Before Income Taxes                                                        1,819                 1,606
     Provision for Income Tax Expense                                                    618                   544
                                                                                  ---------------------------------
         Net Income                                                               $    1,201            $    1,062
                                                                                  =================================
Share Data
     Basic Earnings Per Share                                                     $      .76            $      .70
     Diluted Earnings Per Share                                                   $      .74            $      .67
     Book Value at Year-End                                                       $     7.31            $     6.61
     Shares Outstanding                                                            1,589,843             1,589,811
Financial Condition
     Total Investments                                                            $    8,359            $    8,357
     Total Loans                                                                      78,984                65,874
     Total Assets                                                                    101,142                85,791
     Total Deposits                                                                   87,811                73,709
     Total Equity                                                                     11,628                10,515

            Results of Operations - March 31, 2000 vs. March 31, 1999
            ---------------------------------------------------------

         Net income for the first three months of 2000 was $350,000, a 27% increase over the $275,000 earned in the same period last year. An increase in net interest income of $208,000 after provision for loan loss was the primary reason for improvement in earnings.

         Net Interest Income. Net interest income is the difference between interest income and interest expense and represents Rockingham's gross profit margin. The net interest margin represents net interest income divided by average earning assets. It reflects the average effective rate earned by Rockingham on its earning assets. Net interest income and the net interest margin are influenced by fluctuations in market rates and changes in both volume and mix of average earning assets and the liabilities that fund those assets.

         Rockingham's net interest income for the first three months of 2000 was $1,129,000 versus $921,000 for the same period last year. The following table sets forth Rockingham's average daily interest earning assets and average daily interest bearing liabilities, the average yields earned on such assets and rates paid on such liabilities, and the net interest margin, for all periods indicated.

Yield/Cost Analysis
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                                  Three Months Ended March 31,
                                            --------------------------------------------------------------------------
                                                            2000                                 1999
                                            ------------------------------------- ------------------------------------
                                                            Interest    Average                 Interest     Average
                                               Average       Income/    Yield/       Average     Income/     Yield/
                                               Balance       Expense     Cost        Balance     Expense      Cost
----------------------------------------------------------------------------------------------------------------------
Assets
Federal Funds                               $      6,388  $        90      5.67%  $     4,491 $        52       4.70%
Interest-Bearing Deposits                          1,010           15      5.97%           --          --       0.00%
Investment Securities                              8,604          140      6.54%        8,298         127       6.21%
Loans                                             81,659        1,774      8.74%       67,383       1,463       8.81%
                                            --------------------------------------------------------------------------
       Total Earning Assets                 $     97,661  $     2,019      8.31%  $    80,172 $     1,642       8.31%
                                            ==========================================================================

Liabilities
Borrowed Funds                              $      2,319  $        33      5.72%  $     1,210 $        17       5.70%
Deposits
     Interest-Bearing Demand (NOW)                13,493           91      2.71%       11,530          78       2.74%
     Savings                                      10,296           79      3.07%        9,909          75       3.07%
     Time Deposits                                52,652          687      5.25%       42,309         551       5.28%
                                            --------------------------------------------------------------------------
       Total Interest-Bearing Liabilities   $     78,760  $       890      4.55%  $    64,958 $       721       4.51%
                                            ==========================================================================

Net Interest Income                                       $     1,129                         $       921

Net Interest Margin                                                        4.63%                                4.60%

         Net interest income is the difference between interest income and interest expense and represents Rockingham's gross profit margin. The $208,000 improvement in net interest income from the first three months of 1999 to the same period of 2000 was primarily the result of a 22% increase in average daily earning assets.

         The net interest margin is a measure of net interest income performance. It represents the difference between interest income, including net loan fees earned, and interest expense reflected as a percentage of average daily interest earning assets. For the first three months of 2000, the net interest margin remained relatively the same at 4.63% compared to 4.60% for the same period in 1999.

         Net interest income is affected by changes in both average interest rates and average volumes of interest earning assets and interest bearing liabilities. The following table sets forth the amounts of the total change in interest income that can be attributed to rate (change in rate multiplied by old volume) and volume (change in volume multiplied by old rate) for the periods indicated. The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the relative size of the rate and volume changes.

Analysis of Changes in Net Interest Income

(Dollars in thousands)

                                                       Three Months Ended March 31, 2000
                                                    over Three Months Ended March 31, 1999
                                              ----------------------------------------------------
                                                              Increase (Decrease)
                                                               Due to Change in
                                              ----------------------------------------------------
                                                                                       Net
                                                  Average                            Increase
                                                  Volume             Rate           (Decrease)
                                              ----------------------------------------------------
Interest Income
Federal Funds                                 $          25     $          13     $          38
Deposits                                                 15                --
Investment Securities                                     5                 8                15
Loans                                                   322               (11)               13
                                              ----------------------------------------------------
         Total Interest Income                          367                10               377
                                              ----------------------------------------------------

Interest Expense
Borrowed Funds                                           16                --                16
Deposits
     Interest-Bearing Demand (NOW)                       13                --                13
     Savings                                              4                --                 4
     Time deposits                                      140                (4)              136
                                              ----------------------------------------------------
         Total Interest Expense                         173                (4)              169
                                              ----------------------------------------------------

Change in Net Interest Income                 $         194     $          14     $         208
                                              ====================================================


        Non-Interest Income. Rockingham's total non-interest income increased from $89,000 in the first three months of 1999 to $95,000 in the same period of 2000. The increase is attributable to the service charges on an increased number of checking accounts.

        Non-Interest Expense. In the first three months of 2000, total non-interest expense increased $101,000 or 18% compared to the same period last year. Salaries and benefits increased $73,000 most of which was due to new hires for two new branches. In addition, occupancy rose $10,000 from the prior period while equipment depreciation and maintenance increased $14,000 due to the new branches.

         Income Taxes. Income tax expense was $180,500 for the first three months of 2000. The provision for the same period of 1999 was $141,500. The increase was due to the increase in pretax income.

         Results of Operations - December 31, 1999 vs. December 31, 1998
         ---------------------------------------------------------------

         Net income in 1999 was $1,201,000, surpassing by 13 percent the 1998 income of $1,062,000. Consequently, diluted earnings per share rose from $.67 per share in 1998 to $.74 per share in 1999. An analysis of factors that influenced net income in 1999 and 1998 is presented in the sections that follow.

         Net Interest Income. As indicated in the tables below, net interest income increased from $3,447,000 to $4,053,000 or 18 percent from 1998 to 1999. The majority of the $606,000 increase in net interest income can be attributed to volume changes in average balances of assets. The volume change in average earning assets of $14.5 million provided $1,213,000 of additional interest income in 1999. The yield on earning assets decreased 35 basis points causing a $294,000 decline in interest income that resulted in a net increase of $919,000. By comparison, the average volume increase in interest-bearing liabilities of $10.9 million accounted for $481,000 of the growth in interest expense and a 28 basis point decrease in average rates paid accounted for a $168,000 offset resulting in a net gain in interest expense of $313,000.

Yield/Cost Analysis
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                            1999                                  1998
                                            ------------------------------------- ------------------------------------
                                                            Interest    Average                 Interest     Average
                                               Average       Income/    Yield/       Average     Income/     Yield/
                                               Balance       Expense     Cost        Balance     Expense      Cost
----------------------------------------------------------------------------------------------------------------------
Assets
Federal Funds                               $      6,625  $       335      5.06%  $     6,650 $       360       5.41%
Investment Securities                              7,633          482      6.31%        5,662         361       6.38%
Loans                                             74,031        6,371      8.61%       61,507       5,548       9.02%
                                            --------------------------------------------------------------------------
       Total Earning Assets                 $     88,289  $     7,188      8.14%  $    73,819 $     6,269       8.49%
                                            ==========================================================================

Liabilities
Borrowed Funds                              $      1,265  $        70      5.53%  $     1,031 $        58       5.63%
Deposits
     Interest-Bearing Demand (NOW)                12,409          334      2.69%       10,401         313       3.01%
     Money Market                                  4,923          173      3.51%        3,425         125       3.65%
     Savings                                       5,400          140      2.59%        4,718         130       2.76%
     Time Deposits                                47,036        2,418      5.14%       40,510       2,196       5.42%
                                            --------------------------------------------------------------------------
       Total Interest-Bearing Liabilities   $     71,033  $     3,135      4.42%  $    60,085 $     2,822       4.70%
                                            ==========================================================================

Net Interest Income                                       $     4,053                         $     3,447

Net Interest Margin                                                        4.59%                                4.67%


Analysis of Changes in Net Interest Income

(Dollars in thousands)

                                                   Year 1999 over 1998                        Year 1998 over 1997
                                         ----------------------------------------   ----------------------------------------
                                                   Increase (Decrease)                        Increase (Decrease)
                                                    Due to Change in                           Due to Change in
                                         ----------------------------------------   ----------------------------------------
                                                                         Net                                        Net
                                            Average                   Increase         Average                   Increase
                                            Volume        Rate       (Decrease)        Volume        Rate       (Decrease)
                                         ----------------------------------------   ----------------------------------------
Interest Income
Federal Funds                            $        (1) $     (24)     $       (25)   $       168  $       (2)    $       166
Investment Securities                            125         (4)             121             (9)          3              (6)
Loans                                          1,089       (266)             823            963         (69)            894
                                         ----------------------------------------   ----------------------------------------
         Total Interest Income                 1,213       (294)             919          1,122         (68)          1,054
                                         ----------------------------------------   ----------------------------------------

Interest Expense
Borrowed Funds                                    13         (1)              12             36           5              41
Deposits
     Interest-Bearing Demand (NOW)                56        (35)              21             65          17              82
     Money Market                                 53         (5)              48             33           9              42
     Savings                                      18         (8)              10             14          (1)             13
     Time deposits                               341       (119)             222            285          32             317
                                         ----------------------------------------   ----------------------------------------
         Total Interest Expense                  481       (168)             313            433          62             495
                                         ----------------------------------------   ----------------------------------------

Change in Net Interest Income            $       732  $    (126)     $       606    $       689  $     (130)    $       559
                                         ========================================   ========================================


         Non-Interest Income. Non-interest income is comprised of service charges and other fee related income from services rendered by Rockingham as well as fees from the origination of mortgage loans and fees from the sale of securities.

         Non-interest income rose $43,000, or 13 percent, from 1998 to 1999. Service charges on deposit accounts, the largest component, increased 18 percent due to higher volumes of business.

         Non-Interest Expense. Non-interest expense represents the overhead of Rockingham. Rockingham's management actively monitors all categories of non-interest expense in an attempt to improve productivity and earnings performance.

         In 1999, non-interest expense increased $459,000 or 23 percent to $2,484,000. Of this increase, 53 percent was related to the new Waynesboro and Weyers Cave branches. Salaries associated with the new branches were approximately $145,000 while over $100,000 of the increase was directly attributed to supplying, equipping, and running the new branches. This means that general bank growth only increased expenses by 11 percent.

         Income Taxes. The provision for income tax expense was $618,000 in 1999, compared with $544,000 in 1998. The increase was due to an increase in pretax income.

                               Financial Condition
                               -------------------

         Rockingham's financial condition is measured in terms of its asset and liability composition, asset quality, capital resources, and liquidity. These factors affecting Rockingham's financial condition are discussed below.

Assets

         Total assets at December 31, 1999 amounted to $101.1 million, or 18 percent above the 1998 mark of $85.8 million. This growth in total assets is indicative of the overall growth that Rockingham has experienced since its inception in 1990.

        Loans. Net loans increased $4,135,000 or 21%, (annualized) from December 31, 1999 to March 31, 2000. The net loan to deposit ratio was 92% at March 31, 2000, compared to 89% at December 31, 1999.

         Net loans increased 20 percent to $77.9 million on December 31, 1999 from $64.9 million a year earlier. Average loans also increased 20 percent to $74.0 million in 1999 from $61.5 million in 1998.

         The following table sets forth the composition of Rockingham's loan portfolio at the dates indicated:

                                                                                December 31,
                                            March 31,           ---------------------------------------------
                                              2000                     1999                      1998
                                       --------------------     -------------------      --------------------
      Commercial                           $ 31,707,780            $ 30,664,275              $ 27,232,758
      Commercial real estate                 33,589,194              30,960,871                22,684,448
      Residential real estate                12,304,525              11,945,985                11,227,924
      Consumer installment                    5,571,962               5,412,581                 4,728,497
                                       --------------------     -------------------      --------------------
                                             83,173,461              78,983,712                65,873,627
                                       --------------------     -------------------      --------------------
      Less:
          Allowance for loan losses             981,821                 919,546                   835,905
          Unearned net loan fees                109,855                 117,012                    88,305
                                       --------------------     -------------------      --------------------
                                              1,091,676               1,036,558                   924,210
                                       --------------------     -------------------      --------------------
                                           $ 82,081,785            $ 77,947,154              $ 64,949,417
                                       ====================     ===================      ====================

         Net loan charge-offs in 1999 were $36,000, or .05 percent of average loans. In 1998, Rockingham experienced net charge-offs of $27,000, or .04 percent of average loans. At March 31, 2000, Rockingham had one non-accrual loan of $75,000 and five loans 90 days or more past due totaling $133,000. At December 31, 1999, Rockingham had no non-accrual loans and three loans 90 days or more past due totaling $126,000. At December 31, 1998, Rockingham had one non-accrual loan of $28,000 and one loan 90 or more days past due totaling $7,000.

         The following table sets forth the scheduled maturity of selected loans as of December 31, 1999:

                                                        Over 1 Year
                                                      Through 5 Years               Over 5 Years
                                                  ------------------------    -------------------------
                                   One Year         Fixed        Floating       Fixed         Floating
                                   or Less           Rate          Rate          Rate           Rate          Total
                                 -------------    ----------    ----------    ----------     -----------   -----------
                                                                (Dollars in thousands)
Real estate - construction          $   1,813            --            --            --             --      $   1,813
Business                               17,388         6,755           679           679            650         26,151
                                 -------------    ----------    ----------    ----------     ----------    -----------

        Total                       $  19,201         6,755           679           679            650      $  27,964
                                 =============    ==========    ==========    ==========     ==========    ===========

         Rockingham maintains a general allowance for loan losses and does not allocate its allowance for loan losses to individual categories of loans. In determining the adequacy for loan losses, management considers the size and composition of the loan portfolio, historical experience, economic conditions, the value and adequacy of collateral and guarantors, and the current level of the allowance. In addition, consideration is given to potential losses associated with non-accrual loans and loans that are considered to be potential problems.

         At December 31, 1999, the allowance for loan losses was $920,000, or
1.16 percent of loans. A year earlier, the allowance was $836,000, or 1.27 percent of loans. Management believes that the allowance is adequate, subject to unforeseen economic changes or unexpected regulatory developments. The following table demonstrates these various key loan portfolio relationships.

Selected Loan Data
------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                                   1999            1998
------------------------------------------------------------------------------------------
Loans Outstanding at Year-End                                  $    78,984     $   65,874
Average Loans                                                       74,031         61,507
Allowance at Year-End                                                  920            836
Net Charge-Offs                                                         36             27


Non-Accrual Loans to Year-End Loans                                    --           0.04%
Loans 90 or More Days Past Due to Year-End Loans                     0.15%          0.01%
Allowance to Year-End Loans                                          1.16%          1.27%
Charge-Offs to Average Loans                                         0.05%          0.04%

         The following table sets forth the changes in the allowance for loan losses for the periods indicated:

                                                       Three Months                   Year Ended
                                                          Ended                      December 31,
                                                         March 31,       -------------------------------------
                                                           2000                1999                1998
                                                     -----------------   -----------------    ----------------
   Balance, beginning of year                               $ 919,546           $ 835,905           $ 719,159
       Provision charged to operations                         30,000             120,000             144,000
       Recoveries of amounts charged off                       32,305              15,223               7,988
                                                     -----------------   -----------------    ----------------
                                                              981,851             971,128             871,147
       Amounts charged off                                         30              51,582              35,242
                                                     -----------------   -----------------    ----------------
   Balance, end of year                                     $ 981,821           $ 919,546           $ 835,905
                                                     =================   =================    ================

         Loans are stated at the amount of unpaid principal, reduced by unearned fees and an allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged against income. Loans are charged against the allowance for loan losses when management believes that collection of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans, based on an evaluation of the ability to collect loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review Rockingham's allowance for loan losses, and may require Rockingham to make additions to the allowance based on their judgment about information available to them at the time of their examinations. Management does not assign specific reserves to categories of loans but believes that the overall allowance is sufficient to cover all loans in total.

         Unearned interest on discounted loans is amortized over the life of the loan using the interest method. For all loans, interest is accrued daily on the outstanding balances. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. A loan is restored to accrual basis when the borrower's financial condition improves to the extent that the ability to collect principal is no longer in doubt.

         A loan is impaired when it is probable Rockingham will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the collateral. Interest income on impaired loans is recognized on a cash basis. At March 31, 2000 and December 31, 1999 and 1998, Rockingham had no impaired loans and, therefore, no specific allowance has been established for impaired loans.

         Loan origination and commitment fees and certain direct loan origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

         The following table sets forth information regarding past due loans and nonperforming assets at the dates indicated:

                                                            March 31,               December 31,
                                                         -----------------  ------------------------------
                                                               2000             1999            1998
                                                         -----------------  -------------   --------------
                                                                       (Dollars in thousands)
Accruing Loans 90 Days or More Delinquent (1)
  Residential                                                 $     -            $     -          $     -
  Nonresidential                                                  109                109                -
  Business                                                         24                 16                -
  Consumer                                                          -                  1                7
                                                         -------------      -------------   --------------
     Total                                                        133                126                7
                                                         =============      =============   ==============

Nonperforming Loans
  Residential                                                       -                  -                -
  Nonresidential                                                   74                  -                -
  Business                                                          -                  -               28
  Consumer                                                          -                  -                -
                                                         -------------      -------------   --------------
         Subtotal                                                  74                  0               28
                                                         -------------      -------------   --------------
Renegotiated Loans:
  Nonresidential                                                    -                  -                -
Real Estate Owned:
  Nonresidential                                                    -                  -                -
                                                         -------------      -------------   --------------
Total Nonperforming Assets                                    $   207            $   126          $    35
                                                         =============      =============   ==============
Nonperforming Assets to Total Assets                            0.20%              0.12%            0.04%
                                                         =============      =============   ==============
_______________
(1) Includes portion guaranteed by the Small Business Administration.

         Investment Securities. Investment securities represent the second largest component of earning assets. On December 31, 1999, investment securities totaled $8.4 million. Investment securities accounted for 8 percent and 10 percent of total assets at December 31, 1999 and 1998, respectively.

         On March 31, 2000, the fair market value of the investment portfolio was 98.6 percent of its book value compared with 100.6 percent on March 31, 1999. At March 31, 2000, the portfolio had $123,000 of net unrealized losses. This loss of market value was consistent with market conditions in 200.

         On December 31, 1999, the fair market value of the investment portfolio was 98.7 percent of its book value compared with 101.1 percent on December 31, 1998. At year-end 1999, the portfolio had $106,000 of net unrealized losses. This loss of market value was consistent with market conditions in 1999. Gross amounts of appreciation and depreciation for each category of investment securities, as well as other information with respect to yields and maturities, are set forth in the following tables.

                                                                        Gross           Gross
                                                      Amortized       Unrealized      Unrealized          Fair
                                                         Cost           Gains           Losses            Value
                                                  -----------------------------------------------------------------
March 31, 2000:
    Securities available-for-sale:
       U. S. Government agencies                    $  5,501,607   $          312  $      111,689    $   5,390,230
       Mortgage-backed securities                        816,766            2,713              --          819,497
       Other securities                                  595,740               --              --          595,740
                                                  -----------------------------------------------------------------
                                                       6,914,113            3,043         111,689        6,805,467
                                                  -----------------------------------------------------------------
    Securities being held-to-maturity:
       U. S. Government agencies                       1,598,032            1,493           6,600        1,592,925
       Mortgage-backed securities                        331,965               --           8,753          323,212
                                                  -----------------------------------------------------------------
                                                       1,929,997            1,493          15,353        1,916,137
                                                  -----------------------------------------------------------------
                                                    $  8,844,110   $        4,536  $      127,042    $   8,721,604
                                                  =================================================================


                                                                        Gross           Gross
                                                      Amortized       Unrealized      Unrealized          Fair
                                                         Cost           Gains           Losses            Value
                                                  -----------------------------------------------------------------
December 31, 1999:
    Securities available-for-sale:
       U. S. Government agencies                    $  5,003,810   $           --  $      101,025    $   4,902,785
       Mortgage-backed securities                        904,705            2,613              --          907,318
       Other securities                                  599,950               --              --          599,950
                                                  -----------------------------------------------------------------
                                                       6,508,465            2,613         101,025        6,410,053
                                                  -----------------------------------------------------------------
    Securities being held-to-maturity:
       U. S. Government agencies                       1,597,059            4,306           6,540        1,594,825
       Mortgage-backed securities                        351,836               --           5,527          346,309
                                                  -----------------------------------------------------------------
                                                       1,948,895            4,306          12,067        1,941,134
                                                  -----------------------------------------------------------------
                                                    $  8,457,360   $        6,919  $      113,092    $   8,351,187
                                                  =================================================================


                                                                        Gross           Gross
                                                      Amortized       Unrealized      Unrealized          Fair
                                                         Cost           Gains           Losses            Value
                                                  -----------------------------------------------------------------
December 31, 1998:
    Securities available-for-sale:
       U. S. Government agencies                    $  3,511,895   $       27,605  $           --    $   3,539,500
       Mortgage-backed securities                      1,425,492            8,121              --        1,433,613
       Other securities                                  522,100               --              --          522,100
                                                  -----------------------------------------------------------------
                                                       5,459,487           35,726              --        5,495,213
    Securities being held-to-maturity:
       U. S. Government agencies                       2,095,438           46,082              --        2,141,520
       Mortgage-backed securities                        765,969           10,697              --          776,666
                                                  -----------------------------------------------------------------
                                                       2,861,407           56,779              --        2,918,186
                                                  -----------------------------------------------------------------
                                                    $  8,320,894   $       92,505  $           --    $   8,413,399
                                                  =================================================================

         The amortized cost and fair value of investment securities, as of March 31, 2000, are shown below by contractual maturity. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalties. Mortgage-backed securities and other securities are excluded from the maturity summary since they do not have a single maturity date.

                                                                  Amortized           Fair              Weighted
                                                                     Cost             Value           Average Rate
                                                                --------------   ------------------------------------
Available-for-sale:
    Due one year or less                                        $   3,002,545    $    2,923,100           5.97%
    Due after one year through five years                           2,499,062         1,979,685           7.03%
                                                                --------------   ---------------
                                                                $   5,501,607    $    4,902,785           6.45%
                                                                ==============   ===============
Held-to-maturity:
    Due one year or less                                        $     498,753    $      499,065           6.77%
    Due after one year through five years                           1,099,279         1,095,760           6.75%
                                                                --------------   ---------------
                                                                $   1,598,032    $    1,594,825           6.76%
                                                                ==============   ===============

         Investment securities with an amortized cost of $1,499,221 and $498,752 were pledged as collateral on public deposits at December 31, 1999 and 1998, respectively.

Liabilities

        Deposits and Short-Term Borrowings. Rockingham's primary source of funds is depository accounts. The deposit base is made up of demand deposits, savings and money market accounts and certificates of deposit. Rockingham does not solicit funds outside of its principal market area and as a result, almost all of the deposits are provided by individuals and businesses located within the local community.

        Rockingham is a note option depository for the Treasury, Tax & Loan system. This allows Rockingham to use customers' tax deposits for short-term periods. Rockingham also has borrowed funds from the Federal Home Loan Bank of Atlanta. Rockingham pays an interest rate on funds held for the Treasury and the FHLB as shown below.

        As shown below, the quarterly average interest bearing deposits increased by 12% (annualized) from December 31, 1999 to March 31, 2000. The average rates paid by Rockingham reflect the interest rates nationally.

                                                               Three Months Ended            Three Months Ended
                                                                 March 31, 2000              December 31, 1999
                                                             ------------------------      -----------------------
                                                                            (Dollars in thousands)
                                                              Average    Average            Average     Average
                                                              Balance       Rate            Balance       Rate
------------------------------------------------------------------------------------------------------------------
Interest bearing demand                                        $ 13,493        2.71%         $ 13,050       2.68%

Savings                                                          10,296        3.07%           10,744       3.01%

Certificates of deposit                                          52,652        5.25%           51,362       5.11%
                                                             -----------------------------------------------------

           Total deposits                                        76,441        4.51%           75,156       4.39%

Borrowed money                                                    2,319        5.72%            1,252       5.70%
                                                             -----------------------------------------------------

                Total (weighted average rate)                  $ 78,760        4.55%         $ 76,408       4.41%
                                                             =====================================================

         Total deposits on December 31, 1999 were $87.8 million, or 19 percent above the prior year total of $73.7 million. This growth in Rockingham's deposit base is attributable to the addition of Rockingham's fifth and sixth branch offices in 1999. The table below shows the balances in each of the types of deposit accounts at March 31, 2000 and December 31, 1999.

Deposits
---------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)

                                                       March 31,                              December 31,
                                                         2000                                     1999
                                            --------------------------------         --------------------------------
                                                                 As a % of                                As a % of
                                                                   Total                                    Total
                                                  Balance        Deposits                  Balance        Deposits
---------------------------------------------------------------------------------------------------------------------
Demand                                         $    13,904           15.51%             $    11,976           13.64%
NOW and money market accounts                       18,921           21.10%                  18,014           20.51%
Savings                                              4,943            5.51%                   5,016            5.71%
Time certificates, $100,000 or more                  7,120            7.94%                   7,303            8.32%
Other time certificates                             44,778           49.94%                  45,502           51.82%
                                            -------------------------------------------------------------------------
                                               $    89,666          100.00%             $    87,811          100.00%
                                            =========================================================================

        The following table summarizes the maturity distribution of certificates of deposit in amounts of $100,000 or more as of March 31, 2000:

                Less than 3 months                          $   545,169
                3 months to 6 months                          2,594,051
                6 months to 12 months                         3,164,527
                Greater than 12 months                          816,258
                                                         ---------------
                                                            $ 7,120,005
                                                         ===============

Impact of Inflation and Changing Prices

         The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of Rockingham Heritage Bank are primarily monetary in nature and changes in interest rates have a greater impact on Rockingham Heritage Bank's performance than do the effects of inflation.

Capital Resources

         Total stockholders' equity on December 31, 1999 was $11.6 million, or 11 percent above the 1998 level of $10.5 million. Return on average equity in 1999 was 10.81 percent as compared to 11.22 percent in 1998.

         The Federal Reserve mandates minimum capital requirements for banks. Under this system, all balance sheet assets are assigned a certain risk category with a prescribed weight. Off-balance-sheet items, such as loan commitments and letters of credit, are also assigned a risk rating. The sum of the balance sheet and off-balance-sheet amounts multiplied by their respective risk weight factors must then meet a required minimum test. Tier 1 Capital is defined as stockholders' equity minus certain intangible assets. Tier 2 Capital consists of Tier 1 Capital plus a certain amount of the allowance for loan losses. At December 31, 1999, Rockingham substantially exceeded all minimum requirements. See Note 10 of the Notes to Consolidated Financial Statements.

Liquidity

         Liquidity is defined as Rockingham's ability to provide funds for customers' demands for loans and deposit withdrawals without impairing profitability. To meet these needs, Rockingham maintains cash reserves and overnight and readily marketable investments. Funds can also be obtained through increasing deposits or through Rockingham's borrowing privileges with several correspondent banks.

         A related concern of liquidity management is interest rate sensitivity. Changes in interest rates may affect funding requirements, as well as the relative liquidity of certain assets. As of December 31, 1999, Rockingham's interest sensitive liabilities maturing or repricing within one year exceeded interest sensitive assets maturing or repricing within one year, creating a negative "gap" position. To assist further in the analysis and management process, Rockingham calculates the effects of sudden interest rate changes upon net interest income by taking into account the balance sheet gap position and the degree of sensitivity to rate changes of each grouping of assets and liabilities. Rockingham's objective is to minimize risk associated with sudden changes in interest rates and, accordingly, avoid speculating on interest rate movement. The following table demonstrates the relationship between interest sensitive assets and interest sensitive liabilities on December 31, 1999.

Interest Sensitivity Analysis
--------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                          Over 3       Over 1      Over 2      Over 3      Over 4
                                               3          Months        Year       Years        Years       Years
                                             Months      Through      Through     Through      Through     Through      Over 5
At December 31                              or Less      12 Mos.      2 Years     3 Years      4 Years     5 Years      Years
--------------------------------------------------------------------------------------------------------------------------------
Earnings Assets
   Federal Funds Sold                     $    7,677  $         --  $       --  $       --  $        --  $       --  $       --
   Investment Securities                         968         2,600       2,479          --          805          --         907
   Loans (Net)                                19,894        11,689       7,664       8,747       13,180      17,048         695
                                         ---------------------------------------------------------------------------------------
    Total Earning Assets                      28,539        14,289      10,143       8,747       13,985      17,048       1,602
                                         ---------------------------------------------------------------------------------------

Interest-Bearing Liabilities
   NOW and Money Market Accounts              18,014            --          --          --           --          --          --
   Savings                                     5,016            --          --          --           --          --          --
   Time certificates                          12,180        32,341       5,942       1,466          876          --          --
                                         ---------------------------------------------------------------------------------------
    Total Interest-Bearing Liabilities        35,210        32,341       5,942       1,466          876          --          --
                                         ---------------------------------------------------------------------------------------

Interest Sensitivity Gap
   Asset (Liability) Sensitive            $   (6,671) $    (18,052) $    4,201  $    7,281  $    13,109  $   17,048  $    1,602
                                         ---------------------------------------------------------------------------------------
   Cumulative Gap                         $   (6,671) $    (24,723) $  (20,522) $  (13,241) $      (132) $   16,916  $   18,518
                                         ---------------------------------------------------------------------------------------

                                    CHAPTER V
                         MANAGEMENT FOLLOWING THE MERGER

The Board of Directors

         The Marathon board of directors currently is comprised of 11 members.

         The merger agreement requires that Marathon reduce the size of the board to eight members. In connection with this reduction, seven current directors of Marathon will resign, and four current directors of Rockingham will become directors of Marathon. In addition, the board of directors will be divided into three classes, two of which will consist of three members and one of which will consist of two members. The directors of Marathon following the merger will serve for the terms of their respective classes, which expire in 2001, 2002 and 2003.

         The following table sets forth the composition of the board of directors following the merger.

               Class II                        Class III                         Class I
        (Term Expiring in 2001)         (Term Expiring in 2002)          (Term Expiring in 2003)
           Walter H. Aikens                 Clifton L. Good                 Stephen T. Heitz*
          Paul R. Yoder, Jr.*              Joseph W. Hollis                 John K. Stephens*
                                             Wayne B. Ruck*                  Donald L. Unger

_______________________
*        Rockingham director

         The following paragraphs set forth certain information, as of May 31, 2000, for the eight individuals who are expected to serve as directors of Marathon following the consummation of the merger. Unless otherwise indicated, each director has held his or her current position for more than five years.

                                     Class I
                             (Term Expiring in 2003)

         Stephen T. Heitz, 47, has served as a director of Rockingham since 1989. He is an attorney and partner in the firm of Litten and Sipe, L.L.P. in Harrisonburg, Virginia.

         John K. Stephens, 57, has been President and Chief Executive Officer of Rockingham since 1994 and Chairman of the Board of Rockingham since 1998. From 1990 to 1998, he served as Vice Chairman of the Board of Rockingham.

         Donald L. Unger, 58, has been President and Chief Executive Officer of Marathon and The Marathon Bank since 1992. He also has served as a director of Marathon and The Marathon Bank since 1993. Mr. Unger was elected Chairman of The Marathon Bank in May 2000.

                                    Class II
                             (Term Expiring in 2001)

         Walter H. Aikens, 50, has served as a director of Marathon since 1998 and of The Marathon Bank since 1998. He is President of H & W Construction Co., Inc., President of Aikens Corporation, and develops real estate for rental property.

         Paul R. Yoder, Jr., 58, is Vice Chairman of the Board of Rockingham and has served as a director of Rockingham since 1989. He is a physician and surgeon and is a partner in the professional firm of Rockingham Eye Physicians, P.C.

                                    Class III
                             (Term Expiring in 2002)

         Clifton L. Good, 63, has served as a director of Marathon since 1989 and of The Marathon Bank since 1987. He is President of Clifton L. Good Realty, Incorporated, in Front Royal, Virginia.

         Joseph W. Hollis, 46, has served as a director of Marathon since 1989 and of The Marathon Bank since 1987. He is President of B. J. Sager (beer distributor) in Winchester, Virginia.

         Wayne B. Ruck, 60, has served as a director of Rockingham since 1996. He is co-founder and co-owner of Packaging Services, Inc. of Weyers Cave, Virginia, and seven other packaging-related companies in the Mid-Atlantic region.

Executive Officers

         Following the closing of the merger, the officers of each of The Marathon Bank and Rockingham will retain the same or similar positions that they held with the respective bank prior to the merger. See the information set forth above for certain information with respect to Messrs. John K. Stephens and Donald L. Unger, who are expected to serve as the executive officers of Marathon following the consummation of the merger.

Security Ownership of Management

         The following table sets forth, based on information as of June 30, 2000, the beneficial ownership of Marathon common stock, the beneficial ownership of Rockingham common stock and the anticipated beneficial ownership, after giving effect to the merger, of Marathon common stock by each director and executive officer of Marathon and Rockingham and by each person who will serve as a director or executive officer of Marathon following the merger.

                                                Ownership Before                         Ownership After
                                                   the Merger                               the Merger
                                                   ----------                               ----------
                                                                                             Marathon
                                                                                           Common Stock
                                                                                           ------------
                                         Marathon             Rockingham            Number            Percent
                                     Common Stock (1)      Common Stock (1)        of Shares        of Class (%)
                                     ----------------      ----------------        ---------        ------------
Marathon Directors:

Walter H. Aikens*                           16,335                 -                  16,335             **
Frank H. Brumback                           42,055                 -                  42,055             **
Robert W. Claytor                           55,061                 -                  55,061            1.2
Clifton L. Good*                            64,943                 -                  64,943            1.4
Ralph S. Gregory                            74,856                 -                  74,856            1.6
Thomas W. Grove                             16,009                 -                  16,009             **
Joseph W. Hollis*                           65,701                 -                  65,701            1.4
George R. Irvin, Jr.                        74,710                551                 75,580            1.7
Gerald H. Kidwell                           62,529                728                 63,679            1.4
Lewis W. Spangler                           43,830                 -                  43,830             **
Donald L. Unger*                            24,022                 -                  24,022             **

All current Marathon Directors
   and Executive Officers as a
   group (11 Persons)                      540,051               1,279               542,071            11.7

Rockingham Directors:

Paul S. Cline                                 -                 12,057                19,050             **
Betty N. Curry                                -                  8,438                13,332             **
Margaret E. Haynes                            -                 21,553                34,053             **
Stephen T. Heitz*                             -                 11,784                18,618             **
Elmer T. Kramer                               -                  5,851                 9,244             **
Wayne B. Ruck*                                -                 74,576               117,830            2.6
Donald E. Showalter                           -                  3,312                 5,232             **
John K. Stephens*                            400                61,983                98,333            2.1
Jeremiah B. Sullivan, Ph.D.                   -                  9,265                14,638             **
Richard G. Tutwiler                           -                 34,334                54,247            1.2
Paul R. Yoder, Jr., M.D.*                     -                 32,029                50,605            1.1

All current Rockingham
   Directors and Executive
   Officers as a group (13
   Persons)                                  400               283,444               448,235            9.8

All post-merger Marathon
   Directors and Executive
   Officers as a
   group (8 persons)                                                                 456,387            9.9
___________________

*      Director of Marathon following the consummation of the merger.
** Percentage of ownership will be less than one percent of the outstanding shares of Marathon common stock.

(1) Amounts include beneficial ownership of shares of common stock, if any, held in the name of the spouse, minor children or other relatives of a director living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time. Amounts also include beneficial ownership of shares of common stock issuable upon the exercise of stock options exercisable within 60 days of June 30, 2000.

Security Ownership of Certain Beneficial Owners

         The following table sets forth, to the knowledge of Marathon and Rockingham and based on information as of June 30, 2000, (i) the beneficial ownership of each person who owns more than five percent of the outstanding shares of Rockingham common stock and (ii) the anticipated beneficial ownership of each person expected to own more than five percent of the outstanding shares of Marathon common stock after giving effect to the merger. No person is known to be the beneficial owner of more than five percent of the outstanding shares of Marathon common stock.

                                                  Ownership of                             Ownership of
                                             Rockingham Common Stock                  Marathon Common Stock
                                                Before the Merger                        After the Merger
                                                -----------------                        ----------------
                                          Number                Percent             Number            Percent
                                         of Shares           of Class (%)          of Shares        of Class (%)
                                         ---------           ------------          ---------        ------------
J. Gray Ferguson                          88,440                  5.6               139,735             3.1
P.O. Box 4400
Charlottesville, Virginia 22905

Director Compensation

         Each director of Marathon is paid an annual retainer fee of $1,500 and directors' fees for meetings attended as follows:

              Board of Directors Meetings                            $  500
              Loan, Audit and Compensation Committee Meetings        $   50

Executive Officer Compensation

         The following table presents information concerning the compensation of Messrs. Unger and Stephens. This table presents compensation for services rendered in all capacities to Marathon and its subsidiaries by Mr. Unger and to Rockingham by Mr. Stephens in 1999, 1998 and 1997.

                           Summary Compensation Table

                                                                                Long Term
                                          Annual Compensation                  Compensation
                                          -------------------                  ------------

                                                                                Securities
                                                                                Underlying           All Other
Name                             Year         Salary            Bonus        Options (#) (1)      Compensation (2)
----                             ----         ------            -----        ---------------      ----------------
Donald L. Unger                  1999        $122,000           $8,050               --               $9,760
President and Chief              1998         115,000            8,050               --               $9,200
   Executive Officer of          1997         108,000            6,040            2,203               $8,000
   Marathon

John K. Stephens                 1999        $125,445          $27,400           21,279 (3)          $14,921
Chairman, President and          1998         115,915           23,500            1,306               13,748
   Chief Executive               1997          95,919           17,000           30,482                9,586
   Officer of Rockingham

_____________________
(1) Amounts have been adjusted to reflect (i) stock dividends paid by Rockingham and (ii) the exchange ratio in the merger.
(2) For Mr. Unger, amounts represent contributions to Marathon's 401(k) Plan and to Marathon's Excess Benefit Plan on behalf of Mr. Unger pursuant to Mr. Unger's employment agreement. For Mr. Stephens, amounts represent contributions to the Rockingham Heritage Bank Employee Retirement Plan and the Rockingham Heritage Bank Money Purchase Plan on behalf of Mr. Stephens.
(3) On July 11, 2000, Rockingham rescinded the options to purchase shares of Rockingham common stock that were granted to Mr. Stephens in 1999.

Stock Options

         Option Grants. No stock options were granted to Mr. Unger in 1999. The table below provides information concerning stock options granted by Rockingham to Mr. Stephens during 1999.

                        Option Grants In Last Fiscal Year

                                                     Percent of Total
                            Number of Securities    Options Granted to
                             Underlying Options        Employees in        Exercise or Base
                             Granted (#)(1)(2)        Fiscal Year (%)       Price ($/Share)       Expiration Date
                             -----------------        ---------------       ---------------       ---------------
John K. Stephens                 19,908 (3)                  26                   9.34             July 13, 2009


_________________
(1) Stock options were awarded at or above the fair market value of the shares of Rockingham common stock at the date of award.

(2) The total number of securities underlying unexercised options have been adjusted to reflect the exchange ratio in the merger.
(3) On July 11, 2000, Rockingham rescinded the options to purchase shares of Rockingham common stock that were granted to Mr. Stephens in 1999.

         Option Exercises and Holdings. The following table sets forth information with respect to exercised and unexercised options held by Messrs. Unger and Stephens as of December 31, 1999. No stock options were exercised by Messrs. Unger or Stephens in 1999.

                          Fiscal Year End Option Values

                                         Number of Securities Underlying       Value of Unexercised In-The-Money
                                              Unexercised Options at                       Options at
Name                                       December 31, 1999 (#)(1)(2)              December 31, 1999 ($)(3)
----                                       ---------------------------              ------------------------
                                         Exercisable        Unexercisable        Exercisable       Unexercisable
                                         -----------        -------------        -----------       -------------
Donald L. Unger                             17,500               7,500               20,790             8,910
John K. Stephens                            28,803              19,908              116,125            14,364

_______________________
(1) The total number of securities underlying unexercised options have been adjusted to reflect (i) stock dividends paid by Rockingham and (ii) the exchange ratio in the merger.
(2) On July 11, 2000, Rockingham rescinded the options to purchase shares of Rockingham common stock that were granted to Mr. Stephens in 1999.
(3) The value of unexercised in-the-money options at fiscal year end was calculated by determining the difference between (i) the fair market value of common stock underlying the options at December 31, 1999 and (ii) the exercise price of the options.


Employment Agreements

         Marathon and Mr. Unger entered into an employment agreement on April 1, 1998 (the "Agreement"). The Agreement was automatically renewed on March 31, 2000 for a one year period, and will automatically renew for successive one year periods thereafter unless expressly terminated by Marathon.

         As compensation under the Agreement, Mr. Unger receives a base salary of $108,000. As additional compensation under the Agreement and at the election and in the discretion of the Board of Directors, Mr. Unger may receive a bonus in the form of cash or options to purchase common stock of Marathon. The Agreement permits Mr. Unger to participate in any benefit plans adopted by Marathon under the same terms and conditions as other employees of Marathon.

         In the event of a change in control of Marathon, the Agreement provides that Mr. Unger shall receive a cash payment equal to the greater of (i) the amount of salary due to Mr. Unger for the remainder of the term of the Agreement or (ii) the product of his annual salary and the multiple of the book value per share of Marathon's Common Stock received by Marathon's stockholders in connection with such change of control, provided such multiple does not exceed 3.

Certain Relationships and Related Transactions

         Marathon's officers, directors, their immediate families and affiliated companies in which they are stockholders maintain normal business relationships with The Marathon Bank. Loans made by The Marathon Bank are made in the ordinary course of business on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and do not involve more than normal risks of collectibility or present other unfavorable features. The aggregate amount of such loans was approximately $2,743,000 at December 31, 1999.

         The Marathon Bank also has a lease with Post Office Plaza, L.C. of which Donald L. Unger, President, Chief Executive Officer and director of Marathon, and Thomas W. Grove, a director of Marathon, each own 25%. The lease arrangement was approved by the Bureau of Financial Institutions of the Virginia State Corporation Commission and the Federal Reserve Board in regard to establishing a branch at 300 Warren Avenue, Front Royal, Warren County, Virginia. The land lease became effective in July 1993 and converted into a lease for both the land and building thereon in June 1996. The lease expires on June 30, 2016. The rent paid on the lease totaled $47,354 for the year 1999.

         The firm of Litten and Sipe, LLP of which Stephen T. Heitz, a director of Rockingham and a director nominee for the post-merger Marathon board, is a partner, rendered legal services to Rockingham in 1999. The firm of Wharton Aldhizer & Weaver, PLC of which Donald E. Showalter, a director of Rockingham, is a partner, also rendered legal services to Rockingham in 1999. Rockingham expects to retain both law firms for 2000.

         In 1999, and up to the present time, there were transactions between Rockingham and some of Rockingham's officers and directors. These transactions consisted of extensions of credit by Rockingham in the ordinary course of its business. In addition, some of these persons are at present, as in the past, directors or officers of corporations, which are customers with Rockingham in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management, none of the transactions involved more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of such loans was approximately $1,798,000 at December 31, 1999. Additional information on the activity in such loans is set forth in Note 14 to Rockingham's financial statements, which are attached as Appendix D to this joint proxy statement/prospectus.

                                   CHAPTER VI
                                  LEGAL MATTERS

                      DESCRIPTION OF MARATHON CAPITAL STOCK

Common Stock

         Voting Rights. Each share of Marathon common stock entitles the holder thereof to one vote on all matters voted on by shareholders. The shares of Marathon common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares of Marathon common stock voting for the election of directors can elect all of the directors, in which event the holders of the remaining shares of Marathon common stock will not be able to elect any of the directors.

         Dividend Rights. Holders of Marathon common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends.

         Liquidation Rights. Subject to the rights of holders of Marathon preferred stock, upon any liquidation, dissolution or winding up of the affairs of the Marathon, holders of Marathon common stock are entitled to receive pro rata all of the assets of Marathon for distribution to shareholders. No shares of Marathon preferred stock are currently outstanding.

         Assessment and Redemption. Shares of Marathon common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of the Marathon common stock.

         Other. Holders of Marathon common stock have no subscription, sinking fund, conversion or preemptive rights.


                       COMPARATIVE RIGHTS OF SHAREHOLDERS

General

         Marathon and Rockingham are corporations subject to the provisions of the Virginia Stock Corporation Act. Rights as a shareholder of Rockingham are governed by Rockingham's articles of incorporation and bylaws and by the Virginia Stock Corporation Act. Upon consummation of the merger, Rockingham shareholders will become shareholders of Marathon, and as such shareholder rights will then be governed by the articles of incorporation and bylaws of Marathon and by the Virginia Stock Corporation Act.

         The following is a summary of the material differences in the rights of shareholders of Rockingham and Marathon. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Marathon and Rockingham and to the Virginia Stock Corporation Act.

Authorized Capital

         Rockingham. The Rockingham Articles authorize the issuance of up to 2,000,000 shares of Rockingham common stock, par value $5.00 per share, of which 1,589,940 shares were issued and outstanding as of August 2, 2000. Rockingham is not authorized to issue preferred stock.

         Marathon. The Marathon Articles authorize the issuance of up to 20,000,000 shares of Marathon common stock, par value $1.00 per share, of which 2,051,441 shares were issued and outstanding as of August 2, 2000. The Marathon Articles further authorize 1,000,000 shares of preferred stock, without par value, 300,000 of which shares have been designated as Series "A" 1992 Preferred Stock. No shares of Marathon preferred stock were issued and outstanding as of August 2, 2000.

         Marathon's Articles authorize the Marathon board, without shareholder approval, to fix the preferences and relative rights of the preferred stock, within certain limitations, and to establish series of such preferred stock and determine the variations, such as in dividends, voting rights, redemption price and conditions, and conversion features, between each series. Although series may have different features, all series shall rank on a parity as to dividends and assets with all other series according to the respective dividend rates and amounts distributable upon any voluntary or involuntary liquidation of the corporation fixed for each such series and without preference or priority of any series over any other series. All shares of preferred stock within a series shall be identical, and all shares of preferred stock shall be preferred over common stock as to both dividends and amounts distributable upon any voluntary or involuntary liquidation of the corporation. If any additional shares of preferred stock are issued, the rights of holders of Marathon common stock would be subject to the rights and preferences conferred to holders of such preferred stock.

         The authority to create and issue separate classes and series of preferred stock allows a corporation greater flexibility in structuring financings and acquisitions. While such issuances could, under certain circumstances, be considered to have the effect of making a change in control more difficult, any issuance of such stock would be subject to applicable law, including, without limitation, the duty of the Marathon board to exercise its good faith business judgment in the best interests of Marathon and its shareholders. Under Marathon's Articles, the Marathon board would be authorized to issue a series of preferred stock with more than one vote, less than one vote, no vote or one vote per share.

         Marathon's ability to pay dividends is limited by restrictions imposed by the Virginia Stock Corporation Act on Virginia corporations. In general, dividends paid by a Virginia corporation may be paid only if, after giving effect to the distribution, (i) the corporation is still able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets are greater than or equal to the sum of its total liabilities plus (unless the corporation's Articles permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights, upon the dissolution, of shareholders whose preferential rights are superior to those receiving the distribution.

         No dividends may be declared or paid on Marathon common stock unless dividends accrued on the preferred stock for that period have been paid or declared and a sum sufficient for the payment thereof set apart for such payment.

Amendment of Articles of Incorporation or Bylaws

         The Virginia Stock Corporation Act provides that an amendment to a corporation's articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment. Under Virginia law, an amendment to the corporation's articles of incorporation must be approved by more than two-thirds of all votes entitled to be cast by that voting group. However, the corporation's articles of incorporation may require a greater vote or a lesser vote, which may not be not less than a majority, by each voting group entitled to vote on the transaction. A corporation's board of directors may require a greater vote.

         Rockingham. Rockingham's Articles do not address amendments, so Rockingham is governed by the provisions of the Virginia Stock Corporation Act. Accordingly, amendments to Rockingham's Articles must be approved by two-thirds of all votes entitled to be cast by each voting group, except that certain minor amendments may be made to the Rockingham Articles by the Rockingham board without shareholder action.

         The Rockingham Bylaws provide that the Rockingham Bylaws may be amended or repealed, and new bylaws adopted, by a majority vote of the full board of directors at any regular or special meeting. The Rockingham Bylaws also provide that the Rockingham board has no power to adopt a bylaw that would (i) require more than a majority of voting shares for a quorum or more than a majority of the votes cast to constitute shareholder action unless otherwise required by law, or (ii) that would permit management other than by a board of directors. The Rockingham Bylaws further enable the shareholders to prescribe that any bylaws adopted or amended by the shareholders may not be amended or repealed by the Rockingham board.

         Marathon. As noted above, Virginia law provides, as a general rule, that an amendment to the articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all votes entitled to be cast by each voting group. However, Virginia law also permits the articles of incorporation to provide for a greater or lesser vote. Marathon's Articles contain such a provision. Marathon's Articles provide that amendments must be approved by a majority of the votes cast by each voting group entitled to vote at a meeting at which a quorum of each class exists, unless the Marathon board conditions its submission of the proposed amendments on receipt of a greater vote. The Marathon Articles also contain a special provision regarding amendment to the Articles with respect to the size, classification, and terms of the board of directors and related election and removal provisions. Such an amendment to the Articles would need the affirmative vote of either (i) at least two-thirds of the outstanding shares entitled to vote or (ii) a majority of the originally elected board of directors or their replacements after a vacancy and a majority of the votes cast by each voting group entitled to vote. The effect of this latter provision is to make it more difficult to replace the Marathon board in a takeover attempt.

         Marathon's Bylaws may be amended or altered by either the board of directors or the shareholders by a majority vote. Moreover, the shareholders have the power to enact bylaws which may not be altered or repealed by the board.

Mergers, Consolidations and Sales of Assets

         Rockingham. The Rockingham Articles do not address the vote required in the event of mergers, consolidations and sales of assets. Accordingly, pursuant to Virginia law, a merger, share exchange, or direct or indirect sale, lease, exchange or other disposition of all or substantially all of the property of Rockingham must be approved by two-thirds of the issued and outstanding shares of each voting class.

         Marathon. Marathon's Articles provide that a plan of merger or share exchange, or direct or indirect sale, lease, exchange or other disposition of all or substantially all of the property of Marathon not in the ordinary course of business must be approved by more than two-thirds of all votes by each class of voting stock at a meeting at which a quorum exists. Additionally, consistent with Virginia law, the Marathon board may condition its submission of such plan of merger or share exchange or such a sale or disposition of assets to the shareholders on any basis, including the requirement of a greater vote than the required vote described above. The provision for an alternative vote on mergers, share exchanges and certain sales, leases, exchanges or dispositions of assets in Marathon's Articles may make it easier for the board of directors to gain shareholder approval of such actions than would be the case if a favorable vote of two-thirds of the outstanding shares were required in all cases.

Size and Classification of Board of Directors

         Rockingham. The Rockingham Bylaws provide for a board of directors consisting of not less than five or more than fifteen individuals. Rockingham currently has 11 directors. Directors are not elected for multiple-year terms and shall continue to hold office until their respective successors are elected and qualify, unless the director dies, resigns, retires, becomes disqualified, or is removed from office.

         Marathon. Marathon's Articles and Bylaws provide that its board of directors shall consist of 11 individuals. Marathon's Articles and Bylaws provide further for the division of the directors into three classes, as nearly equal in number as possible, with staggered three-year terms of office. The Marathon Articles permit the Marathon board to amend the Marathon Bylaws from time to time to increase or decrease the number of directors by up to 30% of the number last elected by the Shareholders. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

         A classified board of directors makes it more difficult for shareholders, including those holding a majority of shares, to force an immediate change in the composition of a majority of the board of directors, even when the reason for a proposed removal is poor performance. Since the terms of only approximately one-third of Marathon's directors expire each year, at least two annual elections are required for the shareholders to change a majority, whereas a majority of a non-classified board may be changed in one year.

Vacancies and Removal of Directors

         Rockingham. The Rockingham Bylaws provide that directors may be removed, with or without cause, by a majority vote of the shares entitled to vote for directors. A vacancy on the board of directors, however occurring, may be filled by a majority vote of the remaining directors, although the remaining directors may be less than a quorum.

         Marathon. Marathon's Articles and Bylaws allow removal of a director from office only for cause, by the affirmative vote of at least two-thirds of all votes entitled to be cast by each voting group at a meeting called for that purpose. Such a meeting could be the annual shareholder meeting or a special shareholder meeting, although only the president, the chairman of the board, or the board itself has a right to call a special shareholder meeting.

         Under Marathon's Articles, newly created directorships resulting from any vacancies on the board of directors can be filled only by the affirmative vote of a majority of the remaining directors then in office, subject to the rights of the holders of any series of preferred stock, even if that number is less than a quorum of the board of directors. This provision would enable incumbent directors to fill vacancies on the board of directors of Marathon to the exclusion of Marathon's shareholders, regardless of the reason for the vacancy.

         The provisions of Marathon's Articles relating to the removal of directors and the filling of vacancies would preclude a holder of a majority of the voting stock from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies so created with its own nominees. Accordingly, except with the concurrence of a majority of the directors remaining in office, persons seeking representation either by enlarging the board of directors or by filling the newly created directorships with their own nominees would be unsuccessful.

Director Liability and Indemnification

         The Virginia Stock Corporation Act provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (1) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or (2) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia Stock Corporation Act or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

         In addition, the Virginia Stock Corporation Act permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has conducted himself in good faith and that he believed that his conduct was in the best interests of the corporation, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or by any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

         Rockingham. The Rockingham Articles provide that, to the extent that Virginia permits the limitation or elimination of liability of directors or officers, the maximum liability of an officer or director to Rockingham or its shareholders is limited to one hundred dollars for a single transaction, occurrence or course of conduct. The Rockingham Articles require Rockingham to indemnify any director or officer of Rockingham who is made a party to any proceeding against any liability incurred in the proceeding, because he was or is a director or officer of Rockingham or any controlled entity or because, while a director or officer of Rockingham, he served in any capacity at another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise at the request of Rockingham. "Proceeding" is broadly defined to include pending, threatened or completed actions of all types, and includes actions by or in the right of Rockingham. Similarly, "liability" is defined to include, not only judgments, but also settlements, penalties, fines, and certain excise taxes. The Rockingham Articles also provide that the Rockingham board may, upon majority vote of a quorum, but is not obligated to, indemnify its other employees or agents and any person serving in any capacity at the request of Rockingham. Rockingham is also required to pay reasonable expenses, including counsel fees, incurred by a director or officer of Rockingham in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay Rockingham if it is ultimately determined that such person was not entitled to indemnification. Determination of eligibility for indemnification, of meeting the requisite standard of conduct, and of the reasonableness of expenses, all with respect to an indemnification of claims of officers, employees, agents and others, shall be made by the Rockingham board of directors. Such a determination relating to a claim for indemnification by a Rockingham director shall be made in accordance with Virginia law, i.e., by a majority vote of a disinterested quorum of directors or director committee, by majority vote of disinterested shareholders, or by special legal counsel appointed by the board of directors. At this time, Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

         The rights of indemnification provided in Rockingham's Articles are not exclusive of any other rights which may be available under any insurance or other agreement. In addition, the Rockingham Articles authorize Rockingham to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Rockingham, whether or not Rockingham would have the power to provide indemnification to such person. Corporate indemnification is not available if a person is indemnified through insurance or some other source.

         Marathon. Marathon's Articles provide that, to the extent that Virginia permits the limitation or elimination of liability of directors or officers, a director or officer shall not be liable to Marathon or its shareholders for monetary damages in any action brought by or on behalf of Marathon or its shareholders. Marathon's Articles require it to indemnify, to the extent permitted by Virginia law, any person who is made a party to any proceeding because he was or is a director or officer of Marathon, or because he is or was an officer or director who served at the request of Marathon as a director, officer, trustee or partner of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under Marathon's articles of incorporation, "proceeding" is broadly defined to include pending, threatened or completed actions of all types and includes an action brought by or on behalf of Marathon shareholders. "Liability" is defined to include, not only judgments, but also settlements, penalties, fines and certain excise taxes.

         The indemnification provisions also require Marathon to pay reasonable expenses incurred by a director or officer of Marathon in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person provides a written statement of his good faith belief that he has met the requisite standard of conduct and undertakes to repay Marathon if it is ultimately determined that such person was not entitled to indemnification. At this time, Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

         Determination of eligibility for indemnification, of meeting the requisite standard of conduct and the reasonableness of expenses shall be made by the Marathon board of directors by a majority vote of a quorum of directors not a party to the proceeding, by a director committee if a quorum cannot be obtained from the full board, by special legal counsel selected by the board of directors, or by the shareholders, excluding shares owned by the directors who are parties to the proceeding.

         Marathon is also empowered, by a majority vote of a quorum of disinterested directors, to extend such indemnification to Marathon employees or agents.

         The rights of indemnification provided in Marathon's Articles are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. In addition, the Marathon Articles authorize Marathon to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Marathon, whether or not Marathon would have the power to provide indemnification to such person. The rights of indemnification provided to directors of Marathon could reduce the likelihood of shareholder derivative actions and may discourage other third party claims against the directors, even if such actions otherwise would be beneficial to shareholders of Marathon.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Marathon pursuant to the foregoing provisions, Marathon has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Special Meetings of Shareholders

         Rockingham. The Rockingham Bylaws provide that special meetings of shareholders may be held on the call of the Chairman of the Board, Chief Executive Officer, President, Secretary, or the Rockingham board, which means that the shareholders of Rockingham do not have the right to call special meetings.

         Marathon. Marathon's Bylaws provide that special meetings of shareholders may be held whenever called by the president, chairman of the board of directors or by the board of directors itself, which means that the shareholders of Marathon do not have the right to call special meetings. The inability of shareholders to call a special meeting could affect changes in control of Marathon by delaying the presentation to shareholders of proposals relating to, or facilitating, such a change in control until the annual meeting.

Shareholder Nominations and Proposals

         Rockingham. The Rockingham Articles and Bylaws do not address shareholder nominations and proposals.

         Marathon. Under Marathon's Bylaws, notice of a proposed nomination or a shareholder proposal meeting certain specified requirements must be received by Marathon not less than 45 days prior to the meeting of shareholders.

         Marathon's Bylaws require that the shareholder's notice of nomination for director set forth as to each nominee (i) the name and business address of such nominee, (ii) the fact that the nominee has consented to his name being placed in nomination, (iii) the name and record address of the shareholder making the nomination, (iv) the class and amount of beneficial ownership of Marathon capital stock by the nominating shareholder, and (v) any material interest of the shareholder in the proposed nomination.

         Marathon's Bylaws require that the notice relating to a shareholder proposal contain (i) a brief description of the shareholder proposal and the reason for conducting such business at the meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of Marathon stock which are beneficially owned by the shareholder making the proposal and (iv) any material interest (financial or otherwise) of such shareholder in the proposal.

         If the information supplied by a shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the meeting may announce to the meeting that such shareholder's nomination or purpose should not be brought before the annual meeting and that such nominee shall not be eligible for election as a director of Marathon or such business is not properly brought before the meeting.

         The advance notice procedure of Marathon's Bylaws affords the Marathon board the opportunity to consider the qualifications of the proposed nominees and to inform shareholders about such qualifications. Although such procedure does not give the board of directors of Marathon any power to approve or disapprove of shareholder nominations for election of directors, it may have the effect of precluding surprise nominations and a contest for the election if directors if such procedure established by it is not followed. Furthermore, such procedure may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors.

         The procedures regarding shareholder proposals and nominations provide the Marathon board with the information necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of Marathon or its shareholders. Marathon's Articles and Bylaws do not prevent shareholders from making proposals under the Commission's rules and regulations.

Shareholder Voting Rights in General

         The Virginia Stock Corporation Act generally provides that shareholders do not have cumulative voting rights unless those rights are provided in the corporation's articles of incorporation. The Virginia Stock Corporation Act also specifies additional voting requirements for Affiliated Transactions which are discussed below under "State Anti-Takeover Statutes."

         Rockingham. The Rockingham Articles do not permit shareholders to cumulate votes for the election of directors. Each share entitled to vote is entitled to one vote on each matter submitted to a vote.

         The Rockingham Articles eliminate the pre-emptive right of shareholders to subscribe for and purchase unissued shares of Rockingham stock.

         The Rockingham Bylaws also prohibit the use of any voting trust agreement or any other type of agreement conferring to another person the authority to vote one's shares.

         Marathon. Marathon's Articles do not provide shareholders cumulative rights for the election of directors. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election. The holders of Marathon common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Except to the extent to which the board of directors shall have specified voting power with respect to any other class of stock and except as otherwise provided by law, the exclusive voting power shall be vested in the holders of Marathon common stock.

         The Marathon Articles eliminate the pre-emptive right of shareholders to subscribe for and purchase any shares of any class of Marathon stock or other securities, or any other options, warrants, or rights to purchase.

Restrictions on Transfer of Common Stock

         Rockingham. The Rockingham Articles and Bylaws do not contain any restriction relating to the identity of the transferee of any share of stock.

         Marathon. The Marathon Articles provide that shares of common stock may not be transferred (whether by sale, assignment, gift, pledge, hypothecation or bequest) to any person, other than a Marathon subsidiary or employee benefit plan, who is or who would become as a result of the transfer, an owner of

10% or more of the outstanding shares of Marathon common stock, unless such transfer has been approved in advance by a majority of the Marathon board of directors. Any prohibited transfer is void to the extent of shares that exceed 9.99% ownership by the transferee. Any transfer of stock may be conditioned upon the transferor's affidavit that the transfer would not violate this restriction. The restriction on transfer is to be noted conspicuously on the stock certificate.

State Anti-Takeover Statutes

         The Virginia Stock Corporation Act restricts transactions between a corporation and its affiliates and potential acquirors. The summary below is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the Virginia Stock Corporation Act. Because both Rockingham and Marathon are Virginia corporations, the provisions of the Virginia Stock Corporation Act described below apply to Rockingham and Marathon and will continue to apply to Marathon after the merger.

         Affiliated Transactions. The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions," found at Sections 13.1-725 -
727.1 of the Virginia Stock Corporation Act. Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A Disinterested Director is defined in the Virginia Stock Corporation Act as a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of: the highest per share price for their shares as was paid by the Interested Shareholder for his or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia Stock Corporation Act provides that by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Neither Rockingham nor Marathon has adopted such an amendment. Currently, no person owns or controls 10% or more of either Rockingham common stock or Marathon common stock, and there are no Interested Shareholders of Rockingham or Marathon as defined by the Virginia Stock Corporation Act.

         Control Share Acquisitions. The Virginia Control Share Acquisitions statute, found at Sections 13.1-728.1 - 728.8 of the Virginia Stock Corporation Act, also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or 50% or more (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders with detailed disclosures about his identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute, which Rockingham has not done, by so providing in its articles of incorporation or bylaws. Marathon, however, has opted out of the statute by so providing in its Bylaws. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia Stock Corporation Act.

                                   REGULATION

         Set forth below is a brief description of the material laws and regulations that affect Marathon. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, is not necessarily complete and is qualified in its entirety by reference to these laws and regulations.

General

         Marathon is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. As such, Marathon is supervised by the Board of Governors of the Federal Reserve System. Marathon is also subject to Virginia laws that regulate banks and bank holding companies. Virginia's banking laws are administered by the Bureau of Financial Institutions of the State Corporation Commission of Virginia. Marathon is also affected by rules and regulations of the Federal Deposit Insurance Corporation. Marathon is a member of the Federal Reserve System and the Federal Home Loan Bank of Atlanta. The various laws and regulations administered by the regulatory agencies affect corporate practices, expansion of business, and provisions of services. Also, monetary and fiscal policies of the United States directly affect bank loans and deposits and thus may affect Marathon's earnings. The future impact of these policies and of the continuing regulatory changes in the financial services industry cannot be predicted.

         The supervision, regulation and examination of The Marathon Bank are intended primarily for the protection of depositors rather than holders of Marathon securities.

Bank Holding Company Regulation

         Marathon is required to file with the Federal Reserve its periodic reports and any additional information the Federal Reserve may require. The Federal Reserve examines Marathon and may examine its subsidiaries. The State Corporation Commission also may examine Marathon.

         The Bank Holding Company Act requires prior Federal Reserve approval for, among other things, the acquisition of direct or indirect ownership or control of more than 5% of the voting shares or substantially all of the assets of any bank, or a merger or consolidation of a bank holding company with another bank holding company. A bank holding company may acquire direct or indirect ownership or control of voting shares of any company that is engaged directly or indirectly in banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company also may engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by regulation or order to be so closely related to banking as to be a proper incident thereto.

         The activities permissible to bank holding companies and their affiliates were substantially expanded by the Gramm-Leach-Bliley Act, which the President signed on November 12, 1999. Gramm-Leach-Bliley repeals the anti-affiliation provisions of the Glass-Steagall Act to permit the common ownership of commercial banks, investment banks and insurance companies. Under Gramm-Leach-Bliley, a bank holding company can elect to be treated as a financial holding company. A financial holding company may engage in any activity and acquire and retain any company that the Federal Reserve determines to be financial in nature. A financial holding company also may engage in any activity that is complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. The Federal Reserve must consult with the Secretary of the Treasury in determining whether an activity is financial in nature or incidental to a financial activity.

         Marathon is a legal entity separate and distinct from The Marathon Bank. Section 23A of the Federal Reserve Act restricts loans from The Marathon Bank to Marathon. Section 23A defines "covered transactions," which include loans, and limits a bank's covered transactions with any affiliate to 10% of the bank's capital and surplus. It also requires that all of a bank's loans to an affiliate be secured by acceptable collateral, generally United States government or agency securities. Marathon and The Marathon Bank also are subject to Section 23B of the Federal Reserve Act, which requires that transactions between The Marathon Bank and Marathon or its other subsidiaries be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to The Marathon Bank as those prevailing at the time for transactions with unaffiliated companies.

         Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. As a result, a bank holding company may be required to lend money to its subsidiaries in the form of capital notes or other instruments which qualify as capital under regulatory rules. Any loans from the holding company to such subsidiary banks likely will be unsecured and subordinated to such bank's depositors and perhaps to other creditors of its bank subsidiaries.

Bank Supervision

         As a Virginia bank that is a member of the Federal Reserve System, The Marathon Bank is regulated and examined by the State Corporation Commission and by its primary federal regulator, the Federal Reserve. The State Corporation Commission and the Federal Reserve regulate and monitor all of The Marathon Bank's operations, including reserves, loans, mortgages, payments of dividends and the establishment of branches.

         Various statutes limit the ability of The Marathon Bank to pay dividends, extend credit or otherwise supply funds to Marathon and its non-bank subsidiaries. Dividends from The Marathon Bank are expected to constitute Marathon' major source of funds.

Regulatory Capital Requirements

         All banks are required to maintain minimum levels of regulatory capital. The federal bank regulatory agencies have established substantially similar risked based and leverage capital standards for banks that they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, Marathon and The Marathon Bank are required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be tier 1 capital, which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder, tier 2 capital, consists of a limited amount of subordinated and other qualifying debt and a limited amount of the general loan loss allowance. Based upon the applicable Federal Reserve regulations, at December 31, 1999, The Marathon Bank was considered to be "well capitalized."

         In addition, the federal regulatory agencies have established a minimum leverage capital ratio, tier 1 capital divided by tangible assets. These guidelines provide for a minimum leverage capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

Limits on Dividends and Other Payments

         Virginia law restricts distributions of dividends to shareholders of Marathon. Marathon shareholders are entitled to receive dividends as declared by the Marathon Board of Directors. No distribution to Marathon shareholders may be made if, after giving effect to the distribution, Marathon would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities. There are similar restrictions on stock repurchases and redemptions.

         Banks have limits on all capital distributions, including cash dividends, payments to repurchase or otherwise acquire shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. As of December 31, 1999, The Marathon Bank had the capacity to pay no more than $5.2 million in total dividends to its sole shareholder, Marathon.

         The Marathon Bank may not make a capital distribution, including the payment of a dividend, if, after the distribution, it would become undercapitalized . The prior approval of the applicable Federal Reserve Bank is required if the total of all dividends declared in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years. Federal Reserve Banks also may limit the payment of dividends by any state member bank if it considers the payment an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The State Corporation Commission has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limit is in the public interest and is necessary to ensure the bank's financial soundness.

FDIC Regulations

         The Federal Deposit Insurance Corporation Improvements Act of 1991 required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities. Each federal banking agency has issued regulations, specifying the levels at which a financial institution would be considered "well capitalized", "adequately capitalized", "under capitalized", "significantly under capitalized", or "critically under capitalized", and to take certain mandatory and discretionary supervisory actions based on the capital level of the institution. Those supervisory actions become increasingly severe for banks that are under-capitalized or worse.

         Under the Federal Reserve's regulations implementing the prompt corrective action provisions, an institution is considered well capitalized if it has total risk-based capital of 10% or more, has a tier I risk-based capital ratio of 6% or more, has a leverage capital ratio of 5% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure.

         An adequately capitalized institution has a total risk-based capital ratio of 8% or more, a tier I risk-based ratio of 4% or more and a leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of well capitalized.

         An undercapitalized institution has a total risk-based capital ratio that is less than 8%, a tier I risk-based capital ratio that is less than 4% or a leverage capital ratio that is less than 4% (3% in certain circumstances). Undercapitalized banks are subject to growth limits and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the bank's parent holding company must guarantee that the bank will comply with the capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the bank's total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. If the controlling holding company fails to fulfill its obligations and files (or has filed against it) a petition under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third-party creditors of Marathon.

         A significantly undercapitalized institution has a total risk-based capital ratio that is less than 6%, a tier I risk-based capital ratio that is less than 3% or a leverage capital ratio that is less than 3%. Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks.

         A critically undercapitalized institution has a ratio of tangible equity to total assets that is equal to or less than 2%. A critically undercapitalized bank is likely to be put in receivership and liquidated.

         In addition, under certain circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category.

         The Federal Deposit Insurance Corporation Improvements Act also required federal banking regulators to draft standards in a number of other important areas to assure bank safety and soundness, including internal controls, information systems and internal audit systems, credit underwriting, asset growth, compensation, loan documentation and interest rate exposure. The Federal Deposit Insurance Corporation Improvements Act also required the regulators to establish maximum ratios of classified assets to capital, and minimum earnings sufficient to absorb losses without impairing capital. The legislation also contained other provisions which restricted the activities of state-chartered banks, amended various consumer banking laws, limited the ability of undercapitalized banks to borrow from the Federal Reserve's discount window and required federal banking regulators to perform annual onsite bank examinations.

         The 1991 legislation also contains a variety of other provisions that may affect the operations of Marathon and The Marathon Bank, including new reporting requirements, regulatory standards for estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch, and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC.

Deposit Insurance

         The deposits of The Marathon Bank are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC has implemented a risk-related assessment system for deposit insurance premiums. All depository institutions have been assigned to one of nine risk assessment classifications based on certain capital and supervisory measures. Marathon's deposits are subject to the rates of the Savings Associations Insurance Fund since Marathon converted to a commercial bank from a federal savings bank on December 1, 1995. Based on its current risk classifications, Marathon pays the minimum Savings Associations Insurance Fund assessment and Bank Insurance Fund assessments.

Community Reinvestment Act

         Marathon and The Marathon Bank are subject to the provisions of the Community Reinvestment Act of 1977, as amended ("CRA"). Under the Community Reinvestment Act, all banks have an obligation, consistent with its safe and sound operation, to help meet the credit needs for their entire communities, including low and moderate-income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community consistent with the Community Reinvestment Act. A depository institution's primary federal regulator, in connection with its examination of the institution, must assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to charter a national bank, obtain deposit insurance coverage for a newly chartered institution, establish a new branch office that accepts deposits, relocate an office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. If a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application. Following the most recent Community Reinvestment Act examination in February 1999 The Marathon Bank received a "satisfactory" Community Reinvestment Act rating.

Fiscal and Monetary Policy

         Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of Marathon and The Marathon Bank will be subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on Marathon and The Marathon Bank cannot be predicted.

Federal Home Loan Bank System

         Marathon is a member of the Federal Home Loan Bank System, which consists of 12 district Federal Home Loan Banks with each subject to supervision and regulation by the Federal Housing Finance Board. The Federal Home Loan Banks provide a central credit facility for member institutions. Marathon, as a member of the Federal Home Loan Bank of Atlanta, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount equal to at least 1% of the aggregate principal amount of their unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of their borrowings from the Federal Home Loan Bank of Atlanta, whichever is greater. At December 31, 1999, Marathon had an investment of $1.8 million in the stock of the Federal Home Loan Bank of Atlanta and was in compliance with these requirements.

         Advances from the Federal Home Loan Bank of Atlanta are secured. Interest rates charged for advances vary depending upon maturity, the cost of funds to the Federal Home Loan Bank of Atlanta and the purpose of the borrowing. At December 31, 1999, Marathon had no outstanding borrowings from the Federal Home Loan Bank of Atlanta.

Federal Reserve System

         The Federal Reserve Board of Governors requires all depository institutions to maintain reserves against their transaction accounts and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of Marathon.

                        RESALES OF MARATHON COMMON STOCK

         Rockingham Shareholders. The shares of Marathon common stock to be issued to Rockingham shareholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Rockingham as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of Rockingham must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

         Affiliates of Marathon and Rockingham. Commission guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring company and acquired company by affiliates of either company in a business combination such as the merger. These guidelines indicate that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by such affiliates if these persons do not dispose of any of the shares of the corporation they own or any shares of the corporation they receive in connection with a merger during the period beginning 30 days prior to the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published (the "Pooling Restricted Period").

         Rockingham has agreed to deliver to Marathon not less than 30 days prior to the effective date, for each of its affiliates, an agreement that such person will not dispose of (i) any Marathon common stock in violation of the Securities Act or (ii) any Rockingham common stock or Marathon common stock during the Pooling Restricted Period.

                              SHAREHOLDER PROPOSALS

         Proposals of Marathon's shareholders intended to be presented at the next Annual Meeting must be received by Marathon no later than December 6, 2000, in order to be considered for inclusion in Marathon's proxy materials for the 2001 Annual Meeting of Shareholders.

         Proposals of shareholders intended to be presented at Rockingham's 2001 Annual Meeting must be received by the Secretary of Rockingham, at its principal executive offices, 110 University Boulevard, Harrisonburg, Virginia 22801, for inclusion in its proxy statement relating to that meeting by November 23, 2000.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This joint proxy statement/prospectus, including information included or incorporated by reference herein, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and businesses of each of Marathon and

Rockingham. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

         o competitive pressure from banks and other financial service providers increases significantly;

         o      changes in the interest rate environment reduce margins;

         o general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;

         o      changes occur in the regulatory environment;

         o      changes occur in business conditions and inflation; and

         o      changes occur in the securities markets.


                                     EXPERTS

         The financial statements of Marathon Financial Corporation as of December 31, 1999 and 1998 and for each of the years ended December 31, 1999, 1998 and 1997 have been included herein and in the registration statement in reliance upon the report of Yount, Hyde & Barbour, PC, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Rockingham Heritage Bank as of December 31, 1999 and 1998 and for each of the years then ended have been included herein and in the registration statement in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL OPINIONS

         The validity of the shares of Marathon common stock offered hereby is being passed upon for Marathon by Williams, Mullen, Clark & Dobbins, Richmond, Virginia. Williams, Mullen, Clark & Dobbins will deliver an opinion to Marathon and Rockingham concerning certain federal income tax consequences of the merger. See "The Merger - Material Federal Income Tax Consequences of the Merger" on page 15.

         Certain matters relating to the merger will be passed upon for Rockingham by Wharton, Aldhizer & Weaver, PLC, Harrisonburg, Virginia.


                       WHERE YOU CAN FIND MORE INFORMATION

         Marathon maintains an Internet site at www.themarathonbank.com, which contains information relating to Marathon and its business.

         In addition, Marathon files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that Marathon files at the Commission's public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor,

Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including Marathon, that file documents with the Commission electronically through the Commission's electronic data gathering, analysis and retrieval system known as EDGAR. Marathon's reports, proxy and information statements may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

         This joint proxy statement/prospectus is part of a registration statement filed by Marathon with the Commission. Because the rules and regulations of the Commission allow the omission of certain portions of the registration statement from this document, this joint proxy statement/prospectus does not contain all the information contained in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding Marathon. The registration statement and its exhibits may be inspected at the public reference facilities of the Commission at the addresses mentioned above.

                                                                      Appendix A


                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            ROCKINGHAM HERITAGE BANK

                                 ("Rockingham")

                         MARATHON FINANCIAL CORPORATION

                                     ("MFC")

                                  MARATHON BANK

                                       AND

                              MARATHON MERGER BANK

                              ("Merger Subsidiary")






                                  JUNE 21, 2000

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

                                    ARTICLE 1

                         The Merger and Related Matters
1.1      The Merger.............................................................................................A-4
1.2      Management of Rockingham and MFC.......................................................................A-5
1.3      The Closing and Effective Date.........................................................................A-5
1.4      Definitions............................................................................................A-6

                                    ARTICLE 2

                          Basis and Manner of Exchange

2.1      Conversion of Shares...................................................................................A-6
2.2      Manner of Exchange.....................................................................................A-7
2.3      No Fractional Shares...................................................................................A-8
2.4      Dividends..............................................................................................A-8
2.5      Rockingham Stock Option Plans..........................................................................A-8

                                    ARTICLE 3

                          Representation and Warranties

3.1      Representations and Warranties of Rockingham...........................................................A-8
3.2      Representations and Warranties of MFC.................................................................A-16

                                    ARTICLE 4

                       Conduct Prior to the Effective Date

4.1      Access to Records and Properties......................................................................A-25
4.2      Confidentiality.......................................................................................A-25
4.3      Registration Statement, Proxy Statement and Shareholder Approval......................................A-25
4.4      Operation of the Business of Rockingham and MFC.......................................................A-26
4.5      Dividends.............................................................................................A-29
4.6      No Solicitation.......................................................................................A-29
4.7      Regulatory Filings....................................................................................A-29
4.8      Public Announcements..................................................................................A-30
4.9      Notice of Breach......................................................................................A-30
4.10     Accounting Treatment..................................................................................A-30
4.11     Merger Consummation...................................................................................A-30
4.12     Notification of Certain Matters.......................................................................A-30


                                      A-2

                                    ARTICLE 5

                              Additional Agreements

5.1      Registration of Shares................................................................................A-31
5.2      Benefit Plans.........................................................................................A-31
5.3      Indemnification.......................................................................................A-31

                                    ARTICLE 6

                            Conditions to the Merger

6.1      Conditions to Each Party's Obligations to Effect the Merger...........................................A-31
6.2      Conditions to Obligations of MFC......................................................................A-33
6.3      Conditions to Obligations of Rockingham...............................................................A-34

                                    ARTICLE 7

                                   Termination

7.1      Termination...........................................................................................A-35
7.2      Effect of Termination.................................................................................A-36
7.3      Non-Survival of Representations, Warranties and Covenants.............................................A-37
7.4      Expenses..............................................................................................A-37

                                    ARTICLE 8

                               General Provisions

8.1      Entire Agreement......................................................................................A-39
8.2      Waiver and Amendment..................................................................................A-39
8.3      Descriptive Headings..................................................................................A-39
8.4      Governing Law.........................................................................................A-39
8.5      Notices...............................................................................................A-39
8.6      Counterparts..........................................................................................A-40
8.7      Severability..........................................................................................A-40
8.8      Brokers and Finders...................................................................................A-40
8.9      Subsidiaries..........................................................................................A-40

Exhibit A -       Plan of Merger between Rockingham Heritage Bank and Marathon Merger Bank

Exhibit B -       Amended and Restated Articles of Incorporation


                          AGREEMENT AND PLAN OF MERGER

         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into June 21, 2000 by and between Rockingham Heritage Bank, a Virginia state bank with its principal office located in Harrisonburg, Virginia ("Rockingham"), Marathon Financial Corporation, a Virginia corporation with its principal office located in Winchester, Virginia ("MFC"), Marathon Bank, a wholly-owned bank subsidiary of MFC ("Marathon Bank"), and Marathon Merger Bank, a wholly-owned bank subsidiary of MFC (the "Merger Subsidiary"). Rockingham and MFC are sometimes referred to herein individually as a "Party" or together as "the Parties". The Agreement amends and restates the Agreement and Plan of Merger by and among the parties (the "Original Agreement") dated as of April 20, 2000.

                                   WITNESSETH:

         WHEREAS, MFC and Rockingham have agreed in the Original Agreement to an affiliation of their two companies through a merger under Virginia law, in which Rockingham will become a wholly-owned subsidiary of MFC; and

         WHEREAS, in order to effect the merger, the Merger Subsidiary has been incorporated as a wholly-owned subsidiary of MFC, which will merge with and into Rockingham, pursuant to the terms and conditions of this Amended and Restated Agreement and Plan of Merger and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan of Merger"); and

         WHEREAS, the Board of Directors of each of Rockingham and MFC (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of Rockingham and MFC, respectively, and in the best long-term interests of their respective shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (iii) has authorized, at meetings of each of such Boards of Directors, the execution of this Agreement; and

         WHEREAS, the parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended ("IRC"), for federal income tax purposes, and that the Merger shall be accounted for as a pooling-of-interests transaction for accounting purposes.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                                    ARTICLE 1

                         The Merger and Related Matters

         1.1 The Merger. Subject to the terms and conditions of this Agreement, the Merger Subsidiary shall be merged with and into Rockingham, pursuant to the Plan of Merger attached hereto as Exhibit A and made a part hereof (the "Merger"), as follows: at 11:59 p.m. on the

Effective Date (defined below) (the "Effective Time"), (i) each of the shares of the capital stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and become one share of common stock of Rockingham, and (ii) each of the shares of capital stock of Rockingham issued and outstanding immediately prior to the Effective Time, excluding shares held by MFC (other than in a fiduciary capacity or as a result of debts previously contracted), shall cease to be outstanding and shall be converted into and become shares of common stock of MFC based upon the Exchange Ratio (defined below). The separate corporate existence of Merger Subsidiary shall thereupon cease, and from and after the Effective Time, the Merger shall have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA"). Rockingham will be the surviving corporation in the Merger and its name and corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue in accordance with applicable law. The Articles of Incorporation and Bylaws of Rockingham in effect prior to the Effective Date shall be the Articles of Incorporation and Bylaws of Rockingham subsequent to the Effective Date until thereafter amended in accordance with applicable law.

         1.2 Management of Rockingham and MFC. From and after the Effective Date, John K. Stephens ("Stephens"), current President and Chief Executive Officer of Rockingham, shall become the Chairman of the Board of Directors of MFC, and Donald Unger ("Unger") shall remain President and Chief Executive Officer of MFC. All other executive management positions in MFC, Marathon Bank and Rockingham shall be held by those individuals currently holding the same or similar executive management positions in the respective entities prior to the Effective Date. As of the Effective Date, MFC and the Board of Directors of MFC shall have amended the Bylaws of MFC to reduce the number of Directors to eight
(8) members and taken such other steps as are reasonably necessary to provide for (i) the resignation of six current Board members, (ii) the staggering of such vacancies such that, with the addition of four Rockingham Board Members, to be designated by Rockingham, all Board seats will be apportioned nearly equally between the four continuing Marathon Board Members and the four joining Rockingham Board Members and (iii) the placement of Stephens and Unger in Board seats to serve concurrent three (3) year terms. After the Effective Date, the continuing and new Directors shall serve until expiration of the respective terms of the Board seats held by them as provided in the Articles of Incorporation, as amended. On or about the Effective Date, MFC shall have obtained shareholder approval for and filed its Amended and Restated Articles of Incorporation, substantially in the form attached hereto as Exhibit B which Articles may be changed prior to filing upon the mutual consent of the Parties. MFC will also make corresponding changes to its bylaws to conform to alterations made to the Articles.

         1.3 The Closing and Effective Date. All documents required by the terms of this Agreement to be delivered at or prior to the Effective Date will be exchanged by the parties at the closing of the Merger (the "Merger Closing"), which shall be held before the Effective Date. The Merger Closing shall take place at the offices of Wharton, Aldhizer & Weaver, PLC, in Harrisonburg, Virginia, or at such other place as may be mutually agreed upon by the parties. At or after the Merger Closing, MFC, Merger Subsidiary and Rockingham shall execute and deliver to the Virginia State Corporation Commission ("SCC") Articles of Merger containing the Plan of Merger. The Merger shall become effective on the date (the "Effective Date") shown on the Certificate of Merger issued by the SCC. Unless otherwise agreed upon in writing by the chief executive officers of MFC and Rockingham, subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article 6, the parties shall use their best efforts to cause the Effective Date to occur on the first day of the first quarter following the month in which the conditions set forth in Article 6 are satisfied.

         1.4 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

                  (a) the term "knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any "Executive Officer" of such party and the Executive Officers of its wholly owned subsidiaries, as such term is defined in Regulation O (12 C.F.R. 215);

                  (b)      the term "material adverse effect", when applied to a
party, shall mean an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes and (ii) any breach of a representation or warranty by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial position, results of operations or business of the Party or its subsidiaries, or (b) would materially impair the Party's, or its subsidiary's, ability to perform its obligations under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement. Solely for purposes of measuring whether an event, occurrence or circumstance has a material adverse effect on such Party's results of operations, the term "results of operations" shall mean net interest income plus non-interest income (less securities gains) less gross expenses (excluding provisions for possible loan and lease losses, write-downs of other real estate and taxes); and provided further, that material adverse effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (iii) the Merger on the operating performance of the Parties to this Agreement; and

                  (c) The term "Disclosure" shall mean the written disclosure statement of each Party setting forth the information specified below, to be delivered by such Party to the other prior to execution of this Agreement.

                                    ARTICLE 2

                          Basis and Manner of Exchange

         2.1 Conversion of Shares. Upon and by reason of the Merger becoming effective and except as set forth in Section 2.3 below, no cash shall be allocated to the shareholders of Rockingham and stock shall be issued and allocated as follows: Each share of Rockingham Common Stock (defined below) issued and outstanding immediately prior to the Effective Date shall, by operation of law, cease to be outstanding and shall automatically be converted into and exchanged for 1.58 shares (the "Exchange Ratio") of MFC Common Stock (defined in Section 3.2(d)). In the event MFC changes the number of shares of MFC Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividends, recapitalization or similar transaction with respect to the outstanding MFC Common Stock, and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. Nothing in this Section 2.1 shall be deemed to prohibit the issuance by MFC or Rockingham of any stock pursuant to the MFC Option Plan and Rockingham Option Plans (each defined below), without requiring an adjustment to the Exchange Ratio; any issuances of stock other than pursuant to the MFC Option Plan and Rockingham Option Plans shall remain subject to the limitations, covenants and obligations in this Agreement.

          2.2      Manner of Exchange.

                  (a) Prior to the Effective Date, MFC shall reserve for issuance with the Exchange Agent (defined below) a sufficient number of shares of MFC Common Stock to provide for payment of the consideration set forth in
Section 2.1. At and after the Effective Date, each Rockingham Certificate previously representing shares of Rockingham Common Stock shall represent only the right to receive the consideration set forth in Sections 2.1 and 2.3 of this Agreement (hereinafter, the "Merger Consideration"). As promptly as practicable after the Effective Date, MFC shall cause Registrar and Transfer Corporation, acting as the exchange agent ("Exchange Agent"), to send to each shareholder of record of Rockingham immediately prior to the Effective Date, transmittal materials for use in exchanging such shareholder's certificates of properly endorsed Rockingham Common Stock (or an indemnity and such affidavit or other documentation satisfactory to MFC and the Exchange Agent, in their reasonable judgment, if any of such certificates are lost, stolen or destroyed) (together "Rockingham Certificates") for the Merger Consideration. Each shareholder, upon the surrender of his Rockingham Certificates to the Exchange Agent, duly endorsed for transfer, will be entitled to receive in exchange therefore (i) the Merger Consideration, and (ii) the right to receive any dividends previously declared but unpaid as to such stock, provided, however, that no interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

                  (b) After the Effective Date there shall be no transfers on the stock transfer records of Rockingham of any shares of Rockingham Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of MFC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

                  (c) Any portion of the aggregate amount of cash to be paid in lieu of fractional shares pursuant to Section 2.3, and dividends or other distributions to be paid pursuant to Section 2.4, or any interest or investment proceeds from such sums that remain unclaimed by the shareholders of Rockingham for six months after the Effective Date shall be paid by the Exchange Agent to MFC upon the written request of MFC. Thereafter, any shareholders of Rockingham who have not theretofore complied with this Section 2 shall look only to MFC for the Merger Consideration deliverable in respect of each share of Rockingham Common Stock such shareholder holds, without any interest thereon.

                  (d) If any outstanding Rockingham Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of MFC immediately prior to such date (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any subsidiary thereof) shall be liable to any former holder of Rockingham Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         2.3 No Fractional Shares. No certificates or scrip for fractional shares of MFC Common Stock will be issued. In lieu thereof, MFC will pay the value of such fractional shares in cash on the basis of the fair market value of MFC Common Stock immediately preceding the Effective Date. The market value of MFC Common Stock will be its average closing sales price as reported on the NASDAQ for each of the ten full trading days ending on the fifth day prior to the Effective Date.

         2.4 Dividends. No dividend or other distribution payable to the holders of record of MFC Common Stock at or as of any time after the Effective Date shall be paid to a Rockingham shareholder until such holder surrenders the Rockingham Certificates for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions shall be paid without interest.

         2.5 Rockingham Stock Option Plans. At the Effective Date, by virtue of the Merger and without any action on the part of any holder of an option, each option to acquire shares of Rockingham Common Stock (a "Rockingham Option") granted pursuant to Rockingham's 1991 Stock Option Plan and the 1999 Long Term Incentive Plan (the "Rockingham Option Plans") that is then outstanding and unexercised shall be converted into and become an option to acquire MFC Common Stock on the same terms and conditions as are in effect with respect to the Rockingham Option immediately prior to the Effective Date (such option being referred to herein as a "Converted Option"), except that (i) the number of shares of MFC Common Stock subject to such Rockingham Option shall be equal to the number of shares of Rockingham Common Stock subject to such Rockingham Option immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (ii) the per share exercise price of the Rockingham Option (as such price is established under the Rockingham Option Plans) shall be adjusted by dividing the per share exercise price of the Rockingham Option by the Exchange Ratio, and rounding to the nearest whole cent. It is intended that the foregoing assumption of the Rockingham Options shall be effected in a manner which is consistent with the requirements of Section 424 of the IRC as to any Rockingham Option that is an incentive stock option.

                                    ARTICLE 3

                          Representation and Warranties

         3.1      Representations  and  Warranties  of  Rockingham.  Subject  to
Section 8.9 below, Rockingham represents and warrants to MFC as follows:

                  (a) Organization, Standing and Power. Rockingham is a corporation and a Virginia state bank, duly organized, validly existing and in good standing under the laws of Virginia, and it has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business. Rockingham has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and the Plan of Merger. Rockingham is a member of the Federal Reserve System, and except as set forth in the Disclosure is in compliance in all material respects with all rules and regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Virginia State Corporation Commission ("SCC") and any other relevant regulatory authority. Rockingham is an "insured bank" as defined in the Federal Deposit Insurance Act ("FDIA") and applicable regulations thereunder. Rockingham is, except as set forth in the Disclosure, in compliance in all material respects with all rules and regulations promulgated by the Federal Reserve, the SCC and any other relevant regulatory authority.

                  (b) Bank Subsidiaries. Rockingham does not own, directly or indirectly, 5% or more of the outstanding capital stock or other equity securities of any corporation, bank or other organization, actively engaged in business except RHB Services, Inc., a wholly-owned subsidiary of Rockingham (hereinafter, "Rockingham Subsidiary" and together with Rockingham, the "Rockingham Companies"). Set forth in the Disclosure is (i) the jurisdiction of incorporation, capitalization and ownership of the Rockingham Subsidiary; (ii) the names of the officers and directors of the Rockingham Subsidiary; and (iii) the jurisdictions in which the Rockingham Subsidiary is qualified or licensed to do business as a foreign corporation. The Rockingham Subsidiary is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation. The Articles of Incorporation and Bylaws of the Rockingham Subsidiary delivered by Rockingham with the Disclosure is complete and correct as of the date hereof. To Rockingham's knowledge, the Rockingham Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of Rockingham on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Rockingham on a consolidated basis. To Rockingham's knowledge, the Rockingham Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the financial condition, results of operations or business of Rockingham on a consolidated basis. Except as set forth in the Disclosure, Rockingham owns the stock and/or interests in the Rockingham Subsidiary free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                   (c)      Authority.

                           (1)      The   execution   and   delivery   of   this
Agreement, the Plan of Merger and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of Rockingham, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligations of Rockingham, enforceable against
Rockingham in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                           (2)      Except as set forth in the  Disclosure,  and
subject to the receipt of the requisite approvals referred to in Sections 4.7 and 6.1, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Rockingham with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of Rockingham's Articles of Incorporation or Bylaws; (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of Rockingham pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease, or other instrument or obligation, to which Rockingham is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Rockingham or any or its properties or assets.


                  (d) Capital Structure. The authorized capital stock of Rockingham consists of Two Million (2,000,000) shares of common stock, par value $5.00 per share, of which, as of the date hereof, One Million Five Hundred
Eighty-nine Thousand Nine Hundred Forty (1,589,940) shares are issued and outstanding (the "Rockingham Common Stock"). The issued and outstanding shares of Rockingham Common Stock are fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any other agreement to which Rockingham is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. Except for outstanding options to purchase 134,769 shares of Rockingham Common Stock, of which 50,458 options are vested as of the date hereof, pursuant to the Rockingham Option Plans, there are no outstanding understandings or commitments of any character pursuant to which Rockingham could be required or expected to issue shares of capital stock.

                  (e) Financial Statements. The "Rockingham Financial Statements" shall mean all materials provided in Rockingham's Annual Report, for the period ending December 31, 1999. Except as set forth in the Disclosure, the Rockingham Financial Statements fairly present the financial position of Rockingham as of the dates indicated and the results of operations, changes in shareholders' equity and statements of cash flows for the periods or as of the dates set forth therein in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The books and records of Rockingham fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements.

                  (f) Absence of Undisclosed Liabilities. At December 31, 1999, Rockingham did not have any obligation or liability (contingent or otherwise) of any nature which was not reflected in the Rockingham Financial Statements, except for those which in the aggregate are immaterial or are otherwise set forth in the Disclosure.

                  (g) Legal Proceedings; Compliance with Laws. Except as set forth in the Disclosure there are no actions, suits or proceedings instituted or pending or, to the knowledge of Rockingham, threatened or probable of assertion against the Rockingham Companies, or against any property, asset, interest or right, that are reasonably expected to have, either individually or in the aggregate a material adverse effect on the financial condition of
Rockingham or that are reasonably expected to threaten or impede the consummation of the Merger. None of the Rockingham Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of Rockingham. Except as set forth in the Disclosure, as of the date of this Agreement, neither Rockingham nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of its business or its properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as set forth in the Disclosure none of the Rockingham Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the knowledge of Rockingham, the Rockingham Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                  (h) Regulatory Approvals. To the knowledge of Rockingham, there is no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                  (i) Labor Relations. Rockingham is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                  (j) Tax Matters. The Rockingham Companies have filed all federal, state and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the Rockingham Financial Statements or are being contested in good faith and are disclosed as set forth in the Disclosure. Except to the extent that liabilities therefor are specifically reflected in the Rockingham Financial Statements, there are no federal, state or local tax liabilities of the Rockingham Companies other than liabilities that have arisen since December 31, 1999, all of which have been properly accrued or otherwise provided for on the books and records of Rockingham. Except as set forth in the Disclosure no tax return or report of the Rockingham Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any Rockingham Company by any taxing authority.

                  (k)      Property.  Except as disclosed or reserved against in
the Rockingham Financial Statements or as set forth in the Disclosure, the Rockingham Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the Rockingham Financial Statements as being owned by the Rockingham Companies as of the date thereof. To the best knowledge of Rockingham, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the Rockingham Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the Rockingham Companies are in good operating condition and in a state of good maintenance and repair, and to the knowledge of Rockingham (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                  (l) Reports. Since January 1, 1995, the Rockingham Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SCC, the Federal Reserve, and to the best knowledge of Rockingham, any other governmental or regulatory authority or agency having jurisdiction over its operations.

                  (m)      Employee Benefit Plans.

                           (1)      Except  as set forth in the  Disclosure  all
material pension, retirement, profit sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including without limitation, all "Employee Benefit Plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Rockingham Companies for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "Rockingham ERISA Plans") are in compliance with the applicable terms of ERISA and the

IRC and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to Rockingham on a consolidated basis.

                           (2)      No Rockingham  ERISA Plan which is a defined
benefit pension plan has any "Unfunded Current Liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "Benefit Liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

         (n) Investment Securities. Subject to FASB 115, and except for pledges to secure public and trust deposits and obligations under agreements pursuant to which Rockingham has sold securities subject to an obligation to repurchase, or as set forth in the Disclosure none of the investment securities reflected in the Rockingham Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

                  (o)      Certain Contracts.

                           (1)      Except  as set forth in the  Disclosure,  or
agreements entered into in the ordinary course of the banking business of Rockingham, Rockingham is not a party to, or bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by Rockingham or the guarantee by Rockingham of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between Rockingham and any director or officer of Rockingham, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between Rockingham and any 5% or more shareholder of Rockingham.

                           (2)      None of the Rockingham Companies, nor to the
knowledge of Rockingham, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from Rockingham in the ordinary course of its business.

                           (3)      Since  December  31,  1999,  the  Rockingham
Companies have not incurred or paid any obligation or liability that would be material to the Rockingham Companies, except obligations incurred or paid in connection with transactions in the ordinary course of business of the Rockingham Companies consistent with its practice and, except as set forth in the Disclosure from December 31, 1999 to the date hereof, the Rockingham Companies have not taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 4.4 hereof.

                  (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the Rockingham Companies shall be set forth in the Disclosure and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by Rockingham. The Rockingham Companies are not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. The Rockingham Companies have not received notice of cancellation or non-renewal of any such policy or binder. To the knowledge of Rockingham there is no inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the Rockingham Companies have received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  (q) Absence of Material Changes and Events. Except as set forth in the Disclosure since December 31, 1999, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business of the Rockingham Companies, and the Rockingham Companies have conducted their businesses only in the ordinary course consistent with past practice.

                   (r)     Loans, OREO and Allowance for Loan Losses.

                           (1)      Except as set forth in the  Disclosure,  and
except for matters which individually or in the aggregate do not have a material adverse effect on the Merger or the financial condition of Rockingham, to the best knowledge of Rockingham, each loan reflected as an asset in the Rockingham Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation by the Federal Reserve which have been made by Rockingham comply therewith.

                           (2)      The  classification on the books and records
of Rockingham of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                           (3)      Except   for  liens,   security   interests,
claims, charges, or such other encumbrances as have been appropriately reserved for in the Rockingham Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and Rockingham has not received any notice of denial of any such claim.

                           (4)      Rockingham  is in  possession  of all of the
OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and Rockingham is diligently pursuing such eviction or summary proceedings or such rental arrangements. Except as set forth in the Disclosure, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of Rockingham, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                           (5)      Except as set forth in the  Disclosure,  all
loans made by Rockingham to facilitate the disposition of OREO are performing in accordance with their terms.

                           (6)      Except as set forth in the  Disclosure,  the
allowance for possible loan losses and the reserve for OREO shown on the Rockingham Financial Statements was, and the allowance for possible loan losses and the reserve for OREO shown on the financial statements of Rockingham as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of Rockingham and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Rockingham, and for possible losses on OREO.

                  (s) Statements True and Correct. None of the information supplied or to be supplied by the Rockingham Companies for inclusion in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by MFC with the SEC, the Joint Proxy Statement (as defined in Section 4.3) to be mailed to every Rockingham shareholder or any other document to be filed with the SEC, the SCC, the Federal Reserve, or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to Rockingham shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Joint Proxy Statement or any supplement thereto, at the time of the Rockingham Shareholders' Meeting or the MFC Shareholders' Meeting (as defined in Section 4.3), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Rockingham Shareholders' Meeting or the MFC Shareholders' Meeting.

                  (t) Brokers and Finders. No Rockingham Company nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for the retention of Scott & Stringfellow, Inc. to provide a fairness opinion.

                  (u) Repurchase Agreements. With respect to all agreements pursuant to which any Rockingham Company has purchased securities subject to an agreement to resell, if any, any such Rockingham Company has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (v) Administration of Trust Accounts. Rockingham has properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of Rockingham, all accounts for which it acts as a fiduciary including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. To the knowledge of Rockingham, neither Rockingham, nor any director, officer or employee of Rockingham has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or consolidated financial condition of Rockingham, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                  (w) Takeover Laws; No Dissenters Rights. The Rockingham Companies have taken all action necessary to exempt this Agreement and the transactions contemplated hereby from the requirements of any "control share," "fair price," "affiliate transaction" or other anti-takeover laws and regulations of any state, including without limitation Sections 13.1-725 through 13.1-728 of the VSCA, and Sections 13.1-728.1 through 13.1-728,9 of the VSCA. Holders of Rockingham Common Stock do not have dissenters' rights in connection with the Merger.

                  (x) Environmental Matters. To the knowledge of Rockingham, the Rockingham Companies are in substantial compliance with all Environmental Laws. None of the Rockingham Companies has received any communication alleging that any Rockingham Company is not in such compliance and, to the knowledge of Rockingham, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

         3.2 Representations and Warranties of MFC. Subject to Section 8.9 below, MFC represents and warrants to Rockingham as follows:

                  (a) Organization, Standing and Power. The Marathon Companies (defined below) are corporations duly organized, validly existing and in good standing under the laws of Virginia. Each Marathon Company has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business. The Marathon Companies have the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Merger. MFC and Marathon Bank are members of the Federal Reserve System, and except as set forth in the

Disclosure are in compliance in all material respects with all rules and regulations promulgated by the Board of Governors of the Federal Reserve, the SCC and any other relevant regulatory authority. MFC is duly registered as a bank holding company under the Bank Holding Company Act of 1956, and the Marathon Bank is a Virginia state bank and an "Insured Bank" as defined in the FDIA and applicable regulations thereunder. No other Marathon Company is an Insured Bank. The Marathon Bank is, except as set forth in the Disclosure, in compliance in all material respects with all rules and regulations promulgated by the Federal Reserve, the SCC and any other relevant regulatory authority.

                  (b) Bank Subsidiaries. MFC does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except (i) Marathon Bank, (ii) the Merger Subsidiary, (hereinafter MFC, Marathon Bank and Merger Subsidiary each may be referred to individually as a "Marathon Company" and collectively as the "Marathon Companies"), (iii) a 51% ownership interest in Shenandoah Valley Title Company, a Virginia limited liability company ("Shenandoah') (hereinafter Marathon Bank, Merger Subsidiary and Shenandoah Valley Title Company each may be referred to individually as a "Marathon Subsidiary" and collectively as the "Marathon Subsidiaries"), and (iv) a 20% ownership interest in Professional Titles of Virginia, LLC, a Virginia limited liability company ("PTV"). Set forth in the Disclosure is (i) the jurisdiction of incorporation, capitalization and ownership of each Marathon Subsidiary; (ii) the names of the officers and directors of each Marathon Subsidiary; and (iii) the jurisdictions in which each Marathon Subsidiary is qualified or licensed to do business as a foreign corporation. Each Marathon Subsidiary is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation. The Articles of Incorporation and Bylaws of each of the Marathon Subsidiaries delivered by Marathon with the Disclosure are complete and correct as of the date hereof. To MFC's knowledge, each of the Marathon Subsidiaries and PTV (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of MFC on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of MFC on a consolidated basis. To MFC's knowledge, each of the Marathon Subsidiaries and PTV has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the financial condition, results of operations or business of MFC on a consolidated basis. Except as set forth in the Disclosure, MFC owns its stock and/or interests in each of the Marathon Companies and PTV free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                  (c)      Authority.

                           (1)      The   execution   and   delivery   of   this
Agreement, the Plan of Merger and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Marathon Companies, except the approval of shareholders in the case of MFC. The Agreement represents the legal, valid, and binding obligation of the Marathon Companies, enforceable against the Marathon Companies in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                           (2)      Except as set forth in the  Disclosure,  and
subject to the receipt of the requisite approvals referred to in Sections 4.7 and 6.1, neither the execution and delivery of this Agreement the consummation of the transactions contemplated herein, nor the compliance by the Marathon Companies with any of the provisions hereof will (i) conflict with or result in a breach of any provision of their respective Articles of Incorporation or Bylaws, (ii) constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the Marathon Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the Marathon Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the Marathon Companies or any of their properties or assets.

                   (d)      Capital Structure.

                           (1)      The authorized capital stock of MFC consists
of Twenty Million (20,000,000) shares of common stock, par value $1.00 per share, ("MFC Common Stock") of which Two Million Fifty-one Thousand Four Hundred Forty-one (2,051,441) shares are issued and outstanding and One Million (1,000,000) shares of preferred stock, none of which is issued. The issued and outstanding shares of MFC Common Stock are fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which MFC is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws provided, however, that the transfer of shares of the Common Stock in MFC to holders of 10% or more of MFC's Common Stock is restricted by Article II, Section 4(c) of the MFC Articles of Incorporation. Except for outstanding options to purchase 129,375 shares of MFC Common Stock, of which 84,625 are vested as of the date hereof, pursuant to the Marathon Long-Term Incentive Plan (the "Marathon Option Plan"), there are no outstanding understandings or commitments of any character pursuant to which MFC or any of the Marathon Companies could be required or expected to issue shares of capital stock. The shares of MFC Common Stock to be issued in exchange for shares of Rockingham Common Stock upon consummation of the Merger will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

                           (2)      The  outstanding  shares of capital stock of
the Marathon Bank have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are owned by MFC, free and clear of all liens, claims and encumbrances. No rights are authorized, issued or outstanding with respect to the capital stock of the Marathon Bank and there are no agreements, understandings or commitments relating to the right of MFC to vote or to dispose of said shares. None of the shares of capital stock of the Marathon Bank has been issued in violation of the preemptive rights of any person.

                  (e) Financial Statements. The "MFC Financial Statements" shall mean all materials provided in the consolidated Marathon Financial Report, dated December 31, 1999. Except as set forth in the Disclosure, the MFC Financial Statements fairly present the financial position of MFC and Marathon Bank as of the dates indicated and the results of operations, changes in shareholders' equity and statements of cash flows for the periods or as of the dates set forth therein in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis. The books and records of MFC and Marathon Bank fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements.

                  (f) Absence of Undisclosed Liabilities. At December 31, 1999, neither MFC nor Marathon Bank had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the MFC Financial Statements except for those which in the aggregate are immaterial or are otherwise set forth in the Disclosure.

                  (g) Legal Proceedings; Compliance with Laws. Except as set forth in the Disclosure there are no actions, suits or proceedings instituted or pending or, to the knowledge of MFC, threatened or probable of assertion against any of the Marathon Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a material adverse effect on the financial condition of the Marathon Companies or that are reasonably expected to threaten or impede the consummation of the Merger. None of the Marathon Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of MFC on a consolidated basis. Except as set forth in the Disclosure as of the date of this Agreement, none of the Marathon Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or its subsidiary or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except set forth in the Disclosure, none of the Marathon Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the knowledge of MFC, the Marathon Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                  (h) Regulatory Approvals. To the knowledge of MFC, there is no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                  (i) Labor Relations. None of the Marathon Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                  (j) Tax Matters. The Marathon Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the MFC Financial Statements or are being contested in good faith and are set forth in the Disclosure. Except to the extent that liabilities therefor are specifically reflected in the MFC Financial Statements, there are no federal, state or local tax liabilities of the Marathon Companies other than liabilities that have arisen since December 31, 1999, all of which have been properly accrued or otherwise provided for on the books and records of the Marathon Companies. Except as set forth in the Disclosure, no tax return or report of any of the Marathon Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the Marathon Companies by any taxing authority.

                  (k) Property. Except as disclosed or reserved against in the MFC Financial Statements or as set forth in the Disclosure the Marathon Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the MFC Financial Statements as being owned by MFC or Marathon Bank as of the date thereof. To the knowledge of MFC, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the Marathon Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the Marathon Companies are in good operating condition and in a state of good maintenance and repair, and to the knowledge of MFC (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                  (1) Reports. Since January 1, 1995, the Marathon Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the Federal Reserve, the SCC, and any other governmental or regulatory authority or agency having jurisdiction over their operations.

                  (m)      Employee Benefit Plans.

                           (1)      Except  as set forth in the  Disclosure  all
material pension, retirement, profit sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including without limitation, all Employee Benefit Plans, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Marathon Companies or for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "MFC ERISA Plans") are in compliance with the applicable terms of ERISA and the IRC and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to the Marathon Companies.

                           (2)      No MFC ERISA Plan which is a defined benefit
pension plan has any Unfunded Current Liability (as defined in Section 3.1(m)(2)) and the present fair market value of the assets of any such plan exceeds the plan's Benefit Liabilities (as defined in Section 3.1(m)(2)), when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                  (n) Investment Securities. Subject to FASB 115, and except for pledges to secure public and trust deposits and obligations under agreements pursuant to which MFC or Marathon Bank has sold securities subject to an obligation to repurchase, or as set forth in the Disclosure none of the investment securities reflected in the MFC Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

                  (o)      Certain Contracts.

                           (1)      Except  as set forth in the  Disclosure,  or
agreements entered into in the ordinary course of the banking business of the Marathon Companies, the Marathon Companies are not a party to, or bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by any of the Marathon Companies or the guarantee by any of the Marathon Companies of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between any of the Marathon Companies and any director or officer of any of the Marathon Companies, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between any of the Marathon Companies and any 5% or more shareholder of MFC.

                           (2)      None of the Marathon  Companies,  nor to the
knowledge of MFC, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from Marathon Bank in the ordinary course of its business.

                           (3)      Since   December  31,  1999,   the  Marathon
Companies have not incurred or paid any obligation or liability that would be material to the Marathon Companies, except obligations incurred or paid in connection with transactions in the ordinary course of business of the Marathon Companies consistent with their practices and, except as set forth in the Disclosure from December 31, 1999 to the date hereof, the Marathon Companies have not taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 4.4 hereof

                  (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the Marathon Companies shall be set forth in the Disclosure and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by MFC. The Marathon Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the Marathon Companies has received notice of cancellation or non-renewal of any such policy or binder. To the knowledge of MFC, there are no inaccuracies in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the Marathon Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  (q) Absence of Material Changes and Events. Except as set forth in the Disclosure since December 31, 1999, there (i) has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business of the Marathon Companies (and to the knowledge of MFC, of Shenandoah and PTV), and the Marathon Companies have conducted their businesses only in the ordinary course consistent with past practice, and (ii) there has been no change in any accounting principles, practices or methods of the Marathon Companies (and to the knowledge of MFC, of Shenandoah and PTV) other than as required by GAAP.

                  (r)       Loans, OREO and Allowance for Loan Losses.

                           (1)      Except as set forth in the  Disclosure,  and
except for matters which individually or in the aggregate do not have a material adverse effect on the Merger or the financial condition of the Marathon Companies, to the knowledge of MFC, each loan reflected as an asset in the MFC Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and

(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation by the Federal Reserve which have been made by Marathon Bank comply therewith.

                           (2)      The  classification on the books and records
of Marathon Bank of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                           (3)      Except   for  liens,   security   interests,
claims, charges, or such other encumbrances as have been appropriately reserved for in the MFC Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and the Marathon Companies have not received any notice of denial of any such claim.

                           (4)      The Marathon Bank is in possession of all of
the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and Marathon Bank is diligently pursuing such eviction or summary proceedings or such rental arrangements. Except as set forth in the Disclosure, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of MFC, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                           (5)      Except as set forth in the  Disclosure,  all
loans made by Marathon Bank to facilitate the disposition of OREO are performing in accordance with their terms.

                           (6)      Except as set forth in the  Disclosure,  the
allowance for possible loan losses and the reserve for OREO shown on the MFC Financial Statements was, and the allowance for possible loan losses and the reserve for OREO shown on the consolidated financial statements of MFC as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the Marathon Bank and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Marathon Bank, and for possible losses on OREO.

                  (s) Statements True and Correct. None of the information supplied or to be supplied by the Marathon Companies (or to MFC's knowledge, any information provided by Shenandoah and PTV) for inclusion in the Registration Statement, the Joint Proxy Statement or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Joint Proxy Statement, when first mailed to MFC shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Joint Proxy Statement or any supplement thereto, at the time of the Rockingham Shareholders' Meeting or the MFC Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Rockingham Shareholders' Meeting or the MFC Shareholders' Meeting.

                  (t) Brokers and Finders. No Marathon Companies, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for the retention of McKinnon & Company, Inc. to provide a fairness opinion.

                  (u) Repurchase Agreements. With respect to all agreements pursuant to which any Marathon Company has purchased securities subject to an agreement to resell, if any, any such Marathon Company has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (v) Administration of Trust Accounts. The Marathon Companies have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of the Marathon Companies, all accounts for which it acts as a fiduciary including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. To the knowledge of MFC, neither Marathon Bank, nor any director, officer or employee of Marathon Bank has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or consolidated financial condition of Marathon Companies, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                  (w) Takeover Laws; No Dissenters Rights. The Marathon Companies have taken all action necessary to exempt this Agreement and the transactions contemplated hereby from the requirements of any "control share," "fair price," "affiliate transaction" or other anti-takeover laws and regulations of any state, including without limitation Sections 13.1-725 through 13.1-728 of the VSCA, and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. Holders of MFC Common Stock do not have dissenters' rights in connection with the Merger.

                  (x) Environmental Matters. To the knowledge of MFC, the Marathon Companies are in substantial compliance with all Environmental Laws. None of the Marathon Companies has received any communication alleging that any Marathon Company is not in such compliance and, to the knowledge of MFC, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

                                    ARTICLE 4

                       Conduct Prior to the Effective Date

         4.1 Access to Records and Properties. Rockingham will keep MFC, and the Marathon Companies will keep Rockingham, advised of all material developments relevant to their respective businesses prior to consummation of the Merger. Prior to the Effective Date, the Marathon Companies, on the one hand, and Rockingham on the other, agree to give to the other party reasonable access to all the premises, books, records (including tax returns filed and those in preparation), properties, personnel and such other reasonably requested information of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that (a) any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other, and (b) no investigation pursuant to this Section 4.1 shall affect or be deemed to modify any representation or warranty made herein.

         4.2 Confidentiality. Between the date of this Agreement and the Effective Date or the date on which this Agreement is terminated per Article 7, the Marathon Companies, Shenandoah and PTV and the Rockingham Companies each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Merger is not consummated, each party will return or destroy as much of such written information as may be requested by the other Party.

         4.3 Registration Statement, Proxy Statement and Shareholder Approval. The Board of Directors of Rockingham, and the Board of Directors of MFC, each will duly call and will hold a meeting of their respective shareholders as soon as practicable for the purpose of approving the Merger, in the case of Rockingham, and approving the Amended and Restated Articles of Incorporation of MFC, substantially in the form attached hereto as Exhibit B, and the issuance of MFC Common Stock ("Stock Approval"), in the case of MFC, (the "Rockingham Shareholders' Meeting" and the "MFC Shareholders' Meeting", respectively). Subject to the duties of the Board of Directors of Rockingham and of MFC (as advised in writing by their respective counsel), Rockingham and MFC each shall use its best efforts to solicit and obtain votes of the holders of its Common Stock in favor of the Merger, in the case of

Rockingham, and the Stock Approval, in the case of MFC, and will comply with the provisions in their respective Articles of Incorporation and Bylaws relating to the call and holding of a meeting of shareholders for such purpose; no member of the Board of Directors of Rockingham or MFC shall advise or encourage shareholders not to vote in favor of the Merger, in the case of Rockingham, or Stock Approval, in the case of MFC; and Rockingham and MFC shall, at the other's request, recess or adjourn the meeting if such recess or adjournment is deemed by the other to be necessary or desirable. MFC and Rockingham will prepare jointly the proxy statement/prospectus to be used in connection with the Rockingham Shareholders' Meeting and the MFC Shareholders' Meeting (the "Joint Proxy Statement"). MFC will prepare and file with the SEC the Registration Statement, of which such Joint Proxy Statement shall be a part and will use its best efforts to have the Registration Statement declared effective as promptly as possible and will advise Rockingham promptly after MFC receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat known to MFC of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the dates of the MFC and Rockingham Shareholders' Meetings, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Rockingham and by the Marathon Companies relating to the Marathon Companies, (i) will comply in all material respects with the provisions of the Securities Act of 1933 and any other applicable statutory or regulatory requirements, including applicable state blue-sky and securities laws, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement. MFC shall use its best efforts to obtain prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Prior to the Effective Date, MFC shall notify the NASDAQ of the additional shares of Marathon Common Stock to be issued by MFC in exchange for the shares of Rockingham Common Stock.

          4.4      Operation of the Business of Rockingham and MFC.

                  (1) The Rockingham Companies and each of the Marathon Companies agree that from the date hereof to the Effective Date it shall use its best efforts to (a) conduct its business in the regular, ordinary and usual course consistent with past practice; (b) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (c) take no action which would adversely affect or delay the ability of Rockingham or the Marathon Companies to perform their respective covenants and agreements on a timely basis under this Agreement and (d) take no action which would adversely affect or delay the ability of the Marathon Companies to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.

                  (2) Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement and except to the extent required by law or regulation or any governmental entity or to effect this merger, during the period from the date of this Agreement to the Effective Date, neither the Rockingham Companies nor the Marathon Companies shall without the prior written consent of the other Party:

                           (a)      Issue any  shares of  capital  stock  except
pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement; (ii) change the terms of any outstanding stock options or warrants; (iii) issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to its authorized or issued capital stock; or (iv) split, combine, reclassify or adjust any shares of its capital stock or otherwise change its capitalization;

                           (b)      Voluntarily   make   any   changes   in  the
composition of its officers, directors or other key management personnel;

                           (c)      Make any change in the compensation or title
of any Executive Officer (as defined in Regulation O) or any director or make any change in the compensation or title of any other employee, other than in accordance with past employment policies and practices in the ordinary course of business, any of which changes shall be reported in writing promptly to the other Party;

                           (d)      Enter into, modify, or accelerate any bonus,
incentive compensation, stock option, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement;

                           (e)      Incur any obligation, guarantee or liability
(whether absolute or contingent, excluding suits instituted against it), make any pledge, encumber any of its assets, or dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value;

                           (f)      Make,    or   commit   to   make,    capital
expenditures of $20,000 individually, or aggregating $100,000 or more;

                           (g)      Knowingly  waive  any  right to  substantial
value;

                           (h)      Enter   into   any   material   transactions
otherwise than in the ordinary course of its business;

                           (i)      Alter,   amend  or  repeal   its  Bylaws  or
Articles of Incorporation;

                           (j)      Implement   or  adopt  any   change  in  its
accounting principles, practices or methods, except as may be required by GAAP or regulatory guidelines;

                           (k)      Settle  any  claim,   action  or  proceeding
involving any liability for money damages in excess of $100,000 or imposing material restrictions upon the operations of the Rockingham Companies or the Marathon Companies;

                           (1)      Acquire or agree to  acquire,  by merging or
consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets of such business organizations;

                           (m)      except  for  Rockingham's   proposed  branch
office in Weyers Cave, Virginia, establish or commit to the establishment of any new branch or other office facilities;

                           (n)      other  than  in  the   ordinary   course  of
business  consistent  with past  practice,  in individual  amounts not to exceed
$50,000, make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a subsidiary;

                           (o)      make any  investment  in any debt  security,
including mortgage-backed and mortgaged-related securities (other than US government and US government agency securities with final maturities not greater than five years, mortgage-backed or mortgage related securities which would not be considered "high risk" securities pursuant to Thrift Bulletin Number 52 issued by the OTS or securities of the FHLB, in each case that are purchased in the ordinary course of business consistent with past practice);

                           (p)      enter into,  renew,  amend or terminate  any
contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $20,000 per annum;

                           (q)      knowingly take any action that would prevent
or impede the Merger from qualifying (i) for pooling-of-interests accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the IRC;

                           (r)      take any action that is intended or expected
to result in any of its representations and warranties set forth in this Agreement becoming untrue at any time prior to the Effective Date, or in any of the conditions to the Merger set forth in Article 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

                           (s)      other  than  in  the   ordinary   course  of
business consistent with past practice, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity or (ii) cancel, release or assign any material indebtedness of any such individual, corporation or other entity;

                           (t)      make,  renew,  increase,  extend or purchase
any material loans other than in conformance with a written lending policy in effect as of the date of this Agreement, or in the ordinary course of business consistent with past practices;

                           (u)      agree  or make  any  commitment  to take any
action that is prohibited by this Section 4.4.

         4.5 Dividends. Neither Party shall make, declare or pay any cash or stock dividend from the date of this Agreement through the Effective Date.

         4.6 No Solicitation. Without the prior consent of the President of the other Party, unless and until this Agreement shall have been terminated pursuant to its terms, the Rockingham Companies and Marathon Companies, nor any of their respective officers, directors, representatives or agents shall, directly or indirectly, (i) encourage, solicit or initiate discussions or negotiations with any person other than the other Party concerning any merger, share exchange, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving either of the Parties, (ii) enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets involving either of the Parties, or (iii) furnish any information to any other person relating to or in support of such transaction; provided, however, that nothing contained in this Section 4.6 shall prohibit the Board of Directors of either Party from (i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal to acquire such Party pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) such Board of Directors receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to the Party's shareholders, (B) the Board of Directors of such Party, after consultation with its legal counsel, determines in its good faith business judgment that such action is necessary for the Board of Directors to comply with its duties to shareholders under applicable law (such proposal that satisfies
(A) and (B) being referred to herein as a "Superior Proposal") and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, such Party (1) provides reasonable notice to the other Party to the effect that it is furnishing information to, or entering into discussions or negotiations with, the party making the unsolicited proposal, and
(2) receives from such person or entity an executed confidentiality agreement in reasonably customary form, (ii) complying with Rule l4e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or (iii) failing to make or withdrawing or modifying its recommendation to approve the Merger and entering into the Superior Proposal if such Board of Directors, after consultation with and based upon the advice of legal counsel, determines in its good faith business judgment that such action is necessary for the Board of Directors to comply with its duties to shareholders under applicable law.

         4.7 Regulatory Filings. MFC shall (i) prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve Board and the SCC, and any other governing regulatory authority, as soon as practicable after the date hereof, and (ii) provide copies of same to Rockingham contemporaneously with the Submission to the respective regulatory authority MFC shall use its best efforts to obtain approvals of such filings.

         4.8 Public Announcements. Each Party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

         4.9 Notice of Breach. MFC and Rockingham will give written notice to the other Party promptly upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

         4.10 Accounting Treatment. The Marathon Companies and Rockingham shall each use their best efforts to ensure that the Merger qualifies for pooling-of-interests accounting treatment.

         4.11 Merger Consummation. Subject to the terms and conditions of this Agreement, the Rockingham Companies and the Marathon Companies shall use their best efforts in good faith to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date, consistent with
Section 1.3 herein, and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Parties hereto to that end, and each of Rockingham and MFC shall use, and shall cause each of their respective subsidiaries to use, its best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         4.12 Notification of Certain Matters. The Marathon Companies and Rockingham Companies shall give prompt notice to the other Party of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by such party subsequent to the date of this Agreement and prior to the Effective Date, under any contract material to the financial condition, properties, businesses or results of operations of the Marathon Companies or Rockingham Companies; and
(ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a material adverse effect or which would have been required to be disclosed in such party's Disclosure had such event, condition, change or occurrence been known at the time such party delivered its Disclosure; provided, however, that no notice provided pursuant to this Section 4.12 shall affect or be deemed to modify any representation or warranty made herein. Each of the Rockingham Companies and the Marathon Companies shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

                                    ARTICLE 5

                              Additional Agreements

         5.1 Registration of Shares. MFC shall take such steps as are reasonably necessary to provide that shares of MFC Common Stock to be issued to shareholders of Rockingham pursuant to this Agreement (including shares issued upon the exercise of outstanding options for Rockingham Common Stock) will be registered under the Securities Act of 1933, as amended.

         5.2 Benefit Plans. As soon as administratively practicable after the Effective Date, the Parties shall use their best efforts to combine all existing employee pension, benefit, health and similar plans on the same terms and conditions, without waiting periods or exceptions for pre-existing conditions, giving effect to years of service with the respective Parties, and as otherwise required by law.

         5.3 Indemnification. MFC agrees that following the Effective Date, it shall indemnify and hold harmless any person who has rights to indemnification from Rockingham, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and Rockingham's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date. MFC further agrees that any such person who has rights to indemnification pursuant to this Section 5.3 is expressly made a third party beneficiary of this Section 5.3 and may directly, in such person's personal or representative capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress allowable under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, MFC shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between MFC and the indemnified party. MFC shall maintain Rockingham's existing directors' and officers' liability policy or some other policy providing coverage (i) in amounts and upon terms no less favorable to the persons currently covered by Rockingham's existing policy and (ii) such that there will be continuous and uninterrupted insurance for potential or existing claims, whether made or not made, upon terms no less favorable to the persons currently covered by Rockingham's existing policy. In the event MFC or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of MFC assume the obligations set forth in this Section 5.3.

                                    ARTICLE 6

                            Conditions to the Merger

         6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each of the Marathon Companies and the Rockingham Companies to effect the

Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

                  (a) Shareholder Approvals. Shareholders of Rockingham shall have approved all matters relating to this Agreement and the Merger required to be approved by such shareholders in accordance with Virginia law, and shareholders of MFC shall have approved the Stock Approval in accordance with Virginia law.

                  (b) Regulatory Approvals. This Agreement and the Plan of Merger shall have been approved by all regulatory authorities whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of MFC or Rockingham.

                  (c) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                  (d) Opinions of Counsel. Rockingham shall have delivered to MFC and MFC shall have delivered to Rockingham opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

                  (e) Legal Proceedings. Neither the Marathon Companies nor the Rockingham Companies shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, and there shall not be pending or instituted any material proceeding, for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restricts or makes illegal consummation of the Merger.

                  (f) Accountants' Letter. MFC and Rockingham shall have received letters, dated as of the Effective Date, from both Yount, Hyde & Barbour, P.C. and McGladrey & Pullen, L.L.C., satisfactory in form and substance to both Parties, that the Merger will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles.

                  (g)      Employment Agreements. The Board of Directors of each
MFC  and  Rockingham  will  have  approved   substantially   similar  employment
agreements for Unger and Stephens, respectively.

                  (h)      Registration   Statement;    Blue   Sky   Laws.   The
Registration  Statement  shall have been  declared  effective  by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and MFC shall have received all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement.

                  (i) Third Party Consents. The Parties shall have obtained the consent or approval of each person (other than the regulatory approvals referred to in Sections 4.7 and 6.1(b)) whose consent or approval shall be required under any loan or credit agreement, note, mortgage, indenture, lease, license, guarantee, indemnification or other agreement or instrument to which the Rockingham Companies are a party or are otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect upon the consummation of the transactions contemplated by this Agreement.

                  (j) Articles of Amendment. The Articles of Amendment in the form attached hereto shall have been filed with the State Corporation
Commission,  reflecting  an  effective  date  prior  to the  date of the  Merger
Closing.

         6.2 Conditions to Obligations of MFC. The obligations of MFC to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties contained herein of Rockingham shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement and MFC shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of Rockingham dated the Effective Date, to such effect.

                  (b) Performance of Obligations. Rockingham shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and MFC shall have received a certificate signed by the Chief Executive Officer of Rockingham to that effect.

                  (c) Affiliate Letters. Each shareholder of Rockingham who may be deemed by counsel for MFC to be an "affiliate" of Rockingham within the meaning of Rule 145 under the Securities Act of 1933 shall have executed and delivered a commitment and undertaking to the effect that (1) such shareholder will dispose of the shares of MFC Common Stock received by him in connection with the Merger only in accordance with the provisions of paragraph (d) of Rule 145 and in a manner that would not prevent the Merger from qualifying for pooling-of-interests accounting treatment; (2) such shareholders will not dispose of any such shares until MFC has received an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable securities laws; and (3) the certificates representing said shares may bear a conspicuous legend referring to the forgoing restrictions.

                  (d) Investment Banking Letter. MFC shall have received a written opinion in form and substance satisfactory to MFC from McKinnon & Company, Inc. addressed to MFC and dated the date the Joint Proxy Statement is mailed to shareholders of MFC, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to NEC. At its option, MFC may require that such fairness opinion be updated as of the Effective Date and, in such event, it shall also be a condition to MFC's obligation to consummate the Merger that MFC receive such updated opinion.

                  (e) Good Standing and Other Certificates. MFC shall have received certificates (such certificates to be dated as of a day as close as practicable to the Merger Closing Date) from appropriate authorities as to the corporate existence of the Rockingham Companies and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as MFC may reasonably require.

         6.3 Conditions to Obligations of Rockingham. The obligations of Rockingham to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties contained herein of the Marathon Companies shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement and Rockingham shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of each of the Marathon Companies dated the Effective Date, to such effect.

                  (b) Performance of Obligations. The Marathon Companies shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and Rockingham shall have received a certificate signed by the Chief Executive Officer of each of the Marathon Companies to that effect.

                  (c) Investment Banking Letter. Rockingham shall have received a written opinion in form and substance satisfactory to Rockingham from Scott & Stringfellow, P.C. addressed to Rockingham and dated the date the Joint Proxy Statement is mailed to shareholders of Rockingham, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to Rockingham. At its option, Rockingham may require that such fairness opinion be updated as of the Effective Date and, in such event, it shall also be a condition to Rockingham's obligation to consummate the Merger that Rockingham receive such updated opinion.

                  (d)      Tax  Opinion.   Rockingham  shall  have  received  an
opinion of Kaufman & Canoles, or other counsel reasonably satisfactory to Rockingham, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and that (i) no gain or loss will be recognized by the shareholders of Rockingham to the extent they receive MFC Common Stock solely in exchange for their Rockingham Common Stock in the Merger, (ii) the holding period of the shares of MFC Common Stock received pursuant to the Merger by Rockingham's shareholders will include the holding period of the shares of Rockingham Common Stock exchanged therefor, provided that the Rockingham Common Stock was held as a capital asset at the effective time of the Merger.

                  (e) Good Standing and Other Certificates. Rockingham shall have received certificates (such certificates to be dated as of a day as close as practicable to the Merger Closing Date) from appropriate authorities as to the corporate existence of the Marathon Companies and such other documents and certificates to evidence fulfillment of the conditions set forth in Sections
6.1 and 6.2 as Rockingham may reasonably require.

                                    ARTICLE 7

                                   Termination

         7.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement and the Plan of Merger by the shareholders of MFC and Rockingham, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date:

                  (a) By the mutual consent of the Board of Directors of each of MFC and Rockingham in a written instrument;

                  (b) By the respective Boards of Directors of MFC or Rockingham if the conditions set forth in Section 6.1 have not been met, or waived by both Parties, by October 30, 2000, provided that the party seeking termination is not then in material breach of any of its obligations, covenants, representations, warranties or other agreement contained in this Agreement.

                  (c) By the Board of Directors of MFC if the conditions set forth in Section 6.2 have not been met by Rockingham or waived by MFC by October 30, 2000, provided that the Marathon Companies are not then in material breach of any of their obligations, covenants, representations, warranty or other agreement contained in this Agreement;

                  (d) By the Board of Directors of Rockingham if the conditions set forth in Section 6.3 have not been met by the Marathon Companies or waived by Rockingham by October 30, 2000, provided that the Rockingham Companies are not then in material breach of any of their obligations, covenants, representations, warranty or other agreement contained in this Agreement;

                  (e) By either MFC or Rockingham, if its Board of Directors so determines, by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by February 1, 2001, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate;

                  (f) By the Board of Directors of Rockingham if, before the Effective Date, MFC shall enter into any agreement or letter of intent providing for the direct or indirect acquisition of substantially all of the assets and liabilities or voting stock of any of the Marathon Companies.

                  (g) By the Board of Directors of MFC, if, before the Effective Date, Rockingham shall enter into any agreement or letter of intent providing for the direct or indirect acquisition of substantially all of the assets and liabilities or voting stock of any of the Rockingham Companies.

                  (h)(i) By a vote of a majority of the Board of Directors of MFC at any time during the 45 day period following the date of this Agreement if MFC determines in its sole good faith business judgment that, in the aggregate, the financial condition, business, prospects or regulatory status of the Rockingham Companies are materially and adversely different from what was reasonably expected by MFC, based on the Rockingham Financial Statements, the Disclosure, and other information disclosed by Rockingham prior to the execution of this Agreement; provided that MFC shall inform Rockingham upon any such termination as to the reasons for MFC's determination, and provided further, that this Section 7.1(h)(i) shall not limit in any way the due diligence investigation of Rockingham which MFC may perform, or otherwise affect any other rights which MFC has after the date hereof and after the expiration of such 45 day period following the date hereof, under the terms of this Agreement;

                           (ii)     By a vote  of a  majority  of the  Board  of
Directors of Rockingham at any time during the 45 day period following the date of this Agreement, if Rockingham determines in its sole good faith business judgment that, in the aggregate, the financial condition, business, prospects or regulatory status of the Marathon Companies, Shenandoah and PTV is materially adversely different from what was reasonably expected by Rockingham, based on the MFC Financial Statements, the Disclosure, and other information disclosed by the Marathon Companies prior to the execution of this Agreement; provided that Rockingham shall inform MFC upon any such termination as to the reasons for Rockingham's determination; and, provided further, that this Section 7.1(h)(ii) shall not limit in any way the due diligence investigation of the Marathon Companies which Rockingham may perform, or otherwise affect any other rights which Rockingham has after the date hereof and after the expiration of such 45 day period following the date hereof, under the terms of this Agreement;

                  (i) By the respective Boards of Directors of MFC or Rockingham, if a Party has received an unsolicited Superior Proposal, as defined in Section 4.6, and the Board of such Party determines in its good faith business judgment that the Superior Proposal must be accepted in order to comply with the Board of Directors' duties to shareholders under applicable law.

         7.2 Effect of Termination. In the event of the termination and abandonment of this agreement and the Merger pursuant to Section 7.1, this Agreement shall become void and have no effect, except that all of Sections 4.2, 4.8 and 7.4 shall survive any such termination and abandonment and no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         7.3 Non-Survival of Representations, Warranties and Covenants. Except for Sections 1.2, 1.4, 2.1, 2.2, 2.3, 2.4, 2.5, 4.2, 4.8, 4.10, 5.1, 5.2,
5.3, 7.4 and Article 8 of this Agreement, none of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Date, provided that no such representations, warranties, obligations, covenants and agreements shall be deemed to be terminated or extinguished so as to deprive MFC or Rockingham (or any director, officer, or controlling person thereof of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation any shareholder or former shareholder of either MFC or Rockingham.

         7.4 Expenses. The Parties provide for the payment of expenses as follows:

                  (a) Except as provided below, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, including fees and expenses of its own consultants, investment bankers, accountants and counsel.

                  (b) Notwithstanding the provisions of Section 7.4(a) hereof, if for any reason the Merger is not approved by the shareholders of Rockingham or the Stock Approval is not approved by the shareholders of MFC, the non-approving party shall bear and pay 50% of the costs and expenses incurred by the other Party with respect to the fees and expenses of accountants, counsel, printers and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

                  (c) If this Agreement is terminated by MFC or Rockingham because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating Party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching Party shall bear and pay all such costs and expenses of the other Party, including fees and expenses of consultants, investment bankers, accountants, counsel, printers, and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

                  (d) Any liability to the other incurred by Rockingham or MFC pursuant to Section 7.4(b) and (c), above, shall not exceed a total of $50,000.

                  (e)      If this  Agreement is terminated by MFC or Rockingham
(i) under Section 7.1(i) due to Rockingham's pursuit of a Superior Proposal,  or
(ii) any Specified Event (as defined below) occurs after the date of this Agreement, then Rockingham shall pay MFC the amount of $400,000 to compensate MFC for all of its out-of-pocket and internal costs and expenses associated with this transaction. The term "Specified Event" for purposes of this subsection shall mean the following:

                           (1)      Rockingham,  without  having  received MFC's
prior written consent, shall have entered into an agreement with any person other than MFC to (i) acquire, merge or consolidate, or enter into any similar transaction, with Rockingham, (ii) purchase, lease, or otherwise acquire all or substantially all of the assets of Rockingham, or (iii) purchase or otherwise acquire directly from Rockingham securities representing 10% or more of the voting power of Rockingham; or

                           (2)      After the date of this Agreement, any person
shall have made a bona fide proposal to Rockingham by public announcement or written communication that is or becomes the subject of public disclosure to acquire Rockingham by merger, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and within six
(6) months after the termination of this Agreement, Rockingham enters into an agreement to be acquired by such person.

                  (f)      If this  Agreement is terminated by Rockingham or MFC
(i) for any reason under Section 7.1(i) due to MFC's pursuit of a Superior Proposal, or (ii) any Specified Event (as defined below) occurs after the date of this Agreement, then MFC shall pay Rockingham the amount of $400,000 to compensate Rockingham for all of its out-of-pocket and internal costs and expenses associated with this transaction. The term "Specified Event" for purposes of this subsection shall mean the following:

                           (1)      MFC,  without having  received  Rockingham's
prior written consent, shall have entered into an agreement with any person other than Rockingham to (i) acquire, merge or consolidate, or enter into any similar transaction, with MFC, (ii) purchase, lease, or otherwise acquire all or substantially all of the assets of MFC, or (iii) purchase or otherwise acquire directly from MFC securities representing 10% or more of the voting power of MFC; or

                           (2)      After the date of this Agreement, any person
shall have made a bona fide proposal to MFC by public announcement or written communication that is or becomes the subject of public disclosure to acquire MFC by merger, share exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and within six (6) months after the termination of this Agreement, MFC enters into an agreement to be acquired by such person.

                  (g) Final settlement with respect to the payment of such fees and expenses by the Parties shall be made within thirty (30) days after the termination of this Agreement, except in the case of subsections 7.4(e)(2) and 7.4(f)(2) for which settlement must be made within thirty (30) days after such party enters into an agreement as described therein.

                                    ARTICLE 8

                               General Provisions

         8.1 Entire Agreement. This Agreement contains the entire agreement among the Marathon Companies and Rockingham with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

         8.2 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the meetings of Rockingham and MFC shareholders referred to in Section 6.1(a) hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

         8.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.

         8.4 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

         8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

         If to MFC:

                  Donald Unger, President
                  MFC Financial Corporation
                  4095 Valley Pike
                  Winchester, Virginia 22602
                  (Tel. (540) 869-6600)

         Copy to:

                  Wayne A. Whitham, Jr.
                  Williams, Mullen, Clark & Dobbins, P.C.
                  1021 E. Cary Street
                  P. O. Box 1320
                  Richmond, VA  23218-1320
                  (Tel. (804) 783-6473)

         If to Rockingham

                  John K. Stephens, President
                  Rockingham Heritage Bank
                  110 University Boulevard
                  Harrisonburg, Virginia 22801

         Copy to

                  Stephen T. Heitz, Esq.
                  Litten & Sipe, L.L.P.
                  410 Neff Avenue
                  Harrisonburg, VA 22801
                  (Tel. (540) 434-5353)

                  Stephan W. Milo, Esq.
                  Wharton, Aldhizer & Weaver, PLC
                  100 South Mason Street
                  Harrisonburg, VA 22801-7528

         8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

         8.7 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

         8.8 Brokers and Finders. Except for McKinnon & Company and Scott & Stringfellow, P.C., each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, affiliates, or subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, investment banker's fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of any claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by either MFC or Rockingham, the Marathon Companies or Rockingham, as the case may be, agrees to indemnify and hold the other party harmless of and from any such claim.

         8.9 Subsidiaries. To the extent any representations, warranties, and covenants in this Agreement are made relative to a Party's subsidiary, such subsidiary shall be deemed to have made such representations, warranties, and covenants together with such Party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

                            MFC FINANCIAL CORPORATION

                            By:      /s/ Donald Unger
                               -----------------------------------------
                                 Donald Unger
                                 President and Chief Executive Officer

                            MARATHON MERGER BANK



                            By:      /s/ Donald Unger
                               -----------------------------------------
                                 Donald Unger
                                 President and Chief Executive Officer

                            MARATHON BANK



                            By:      /s/ Donald Unger
                               -----------------------------------------
                                 Donald Unger
                                 President and Chief Executive Officer

                            ROCKINGHAM HERITAGE BANK

                            By:      /s/ John K. Stephens
                               ------------------------------------------
                                 John K. Stephens
                                 President and Chief Executive Officer

                                                                       EXHIBIT A
                                                            to the Agreement and
                                                                  Plan of Merger

                                 PLAN OF MERGER

                                     BETWEEN

                            ROCKINGHAM HERITAGE BANK,

                                       AND

                              MARATHON MERGER BANK

         Pursuant to this Plan of Merger ("Plan of Merger"), Marathon Merger Bank ("Merger Subsidiary") a wholly-owned subsidiary of Marathon Financial Corporation, a Virginia corporation ("MFC"), shall be merged with and into Rockingham Heritage Bank, a Virginia banking corporation ("Rockingham") pursuant to a merger under Section 13.1-716, et seq. of the Virginia Stock Corporation Act (the "Merger").

                                    ARTICLE 1

                               Terms of the Merger

         1.1 The Merger. Subject to the terms and conditions of the Amended and Restated Agreement and Plan of Merger ("Agreement'), dated as of June 21, 2000 between Rockingham, MFC Merger Subsidiary and Marathon Bank, the Merger Subsidiary shall be merged with and into Rockingham, as follows: at 11:59 p.m. on the Effective Date (the "Effective Time"), (i) each of the shares of the capital stock of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and become one share of common stock of Rockingham, and (ii) each of the shares of capital stock of Rockingham issued and outstanding immediately prior to the Effective Time, excluding shares held by MFC (other than in a fiduciary capacity or as a result of debts previously contracted), shall cease to be outstanding and shall be converted into and become shares of common stock of MFC based upon the Exchange Ratio (defined below). The separate corporate existence of Merger Subsidiary shall thereupon cease, and from and after the Effective Date, the Merger shall have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act. Rockingham will be the surviving corporation in the Merger and its name and corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue in accordance with applicable law.

         1.2      Articles  of  Incorporation   and  Bylaws.   The  Articles  of
Incorporation and Bylaws of Rockingham in effect immediately prior to the consummation of the Merger shall remain in effect subsequent to the Effective Date until otherwise amended or repealed.

                                    ARTICLE 2

                           Manner of Exchanging Shares

         2.1 Conversion of Shares. Upon and by reason of the Merger becoming effective and except as set forth in Section 2.3 below, no cash shall be allocated to the shareholders of Rockingham and stock shall be issued and allocated as follows: each share of Rockingham common stock issued and outstanding immediately prior to the Effective Date shall, by operation of law, cease to be outstanding and shall automatically be converted into and exchanged for 1.58 shares (the "Exchange Ratio") of MFC common stock. In the event MFC changes the number of shares of MFC common stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividends, recapitalization or similar transaction with respect to the outstanding MFC common stock, and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. The Merger shall become effective on the date (the "Effective Date") shown on the Certificate of Merger issued by the SCC. Unless otherwise agreed upon in writing by the chief executive officers of MFC and Rockingham, subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article 6 of the Agreement, the Parties shall use their best efforts to cause the Effective Date to occur on the first day of the first quarter following the month in which the conditions set forth in Article 6 are satisfied.

          2.2     Manner of Exchange

                  (a) At and after the Effective Date, each Rockingham Certificate previously representing shares of Rockingham common stock shall represent only the right to receive the consideration set forth in Sections 2.1 and 2.3 (hereinafter, the "Merger Consideration"). As promptly as practicable after the Effective Date, Merger Subsidiary shall cause Registrar and Transfer Corporation acting as the exchange agent ("Exchange Agent"), to send to each shareholder of record of Rockingham immediately prior to the Effective Date, transmittal materials for use in exchanging such shareholder's certificates of properly endorsed Rockingham common stock (or an indemnity and such affidavit or other documentation satisfactory to MFC and the Exchange Agent, in their reasonable judgment, if any of such certificates are lost, stolen or destroyed) (together "Rockingham Certificates") for the Merger Consideration. Each shareholder, upon the surrender of his Rockingham Certificates to the Exchange Agent, duly endorsed for transfer, will be entitled to receive in exchange therefore (i) the Merger Consideration, and (ii) the right to receive any dividends previously declared but unpaid as to such stock, provided, however, that no interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

                  (b) After the Effective Date there shall be no transfers on the stock transfer records of Rockingham of any shares of Rockingham common stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of MFC common stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

                  (c) Any portion of the aggregate amount of cash to be paid in lieu of fractional shares pursuant to Section 2.3 hereof, and dividends or other distributions to be paid pursuant to Section 2.4 of the Agreement, or any interest or investment proceeds from such sums that remain unclaimed by the shareholders of Rockingham for six months after the Effective Date shall be paid by the Exchange Agent to Merger Subsidiary upon the written request of Merger Subsidiary. Thereafter, any shareholders of Rockingham who have not theretofore complied with this Section 2 shall look only to Merger Subsidiary for the Merger Consideration deliverable in respect of each share of Rockingham common stock such shareholder holds, without any interest thereon.

                  (d) If any outstanding Rockingham Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Merger Subsidiary immediately prior to such date (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any subsidiary thereof) shall be liable to any former holder of Rockingham common stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

         2.3 No Fractional Shares. No certificates or scrip for fractional shares of MFC common stock will be issued. In lieu thereof, Rockingham shareholders shall be paid the value of such fractional shares in cash on the basis of the fair market value of MFC common stock immediately preceding the Effective Time. The market value of MFC common stock will be its average closing sales price as reported on the NASDAQ for each of the ten full trading days ending on the fifth day prior to the Effective Date.

                                    ARTICLE 3

                                   Termination

         This Plan of Merger may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 7 of the Agreement.

                            MARATHON MERGER BANK



                            By:_____________________________________
                                 Donald Unger
                                 President and Chief Executive Officer

                            ROCKINGHAM HERITAGE BANK

                            By:_____________________________________
                                John K. Stephens
                                President and Chief Executive Officer

                                                                       EXHIBIT B
                                                            to the Agreement and
                                                                  Plan of Merger

                              AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION OF

                       PREMIER COMMUNITY BANKSHARES, INC.

                                    ARTICLE I

         The name of the Corporation is:

                            PREMIER COMMUNITY BANKSHARES, INC,


                                   ARTICLE II

         (1) Authorized Shares; No Preemptive Rights. The Corporation shall have authority to issue 20,000,000 shares of Common Stock, par value $1.00 per share, and 1,000,000 shares of Preferred Stock, without par value. No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

         (2) Preferred Stock. The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Virginia Stock Corporation Act, of any class of shares of Preferred Stock before the issuance of any shares of such class, or of one or more series within a class of Preferred Stock before the issuance of any shares of such series. Each such class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

         Prior to the issuance of any shares of a class or series of Preferred Stock, (a) the Board of Directors shall establish such class or series by adopting a resolution and by filing with the State Corporation Commission of Virginia articles of amendment setting forth the designation and number of shares of the class or series and the relative rights and preferences thereof, and (b) the State Corporation Commission of Virginia shall have issued a certificate of amendment.

         (3) Common Stock. The holders of Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only (a) as otherwise provided in the articles of amendment for a particular class or series of Preferred Stock, and
(b)
as otherwise expressly provided by the then existing statutes of the Commonwealth of Virginia. The holders of Common Stock shall have one vote for each share of Common Stock held by them.

         Subject to the provisions of any articles of amendment for a class or series of Preferred Stock, the holders of Common Stock shall be entitled to receive dividends if, when and as declared by the Board of Directors out of funds legally available therefor and to the net assets remaining after payment of all liabilities upon voluntary or involuntary liquidation of the Corporation.

         (4)      Restrictions on Transfer of Common Stock.

                  (a) For purposes of this Article, the following terms shall have the meanings indicated:

                           (i)      "Affiliate"   shall  mean  any  person  that
directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the person specified.

                           (ii)     "Associate"  shall  mean as to any  specific
person

                                    (aa)     Any   corporation  or  organization
(other than the Corporation and its Subsidiaries) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

                                    (bb)     any trust or other  estate in which
such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

                                    (cc)     any  relative  or  spouse  of  such
person, or any relative of such spouse, who has the same home as such person,

                           (iii)    A person  shall be a  "beneficial  owner" of
any securities as to which such person and any of such person's Affiliates or Associates, individually or in the aggregate, have or share directly, or indirectly through any contract, arrangement, understanding, relationship, or otherwise:

                                    (aa)     voting  power,  which  includes the
power to vote, or to direct the voting of such securities;

                                    (bb)     investment  power,  which  includes
the power to dispose of or to direct the disposition of such securities; or

                                    (cc)     the right to acquire  voting  power
or investment power (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

provided, that

                                    (ww)     in no case shall a director  of the
Corporation be deemed the beneficial owner of any securities beneficially owned by another director of the Corporation, solely by reason of actions undertaken by such persons in their capacity as directors of the Corporation;

                                    (xx)     a person  shall not be  deemed  the
beneficial owner of any securities as a result of any voting power that arises solely from a revocable proxy given in response to a public proxy solicitation made pursuant to and in accordance with the applicable provisions of the General Rules and Regulations under the Securities Exchange Act of 1934 and that is not reportable by such person on Schedule 13D (or any successor schedule) under such Act;

                                    (yy)     any person  engaged in  business as
an underwriter of securities who acquires securities through such person's participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933 shall not be deemed the beneficial owner of such securities until the expiration of forty days after the date of such acquisition; and

                                    (zz)     a  clearing  agency,  a  broker  or
dealer in securities, a bank or voting trustee or other nominee shall not be deemed the beneficial owner of securities held of record by such person but as to which a third party has the power to direct the vote.

                           (iv)     "Control" shall mean the possession,  direct
or indirect, of the power to direct or to cause the direction of the affairs of a person, whether through the ownership of voting securities or by agreement or understanding or otherwise.

                           (v)      "Excess  Shares"  shall mean that  number of
shares of Common Stock transferred to an acquiring person which, when added to all other shares of Common Stock of which the acquiring person is the beneficial owner, exceeds 9.99% of the outstanding Common Stock of the Corporation.

                           (vi)     "Interested   Shareholder"  shall  mean  any
person who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of Common Stock; provided, however that the term "Interested Shareholder" shall not include any Subsidiary, or any savings, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary, or any fiduciary with respect to any such plan then acting in such capacity. For purposes of determining whether a person is an Interested Shareholder, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of subsection (4)(a)(iii)(cc) of this Article but shall not include any other shares of Common Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                           (vii)    A "person" shall mean any individual,  firm,
corporation, partnership, joint venture, or other entity.

                           (viii)   "Subsidiary"  means any corporation of which
a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for purposes of the definition of Interested Shareholder set forth herein, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                           (ix)     A   "transfer"    shall   mean   any   sale,
assignment, gift, pledge, hypothecation, or bequest of Common Stock.

                  (b) The Board of Directors shall have the power to determine for purposes of these Articles, on the basis of information known to it after such inquiry as it deems to be sufficient: (i) whether a particular person is an Interested Shareholder or would be an Interested Shareholder following any proposed transfer of Common Stock; (ii) whether any person is an Affiliate or Associate of any person; (iii) the number of shares of Common Stock beneficially owned by any person; and (iv) whether there has been a change in Control of any person. Any such determination by the Board of Directors shall be final.

                  (c) Transfer of shares of Common Stock shall be restricted as follows: Holders of shares of common Stock shall, upon demand, disclose promptly to the Corporation in writing such information with respect to the beneficial ownership of the Common Stock as the Board of Directors in its sole and absolute discretion shall deem advisable for determining the existence or identity of an Interested Shareholder; and a beneficial owner of Common Stock by virtue of becoming a beneficial owner shall be deemed to consent to and to waive any objections to such disclosure. The Corporation may, as a condition to transfer or registration of transfer of shares of Common Stock, require that the record holder establish to the satisfaction of the Corporation, by filing with the transfer agent an appropriate affidavit or certificate or such other proof as the Corporation shall deem necessary, that such transferee is not an Interested Shareholder and would not become an Interested Shareholder as a result of such transfer.

                  (d) The existence of the restrictions on transfer of Common Stock set forth in this Article shall be noted conspicuously on the front or back of the certificate evidencing shares of such stock or contained in any information statement required by ss. 13.1-648.B of the Virginia Code.

         (5) Share Options. Shareholder approval shall not be required for the issuance of rights, options, or warrants for the purchase of shares of the Corporation to any director, officer, or employee of the Corporation or any of its subsidiaries.

                                   ARTICLE III

         (1) Directors. On and after the date these Amended and Restated Articles of Incorporation are effective, the Board of Directors of the Corporation shall consist of the following eight individuals who shall hold office in the Class and for the term expiring as set forth in Section (2) below:

                  Class I:

                  Donald L. Unger
                  John K. Stephens
                  Stephen T. Heitz

                  Class II:

                  Walter H. Aikens
                  Paul R. Yoder, Jr.

                  Class III:

                  Clifton L. Good
                  Joseph W. Hollis
                  Wayne B. Ruck

         (2) Number, Election and Term of Directors. The Board of Directors may amend the by-laws from time to time to increase or decrease the number of Directors by up to 30% of the number of Directors last elected by the shareholders. The Board of Directors shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. The Directors of the first class (Class I) shall hold office for a term expiring at the 2003 Annual Meeting of Shareholders; the Directors of the second class (Class II) shall hold office for a term expiring at the 2001 Annual Meeting of the Shareholders; and the Directors of the third class (Class III) shall hold office for a term expiring at the 2002 Annual Meeting of Shareholders. At each annual meeting of shareholders thereafter the successors to the class of Directors whose terms shall then expire shall be identified as being of the same class as the Directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. Whenever the number of Directors is changed, any newly-created directorships or any decrease in directorships shall be so apportioned among the classes by the Board of Directors so as to make all classes as nearly equal in number as possible.

         (3) Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any Preferred Stock then outstanding, any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors, and the Directors so chosen shall hold office for a term expiring at the next annual meeting of shareholders at which Directors are elected. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         (4) Removal of Directors. In addition to any other vote that may be required by statute, these Articles of Incorporation or any amendment thereto, or the By-laws of the Corporation, any Director may be removed only for cause by the affirmative vote of more than 66 2/3% of the outstanding voting Shares.

         (5) Amendment or Repeal. In addition to any other vote that may be required by statute, these Articles of Incorporation or any amendment thereto, or the By-laws of the Corporation, the provisions of this Article shall not be amended or repealed, nor shall any provision of these Articles of Incorporation be adopted that is inconsistent with this Article, unless such action shall have been approved by the affirmative vote of either:

                  (a) the holders of more than 66 2/3% of the outstanding Voting Shares (notwithstanding anything to the contrary in Article IV); or

                  (b) a majority of those Directors who are Continuing Directors and the holders of the requisite number of shares specified by the Board of Directors pursuant to Article IV for the amendment of these Articles of Incorporation.

         (6)      Certain Definitions.  For purposes of this Article:

                  (a) "Continuing Director" means any member of the Board of Directors who:

                           (i)      was elected to the Board of Directors of the
Corporation at the Corporation's organizational meeting on May 16, 1989; or

                           (ii)     was  recommended  for  election  by,  or was
elected to fill a vacancy and received the affirmative vote of, a majority of the Continuing Directors then on the Board.

                  (b) "Voting Shares" shall mean the outstanding shares of all classes or series of the Corporation's stock entitled to vote generally in the election of Directors.

                                   ARTICLE IV

         Unless the Board of Directors conditions its submission of a proposed amendment to these Articles of Incorporation on receipt of a greater vote, any amendment to these Articles of

Incorporation that requires shareholder approval under ss. 13.1-707 of the Virginia Code shall be approved by not less than a majority of the votes cast on the proposed amendment by each class or series of stock entitled to vote on such amendment at a meeting at which a quorum of each such class or series exists. Unless the Board of Directors conditions its submission of a proposed extraordinary corporate event (as defined below) on receipt of a greater vote, any extraordinary corporate event that requires shareholder approval under the Virginia Code shall be approved by more than two-thirds of all votes by each class or series of stock entitled to vote on such event at a meeting at which a quorum of each such class or series exists. For the purposes of this Article IV, "extraordinary corporate event" means any merger pursuant to Virginia Code ss. 13.1-716, any statutory share exchange pursuant to Virginia Code ss. 13.1-717, any sale of all or substantially all of the assets of the Corporation pursuant to Virginia Code ss. 13.1-724 or any dissolution of the Corporation pursuant to Virginia Code ss. 13.742. The provisions of this Article IV shall not be deemed to affect any shareholder vote required by Article 14 of the Virginia Stock Corporation Act.

                                    ARTICLE V

         (1)      In this Article:

                  "applicant" means the person seeking indemnification pursuant to this Article.

                  "expenses" includes counsel fees.

                  "liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

                  "party" includes an individual who was, is, or may be threatened to be made a named defendant or respondent in a proceeding.

                  "proceeding"  means  any  threatened,  pending,  or  completed
action,  suit,  or  proceeding,  whether  civil,  criminal,   administrative  or
investigative and whether formal or informal.

         (2) In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages in excess of $0.00 with respect to any transaction, occurrence, or course of conduct, whether prior or subsequent to the effective date of these Articles, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

         (3) The Corporation shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a Director or officer of the Corporation, or (b) any Director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of criminal law. A person is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

         (4) The provisions of this Article shall be applicable to all proceedings commenced after the effectiveness of these Articles, arising from any act or omission, whether occurring before or after such effectiveness. No amendment or repeal of this Article shall have any effect on the right, provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such Director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

         (5) The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Sections (2) or (3) of this Article.

         (6) Any indemnification under Section (3) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section (3).

                  The determination shall be made:

                  (a) By the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;

                  (b) If a quorum cannot be obtained under subsection (a) of this Section, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to the proceeding;

                  (c)      By special legal counsel;

                           (i)      Selected  by the Board of  Directors  or its
committee in the manner prescribed in subsection (a) or (b) of this Section; or

                           (ii)     If a quorum of the Board of Directors cannot
be obtained under subsection (a) of this Section and a committee cannot be designated under subsection (b) of this Section, selected by majority vote of the fall Board of Directors, in which selected Directors who are parties may participate; or

                  (d) By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

         Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(c) of this Section (6) to select counsel.

         Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

         (7) (a) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section (3) if the applicant furnishes the Corporation:

                  (i) a written statement of his good faith belief that he has met the standard of conduct described in Section (3); and

                  (ii) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct,

                  (b) The undertaking required by paragraph (ii) of subsection (a) of this Section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

                  (c) Authorizations of payments under this Section shall be made by the persons specified in Section (6).

         (8) The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Sections (2) or
(3) of this Article who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section (3). The provisions of Sections (4) through (7) of this Article shall be applicable to any indemnification provided hereafter pursuant to this Section (8).

         (9) The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

         (10) Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, by-laws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, by-laws or arrangements); provided, however that any provision of such agreements, by-laws or other arrangements shall be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

         (11) Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

                                                                      Appendix B

                         INDEX TO FINANCIAL STATEMENTS

                         MARATHON FINANCIAL CORPORATION


                                                                                                            Page

Independent Auditor's Report of Yount, Hyde & Barbour, P.C......................................................B-2

Consolidated Financial Statements

     Consolidated Balance Sheets as of December 31, 1999 and 1998...............................................B-3
     Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997.....................B-4
     Consolidated Statements of Changes in Shareholders' Equity for the years ended
        December 31, 1999, 1998 and 1997........................................................................B-6
     Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997.................B-7

Notes to Consolidated Financial Statements...............................................................B-9 - B-30

Interim Consolidated Financial Statements (Unaudited)

     Consolidated Statements of Condition as of March 31, 2000 and December 31, 1999...........................B-31
     Consolidated Statements of Income for the three months ended
        March 31, 2000 and 1999................................................................................B-32
     Consolidated Statements of Changes in Stockholders' Equity for the three months ended March 31, 2000 and 1999..........................................................................B-33
     Consolidated Statements of Cash Flow for the the three months ended
        March 31, 2000 and 1999................................................................................B-34

Notes to Consolidated Financial Statements (unaudited)..................................................B-35 - B-37


                    [YOUNT, HYDE & BARBOUR, P.C. LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT





To the Board of Directors
Marathon Financial Corporation
Winchester, Virginia


         We have audited the accompanying consolidated balance sheets of Marathon Financial Corporation and subsidiary, as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marathon Financial Corporation and subsidiary, as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.

                                            /s/ YOUNT, HYDE & BARBOUR, P.C.
Winchester, Virginia
January 14, 2000


                              MARATHON FINANCIAL CORPORATION

                               Consolidated Balance Sheets
                                December 31, 1999 and 1998
               Assets                                                                                 1999                 1998
                                                                                                  -----------          -----------

 Cash and due from banks                                                                       $    8,011,673         $  4,533,428
 Federal funds sold                                                                                 6,616,000            8,281,000
 Securities available for sale                                                                      5,080,757            4,961,573
 Securities held to maturity (fair value approximates $5,483,459 and
   $5,040,801 at December 31, 1999 and 1998, respectively)                                          5,646,791            5,000,077
 Loans held for sale                                                                                       --              401,671
 Loans, net of allowance for loan losses of $769,410 in 1999
   and $754,597 in 1998                                                                            74,526,925           65,065,268
 Bank premises and equipment, net                                                                   2,591,033            2,615,175
 Accrued interest receivable                                                                          534,911              478,820
 Other real estate                                                                                    183,218               18,123
 Other assets                                                                                         493,870              496,534
                                                                                              ---------------        -------------
                                                                                               $  103,685,178         $ 91,851,669
                                                                                              ===============        =============
 Liabilities and Shareholders' Equity
 Liabilities
      Deposits:
          Noninterest-bearing demand deposits                                                  $   12,940,831         $ 10,680,285
          Savings and interest-bearing demand deposits                                             30,002,843           24,127,903
          Time deposits                                                                            50,398,868           47,486,855
                                                                                              ---------------        -------------
               Total deposits                                                                  $   93,342,542         $ 82,295,043
 Interest expense payable                                                                             147,164              140,899
 Accounts payable and accrued expenses                                                                532,255              401,395
 Capital lease payable                                                                                218,036              224,219
 Commitments and contingent liabilities                                                                    --                   --
                                                                                              ---------------        -------------
               Total liabilities                                                               $   94,239,997         $ 83,061,556
                                                                                              ---------------        -------------

 Shareholders' Equity
     Preferred stock, Series A, 5% noncumulative, no par
       value; 1,000,000 shares authorized and unissued                                         $           --         $         --
     Common stock, $1 par value; 20,000,000 shares authorized;
       1999, 2,046,441 shares issued and outstanding;
       1998, 2,063,186 shares issued and outstanding                                                2,046,441            2,063,186
     Capital surplus                                                                                7,750,987            7,849,522
     Retained earnings (deficit)                                                                     (222,155)          (1,149,567)
     Accumulated other comprehensive income (loss)                                                   (130,092)              26,972
                                                                                              ---------------        -------------
          Total shareholders' equity                                                           $    9,445,181         $  8,790,113
                                                                                              ---------------        -------------

                                                                                               $  103,685,178         $ 91,851,669
                                                                                              ===============        =============

 See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                        Consolidated Statements of Income
                  Years Ended December 31, 1999, 1998 and 1997



                                                                             1999                 1998                 1997
                                                                        ---------------      -------------        -------------


 Interest and dividend income:
     Interest and fees on loans                                           $ 7,252,043          $ 6,063,709          $ 4,559,365
     Interest on investment securities:
          Nontaxable                                                           13,875                   --                   --
          Taxable                                                             261,059              184,289               93,379
     Interest and dividends on securities
       available for sale:
               Nontaxable                                                      16,364                   --                   --
               Taxable                                                        245,517              169,675               78,588
               Dividends                                                       34,865               27,367               21,478
 Interest on federal funds sold                                               491,769              430,995              129,844
                                                                          -----------          ------------         -----------
                    Total interest and dividend income                    $ 8,315,492          $ 6,876,035          $ 4,882,654
                                                                          -----------          ------------         -----------
 Interest expense:
     Interest on deposits                                                 $ 3,464,415          $ 2,938,214          $ 1,918,099
     Interest on capital lease obligations                                     17,808               20,341               24,637
     Interest on federal funds purchased                                           --                   --                  673
                                                                          -----------          -----------          -----------
     Total interest expense                                               $ 3,482,223          $ 2,958,555          $ 1,943,409
                                                                          -----------          -----------          -----------

     Net interest income                                                  $ 4,833,269          $ 3,917,480          $ 2,939,245


 Provision for loan losses                                                    260,000              285,000              133,000
                                                                          -----------          -----------          -----------

     Net interest income after
       provision for loan losses                                          $ 4,573,269          $ 3,632,480          $ 2,806,245
                                                                          -----------          -----------           ----------

 Other income:
     Service charges on deposit accounts                                  $   779,285          $   734,243          $   459,695
     Commissions and fees                                                      23,373              111,048              102,234
     Loss on sale of other real estate                                         (2,119)             (54,249)                  --
     Other                                                                     59,010               27,600               25,250
                                                                          -----------          -----------           ----------
          Total other income                                              $   859,549          $   818,642          $   587,179
                                                                          -----------          -----------          -----------


 See Notes to Consolidated Financial Statements.

                    MARATHON FINANCIAL CORPORATION

                   Consolidated Statements of Income
                              (Continued)
             Years Ended December 31, 1999, 1998 and 1997



                                                                        1999                 1998                 1997
                                                                    -------------        -------------        ------------


 Other expenses:
      Salaries and employee benefits                                 $ 1,887,748          $ 1,532,069          $ 1,213,499
      Net occupancy expense of premises                                  225,697              262,686              211,293
      Furniture and equipment                                            360,089              382,340              263,105
      Other                                                            1,284,016            1,016,120              894,899
                                                                     -----------          -----------          -----------
          Total other expenses                                       $ 3,757,550          $ 3,193,215          $ 2,582,796
                                                                     -----------          -----------          -----------

          Income before income taxes                                 $ 1,675,268          $ 1,257,907          $   810,628


 Provision for income tax (benefit)                                      563,676               77,596             (187,734)
                                                                     -----------          -----------          -----------

           Net income                                                $ 1,111,592          $ 1,180,311          $   998,362
                                                                     ===========          ===========          ===========

 Earnings per share, basic                                           $      0.54          $      0.57          $      0.51
                                                                     ===========          ===========          ===========

 Earnings per share, assuming dilution                               $      0.53          $      0.56          $      0.50
                                                                     ===========          ===========          ===========

 See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

           Consolidated Statements of Changes in Shareholders' Equity
                  Years Ended December 31, 1999, 1998 and 1997


                                                                                       Accumulated
                                                                         Retained          Other                           Total
                                           Common         Capital       Earnings      Comprehensive  Comprehensive    Shareholders'
                                            Stock         Surplus       (Deficit)     Income (Loss)     Income            Equity
                                          -----------    -----------   ------------   -------------  --------------   -------------


 Balance, December 31, 1996               $ 1,863,495    $ 7,045,502   $ (3,019,267)   $      507                      $  5,890,237
   Comprehensive income:
     Net income                                    --             --        998,362            --     $   998,362      $    998,362
     Other comprehensive income,
        unrealized gain on securities
        available for sale                         --             --             --         4,295           4,295             4,295
                                                                                                      -----------
     Total comprehensive income                    --             --             --            --     $ 1,002,657                --
                                                                                                      ===========
   Dividends declared ($.07 per share)             --             --       (143,920)           --                          (143,920)
   Issuance of common stock
     warrants (192,488 shares)                192,488        769,952             --            --                           962,440
                                          -----------    -----------   -------------   -----------                     -------------
 Balance, December 31, 1997               $ 2,055,983    $ 7,815,454   $ (2,164,825)   $    4,802                      $  7,711,414
   Comprehensive income:
     Net income                                    --             --      1,180,311            --     $ 1,180,311         1,180,311
     Other comprehensive income,
        unrealized gain on securities
        available for sale (net of tax,
        $13,894)                                   --             --             --        22,170          22,170            22,170
                                                                                                      -----------
     Total comprehensive income                    --             --             --            --     $ 1,202,481                --
                                                                                                      ===========
   Dividends declared ($.08 per share)             --             --       (165,053)           --                          (165,053)
   Issuance of common stock
     exercise of stock options
     (7,203 shares)                             7,203         34,068             --            --                            41,271
                                          -----------    -----------   -------------    ----------                     -------------
 Balance, December 31, 1998               $ 2,063,186    $ 7,849,522   $ (1,149,567)   $   26,972                      $  8,790,113
   Comprehensive income:
     Net income                                    --             --      1,111,592            --     $ 1,111,592         1,111,592
     Other comprehensive income,
        unrealized loss on securities
         available for sale (net of tax,
        $80,912)                                   --             --             --      (157,064)       (157,064)         (157,064)
                                                                                                       ----------
     Total comprehensive income                    --             --             --            --     $   954,528                 -
                                                                                                       ==========
   Dividends declared ($.09 per share)             --             --       (184,180)           --                          (184,180)
   Issuance of common stock
     exercise of stock options
     (500 shares)                                 500          2,000             --            --                             2,500
   Acquisition of common stock
     (17,245 shares)                          (17,245)      (100,535)            --            --                          (117,780)
                                         -------------   ------------    -----------   -----------                     -------------
 Balance, December 31, 1999              $  2,046,441    $ 7,750,987     $ (222,155)   $ (130,092)                     $  9,445,181
                                         =============   ============    ===========   ===========                     =============

 See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 1999, 1998 and 1997


                                                                                 1999                 1998                  1997
                                                                             ------------         ------------         -------------

 Cash Flows from Operating Activities
     Net income                                                              $ 1,111,592          $ 1,180,311          $   998,362
     Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
          Amortization                                                            52,252               52,878               41,846
          Depreciation                                                           302,705              302,869              198,156
          Provision for loan losses                                              260,000              285,000              133,000
          Deferred tax expense (benefit)                                          93,628               72,346             (200,000)
          Loss on sale of other real estate                                        2,119               54,249
          Loss on sale of bank premises and equipment                                344
          Net amortization and (accretion) on securities                          11,111                4,316              (13,317)
          Origination of loans held for sale                                  (7,473,222)          (7,520,722)          (5,992,149)
          Proceeds from sale of loans held for sale                            7,874,893            8,621,489            4,773,003
          Changes in assets and liabilities:
               (Increase) in other assets                                        (62,303)             (77,806)            (125,826)
               (Increase) in accrued interest receivable                         (56,091)            (192,983)             (73,748)
               Increase (decrease) in accounts payable
                 and accrued expenses                                            111,733               84,741              (10,491)
               Increase in interest expense payable                                6,265               36,146               22,989
                                                                             -----------          -----------          -----------
                    Net cash provided by (used in) operating activities      $ 2,235,026          $ 2,902,834          $  (248,175)
                                                                             -----------          -----------          -----------

 Cash Flows from Investing Activities
     Proceeds from maturities, calls and principal
       payments of investment securities                                     $ 1,100,000          $   403,000          $ 1,107,991
     Proceeds from maturities, calls and principal
       payments of securities available for sale                                 305,169              361,404              503,397
     Purchase of investment securities                                        (1,750,335)          (3,698,262)          (1,152,890)
     Purchase of securities available for sale                                  (669,820)          (3,505,333)            (600,386)
     Net (increase) in loans                                                 (10,022,090)         (16,335,635)         (12,451,882)
     Purchase of bank premises and equipment                                    (302,024)            (438,969)          (1,137,155)
     Proceeds from sale of bank premises and equipment                            23,117                   --                   --
     Proceeds from sale of other real estate                                     133,219              375,751                   --
                                                                            ------------         ------------         ------------
          Net cash (used in) investing activities                           $(11,182,764)        $(22,838,044)        $(13,730,925)
                                                                            ------------         ------------         ------------

 Cash Flows from Financing Activities
     Net increase in demand deposits, NOW accounts
       and savings accounts                                                 $  8,135,486         $ 10,654,122         $  6,889,140
     Net increase in certificates of deposit                                   2,912,013           15,205,700            8,820,794
     Net proceeds from issuance of common stock                                    2,500               41,271              962,440
     Acquisition of common stock                                                (117,780)                  --                   --
     Principal payments on capital lease obligations                              (6,183)             (54,917)             (36,516)
     Payment of dividends                                                       (165,053)            (143,920)            (111,810)
                                                                            ------------         ------------         ------------
          Net cash provided by financing activities                         $ 10,760,983         $ 25,702,256         $ 16,524,048
                                                                            ------------         ------------         ------------

See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                      Consolidated Statements of Cash Flows
                                   (Continued)
                  Years Ended December 31, 1999, 1998 and 1997


                                                                                  1999                1998                 1997
                                                                            -------------        -------------        -------------

               Increase in cash and cash equivalents                        $  1,813,245         $  5,767,046          $ 2,544,948
 Cash and Cash Equivalents
     Beginning                                                                12,814,428            7,047,382            4,502,434
                                                                            ------------         ------------          -----------

     Ending                                                                 $ 14,627,673         $ 12,814,428          $ 7,047,382
                                                                            ============         ============          ===========
 Supplemental Disclosures of Cash Flow Information
      Cash payments for:
          Interest                                                          $  3,475,958         $  2,922,409          $ 1,920,420
                                                                            ============         ============          ===========
          Income taxes                                                      $    437,516         $     17,595          $    12,179
                                                                            ============         ============          ============

 Supplemental Schedule of Noncash Investing and
   Financing Activities:
     Other real estate acquired in settlement of loans                      $    300,433         $         --          $   430,000
                                                                            ============         ============          ===========

     Unrealized gain (loss) on securities available for sale                $   (237,976)        $     36,064          $     4,295
                                                                            ============         ============          ===========


 See Notes to Consolidated Financial Statements.

                         MARATHON FINANCIAL CORPORATION

                   Notes to Consolidated Financial Statements


Note 1.       Nature of Banking Activities and Significant Accounting Policies

              Marathon Financial Corporation (the Corporation) and its subsidiary, the Marathon Bank, grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

              The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to general practices within the banking industry. The following is a summary of the more significant policies.

                 Principles of Consolidation

                    The consolidated financial statements of the Marathon Financial Corporation and its subsidiary, include the accounts of all companies. All material intercompany balances and transactions have been eliminated.

                 Securities

                    Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

                    Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

                 Loans

                    The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Frederick County, Warren County and Shenandoah County areas of Virginia. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

                    Loans that management has the intent and ability to hold for
                    the   foreseeable   future  or  until  maturity  or  payoff
                    generally are reported at their outstanding unpaid principal balances less the allowance for loan losses. Interest income is accrued on the unpaid principal balance. Nonrefundable loan fees and direct loan origination costs are recognized in operations when received and incurred, respectively. The impact of this methodology is not significantly different from recognizing the net of these fees and costs over the contractual life of the related loan.

                    The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent
                    unless  the  credit  is  wellsecured   and  in  process  of
                    collection. Loans are placed on nonaccrual at an earlier date or charged off if collection of principal or interest is considered doubtful.

                    All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted
                    for  on  the  cashbasis  or  costrecovery   method,  until
                    qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

                 Loans Held for Sale

                    Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

                 Allowance for Loan Losses

                    The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

                    The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

                    The impairment of loans that have been separately identified for evaluation is measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

         Classifications of Amortization on Assets Acquired Under Capital Leases

                    The amortization expense on assets acquired under capital leases is included with the depreciation expense.

                 Earnings Per Share

                   Basic earnings per share represents income available to common shareholders divided by the weightedaverage number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

                 Income Taxes

                   Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                 Cash and Cash Equivalents

                   For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for oneday periods.

                 Bank Premises and Equipment

                   Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using both
                   straightline  and  accelerated   methods  over  the  assets'
                   estimated useful lives. Estimated useful lives range from 10 to 39 years for buildings and 3 to 7 years for furniture, fixtures and equipment.

                 Other Real Estate Owned

                   Foreclosed properties are recorded at the lower of the outstanding loan balance at the time of foreclosure or the estimated fair value less estimated costs to sell. At foreclosure any excess of loan balance over the fair value of the property is charged to the allowance for loan losses. Such carrying value is periodically reevaluated and written down if there is an indicated decline in fair value. Costs to bring a property to salable condition are capitalized up to the fair value of the property while costs to maintain a property in salable condition are expensed as incurred.

                 Advertising Costs

                   The Corporation follows the policy of charging the production costs of advertising to expense as incurred.

                 Use of Estimates

                    In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.


Note 2.       Securities

              The amortized cost and fair value of the securities available for sale as of December 31, 1999 and 1998, are as follows:


                                                             Gross               Gross
                                         Amortized          Unrealized          Unrealized            Fair
                                            Cost              Gains              (Losses)            Value
                                        ----------         -----------        -------------       -----------
                                                                       1999
                                        ----------------------------------------------------------------------

     U.S. Government and
          federal agencies              $ 4,115,468         $       --          $ (170,958)        $3,944,510
     Obligations of state and
          political subdivisions            567,007                 --             (26,875)           540,132
     Mortgagebacked securities               15,042                723                  --             15,765
     Other                                  580,350                 --                  --            580,350
                                        -----------         ----------         ------------        -----------
                                        $ 5,277,867         $      723          $ (197,833)        $5,080,757
                                        ===========         ==========         ============        ===========


                                                                          1998
                                        ------------------------------------------------------------------------
 U.S. Government and
    federal agencies                     $4,420,515           $ 41,769            $ (2,066)      $ 4,460,218
 Mortgagebacked securities                   20,392              1,163                                21,555
 Other                                      479,800                                                  479,800
                                        -----------           --------            --------       -----------
                                         $4,920,707           $ 42,932            $ (2,066)      $ 4,961,573
                                        ===========           ========            ========       ===========

              The amortized cost and fair value of the securities available for sale as of December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because mortgages underlying the mortgagebacked securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.


                                                             Amortized            Fair
                                                                Cost             Value
                                                             ----------       ----------


 Due in one year or less                                   $   200,167       $   199,314
 Due after one year through five years                       4,166,897         3,988,194
 Due after five years through ten years                        265,168           250,369
 Due over ten years                                             50,243            46,765
 Mortgagebacked securities                                      15,042            15,765
 Other                                                         580,350           580,350
                                                           -----------       -----------
                                                           $ 5,277,867       $ 5,080,757
                                                           ===========       ===========


              The amortized cost and fair value of securities being held to maturity as of December 31, 1999 and 1998, are as follows:


                                                                 Gross              Gross
                                           Amortized          Unrealized         Unrealized             Fair
                                              Cost               Gains             (Losses)             Value
                                          -----------         ----------         -----------         -----------
                                                                           1999
                                          ----------------------------------------------------------------------
U.S. Government and
federal agencies                           $ 4,687,181           $ 164          $ (146,282)        $ 4,541,063
Obligations of state and
political subdivisions                         959,610                             (17,214)            942,396
                                           -----------         ---------        ----------         -----------
                                           $ 5,646,791           $ 164          $ (163,496)        $ 5,483,459
                                           ===========         =========        ==========         ===========



                                                                            1998
                                         -----------------------------------------------------------------------
 U.S. Government and
    federal agencies                     $ 4,899,237            $ 39,376           $ (2,074)      $ 4,936,539
 Obligations of state and
    political subdivisions                   100,840               3,422                 --           104,262
                                         -----------            --------           --------       -----------
                                         $ 5,000,077            $ 42,798           $ (2,074)      $ 5,040,801
                                         ===========            ========           ========       ===========

              The amortized cost and fair value of the securities being held to maturity as of December 31, 1999, by contractual maturity, are shown below.


                                              Amortized             Fair
                                                Cost                Value
                                             ----------          ----------
 Due in one year or less                     $  251,014          $  248,985
 Due after one year through five years        5,264,348           5,106,168
 Due after five years through ten years         131,429             128,306
                                             ----------          ----------
                                             $5,646,791          $5,483,459
                                             ==========          ==========




              For the years ended December 31, 1999, 1998 and 1997, there were no sales of securities available for sale.

              Securities having a book value of $2,639,891 and $847,910 at December 31, 1999 and 1998 were pledged to secure public deposits and for other purposes required by law.


Note 3.       Loans and Related Party Transactions

              The composition of the net loans is as follows:


                                                                                                December 31,
                                                                                   ---------------------------------
                                                                                          1999               1998
                                                                                   --------------     --------------
                                                                                             (in thousands)

 Loans secured by real estate:
     Construction and land development                                                  $ 10,649            $ 8,900
     Secured by farmland                                                                     744                733
     Secured by 14 family residential                                                     16,717             13,773
     Multifamily residential                                                               2,349              1,379
     Nonfarm, nonresidential loans                                                        12,038              5,168
 Loans to farmers (except those secured by real estate)                                      220                218
 Commercial and industrial loans (except those secured by real estate)                    19,041             21,126
 Loans to individuals (except those secured by real estate)                               13,311             15,468
 All other loans                                                                             557                100
                                                                                        $ 75,626           $ 66,865
                                                                                       ---------          ---------
 Less:
     Unearned income                                                                         330              1,045
     Allowance for loan losses                                                               769                755
                                                                                       ---------          ---------
                                                                                        $ 74,527           $ 65,065
                                                                                       =========          =========

              The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, executive officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms (exclusive of loans to any such person which in the aggregate did not exceed $60,000) were indebted to the Corporation for loans totaling $2,743,082 and $2,090,201 at December 31, 1999 and 1998, respectively. During 1999, total principal additions were $1,484,378 and total principal payments were $831,497.


Note 4.       Allowance for Loan Losses

              Changes in the allowance for loan losses are as follows:


                                                                                 December 31,
                                                                -------------------------------------------------
                                                                   1999               1998               1997
                                                                ------------       -----------       ------------

 Balance, beginning                                              $ 754,597          $ 576,497          $ 503,014
   Provision for loan losses                                       260,000            285,000            133,000
   Recoveries                                                       27,505             44,211             27,823
   Loan losses charged to
     the allowance                                                (272,692)          (151,111)           (87,340)
                                                                ----------         ----------         ----------
 Balance, ending                                                 $ 769,410          $ 754,597          $ 576,497
                                                                ==========         ==========         ==========

              Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $40,541 and $233,200 at December 31, 1999 and 1998, respectively. If interest on these loans had been accrued, such income would have approximated $2,934 and $15,681 for 1999 and 1998, respectively.

Note 5.       Bank Premises and Equipment, Net

              Bank premises and equipment as of December 31, 1999 and 1998 consists of the following:

                                                                  1999                1998
                                                              -------------      -------------

 Bank premises                                                 $ 2,196,723        $ 2,127,824
 Furniture and equipment                                         1,603,245          1,522,678
 Capital leases  property and equipment                            256,561            255,604
 Bank premises and equipment in process                            104,342                 --
                                                               -----------       ------------
                                                               $ 4,160,871        $ 3,906,106
 Less accumulated depreciation                                   1,569,838          1,290,931
                                                               -----------       ------------
                                                               $ 2,591,033        $ 2,615,175
                                                               ===========       ============

              Depreciation  and amortization  included in operating  expense for
              1999,   1998  and  1997  was  $302,705,   $323,168  and  $228,365,
              respectively.


Note 6.       Deposits

              The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 1999 and 1998 was $9,393,027 and $9,320,255, respectively.

              At December 31, 1999, the scheduled maturities of time deposits are as follows:


     Years Ending December 31:

               2000              $ 30,829,450
               2001                10,439,380
               2002                 2,657,044
               2003                 4,549,994
               2004                 1,923,000
                                 ------------
                                 $ 50,398,868
                                 ============

Note 7.       Income Taxes

              Net deferred tax assets consist of the following components as of December 31, 1999 and 1998:


                                                          1999                 1998
                                                       ----------           ----------

 Deferred tax assets:
   Net operating loss carryforward                     $       --           $  187,705
   Writedown of other real estate                           2,720                2,720
   Other real estate expenditures                           2,641                  192
   Nonaccrual interest                                      1,187                5,545
   Allowance for loan losses                              159,363               70,963
   Alternative minimum tax credits                             --               21,856
   Deferred benefit plans                                  21,798                   --
   Securities available for sale                           67,017                   --
                                                       ----------           ----------
                                                       $  254,726           $  288,981
                                                       ----------           ----------

 Deferred tax liabilities:
   Depreciation                                        $    3,683           $   11,327
   Securities available for sale                               --               13,894
                                                       ----------           ----------
                                                       $    3,683           $   25,221
                                                       ----------           ----------

                                                       $  251,043           $  263,760
                                                       ==========           ==========

              The provision for income taxes (benefit) charged to operations for the years ended December 31, 1999, 1998 and 1997, consists of the following:


                                                            1999               1998                1997
                                                        ------------       -----------        ------------
 Current tax expense                                     $ 470,048         $    5,250           $   12,266
 Deferred tax expense                                       93,628            411,235              278,740
 Change in valuation allowance                                  --           (338,889)            (478,740)
                                                         ---------         ----------           ----------
                                                         $ 563,676         $   77,596           $ (187,734)
                                                         =========         ==========           ==========


              The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1999, 1998 and 1997, due to the following:



                                                            1999               1998                1997
                                                         -----------       -----------        ------------
 Computed "expected" tax expense                         $ 569,591          $ 427,688           $ 275,614
 Increase (decrease) in income taxes
   resulting from:
     Reduction of valuation allowance                           --           (338,889)           (478,740)
     Other                                                  (5,915)           (11,203)             15,392
                                                         ---------         ----------          ----------
                                                         $ 563,676          $  77,596           $(187,734)
                                                         =========         ==========          ==========


Note 8.       Leases

              Capital Leases

                 The Corporation has a lease agreement on a branch facility, located on land leased from a partnership of which the Corporation's president is a partner. The liability is payable in monthly installments of $1,991 through May 31, 2016 at an interest rate of 8%. The capital lease payable at December 31, 1999 in the amount of $218,036 represents the present value of the balance due in future years for lease rentals discounted at the respective interest rates. Since the term of the lease is approximately the same as the estimated useful life of the assets, and the present value of the future minimum lease payments at the beginning of the lease approximated the fair value of the leased assets at that date, the lease is considered to be a capital lease and has been so recorded.

                 The following is a schedule by years of the future minimum lease payments under the capital lease together with the present value of the net minimum lease payments as of December 31, 1999:

Lease Commitments and Total Rental Expense

 Years ending December 31:

   2000                                                      $  23,898
   2001                                                         23,898
   2002                                                         23,898
   2003                                                         23,898
   2004                                                         23,898
   Later years                                                 272,834
                                                             ---------
        Total minimum lease payments                         $ 392,324
   Less the amount representing interest                       174,288
                                                             ---------
        Present value of net minimum
          lease payments                                     $ 218,036
                                                             =========


                 The Corporation entered into a twentyyear operating lease with a partnership of which the Corporation's president is a partner for the rental of a branch location and improvements. The lease expires on May 31, 2016 and has two fiveyear renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance costs plus an annual rental of $22,256 for the initial lease beginning July 1, 1996. The total minimum lease commitment at December 31, 1999 under this lease is $367,224.

                 The Corporation leases a branch location. The lease expires on March 30, 2000 and has two fiveyear renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance plus an annual rental of $12,000 for the initial lease period commencing on April 1, 1995. The total minimum lease commitments at December 31, 1999 under this lease is $3,000.

                 The Corporation entered into a tenyear operating lease for the rental of a branch location. The lease expires on December 31, 2006 and has two fiveyear renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance plus rental payments for the initial lease period commencing on January 13, 1997. The total minimum lease commitments at December 31, 1999 under this lease is $221,631.

                 The Corporation entered into a fiveyear operating lease for the rental of a branch location. The lease expires on August 31, 2002 and has two fiveyear renewal options. The lease provides that the Corporation pay all property taxes, insurance and maintenance plus rental payments for the initial lease period commencing on September 1, 1997. The total minimum lease commitments at December 31, 1999 under this lease is $29,200.

The total minimum lease commitment for these operating leases is due as follows:

 2000                                              $  65,256
 2001                                                 63,456
 2002                                                 61,006
 2003                                                 53,774
 2004                                                 54,563
 Later years                                         321,150
                                                   ----------
                                                   $ 619,205
                                                   ==========

                 Total rental expense was $86,594, $68,556 and $56,933 for the years ended December 31, 1999, 1998 and 1997, respectively.

              Fixed Equipment on Land Leased with Related Parties

                 Fixed equipment with a depreciated cost at December 31, 1999 of $16,160 is located on land leased from a partnership of which the Corporation's president is a partner. The lease expires on May 31, 2016.


Note 9.       Commitments and Contingent Liabilities

              In the normal course of business, there are other outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. See Note 12 with respect to financial instruments with offbalancesheet risk.

              As members of the Federal Reserve System, the Corporation is required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1999 and 1998, the aggregate amounts of daily average required balances were approximately $495,000 and $394,000, respectively.

              The Corporation is required to maintain certain required reserve balances with its correspondent bank. Those required balances were $900,000 and $950,000 for 1999 and 1998, respectively.


Note 10.      Dividend Restrictions

              Federal and state regulations limit the amount of dividends which the Corporation can pay without obtaining prior approval and, additionally, federal regulations require that the Corporation maintain minimum capital requirements. As of December 31, 1999, the Corporation was required to obtain prior approval on any dividend declared.

              The Corporation did obtain approval from the State Corporation Commission to pay dividends in 1999, 1998 and 1997. On January 7, 1998, the Board of Directors declared a cash dividend of $.07 per share payable January 26, 1998 to shareholders of record January 17, 1998. On December 15, 1998, the Board of Directors declared a cash dividend of $.08 per share payable January 29, 1999 to shareholders of record December 31, 1998. On December 21, 1999, the Board of Directors declared a cash dividend of $.09 per share payable January 31, 2000 to shareholders of record December 31, 1999.

              Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1999 no unrestricted funds could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval.


Note 11.      Other Expenses

              The principal components of "Other expenses" in the Consolidated Statements of Income are:


                                                               1999                1998                1997
                                                          -------------      -------------       -------------

 Telephone                                                 $    96,841         $    84,232           $ 48,709
 Advertising                                                    27,351              39,952             75,870
 Stationery and supplies                                       171,893             102,716             73,722
 Postage                                                       119,678              92,296             59,392
 Directors fees                                                 89,300              83,250             69,315
 ATM expense                                                   165,613              87,525             56,800
 Forgery loss                                                       --                  --             59,870
 Other (includes no items in excess
 of 1% of total revenue)                                       613,340             526,149            451,221
                                                           -----------        ------------         ----------
                                                           $ 1,284,016         $ 1,016,120          $ 894,899
                                                           ===========        ============         ==========

Note 12.      Financial Instruments With OffBalanceSheet Risk

              The Corporation is party to financial instruments with offbalancesheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and commercial lines of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

              The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for onbalancesheet instruments.

              At December 31, 1999 and 1998, the following financial instruments were outstanding whose contract amounts represent credit risk:


                                                        Contract Amount
                                                 ------------------------------
                                                     1999               1998
                                                 -----------       ------------
                                                         (Thousands)

      Commitments to grant loans                   $   608            $ 4,415
      Standby letters of credit                      1,432                851
      Unfunded commitments under lines
          of credit                                 12,859              4,494

              Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a casebycase basis. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the counterparty.

              Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

              Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments for which collateral is deemed necessary.

              The Corporation has cash accounts in other commercial banks. The amount on deposit at two of these banks at December 31, 1999 exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $1,091,544.


Note 13.      Defined Contribution Retirement Plan

              The Corporation has a 401(k) Profit Sharing Plan covering employees who have completed six months of service and who are at least 21 years of age. Employees may contribute up to 20 percent of their compensation subject to certain limits based on federal tax laws. The Corporation makes discretionary matching contributions equal to 50 percent of an employee's compensation contributed to the Plan up to 3 percent of the employee's compensation. Additional amounts may be contributed, at the option of the Corporation's Board of Directors. These additional contributions generally amount to 2 percent of eligible employee's compensation. Employer contributions vest to the employee over a sixyear period. For the years ended December 31, 1999, 1998 and 1997, expense attributable to the Plan amounted to $43,100, $40,494 and $31,361, respectively.

Note 14.      Disclosures About Fair Value of Financial Instruments

              The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                 Cash and ShortTerm Investments

                    For those shortterm instruments, the carrying amount is a reasonable estimate of fair value.

                 Securities

                    For securities, fair values are based on quoted market prices or dealer quotes.

                 Loans Held for Sale

                    Fair values are based on quoted market prices of similar loans sold on the secondary market.

                 Loan Receivables

                    For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                 Deposit Liabilities

                    The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixedmaturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                 Accrued Interest

                    The carrying amounts of accrued interest approximate fair value.

                 Capital Lease Payable

                    The fair values of the Corporation's longterm borrowings (other than deposits) are estimated using discounted cash flow analyses, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

                 Off-BalanceSheet Financial Instruments

                    The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixedrate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

                    The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

                    At December 31, 1999 and 1998, the difference between the carrying amounts and fair values of loan commitments and standby letters of credit were immaterial.



                                                                 1999                                   1998
                                                    ---------------------------------    ---------------------------------
                                                      Carrying             Fair              Carrying             Fair
                                                       Amount              Value              Amount              Value
                                                    -------------       -------------    ---------------      ------------
                                                               (Thousands)                            (Thousands)

 Financial assets:
     Cash and shortterm
       investments                                     $ 14,628           $ 14,628            $ 12,814           $ 12,814
     Securities                                          10,727             10,564               9,962             10,002
     Loans held for sale                                     --                 --                 402                402
     Loans                                               74,527             75,915              65,065             68,265
     Accrued interest receivable                            535                535                 479                479


 Financial liabilities:
     Deposits                                          $ 93,343           $ 93,384            $ 82,295           $ 83,935
     Longterm debt                                          218                218                 224                247
     Accrued interest payable                               147                147                 141                141


Note 15.      Minimum Regulatory Capital Requirements

              The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the
              Corporation's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their
              assets,   liabilities  and  certain   offbalancesheet  items  as
              calculated  under  regulatory  accounting  practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt correction action provisions are not applicable to bank holding companies.

              Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to riskweighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999 and 1998, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

              As of December 31, 1999, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total riskbased, Tier 1 riskbased and Tier 1 leverage ratios as set forth in the table below.

              There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and the Bank's capital amounts and ratios as of December 31, 1999 and 1998 are also presented in the table.


                                                                                     Minimum Capital
                                Actual                                                Requirement
                         ------------------                             -----------------------------------------
                           Amount    Ratio                               Amount                            Ratio
                         --------- ---------                            ----------                        -------
                                                                                   (Amount in Thousands)
As of December 31, 1999:
  Total Capital to Risk
    Weighted Assets:
      Consolidated        $10,344   13.30%  (greater than or equal to)  $6,221 (greater than or equal to)  8.00%
      Marathon Bank       $ 9,900   12.75%  (greater than or equal to)  $6,210 (greater than or equal to)  8.00%
  Tier 1 Capital to Risk
    Weighted Assets:
      Consolidated        $ 9,575   12.31%  (greater than or equal to)  $3,110 (greater than or equal to)  4.00%
      Marathon Bank       $ 9,131   11.76%  (greater than or equal to)  $3,105 (greater than or equal to)  4.00%
  Tier 1 Capital to
    Average Assets:
      Consolidated        $ 9,575    8.90%  (greater than or equal to)  $4,305 (greater than or equal to)  4.00%
      Marathon Bank       $ 9,131    8.52%  (greater than or equal to)  $4,284 (greater than or equal to)  4.00%


As of December 31, 1998:
  Total Capital to Risk
    Weighted Assets:
      Consolidated        $ 9,518   13.89%  (greater than or equal to)  $5,481 (greater than or equal to)  8.00%
      Marathon Bank       $ 8,787   12.84%  (greater than or equal to)  $5,476 (greater than or equal to)  8.00%
  Tier 1 Capital to Risk
    Weighted Assets:
      Consolidated        $ 8,763   12.79%  (greater than or equal to)  $2,740 (greater than or equal to)  4.00%
      Marathon Bank       $ 8,032   11.73%  (greater than or equal to)  $2,738 (greater than or equal to)  4.00%
  Tier 1 Capital to
    Average Assets:
      Consolidated        $ 8,763    9.63%  (greater than or equal to)  $3,640 (greater than or equal to)  4.00%
      Marathon Bank       $ 8,032    8.90%  (greater than or equal to)  $3,610 (greater than or equal to)  4.00%

                                                                           Minimum
                                                                          To Be Well
                                                                      Capitalized Under
                                                                      Prompt Corrective
                                                                      Action Provisions
                                                         --------------------------------------------
                                                          Amount                               Ratio
                                                         ---------                            --------

As of December 31, 1999:
  Total Capital to Risk
    Weighted Assets:
      Consolidated                                                              N/A
      Marathon Bank            (greater than or equal to)  $7,763  (greater than or equal to)   10.00%
  Tier 1 Capital to Risk
    Weighted Assets:
      Consolidated                                                             N/A
      Marathon Bank                                        $4,658  (greater than or equal to)    6.00%
  Tier 1 Capital to
    Average Assets:
      Consolidated                                                             N/A
      Marathon Bank            (greater than or equal to)  $5,356  (greater than or equal to)    5.00%


As of December 31, 1998:
  Total Capital to Risk
    Weighted Assets:
      Consolidated                                                             N/A
      Marathon Bank            (greater than or equal to)  $6,845  (greater than or equal to)   10.00%
  Tier 1 Capital to Risk
    Weighted Assets:
      Consolidated                                                             N/A
      Marathon Bank            (greater than or equal to)  $4,107  (greater than or equal to)    6.00%
  Tier 1 Capital to
    Average Assets:
      Consolidated                                                             N/A
      Marathon Bank            (greater than or equal to)  $4,512  (greater than or equal to)    5.00%

Note 16.      Stock Option Plans

              The LongTerm Incentive Plan allows for incentive stock options and nonqualified stock options to be granted with an exercise price to be not less than 100% of the Fair Market Value of the Stock on the day the stock option is granted. 350,000 shares of the Corporation's Common Stock have been reserved for the issuance of stock options under the Incentive Plan. All options expire ten years from the grant date.

              The fair value of each employeerelated grant is estimated at the grant date using the BlackScholes optionpricing model. The estimates were calculated using the following weightedaverage assumptions for grants in 1998 and 1997: Dividend rate of .12% and .16%, price volatility of 20.65% and 35.00%, riskfree interest rate of 4.50% and 5.00%, respectively, and expected lives of 5 years. There were no options granted in 1999.

              The Corporation applies APB Opinion 25 in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for 1999, 1998 or 1997. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would have been as follows:


                                      1999               1998                 1997
                                   -----------        -----------          ---------

 Net income
   As reported                     $ 1,111,592        $ 1,180,311         $  998,362
                                   ===========        ===========         ==========
   Proforma                        $ 1,103,762        $ 1,166,453         $  970,561
                                   ===========        ===========         ==========
 Basic earnings per share
   As reported                     $      0.54        $      0.57         $     0.51
                                   ===========        ===========         ==========
   Proforma                        $      0.54        $      0.57         $     0.50
                                   ===========        ===========         ==========

 Diluted earnings per share
   As reported                     $      0.53        $      0.56         $     0.50
                                   ===========        ===========         ==========
   Proforma                        $      0.53        $      0.55         $     0.48
                                   ===========        ===========         ==========

              Changes in the stock options outstanding related to the LongTerm Incentive Plan for employees is summarized as follows:


                                                  1999                     1998                       1997
                                        ----------------------     --------------------        --------------------
                                                      Weighted                 Weighted                   Weighted
                                          Number       Average       Number    Average          Number     Average
                                            of        Exercise         of      Exercise           of      Exercise
                                          Shares        Price        Shares     Price           Shares      Price
                                        ---------   ----------     ----------  --------        ---------  ---------
Outstanding at beginning of year          44,875     $   5.25        42,078    $   5.12             --      $   --
Granted                                       --           --         5,000        7.25         42,078        5.12
Exercised                                   (500)        5.00        (2,203)       7.39             --          --
Forfeited                                     --           --            --          --             --          --
                                        --------                   --------                   --------
Outstanding at end of year                44,375     $   5.25        44,875    $   5.25         42,078      $ 5.12
                                        ========                   ========                   ========
Options execisable at yearend             26,625     $   5.25        20,875    $   5.22         14,721      $ 5.12
Weightedaverage fair value of
   options granted during the year      $     --                   $   2.02                    $  1.97






              Changes in the stock options outstanding related to the Long-Term Incentive Plan for directors is summarized as follows:



                                                  1999                     1998                       1997
                                        ----------------------     --------------------        --------------------
                                                      Weighted                 Weighted                   Weighted
                                          Number       Average       Number    Average          Number     Average
                                            of        Exercise         of      Exercise           of      Exercise
                                          Shares        Price        Shares     Price           Shares      Price
                                        ---------   ----------     ----------  --------        ---------  ---------
Outstanding at beginning of year           90,000    $    5.00       100,000   $   5.00               --  $     --
Granted                                        --           --            --         --          100,000      5.00
Exercised                                      --           --        (5,000)      5.00               --        --
Forfeited                                      --           --        (5,000)      5.00               --        --
                                        ---------   ----------     ---------   --------        ---------  --------
Outstanding at end of year                 90,000    $    5.00        90,000   $   5.00          100,000  $   5.00
                                        =========                  =========                   ---------
Options execisable at yearend              63,000    $    5.00        54,000   $   5.00           50,000  $   5.00
 Weightedaverage fair value of
    options granted during the year      $     --                  $     --                              $   1.94


              Information pertaining to options outstanding at December 31, 1999 is as follows:

                                     Options Outstanding                    Options Exercisable
                           -----------------------------------------     -------------------------
                                            Weighted
                                            Average        Weighted                     Weighted
                                           Remaining        Average                      Average
      Exercise                Number      Contractual      Exercise        Number       Exercise
       Price               Outstanding       Life            Price       Exercisable      Price
--------------------       -----------    ------------     ---------     -----------    ----------
    $      5.00               129,375      6.75 years       $ 5.00          86,625        $ 5.00
           7.25                 5,000      8.75 years         7.25           3,000          7.25
                           -----------
 Outstanding at
   end of year                134,375      6.82 years       $ 5.08          89,625        $ 5.08
                           ===========                                   ===========




Note 17.      Earnings Per Share

              The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock had no effect on income available to common shareholders.



                              1999                       1998                    1997
                        ---------------------     ------------------     ---------------------
                                       Per                     Per                      Per
                                      Share                   Share                    Share
                         Shares       Amount        Shares    Amount       Shares      Amount
                        --------    ---------     ---------  --------    ----------   --------
Basic earnings
  per share             2,054,748   $   0.54      2,058,932  $  0.57      1,951,172    $  0.51
                                    ========                 =======                  ========
Effect of dilutive
  securities:
     Stock options         34,655                    53,077                  45,421
     Warrants                  --                        --                  19,560
                        ---------                 ---------               ---------
Diluted earnings
  per share             2,089,403   $   0.53      2,112,009   $ 0.56      2,016,153    $  0.50
                        =========   ========      =========  =======      =========   ========





Options of 5,000 were not included in computing diluted EPS for 1999 because their effects were antidilutive.

Note 18.  Parent Corporation Only Financial Statements


                            MARATHON FINANCIAL CORPORATION
                              (Parent Corporation Only)

                                    Balance Sheets
                              December 31, 1999 and 1998





                                                          1999               1998
                                                      -----------       -----------

 Assets
   Cash on deposit with subsidiary bank               $   127,156       $   130,241
   Securities                                             495,728           761,344
   Accrued interest receivable                              7,168            14,545
   Investment in capital stock of subsidiary            9,004,126         8,052,263
   Other assets                                             1,805                --
                                                      -----------       -----------
      Total assets                                    $ 9,635,983       $ 8,958,393
                                                      ===========       ===========
Liabilities
   Income taxes payable                               $     6,622       $     3,225
   Dividends payable                                      184,180           165,055
                                                      -----------       -----------
                                                      $   190,802       $   168,280
                                                      -----------       -----------
 Shareholders' Equity
   Preferred stock                                    $        --       $        --
   Common stock                                         2,046,441         2,063,186
   Capital surplus                                      7,750,987         7,849,522
   Retained earnings (deficit)                           (222,155)       (1,149,567)
   Accumulated other comprehensive income (loss)         (130,092)           26,972
                                                      -----------       -----------
      Total shareholders' equity                      $ 9,445,181       $ 8,790,113
                                                      -----------       -----------
      Total liabilities and shareholders' equity      $ 9,635,983       $ 8,958,393
                                                      ===========       ===========

                   MARATHON FINANCIAL CORPORATION
                     (Parent Corporation Only)


                        Statements of Income
            Years Ended December 31, 1999, 1998 and 1997








                                                              1999           1998            1997
                                                           ----------      ----------      ----------

Income
   Interest on investment securities, taxable              $   31,514      $   14,447      $    5,945
   Interest on securities available for sale, taxable             606          31,647           8,625
                                                           ----------      ----------      ----------
     Total income                                          $   32,120      $   46,094      $   14,570
                                                           ----------      ----------      ----------

Expenses, other                                            $   13,069          18,607      $   11,927
                                                           ----------      ----------      ----------

   Income before income taxes and
    undistributed income of subsidiary                     $   19,051      $   27,487      $    2,643

Provision for income tax                                        6,622              --              --
                                                           ----------      ----------      ----------
   Income before undistributed
     income of subsidiary                                  $   12,429      $   27,487      $    2,643

Undistributed income of subsidiary                          1,099,163       1,152,824         995,719
                                                           ----------      ----------      ----------
   Net income                                              $1,111,592      $1,180,311      $  998,362
                                                           ==========      ==========      ==========

                    MARATHON FINANCIAL CORPORATION
                       (Parent Corporation Only)



                       Statements of Cash Flows
             Years Ended December 31, 1999, 1998 and 1997








                                                             1999               1998              1997
                                                          -----------       -----------       -----------

Cash Flows from Operating Activities
  Net income                                              $ 1,111,592       $ 1,180,311       $   998,362
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
  Amortization of securities discounts, net                       820             2,195                --
  Undistributed income of subsidiary                       (1,099,163)       (1,152,824)         (995,719)
  Decrease in prepaid expenses                                     --                --               283
  (Increase) decrease in accrued interest receivable            7,377                 1           (14,545)
  Increase (decrease) in accounts payable                       6,622                --            (1,363)
                                                          -----------       -----------       -----------
     Net cash provided by (used in)
      operating activities                                $    27,248       $    29,683       $   (12,982)
                                                          -----------       -----------       -----------

Cash Flows from Investing Activities
  Proceeds from maturities of investment securities       $   250,000       $   150,000       $        --
  Purchase of investment securities                                --                --          (401,490)
  Purchase of securities available for sale                        --                --          (502,561)
                                                          -----------       -----------       -----------
     Net cash provided by (used in)
       investing activities                               $   250,000       $   150,000       $  (904,051)
                                                          -----------       -----------       -----------

Cash Flows from Financing Activities
  Net proceeds from issuance of common stock              $     2,500       $    41,271       $   962,440
  Acquisition of common stock                                (117,780)               --                --
  Payment of dividends                                       (165,053)         (143,920)         (111,810)
                                                          -----------       -----------       -----------
     Net cash provided by (used in)
      financing activities                                $  (280,333)      $  (102,649)      $   850,630
                                                          -----------       -----------       -----------

     Increase (decrease) in cash
      and cash equivalents                                $    (3,085)      $    77,034       $   (66,403)


Cash and Cash Equivalents
  Beginning                                                   130,241            53,207           119,610
                                                          -----------       -----------       -----------


  Ending                                                  $   127,156       $   130,241       $    53,207
                                                          ===========       ===========       ===========

Supplemental Schedule of Noncash
  Investing and Financing Activities,
  unrealized gain (loss) on securities
  available for sale                                      $  (237,976)      $    36,064       $     4,295
                                                          ===========       ===========       ===========

                                 MARATHON FINANCIAL CORPORATION & SUBSIDIARY

                                    CONSOLIDATED STATEMENTS OF CONDITION

                                                    as of

                                    March 31, 2000 and December 31, 1999


          ASSETS
                                                                    3/31/00                       12/31/99
                                                                    -------                       --------
Cash and due from banks                                          $  5,338,800                   $ 8,011,673
Federal funds sold                                                 12,000,000                     6,616,000
Securities (fair value:  2000, $11,414,315 and
  1999, $10,564,216)                                               11,604,219                    10,727,548
Loans held for resale                                                 176,316                             0
Loans, net                                                         79,230,677                    74,526,925
Bank premises and equipment, net                                    2,765,810                     2,591,033
Accrued interest receivable                                           567,147                       534,911
Other real estate                                                     165,095                       183,218
Other assets                                                          625,737                       493,870
                                                                 ------------                  ------------

     Total assets                                                $112,473,801                  $103,685,178
                                                                 ============                  ============

          LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
     Noninterest-bearing demand deposits                         $ 16,055,795                   $12,940,831
     Savings and interest bearing demand deposits                  32,463,412                    30,002,843
     Time deposits                                                 53,471,305                    50,398,868
                                                                 ------------                  ------------
           Total deposits                                        $101,990,512                   $93,342,542
     Interest expense payable                                         163,821                       147,164
     Accounts payable and accrued expenses                            350,063                       348,075
     Capital lease payable                                            216,411                       218,036
     Dividends Payable                                                      0                       184,180
                                                                 ------------                  ------------
           Total liabilities                                     $102,720,807                   $94,239,997
                                                                 ------------                  ------------

STOCKHOLDERS' EQUITY
  Preferred stock, Series A, 5% non-cumulative, no par
    Value: 1,000,000 shares authorized and unissued                         0                             0
  Common stock, $1 par value, 20,000,000 shares
    Authorized, 2000, 2,051,441 and 1999, 2,046,441 shares
    Issued and outstanding                                        $ 2,051,441                   $ 2,046,441
  Capital surplus                                                   7,770,987                     7,750,987
  Retained earnings (deficit)                                          70,579                      (222,155)
  Accumulated other comprehensive income (loss)                      (140,013)                     (130,092)
                                                                 ------------                  ------------
        Total stockholders' equity                                $ 9,752,994                   $ 9,445,181
                                                                 ------------                  ------------


        Total liabilities and stockholders' equity               $112,473,801                  $103,685,178
                                                                 ============                  ============

                         See Accompanying Notes to Consolidated Financial Statements


                                 MARATHON FINANCIAL CORPORATION & SUBSIDIARY
                                      CONSOLIDATED STATEMENTS OF INCOME
                                                                               For the Three Months
                                                                                  Ended March 31,
                                                                         2000                        1999
                                                                         ----                        ----
Interest and dividend income:
  Interest and fees on loans                                          $1,876,065                  $1,714,295
  Interest on investment securities held for maturity:
     Taxable                                                              75,543                      67,294
     Nontaxable                                                            9,418                           0
  Interest and dividends on securities available for sale:
     Taxable                                                              62,365                      62,997
     Nontaxable                                                            5,591                         992
     Dividends                                                             5,944                       4,018
  Interest on federal funds sold                                         130,231                      89,584
                                                                      ----------                  ----------
       Total interest and dividend income                             $2,165,157                  $1,939,180
                                                                      ----------                  ----------

Interest expense:
  Interest on deposits                                                $  908,889                   $ 823,540
  Interest on leases payable                                               4,350                       4,474
                                                                      ----------                  ----------
       Total interest expense                                         $  913,239                   $ 828,014
                                                                      ----------                  ----------

      Net interest income                                             $1,251,918                  $1,111,166


Provision for loan losses                                                 73,400                      60,000
                                                                      ----------                  ----------
      Net interest income after provision for loan losses             $1,178,518                  $1,051,166
                                                                      ----------                  ----------

Other Income:
  Service charges on deposit accounts                                  $ 180,768                   $ 180,737
  Commissions and fees                                                    11,653                       5,861
  Other                                                                   10,738                      12,496
                                                                      ----------                  ----------
       Total other income                                              $ 203,159                   $ 199,094
                                                                      ----------                  ----------

Other expenses:
  Salaries and employee benefits                                       $ 468,547                   $ 459,181
  Net occupancy expense of premises                                       56,956                      54,823
  Furniture and equipment                                                 73,641                      86,110
  Legal and professional                                                  18,215                      18,047
  Stationery and supplies                                                 42,602                      33,332
  Postage                                                                 31,600                      27,516
  Marketing                                                               17,079                      14,097
  Telephone                                                               28,144                      14,720
  Directors' fees                                                         29,175                      25,100
  ATM expenses                                                            50,720                      31,047
  Other operating expenses                                               129,949                     117,659
                                                                      ----------                  ----------
       Total other expenses                                             $946,628                   $ 881,632
                                                                      ----------                  ----------

       Income before income taxes                                       $435,049                   $ 368,628
Provision for income tax expense                                         142,316                     132,140
                                                                      ----------                  ----------
       Net income                                                      $ 292,733                   $ 236,488
                                                                      ==========                  ==========

  Net income per share, basic and assuming dilution                      $   .14                     $   .11
                                                                      ==========                  ==========

                         See Accompanying Notes to Consolidated Financial Statements

                                             MARATHON FINANCIAL CORPORATION & SUBSIDIARY

                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                         For the Three Months Ended March 31, 2000 and 1999
                                                                                    Accumulated
                                                                    Retained           Other                              Total
                                          Common       Capital      Earnings       Comprehensive     Comprehensive     Stockholders
                                          Stock        Surplus      (Deficit)       Income/Loss          Income           Equity
                                          -----        -------      ---------       -----------          ------           ------

Balance, December 31, 1998             $2,063,186   $7,849,522    $(1,149,567)       $   26,972                       $8,790,113
   Comprehensive income:
      Net income                                                      236,488                           $236,488         236,488
      Other comprehensive income,
         unrealized (loss) on
         securities available for sale
         (Net of Tax, $22,412)                                                          (43,507)         (43,507)        (43,507)
                                                                                                        --------

   Total comprehensive income                                                                           $192,981
                                                                                                        ========
   Issuance of common stock -
      exercise of stock options
        (500 shares)                          500        2,000                                                             2,500

   Acquisition of common stock
      (3,000 shares)                       (3,000)     (18,752)            --                --                          (21,752)
                                       ----------   ----------    -----------        ----------                       ----------
Balance, March 31, 1999                $2,060,686   $7,832,770    $  (913,079)        $ (16,535)                      $8,963,842
                                       ==========   ==========    ===========         ==========                      ==========

                                                                                    Accumulated
                                                                    Retained           Other                              Total
                                          Common       Capital      Earnings       Comprehensive     Comprehensive     Stockholders
                                          Stock        Surplus      (Deficit)          Loss              Income           Equity
                                          -----        -------      ---------          ----              ------           ------

Balance, December 31, 1999              $2,046,441    $7,750,987   $(222,154)         $(130,092)                      $9,445,182
   Comprehensive income:
      Net income                                                     292,733                            $292,733         292,733
      Other comprehensive income,
         unrealized (loss) on
         securities available for sale
         (Net of Tax, $5,111)                                                            (9,921)          (9,921)         (9,921)
                                                                                                        --------
   Total comprehensive income                                                                           $282,812
                                                                                                        ========

    Issuance of common stock -
        exercise of stock options
        (5000 shares)                       5,000       20,000            --                 --                           25,000
                                       ----------   ----------    -----------        ----------                       ----------

Balance, March 31, 2000                $2,051,441   $7,770,987       $70,579          $(140,013)                      $9,752,994
                                       ==========   ==========    ===========         ==========                      ==========


                                     See Accompanying Notes to Consolidated Financial Statements

                                    MARATHON FINANCIAL CORPORATION & SUBSIDIARY

                                       CONSOLIDATED STATEMENTS OF CASH FLOW

                                For the Three Months Ended March 31, 2000 and 1999

                                                                              2000                         1999
                                                                              ----                         ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                $292,733                    $236,488
   Adjustments to reconcile net income
     to net cash provided by operating activities:
        Amortization                                                           12,595                      27,897
        Depreciation                                                           57,503                      58,284
        Net discount accretion on securities                                    2,397                      (1,842)
        Provision for loan loss                                                73,400                      60,000
        Loss on sale of other real estate                                      10,264                          --
        Origination of loans available for sale                            (1,090,332)                 (2,320,809)
        Proceeds from sale of loans available for sale                        914,316                   2,492,913
       Changes in assets and liabilities:
          (Increase) in other assets                                         (139,351)                     (4,748)
          (Increase) decrease in accrued interest receivable                  (32,237)                      1,809
          Increase in accounts payable and accrued expenses                     1,988                      45,685
          Increase (decrease) in interest expense payable                      16,657                     (1,915)
                                                                           ----------                  ----------
                Net cash provided by operating activities                    $119,933                    $593,762
                                                                           ----------                  ----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from maturities and principal
      Payments on securities held to maturity                                      --                     650,000
   Proceeds from maturities on securities available for sale                      461                     176,937
   Purchase of securities available for sale                                 (298,758)                   (427,570)
   Purchase of securities held to maturity                                   (595,803)                         --
   Net (increase) in loans                                                 (4,777,452)                 (6,461,610)
   Purchase of bank premises and equipment                                   (232,278)                    (48,497)
   Proceeds from sale of other real estate                                      7,859                          --
                                                                           ----------                  ----------
             Net cash used in investing activities                        $(5,895,971)                $(6,110,740)
                                                                           ----------                  ----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand deposits,
      NOW accounts and savings accounts                                   $ 5,575,533                 $ 3,550,388
   Net increase (decrease) in certificates of deposits                      3,072,437                    (387,841)
   Principal payments on capital lease payable                                 (1,625)                     (1,500)
   Cash dividends paid                                                       (184,180)                   (165,055)
   Proceeds from issuance of common stock                                      25,000                       2,500
   Purchase of common stock                                                        --                     (21,752)
                                                                           ----------                  ----------
             Net cash provided by financing activities                    $ 8,487,165                 $ 2,976,740
                                                                           ----------                  ----------

Increase (decrease) in cash and cash equivalents                           $2,711,127                 $(2,540,238)
          Beginning                                                        14,627,673                  12,814,428
                                                                           ----------                  ----------
          Ending                                                          $17,338,800                 $10,274,190
                                                                          ===========                 ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash payments for:
        Interest                                                            $ 896,582                   $ 829,929
                                                                            =========                   =========

        Income taxes                                                        $   7,601                   $  19,516
                                                                            =========                   =========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES
   Unrealized (loss) on securities available for sale                      $  (15,032)                 $  (65,920)
                                                                           ==========                  ==========

                            See Accompanying Notes to Consolidated Financial Statements

                   MARATHON FINANCIAL CORPORATION & SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 2000 and December 31, 1999, and the result of operations and cash flows for the three months ended March 31, 2000 and 1999. The statements should be read in conjunction with the Notes to Financial Statements included in the Corporation's Annual Report for the year ended December 31, 1999.

2. The results of operations for the three month period ended March 31, 2000 and 1999 are not necessarily indicative of the results to be expected for the full year.

3. Securities held to maturity and available for sale as of March 31, 2000 and December 31, 1999 are:

                                                                               March 31, 2000            December 31, 1999
         Held to Maturity                                                      Amortized Cost             Amortized Cost
         ----------------                                                      --------------             --------------

         US government & federal agencies                                         $5,283,421                  $4,687,181
         Obligations of state & political subdivisions                               958,794                     959,610
                                                                                  ----------                  ----------
                                                                                  $6,242,215                  $5,646,791
                                                                                  ==========                  ==========
                                                                                  Fair Value                  Fair Value
                                                                                  ----------                  ----------

         US government & federal agencies                                         $5,119,876                  $4,541,063
         Obligations of state & political subdivisions                               932,435                     942,396
                                                                                  ----------                  ----------
                                                                                  $6,052,311                  $5,483,459
                                                                                  ==========                  ==========



                                                                              March 31, 2000           December 31, 1999
         Available for Sale                                                   Amortized Cost              Amortized Cost
         ------------------                                                   --------------              --------------

         US government & federal agencies                                         $4,412,726                  $4,115,468
         Mortgage backed securities                                                   14,687                      15,042
         Obligations of state & political subdivisions                               566,310                     567,007
         Other Securities                                                            580,350                     580,350
                                                                                  ----------                  ----------
                                                                                  $5,574,073                  $5,277,867
                                                                                  ==========                  ==========
                                                                                  Fair Value                  Fair Value
                                                                                  ----------                  ----------

         US government & federal agencies                                         $4,226,546                  $3,944,510
         Mortgage backed securities                                                   15,316                      15,765
         Obligations of state & Political                                            539,792                     540,132
         subdivisions                                                                580,350                     580,350
                                                                                  ----------                  ----------
         Other Securities                                                         $5,362,004                  $5,080,757
                                                                                  ==========                  ==========

4.       The consolidated entity's loan portfolio is composed of the following:

                                                                              March 31, 2000           December 31, 1999
                                                                              --------------           -----------------

         Commercial                                                              $44,003,236                 $40,374,011
         Real estate-mortgage                                                     14,285,892                  14,353,721
         Real estate-construction                                                 10,729,688                   9,759,118
         Installment loans to individuals                                         11,013,999                  10,809,485
                                                                                 -----------                 -----------
                                                                                 $80,032,815                 $75,296,335
         Less:  allowance for loan losses                                            802,138                     769,410
                                                                                 -----------                 -----------
         Loans, net                                                              $79,230,677                 $74,526,925
                                                                                 ===========                 ===========

         The company had non-accrual loans, which were excluded from the impaired loan disclosure under FASB 114, which amounted to $71,087 on March 31, 2000 and $40,541 on December 31, 1999.


5.       Reserve for Loan Losses:
                                                                              March 31, 2000           December 31, 1999
                                                                              --------------           -----------------

         Balance, beginning                                                        $ 769,410                   $ 754,597
         Provision charged to operating expense                                       73,400                     260,000
         Recoveries                                                                    8,487                      27,505
         Loan losses charged to the allowance                                        (49,159)                   (272,692)
                                                                                 -----------                 -----------
         Balance, ending                                                           $ 802,138                    $769,410
                                                                                 ===========                 ===========


6.       Earnings Per Share

         The  following  shows the  weighted  average  number of shares  used in computing  basic earnings per share and the effect on weighted  average number of shares of diluted potential common stock.
                                                                            3/31/00                       3/31/99
                                                                            -------                       -------
                                                                                   Per Share                     Per Share
                                                                     Shares         Amount          Shares         Amount
                                                                     ------         ------          ------         ------
         Basic earnings per share                                  2,050,764        $   .14       2,062,524        $  .11
                                                                                    =======                        ======
         Effect of dilutive securities:
              Stock options                                           20,379                         43,958
                                                                   ---------        -------       ---------        ------
         Diluted earnings per share                                2,071,143        $   .14       2,106,482        $  .11
                                                                   =========        =======       =========        ======

7.       New Accounting Pronouncements

         In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities", which was originally required to be adopted in years beginning after June 15, 1999. Statement No. 137, issued in June 1999, subsequently amended the effective date of Statement No. 133 to years beginning after June 15, 2000. Statement No. 133 permits early adoption as of the beginning of any fiscal quarter after its issuance. The Bank has not determined whether to adopt the new statement early. This Statement will require the Bank to recognize all derivatives on the balance sheet at fair value. Because the Bank does not currently employ such derivative instruments and does not intend to do so in the future, management does not anticipate that the adoption of the new Statement will have any effect on the Bank's earnings or financial position.

8.       Proposed Merger

         Rockingham Heritage Bank (NASDAQ Small Cap: RKNG) and the Corporation have approved a definitive merger of equals agreement. This transaction is subject to the approval of regulatory authorities and shareholders of both MFC and RKNG. Under the terms of the merger agreement, the existing holding company of Marathon Financial Corporation will be utilized, changing its name to Premier Community Bankshares, Inc. (Premier). Marathon and Rockingham will operate as separate banks. Rockingham Heritage shareholders will receive 1.58 shares of Premier common stock for each share of Rockingham Heritage common stock. The transaction will be a tax-free exchange of shares and be accounted for as a pooling-of-interest. It is anticipated that the merger will become effective in the third quarter of 2000. As of December 31, 1999, RKNG had assets of $101.1 million, net loans of $77.9 million, total deposits of $87.8 million and total stockholders' equity of $11.6 million.

                                                                      Appendix C

                     [MCKINNON & COMPANY, INC. LETTERHEAD]


                                 August 9, 2000

Board of Directors
Marathon Financial Corporation
4095 Valley Pike
Stephens City, Virginia 22655-0998

Dear Board Members:

         In connection with the proposed "merger of equals" of Marathon Financial Corporation ("Marathon") and Rockingham Heritage Bank ("Rockingham") you have asked us to render an opinion as to whether the financial terms of the Amended and Restated Agreement and Plan of Merger, including the Plan of Merger attached thereto (the "Plan of Merger") dated as of June 21, 2000 between Marathon and Rockingham, are fair from a financial point of view, to the stockholders of Marathon. The Plan of Merger provides for the merger of Marathon Merger Bank, a wholly owned subsidiary of Marathon (the "Merger Subsidiary") with and into Rockingham and stockholders of Rockingham will receive common stock of Marathon (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of common stock of Rockingham, par value $2.50 per share, automatically shall become and be converted into 1.58 shares of the common stock of Marathon, par value $1.00 per share ("Marathon Common Stock") and each option outstanding of Rockingham shall be converted to options of Marathon Common Stock based upon the same exchange ratio. Cash will be paid in lieu of fractional shares. As of the date of the Plan of Merger, Rockingham had 1,589,940 shares of common stock issued and outstanding. Under the terms of the Plan of Merger, and based on the exchange ratio of 1.58 shares of Marathon for each share of Rockingham common stock, an aggregate of 2,512,105 shares of Marathon Common Stock may be issued for the Rockingham common stock outstanding, and options for shares of Marathon Common Stock will be exchanged for options for Rockingham Common Stock.

         McKinnon & Company, Inc. ("McKinnon") is an investment banking firm that specializes in Virginia community banks and thrifts. In twelve years McKinnon has been lead managing underwriter in approximately thirty-six public stock offerings for Virginia community banks and thrifts and has served as financial advisor, including providing fairness opinions, to numerous Virginia community banks and thrifts. McKinnon, as part of its investment banking business, is engaged in the evaluation of businesses, particularly banks, and their securities, in connection with mergers and acquisitions, initial public offerings, private placements and evaluations for estates and corporate recapitalizations. McKinnon is also a market maker in Marathon's and Rockingham's Common Stocks on the NASDAQ Small Cap Bulletin Board Market and was the exclusive managing underwriter of the common stock issues of each, including 575,000 of Marathon issued September 26, 1996 at $5.00 per share, and approximately

253,575 shares of Rockingham at $9.50 per share on February 4, 1998 (adjusted for a subsequent 2/1 stock split and two 5% stock dividends). McKinnon is also a market maker in Virginia community bank stocks listed on NASDAQ and the OTC Bulletin Board. McKinnon believes it has a thorough working knowledge of the banking industry throughout Virginia.

         In developing our opinion, we have among other things, reviewed and analyzed material bearing upon the financial and operating conditions of Marathon, Rockingham, and, on a pro forma basis, Marathon and Rockingham combined, and material proposed in connection with the Agreement, including, among other things, the following:

         (1) the Amended and Restated Agreement and Plan of Merger and the Plan of Merger, dated as of June 21, 2000 among Marathon and Rockingham;

         (2) the registration statement filed with the Securities and Exchange Commission in connection with the proposed Merger, including a prospectus relating to 2,512,105 shares of common stock of Marathon, and the Proxy Statement relating to the special meetings of stockholders of Marathon and Rockingham held on September 13, 2000;

         (3) Marathon's and Rockingham's financial results for fiscal years 1992 through 1999, and the first quarter ended March 31, 2000, and certain documents and information we deem relevant to our analysis;

         (4) held discussions with senior management of Marathon and Rockingham regarding past and current business operations of, and outlook for, Marathon, Rockingham, including trends, the terms of the proposed Merger, and related matters;

         (5) reviewed the reported price and trading activity of Marathon's and Rockingham Common Stock and compared financial and stock market information (when available) for Marathon and Rockingham with similar information for certain other companies, and securities for which are publicly traded;

         (6) reviewed   the   financial   terms  of  certain   recent   business
combinations which we deemed comparable in whole or in part;

         (7) performed such other studies and analyses as we considered appropriate, including an analysis of the pro forma financial impact of the Merger on Marathon and Rockingham;

         (8) reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of Marathon and Rockingham. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of Marathon or Rockingham. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

         We have been retained by you as a financial advisor to Marathon with respect to the proposed Merger. In the normal course of business McKinnon & Company, Inc. is a market maker in the common stock of Marathon and Rockingham listed on the NASDAQ Small Cap Bulletin Board System. Our opinion is directed to the Board of Directors of Marathon. We participated in some of the discussions but we did not recommend the structure or give any opinion regarding the business reasons for doing this proposed Merger.

         On the basis of our analysis and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, ti is our opinion that, as of the date hereof, the terms of the Agreement are fair, from a financial point of view, to the holders of Marathon Common Stock.


                                                  Very truly yours,

                                                  /s/ William J. McKinnon, Jr.

                                                  McKinnon & Company, Inc.

                                                                      Appendix D


                          INDEX TO FINANCIAL STATEMENTS

                            ROCKINGHAM HERITAGE BANK


                                                                                                               Page

Independent Auditor's Report of McGladrey & Pullen, LLP.........................................................D-2

Consolidated Financial Statements

     Consolidated Balance Sheets as of December 31, 1999 and 1998...............................................D-3

     Consolidated Statements of Income for the years ended December 31, 1999 and 1998...........................D-4

     Consolidated Statements of Stockholders' Equity for the years ended
     December 31, 1999 and 1998.................................................................................D-5

     Consolidated Statements of Cash Flows for the years ended December 31, 1999 and 1998.......................D-6

Notes to Consolidated Financial Statements...............................................................D-8 - D-22

Interim Consolidated Financial Statements (Unaudited)

     Consolidated Balance Sheets as of March 31, 2000 and December 31, 1999....................................D-23

     Consolidated Statements of Income for the three months ended March 31, 2000 and 1999......................D-24

     Consolidated Statements of Stockholders' Equity for the three months ended March 31, 2000 and 1999..................................................................................................D-25

     Consolidated Statements of Cash Flows for the three months ended March 31, 2000 and 1999..................D-26

Notes to Consolidated Financial Statements (unaudited).........................................................D-28


                      [MCGLADREY & PULLEN, LLP LETTERHEAD]



                          Independent Auditor's Report



To the Board of Directors
Rockingham Heritage Bank
Harrisonburg, Virginia

We have audited the accompanying consolidated balance sheets of Rockingham Heritage Bank and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rockingham Heritage Bank and Subsidiary as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                         /s/ McGladrey & Pullen, LLP


Harrisonburg, Virginia
January 19, 2000, except for Note 17 as to which the date is February 8, 2000 and Notes 18 and 19 as to which the date is July 11, 2000

ROCKINGHAM HERITAGE BANK

CONSOLIDATED BALANCE SHEETS
December 31, 1999 and 1998

                                                                                              1999                  1998
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (Note 2)                                                        $    3,906,883       $    3,820,692
Federal funds sold                                                                           7,677,000            5,602,000
                                                                                        -----------------------------------
          Cash and cash equivalents                                                         11,583,883            9,422,692

Investment securities available-for-sale (Note 3)                                            6,410,053            5,495,213
Investment securities held-to-maturity (fair value
  market value 1999 $1,941,134; 1998 $2,918,186)  (Note 3)                                   1,948,895            2,861,407
Loans, net (Notes 4 and 5)                                                                  77,947,154           64,949,417
Bank premises and equipment  (Note 6)                                                        2,169,319            2,077,221
Accrued income receivable                                                                      532,872              424,907
Deferred income taxes  (Note 9)                                                                342,500              238,300
Income taxes receivable                                                                              -               90,848
Other assets                                                                                   207,595              231,354
                                                                                        -----------------------------------
          Total assets                                                                  $  101,142,271       $   85,791,359
                                                                                        ===================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
    Deposits:  (Note 7)
       Interest bearing                                                                 $   75,834,932       $   62,978,999
       Noninterest bearing                                                                  11,975,914           10,730,087
                                                                                        -----------------------------------
                                                                                            87,810,846           73,709,086
    Borrowed funds (Note 8)                                                                  1,302,383            1,260,689
    Accrued interest and other liabilities                                                     389,670              306,362
    Income taxes payable                                                                        11,652                    -
                                                                                        -----------------------------------
          Total liabilities                                                                 89,514,551           75,276,137
                                                                                        -----------------------------------
Commitments and Contingencies  (Notes 6, 8, 12, 13 and 18)

Stockholders' Equity:  (Notes 10 and 14)
    Common stock - $5 par value; authorized 2,000,000
     shares; issued 1999 1,589,843 shares; 1998 1,589,811 shares                             7,949,215            7,570,530
    Additional paid-in capital                                                               1,974,989            1,596,273
    Retained earnings                                                                        1,768,375            1,324,840
    Accumulated other comprehensive income (loss)                                              (64,859)              23,579
                                                                                        -----------------------------------
          Total stockholders' equity                                                        11,627,720           10,515,222
                                                                                        -----------------------------------
          Total liabilities and stockholders' equity                                    $  101,142,271       $   85,791,359
                                                                                        ===================================


See Notes to Consolidated Financial Statements.

ROCKINGHAM HERITAGE BANK

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1999 and 1998

                                                                                               1999                 1998
---------------------------------------------------------------------------------------------------------------------------
Interest income:
    Interest and fees on loans                                                          $    6,370,838       $    5,547,903
    Interest and dividends on investment securities                                            481,900              361,646
    Interest on federal funds sold                                                             334,645              359,826
                                                                                        -----------------------------------
                                                                                             7,187,383            6,269,375
                                                                                        -----------------------------------

Interest expense:
    Deposits                                                                                 3,064,799            2,764,875
    Borrowed funds                                                                              69,863               57,520
                                                                                        -----------------------------------
                                                                                             3,134,662            2,822,395
                                                                                        -----------------------------------

          Net interest income                                                                4,052,721            3,446,980
Provision for loan losses  (Note 5)                                                            120,000              144,000
                                                                                        -----------------------------------
          Net interest income after provision for loan losses                                3,932,721            3,302,980
                                                                                        -----------------------------------

Noninterest income:
    Service fees                                                                               337,687              287,035
    Other                                                                                       33,470               40,994
                                                                                        -----------------------------------
                                                                                               371,157              328,029
                                                                                        -----------------------------------
Noninterest expenses:
    Salaries and wages                                                                       1,160,657              952,577
    Employee benefits                                                                          249,327              208,750
    Occupancy                                                                                  380,762              323,159
    Outside services                                                                           189,454              156,342
    Other                                                                                      504,242              384,309
                                                                                        -----------------------------------
                                                                                             2,484,442            2,025,137
                                                                                        -----------------------------------

          Income before provision for income taxes                                           1,819,436            1,605,872
Provision for income taxes  (Note 9)                                                           618,500              544,000
                                                                                        -----------------------------------


          Net income                                                                    $    1,200,936       $    1,061,872
                                                                                        ===================================

Basic earnings per share                                                                $          .76       $          .70
                                                                                        ===================================

Diluted earnings per share                                                              $          .74       $          .67
                                                                                        ===================================



See Notes to Consolidated Financial Statements.

ROCKINGHAM HERITAGE BANK

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1999 and 1998

                                                                                                   Accumulated
                                                                     Additional                       Other
                                                        Common        Paid-in        Retained     Comprehensive
                                          Shares         Stock        Capital        Earnings         Income             Total
---------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1998                 1,265,562    $ 2,869,755    $ 3,018,097    $ 1,056,068    $       216       $  6,944,136
                                                                                                                     ------------
    Comprehensive income:
       Net income                                -              -              -      1,061,872              -          1,061,872
       Change in unrealized gain on
        securities available-for-sale,
        net of taxes of $12,100                  -              -              -              -         23,363             23,363
                                                                                                                     ------------
         Total comprehensive income                                                                                     1,085,235
                                                                                                                     ------------
    Exercise of stock options               70,674        307,355       (134,941)             -              -            172,414
    Stock offering                         253,575        575,000      1,609,273              -              -          2,184,273
    Stock split (2 for 1)                        -      3,457,920     (3,457,920)             -              -                  -
    Stock dividend 5%                            -        360,500        432,600       (793,100)             -                  -
    Tax benefit related to exercise
     of stock options                            -              -        129,164              -              -            129,164
                                         ----------------------------------------------------------------------------------------

Balance, December 31, 1998               1,589,811      7,570,530      1,596,273      1,324,840         23,579         10,515,222
                                                                                                                     ------------
    Comprehensive income:
       Net income                                -              -              -      1,200,936              -          1,200,936
       Change in unrealized gain on
        securities available-for-sale,
        net of tax benefit of ($45,700)          -              -              -              -        (88,438)           (88,438)
                                                                                                                     ------------
         Total comprehensive income                                                                                     1,112,498
                                                                                                                     ------------
    Adjustment on partial shares
     for 5% dividend                            32            155            186           (341)             -                  -
    Stock dividend 5%                            -        378,530        378,530       (757,060)             -                  -
                                         ----------------------------------------------------------------------------------------
Balance, December 31, 1999               1,589,843    $ 7,949,215    $ 1,974,989    $ 1,768,375    $   (64,859)      $ 11,627,720
                                         ========================================================================================


See Notes to Consolidated Financial Statements.

ROCKINGHAM HERITAGE BANK

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1999 and 1998

                                                                                    1999                1998
---------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
    Net income                                                                  $  1,200,936       $  1,061,872
    Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization                                                 196,400            186,103
       Provision for loan losses                                                     120,000            144,000
       Deferred income taxes                                                         (58,500)           (41,300)
       (Increase) in accrued income receivable                                      (107,965)           (55,750)
       Amortization and accretion of bond premiums and discount, net                  10,528              7,817
       (Increase) in other assets                                                     (5,660)          (120,453)
       (Increase) decrease in income taxes receivable                                 90,848            (90,848)
       Increase in accrued interest and other liabilities                             83,308             73,643
       Increase in income taxes payable                                               11,652             98,083
                                                                                -------------------------------
          Net cash provided by operating activities                                1,541,547          1,263,167
                                                                                -------------------------------

Cash Flows From Investing Activities
    Available-for-sale securities:
       Maturities                                                                  1,516,621          1,066,124
       Purchases                                                                  (2,576,913)        (5,111,507)
    Held-to-maturity securities:
       Maturities                                                                    913,298          1,024,066
    Loans made to customers, net (increase)                                      (13,117,737)       (10,150,950)
    Purchases of premises and equipment                                             (259,079)          (156,065)
                                                                                -------------------------------
          Net cash used in investing activities                                  (13,523,810)       (13,328,332)
                                                                                -------------------------------


                                   (Continued)

ROCKINGHAM HERITAGE BANK

Years Ended December 31, 1999 and 1998


                                                                                     1999              1998
---------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
    Net increase in interest bearing deposits                                   $ 12,855,933       $  6,250,498
    Net increase in noninterest bearing deposits                                   1,245,827          2,457,086
    Increase in borrowed funds                                                        41,694            844,272
    Proceeds from exercise of stock options                                                -            172,414
    Proceeds from stock issuance                                                           -          2,184,273
                                                                                -------------------------------
          Net cash provided by financing activities                               14,143,454         11,908,543
                                                                                -------------------------------

          Increase (decrease) in cash and cash equivalents                         2,161,191           (156,622)

Cash and cash equivalents:
    Beginning                                                                      9,422,692          9,579,314
                                                                                -------------------------------
    Ending                                                                      $ 11,583,883       $  9,422,692
                                                                                ===============================

Supplemental Disclosures of Cash Flow Information
    Cash payments for:
       Interest paid to depositors                                              $  3,039,733       $  2,758,037
                                                                                ===============================

       Income taxes                                                             $    574,500       $    578,000
                                                                                ===============================

Supplemental Schedule of Noncash Investing Activities
    Net unrealized gain (loss) on available-for-sale securities                 $    (88,438)      $     23,363
                                                                                ===============================

    Tax benefit related to exercise of stock options                            $          -       $    129,164
                                                                                ===============================

See Notes to Consolidated Financial Statements.

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1.  Significant Accounting Policies

Nature of business: Rockingham Heritage Bank (the Bank) is a community bank organized under the laws of the Commonwealth of Virginia in 1990, with branches located within the city of Harrisonburg and the counties of Augusta and Rockingham. The Bank offers customary banking services, including acceptance of checking, savings and time deposits and the making of commercial, agricultural, real estate and consumer loans, to customers who are predominantly small and middle-market businesses and individuals.

Basis of financial statement presentation and accounting estimates: The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to accepted practice within the banking industry. In preparing the accompanying financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses for the reporting period. Actual results could differ from those estimates.

The Bank's consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary. All material intercompany accounts and transactions are eliminated in consolidation.

Cash, cash equivalents and cash flows: Cash and cash equivalents include cash on hand, amounts due from banks (including cash items in process of clearing) and federal funds sold. Cash flows from loans originated by the Bank and deposits are reported net.

Investment securities: Investment securities that management has both the positive intent and ability to hold to maturity are classified as securities held-to-maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, to changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available-for-sale and carried at fair value with any adjustments to fair value, after tax, reported as a separate component of comprehensive income.

Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities. Gains and losses on the sale of securities are recorded on the trade date and are calculated using the specific-identification method.

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1.  Significant Accounting Policies (Continued)

Loans: Loans are stated at the amount of unpaid principal, reduced by unearned fees and an allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged against income. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Unearned interest on discounted loans is amortized over the life of the loan using the interest method. For all loans, interest is accrued daily on the outstanding balances. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. A loan is restored to accrual basis when the borrower's financial condition improves to the extent collectibility of principal is no longer in doubt.

A loan is impaired when it is probable the Bank will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the collateral. Interest income on impaired loans is recognized on a cash basis. At December 31, 1999 and 1998, the Bank had no impaired loans and, therefore, no specific allowance has been established for impaired loans.

Loan origination and commitment fees and certain direct loan origination costs are capitalized and recognized as an adjustment of the yield of the related loan.

Bank premises and equipment: Bank premises and equipment are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

          Building and improvements                15-40 years
          Furniture and equipment                  5-7 years


Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1.  Significant Accounting Policies (Continued)

Accumulated other comprehensive income: Accumulated other comprehensive income consists solely of unrealized gains and losses on available-for-sale securities.

Earnings per common share: Basic earnings per common share have been computed on the basis of the weighted-average number of common shares outstanding. Diluted earnings per share have been computed using the weighted-average of common shares and potentially dilutive stock options during the year. Following is information regarding the computation of earnings per share data for the years ended December 31, 1999 and 1998, respectively:

                                                             1999                             1998
                                                ------------------------------    ------------------------------
                                                  Numerator       Denominator       Numerator       Denominator
                                                ----------------------------------------------------------------
Basic Earnings Per Share
    Income Available to Stockholders            $  1,200,936               -      $  1,061,872               -
    Average Shares Outstanding                             -       1,589,843                 -       1,522,948
    Effect of Dilutive Shares                              -          34,506                 -          57,712
                                                                  -----------                       -----------
Dilutive Shares                                                    1,624,349                         1,580,660
                                                                  ===========                       ===========

Stock options were treated as dilutive common shares using the treasury stock method. This method assumes that any proceeds from the options would be used to purchase common stock at current market prices. Common stock issued and per share amounts have been adjusted for all years presented to reflect the 1998 two for one stock split and 5% stock dividends in 1999 and 1998.

Future reporting requirements: In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after June 15, 2000 (as amended by FASB No. 137). The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Bank expects to adopt the new Statement effective January 1, 2001. The Statement will require the Bank to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or from commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

Because of the Bank's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on the Bank's earnings or financial position.

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2.  Restrictions on Cash and Cash Equivalents

The Bank is required to maintain reserve balances in cash, or on deposit with the Federal Reserve Bank, based upon a percentage of certain deposits. The total required balance as of December 31, 1999 and 1998 was approximately $510,000 and $400,000, respectively.


Note 3.  Investment Securities

Carrying amounts and approximate fair values of investment securities as of December 31, 1999 and 1998 are summarized as follows:

                                                                        Gross           Gross
                                                     Amortized       Unrealized       Unrealized           Fair
                                                        Cost            Gains           Losses             Value
                                                  -----------------------------------------------------------------
1999:
    Securities available-for-sale:
       U. S. Government agencies                  $   5,003,810    $            -    $    101,025    $    4,902,785
       Mortgage-backed securities                       904,705             2,613               -           907,318
       Other securities                                 599,950                 -               -           599,950
                                                  -----------------------------------------------------------------
                                                      6,508,465             2,613         101,025         6,410,053
                                                  -----------------------------------------------------------------
    Securities being held-to-maturity:
       U. S. Government agencies                      1,597,059             4,306           6,540         1,594,825
       Mortgage-backed securities                       351,836                 -           5,527           346,309
                                                  -----------------------------------------------------------------
                                                      1,948,895             4,306          12,067         1,941,134
                                                  -----------------------------------------------------------------
                                                  $   8,457,360    $        6,919    $    113,092    $    8,351,187
                                                  =================================================================

                                                                        Gross           Gross
                                                     Amortized       Unrealized       Unrealized           Fair
                                                        Cost            Gains           Losses             Value
                                                  -----------------------------------------------------------------
1998:
    Securities available-for-sale:
       U. S. Government agencies                  $   3,511,895    $       27,605    $          -    $    3,539,500
       Mortgage-backed securities                     1,425,492             8,121               -         1,433,613
       Other securities                                 522,100                 -               -           522,100
                                                  -----------------------------------------------------------------
                                                      5,459,487            35,726               -         5,495,213
                                                  -----------------------------------------------------------------
    Securities being held-to-maturity:
       U. S. Government agencies                      2,095,438            46,082               -         2,141,520
       Mortgage-backed securities                       765,969            10,697               -           776,666
                                                  -----------------------------------------------------------------
                                                      2,861,407            56,779               -         2,918,186
                                                  -----------------------------------------------------------------
                                                  $   8,320,894    $       92,505    $          -    $    8,413,399
                                                  =================================================================

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3.  Investment Securities (Continued)

The amortized cost and fair value of investment securities, as of December 31, 1999, are shown below by contractual maturity. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without penalties. Mortgage-backed securities and other securities are excluded from the maturity summary since they do not have a single maturity date.


                                                    Amortized           Fair
                                                      Cost              Value
                                                 -------------------------------
Available-for-sale:
    Due one year or less                         $   3,004,435     $   2,923,100
    Due after one year through five years            1,999,375         1,979,685
                                                 -------------------------------
                                                 $   5,003,810     $   4,902,785
                                                 ===============================
Held-to-maturity:
    Due one year or less                         $     497,837     $     499,065
    Due after one year through five years            1,099,222         1,095,760
                                                 -------------------------------
                                                 $   1,597,059     $   1,594,825
                                                 ===============================

Investment securities with an amortized cost of $1,499,221 and $498,752 were pledged as collateral on public deposits at December 31, 1999 and 1998, respectively.


Note 4.  Loans

The composition of net loans is as follows:

                                                      1999               1998
                                                 -------------------------------
Commercial                                       $  30,664,275     $  27,232,758
Commercial real estate                              30,960,871        22,684,448
Residential real estate                             11,945,985        11,227,924
Consumer installment                                 5,412,581         4,728,497
                                                 -------------------------------
                                                    78,983,712        65,873,627
                                                 -------------------------------
Less:
    Allowance for loan losses                          919,546           835,905
    Unearned net loan fees                             117,012            88,305
                                                 -------------------------------
                                                     1,036,558           924,210
                                                 -------------------------------
                                                 $  77,947,154     $  64,949,417
                                                 ===============================

There were no nonaccruing loans at December 31, 1999 and $28,000 at December 31, 1998. Interest related to these loans was immaterial.

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 5.  Allowance for Loan Losses

Changes in the allowance for loan losses are as follows:

                                                      1999              1998
                                                 -------------------------------
Balance, beginning of year                       $     835,905     $     719,159
    Provision charged to operations                    120,000           144,000
    Recoveries of amounts charged off                   15,223             7,988
                                                 -------------------------------
                                                       971,128           871,147
    Amounts charged off                                 51,582            35,242
                                                 -------------------------------
Balance, end of year                             $     919,546     $     835,905
                                                 ===============================


Note 6.  Bank Premises and Equipment

The major classes of bank premises and equipment and the total accumulated depreciation as of December 31 are as follows:

                                                      1999              1998
                                                 -------------------------------

Land                                             $     598,350     $     598,350
Buildings and improvements                           1,397,037         1,349,815
Furniture and equipment                              1,239,639         1,028,599
                                                 -------------------------------
                                                     3,235,026         2,976,764
Less accumulated depreciation                        1,065,707           899,543
                                                 -------------------------------
                                                 $   2,169,319     $   2,077,221
                                                 ===============================

The Bank leases space for three branches under operating leases which expire through 2004. Rental expense was $44,800 in 1999 and $14,400 in 1998. The minimum rent commitment is as follows:

              Year                                   Amount
              ------------------------------------------------

              2000                               $      44,100
              2001                                      43,400
              2002                                      29,000
              2003                                      29,000
              2004                                       4,800
                                                 -------------
                                                 $     150,300
                                                 =============

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 7.  Deposits

The composition of deposits is as follows:

                                                      1999              1998
                                                 -------------------------------

Demand deposits, noninterest bearing             $  11,975,914     $  10,730,087
NOW and money market accounts                       18,013,999        15,832,045
Savings                                              5,016,171         5,164,542
Time certificates, $100,000 or more                  7,302,922         5,704,283
Other time certificates                             45,501,840        36,278,129
                                                 -------------------------------
                                                 $  87,810,846     $  73,709,086
                                                 ===============================

At December 31, 1999, scheduled maturities of time certificates are as follows:

               Year                                   Amount
               -----------------------------------------------

               2000                              $  44,520,522
               2001                                  5,941,814
               2002                                  1,466,242
               2003                                    876,184
                                                 -------------
                                                 $  52,804,762
                                                 =============


Note 8.  Lines of Credit/Borrowed Funds

The Bank has the ability to borrow approximately $21 million from various correspondent banks.

Borrowed funds consist of treasury tax and loan deposits which are generally repaid within 30 days from the transaction date and a $1 million borrowing from the Federal Home Loan Bank of Atlanta at an interest rate of 5.52%.

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 9.  Income Taxes

Deferred tax assets and liabilities included in deferred income taxes at December 31, 1999 and 1998 consist of the following components:


                                                      1999               1998
                                                 -------------------------------
Deferred tax assets:
    Allowance for loan losses                    $     305,500     $     273,500
    Deferred loan fees                                  39,800            30,000
    Deferred compensation                               17,500                 -
    Other                                               33,500                 -
                                                 -------------------------------
                                                       396,300           303,500
                                                 -------------------------------
Deferred tax liabilities:
    Accumulated depreciation                            42,700            41,000
    Other                                               11,100            24,200
                                                 -------------------------------
                                                        53,800            65,200
                                                 -------------------------------

Deferred income taxes                            $     342,500     $     238,300
                                                 ===============================

The provision for income taxes charged to income for the years ended December 31, 1999 and 1998 consists of the following:


                                                      1999              1998
                                                 -------------------------------

Current tax expense                              $     677,000     $    585,300
Deferred tax (benefit)                                 (58,500)         (41,300)
                                                 -------------------------------
                                                 $     618,500     $    544,000
                                                 ===============================

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 10.  Regulatory Capital Requirements

The Bank is subject to certain restrictions on the amount of dividends that can be declared without prior regulatory approval. At December 31, 1999, substantially all retained earnings were available for dividend declaration without regulatory approval.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes that, as of December 31, 1999, the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the State Corporation Commission of the Commonwealth of Virginia categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification which management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                         To Be Well Capitalized
                                                                    For Capital          Under Prompt Corrective
                                          Actual                 Adequacy Purposes          Action Provisions
                                    Amount      Ratio           Amount        Ratio        Amount        Ratio
                               ---------------------------------------------------------------------------------
As of December 31, 1999:
   Total Capital
   (to Risk Weighted Assets)   $  12,612,125    15.49% >   $  6,511,846 >     8.0% >   $  8,139,808 >    10.0%
                                                       -                -          -                -
   Tier 1 Capital
   (to Risk Weighted Assets)      11,692,579    14.36% >      3,255,923 >     4.0% >      4,883,885 >     6.0%
                                                       -                -          -                -
   Tier 1 Capital
   (to Average Assets)            11,692,579    12.40% >      3,771,020 >     4.0% >      4,713,775 >     5.0%
                                                       -                -          -                -
As of December 31, 1998:
   Total Capital
   (to Risk Weighted Assets)   $  11,327,548    16.30% >   $  5,559,346 >     8.0% >   $  6,949,183 >    10.0%
                                                       -                -          -                -
   Tier 1 Capital
   (to Risk Weighted Assets)      10,491,643    15.10% >      2,779,673 >     4.0% >      4,169,510 >     6.0%
                                                       -                -          -                -
   Tier 1 Capital
   (to Average Assets)            10,491,643    13.28% >      3,160,059 >     4.0% >      3,950,074 >     5.0%
                                                       -                -          -                -

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 11.  Fair Value of Financial Instruments

Management uses its best judgment in estimating the fair value of the Bank's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year ends, and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year end.

The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of the Bank's assets. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Bank's financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and due from banks and federal funds sold approximate their fair values.

Investment securities: For U. S. Government agencies and mortgage-backed securities, fair values are based on quoted market prices. For other securities which are not tradable, fair value approximates carrying value.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair values of other types of loans are estimated by discounting the future cash flows using the interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

Deposit liabilities: The fair value of demand deposits, savings accounts, and variable rate money market deposits, represents the amount payable on demand at the reporting date. The fair values of fixed-rate, fixed-maturity certificates of deposit are estimated using a discounted cash flow calculation that applies the interest rates currently offered for deposits of similar remaining maturities.

Borrowed funds: The carrying amount of borrowed funds approximates its fair value.

Commitments to extend credit and standby letters of credit: Since the majority of the Bank's off-balance-sheet instruments consists of nonfee-producing, variable rate commitments, the Bank has determined they do not have a distinguishable fair value.

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 11.  Fair Value of Financial Instruments (Continued)

The estimated fair value of the Bank's financial instruments as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                  1999                             1998
                                                      ----------------------------      ---------------------------
                                                         Carrying         Fair            Carrying          Fair
                                                          Amount          Value            Amount           Value
                                                      -------------------------------------------------------------
Financial assets:
   Cash and cash equivalents                          $     11,584    $     11,584      $      9,423    $     9,423
   Investment securities available-for-sale                  6,410           6,410             5,495          5,495
   Investment securities held-to-maturity                    1,949           1,941             2,862          2,918
   Loans                                                    77,947          77,749            64,949         65,596
                                                      -------------------------------------------------------------
       Total financial assets                               97,890    $     97,684            82,729    $    83,432
Nonfinancial assets                                          3,252    ============             3,062    ===========
                                                      ------------                      ------------
       Total assets                                   $    101,142                      $     85,791
                                                      ============                      ============
Financial liabilities:
    Deposits                                          $     87,811    $     88,070      $     73,709    $    74,003
    Borrowed funds                                           1,302           1,298             1,261          1,261
                                                      -------------------------------------------------------------
       Total financial liabilities                          89,113    $     89,368            74,970    $    75,264
Nonfinancial liabilities                                       401    ============               306    ===========
Shareholders' equity                                        11,628                            10,515
                                                      ------------                      ------------
       Total liabilities and shareholders' equity     $    101,142                      $     85,791
                                                      ============                      ============

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 12.  Financial Instruments with Off-Balance-Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments at December 31, 1999 are as follows:


        Commitments to extend credit                 $   15,025,000
        Loan commitments                                  2,833,000
        Standby letters of credit                           687,000
                                                     --------------
                                                     $   18,545,000
                                                     ==============

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit in determining the amount of collateral to obtain. Collateral held varies but may include accounts receivable; inventory; property, plant and equipment; and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.


Note 13.  Concentrations of Credit Risk

The majority of the Bank's loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank, as a matter of policy, does not extend credit to any single borrower in excess of $1,500,000.

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 14.  Transactions With Related Parties

The  Bank  has  had,  and  may  be  expected  to  have  in the  future,  banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

A summary of detail activity for the years ended December 31, 1999 and 1998 are as follows:

                                                1999              1998
                                          --------------------------------
Balance, beginning                        $    2,336,000    $    2,334,000
    New loans                                    763,000         1,130,000
    Repayments                                (1,301,000)       (1,128,000)
                                          --------------------------------
Balance, ending                           $    1,798,000    $    2,336,000
                                          ================================


Note 15.  Stock Option Plans

In April 1991, a stock option plan was adopted and 182,324 shares, as adjusted for stock splits and dividends, of the Bank's common stock were reserved to be granted under the plan. As of December 31, 1999, there are 1,926 of these shares available for the granting of options. All options were granted at their estimated fair value at date of grant. The 50,458 director's options are exercisable currently. The 9,522 employee options, which were issued in 1998, vest and become exercisable in 2001. Beginning in 1998, directors desiring to exercise their options must tender their options using a cashless format whereby shares of stock are issued for the net value of the options tendered.

In July 1999, a second stock option plan was adopted and 131,250 shares, as adjusted for the 2000 5% dividend, of the Bank's common stock were reserved to be granted under the plan. As of December 31, 1999, there are 56,461 of these shares available for the granting of options. All options were granted at their estimated fair value at date of grant. All 74,789 options granted in 1999 under the new plan vest and become exercisable at 20% per year starting in July 2000. Grantees desiring to exercise their options may choose to tender their options using a cashless format whereby shares of stock are issued for the net value of the options tendered.

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 15.  Stock Option Plans (Continued)

The following table is a summary of stock option activity for 1999 and 1998. All information is restated for stock dividends issued each year.

                                                                                          Weighted-Average
                                                               Number of Shares       Exercise Price Per Share
                                                            ---------------------     ------------------------
                                                               1999        1998           1999          1998
                                                            ---------------------     ------------------------
Options outstanding, beginning of year                        61,426     140,897      $     5.32    $     4.16
Granted                                                       74,789      12,127            9.34         10.84
Terminated                                                    (1,446)     (2,248)          10.71          8.21
Exercised/tendered                                                 -     (89,350)              -          4.18
                                                            ---------------------
Options outstanding, end of year                             134,769      61,426            7.49          5.32
                                                            =====================

Options exercisable                                           50,458      50,458            4.11          4.11

Grants of options under the Plans are accounted for following Accounting Principles Board Opinion No. 25 and related interpretations. Accordingly, no compensation costs have been recorded. FASB Statement No. 123 requires disclosures concerning the fair value of options and encourages accounting recognition for options using the fair value method. The Bank has elected to apply the disclosure-only provisions of the Statement.

The fair value of options is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions for 1998: dividend rate of 0%, risk-free interest rates of 6.36% to 6.86% for 1999 and 4.65% for 1998, expected lives of 2 years to 10 years for 1999 and 3 years for 1998, and price volatility of 41.84% for 1999 and 30.42% for 1998. The fair value per option of options granted during the year is $6.99 for 1999 and $2.87 for 1998. Had compensation cost been recorded based on the fair value of awards at the grant date, the pro forma impact on the Bank's net income and net income per common share would have been to decrease net income and earnings per share by approximately $87,000 for 1999 and $20,000 for 1998 and $0.06 for 1999 and $0.01
for 1998.


Note 16.  Retirement Plans

The Bank has a defined contribution money purchase pension plan for all eligible employees and a 401(k) plan for all eligible employees electing to participate.

Retirement plan expense for the years ended December 31, 1999 and 1998 was $78,000 and $74,000, respectively.

ROCKINGHAM HERITAGE BANK

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 17.  Subsequent Events

On February 8, 2000, the Board of Directors of the Bank declared a 5% stock dividend to shareholders of record on February 23, 2000 which resulted in approximately 75,700 new shares being issued. All per share and stock option information has been restated to give effect to this stock dividend.

Note 18.  Merger with Marathon Financial Corporation

On April 18, 2000, the Board of Directors approved an Agreement and Plan of Merger with Marathon Financial Corporation (Marathon). Marathon's Board of Directors also approved the agreement on April 18, 2000. Under the terms of the agreement, the Bank's shareholders will receive 1.58 shares of Marathon common stock for each outstanding share. The merger is subject to regulatory and shareholder approval.

Note 19.  Recission of Stock Options

On July 11, 2000, the Board of Directors rescinded options to purchase 74,789 shares of the Bank's stock, which had been granted under the Bank's 1999 stock option plan. All grantees acknowledged and agreed to the recission.

ROCKINGHAM HERITAGE BANK

COSOLIDATED BALANCE SHEETS
March 31, 2000 and December 31, 1999

                                                                                    March 31,             December 31,
ASSETS                                                                                2000                    1999
--------------------------------------------------------------------------------------------------------------------------
                                                                                   (Unaudited)               (Note)
Cash and due from banks                                                         $       6,598,477      $        3,906,883
Federal funds sold                                                                      4,942,000               7,677,000
                                                                                ------------------------------------------
                  Cash and cash equivalents                                            11,540,477              11,583,883

Investment securities available-for-sale                                                6,805,467               6,410,053
Investment securities held-to-maturity (approximate market value
    Mar 1999 $1,916,137; Dec 1999 $1,941,134)                                           1,929,997               1,948,895
Loans, net                                                                             82,081,785              77,947,154
Bank premises and equipment, net                                                        2,174,579               2,169,319
Accrued income receivable                                                                 531,724                 532,872
Deferred income taxes                                                                     345,980                 342,500
Other assets                                                                              180,113                 207,595
                                                                                ------------------------------------------
                  Total assets                                                  $     105,590,122      $      101,142,271
                                                                                ==========================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
           Deposits:
    Interest bearing                                                            $      75,761,805      $       75,834,932
    Noninterest bearing                                                                13,904,554              11,975,914
                                                                                ------------------------------------------
                                                                                       89,666,359              87,810,846

    Borrowed money                                                                      3,382,646               1,302,383
    Accrued interest and other liabilities                                                403,115                 389,670
    Income taxes payable                                                                  171,245                  11,652

                                                                                ------------------------------------------
                                                                                       93,623,365              89,514,551
                                                                                ------------------------------------------

Stockholders' Equity:
    Common stock, $5 par value, authorized 2,000,000 shares; issued
      Mar 2000 1,589,940 shares; Dec 1999 1,589,843 shares                              7,949,700               7,949,215
    Surplus                                                                             1,975,474               1,974,989
    Accumulated other comprehensive income (loss)                                         (71,707)                (64,859)
    Retained earnings                                                                   2,113,290               1,768,375
                                                                                ------------------------------------------
                  Total stockholders' equity                                           11,966,757              11,627,720
                                                                                ------------------------------------------

                  Total liabilities and stockholders' equity                    $     105,590,122      $      101,142,271
                                                                                ==========================================

See notes to Consolidated Financial Statements. Note - extracted from the December 31, 1999 audited financial information.

ROCKINGHAM HERITAGE BANK

COSOLIDATED STATEMENTS OF INCOME
Three months ended March 31, 2000 and 1999 (Unaudited)

                                                                                   March 31,             March 31,
                                                                                      2000                 1999
----------------------------------------------------------------------------------------------------------------------
Interest income:
     Interest and fees on loans                                                 $      1,773,580      $     1,462,968
     U.S. Government agencies and mortgage backed securities                             140,467              127,077
     Interest on deposits                                                                 15,373                    0
     Interest on federal funds sold                                                       90,060               52,294
                                                                                -----------------     ----------------
                                                                                       2,019,480            1,642,339
     Interest expense on borrowed money                                                   33,300               17,366
     Interest expense on deposits                                                        856,816              704,510
                                                                                -----------------     ----------------
                  Net interest income                                                  1,129,364              920,463
Provision for loan losses                                                                 30,000               30,000
                                                                                -----------------     ----------------
                  Net interest income after provision for loan losses                  1,099,364              890,463

Other income:
     Service fees                                                                         91,910               82,025
     Commissions                                                                           3,097                7,070
                                                                                -----------------     ----------------
                                                                                          95,007               89,095

Other expenses:
     Salaries and wages                                                                  318,211              258,780
     Employee benefits                                                                    75,366               61,399
     Occupancy                                                                            44,214               34,048
     Equipment depreciation and maintenance                                               58,217               44,183
     Other                                                                               167,771              164,476
                                                                                -----------------     ----------------
                                                                                         663,779              562,886

                  Income before taxes                                                    530,592              416,672
Federal income taxes                                                                     180,500              141,500

                                                                                -----------------     ----------------
                  Net income                                                    $        350,092      $       275,172
                                                                                =================     ================
Earnings per common share - Basic                                               $           0.22      $          0.17
                                                                                =================     ================
Earnings per common share - Diluted                                             $           0.22      $          0.17
                                                                                =================     ================

See notes to Consolidated Financial Statements.

ROCKINGHAM HERITAGE BANK

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
Three Months Ended March 31, 2000 and 1999 (Unaudited)

                                                                                                     Accumulated
                                                                      Additional                        Other
                                                        Common         Paid-in        Retained      Comprehensive
                                          Shares         Stock         Capital        Earnings       Income (Loss)        Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 1999                  1,589,811    $ 7,570,530     $ 1,596,273    $1,324,840         $   23,579    $10,515,222
                                                                                                                     --------------
  Comprehensive income:
    Net income                                                                           275,172                           275,172
    Change in unrealized gain/
    (loss) on securities available-
    for-sale, net of taxes of $7,900                                                                        (15,407)       (15,407)

                                                                                                                     --------------
    Total comprehensive income                                                                                             259,765
                                                                                                                     --------------

  Split shares for stock dividend                32            155             186          (341)                                0
                                       --------------------------------------------------------------------------------------------

Balance, March 31, 1999                   1,589,843    $ 7,570,685     $ 1,596,459    $1,599,671          $   8,172    $10,774,987
                                       ============================================================================================

Balance, January 1, 2000                  1,589,843    $ 7,949,215     $ 1,974,989    $1,768,375          $ (64,859)   $11,627,720
  Comprehensive income:
    Net income                                                                           350,092                           350,092
    Change in unrealized gain/
    (loss) on securities available-
    for-sale, net of taxes of $3,480                                                                         (6,848)        (6,848)

                                                                                                                     --------------
    Total comprehensive income                                                                                             343,244

  Other                                                                                   (4,207)                           (4,207)

  Split shares for stock dividend                97            485             485          (970)                                0
                                       --------------------------------------------------------------------------------------------

Balance, March 31, 2000                   1,589,940     $7,949,700      $1,975,474    $2,113,290         $  (71,707)   $11,966,757
                                       ============================================================================================


See notes to Consolidated Financial Statements.

ROCKINGHAM HERITAGE BANK

CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2000 and 1999 (Unaudited)

                                                                                       March 31,              March 31,
                                                                                         2000                   1999
--------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
       Net Income                                                                   $      350,092        $       275,172
       Adjustments to reconcile net income to net cash provided by operating activities:
           Depreciation                                                                     54,306                 42,801
           Provision for loan losses                                                        30,000                 30,000
           (Increase)/decrease in accrued income receivable                                  1,148                (82,470)
           Amortization and accretion of bond premiums and discount, net                     1,569                 16,454
           Decrease in income taxes receivable                                                   0                 90,848
           Decrease in other assets                                                         18,481                121,476
           (Increase) in deferred income taxes                                                   0                (13,175)
           Increase/(decrease) in accrued interest and other liabilities                    13,445                (47,910)
           Increase in income taxes payable                                                159,593                 50,651
                                                                                   ---------------------------------------
            Net cash provided by operating activities                               $      628,634        $       483,847
                                                                                   ---------------------------------------

Cash Flows From Investing Activities
       Available-for-sale securities:
          Maturities                                                                $       87,297        $       126,585
          Purchases                                                                       (499,687)              (539,188)
       Held-to-maturity securities:
          Maturities                                                                        19,770                197,997
          Purchases                                                                              0                      0
       Loans made to customers, net (increase)                                          (4,164,631)            (4,058,901)
       Purchases of premises and equipment                                                 (50,565)               (64,579)
                                                                                   ---------------------------------------
            Net cash used in investing activities                                   $   (4,607,816)       $    (4,338,086)
                                                                                   ---------------------------------------


                                   (Continued)

ROCKINGHAM HERITAGE BANK

Three Months Ended March 31, 2000 and 1999 (Unaudited)

                                                                                       March 31,              March 31,
                                                                                         2000                   1999
--------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
       Net increase/(decrease) in interest bearing liabilities                      $      (73,127)       $     3,545,387
       Net increase in noninterest bearing deposits                                      1,928,640                468,257
       (Decrease) in borrowed funds                                                      2,080,263                (42,985)
                                                                                   ---------------------------------------
            Net cash provided by financing activities                               $    3,935,776        $     3,970,659
                                                                                   ---------------------------------------

            Increase (decrease) in cash and cash equivalents                               (43,406)               116,420

Cash and cash equivalents:
       Beginning                                                                        11,583,883              9,422,692
                                                                                   ---------------------------------------
       Ending                                                                       $   11,540,477        $     9,539,112
                                                                                   =======================================

Supplemental Disclosures of Cash Flow Information
           Cash payments for:
           Interest paid to depositors                                              $      856,276        $       699,620
                                                                                   ---------------------------------------

           Income taxes                                                             $       21,000        $             0
                                                                                   ---------------------------------------

Supplemental Schedule of  Noncash Investing Activities
       Net unrealized loss on available-for-sale securities                         $       (6,848)       $       (15,407)
                                                                                   ---------------------------------------


See notes to Consolidated Financial Statements.

ROCKINGHAM HERITAGE BANK

NOTES TO FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

Note 1.  Significant Accounting Policies

The financial statements conform to generally accepted accounting principles and to general practice within the banking industry. In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the financial position as of March 31, 2000, and the results of operations for the three months ended March 31, 2000 and 1999. The notes included herein should be read in conjunction with the audited financial statements for the year ended December 31, 1999. The results of operations for the three months ended March 31, 2000 and 1999 are not necessarily indicative of the results to be expected for the full year.

Note 2.  Subsequent Events

Merger with Marathon Financial Corporation
------------------------------------------

On April 18, 2000, the Board of Directors approved an Agreement and Plan of Merger with Marathon Financial Corporation (Marathon). Marathon's Board of Directors also approved the agreement on April 18, 2000. Under the terms of the agreement, the Bank's shareholders will receive 1.58 shares of Marathon common stock for each outstanding share. The merger is subject to regulatory and shareholder approval.

Recission of Stock Options
--------------------------

On July 11, 2000, the Board of Directors rescinded options to purchase 74,789 shares of the Bank's stock, which had been granted under the Bank's 1999 stock option plan. All grantees acknowledged and agreed to the recission.

                                                                      Appendix E

                    [SCOTT & STRINGFELLOW, INC. LETTERHEAD]


                                 August 9, 2000



Board of Directors
Rockingham Heritage Bank
110 University Blvd.
Harrisonburg, VA 22801

Dear Madams and Gentlemen:

         You have asked us to render our opinion relating to the fairness, from a financial point of view, to the shareholders of Rockingham Heritage Bank ("Rockingham") of the terms of an Amended and Restated Plan of Merger between Rockingham and Marathon Financial Corporation ("Marathon") dated June 21, 2000 (the "Merger Agreement") pursuant to which Rockingham will be merged with and into Marathon (the "Merger") and further provides that each share of common stock of Rockingham issued and outstanding shall be exchanged for 1.58 shares of common stock of Marathon.

         Scott & Stringfellow, as a customary part of its investment banking business, is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Rockingham in connection with the transaction described above. We are familiar with Rockingham, having acted as its financial advisor in the past and have provided certain investment banking services from time to time.

          In developing our opinion, we have, among other things, reviewed and analyzed: (1) the Merger Agreement; (2) the joint Proxy Statement; (3) Rockingham's audited financial statements for the three years ended December 31, 1999; (4) Rockingham's unaudited financial statements for the three months ended March 31, 2000 and 1999, and other internal information relating to Rockingham prepared by Rockingham's management; (5) information regarding the trading market for the common stocks of Rockingham and Marathon and the price ranges within which the respective stocks have traded; (6) the relationship of prices paid to relevant financial data such as net worth, earnings, assets and deposits in certain bank and bank holding company mergers and acquisitions in recent years; (7) Marathon's annual reports to shareholders and its financial statements for the three years ended December 31, 1999; (8) Marathon's unaudited financial statements for the three months ended March 31, 2000 and 1999, and certain other internal information relating to Marathon prepared by Marathon's management. We have discussed with members of management of Rockingham and Marathon the background of the Merger, the reasons and basis for the Merger and the business and future prospects of Rockingham and Marathon individually and as a combined entity. Finally, we have conducted such other studies, analyses and investigations, particularly of the banking industry, and considered such other information as we have deemed appropriate.

Board of Directors
Rockingham Heritage Bank
August 9, 2000
Page 2


         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of Rockingham and Marathon. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of Rockingham or Marathon. With respect to the information relating to the prospects of Rockingham and Marathon, we have assumed that such information reflects the best currently available judgments and estimates of the managements of Rockingham and Marathon as to the likely future financial performances of their respective companies and of the combined entity. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated as of the date hereof, as well as our experience in business valuation in general. We have also assumed that, in the course of obtaining regulatory and third party consents for the Merger and the transactions contemplated by the Merger Agreement, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of Rockingham or Marathon.

         Our advisory services and opinion expressed herein were prepared for the use of the Board of Directors of Rockingham and do not constitute a recommendation to the Rockingham shareholders as to how they should vote at the shareholders' meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to the proxy statement distributed in connection with the Merger.

         On the basis of our analyses and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions and assumptions noted above, it is our opinion that, as of the date hereof, the terms of the Merger Agreement are fair from a financial point of view to the shareholders of Rockingham common stock.

                            Very truly yours,

                            SCOTT & STRINGFELLOW, INC.


                            By:  /s/ Gary S. Penrose
                                 ------------------------------------------
                                 Gary S. Penrose
                                 Managing Director
                                 Financial Institutions Group



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